                                              Filed Pursuant to Rule 424(b)(1)
                                              Registration Statement # 333-81459

PROSPECTUS
[AMERICAN MOBILE LOGO]
                                7,000,000 SHARES

                                AMERICAN MOBILE
                             SATELLITE CORPORATION

                                  COMMON STOCK
                           -------------------------

We are offering for sale 7,000,000 shares of common stock of American Mobile Satellite Corporation. All of such shares of common stock are being offered by American Mobile.

Our common stock is listed on the Nasdaq Stock Market's National Market under the symbol "SKYC." On July 28, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $18.00 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                                                                   PER
                                                                 SHARE           TOTAL
                                                               -------    ------------
Public offering price.......................................   $ 17.75    $124,250,000
Underwriting discounts......................................   $ 1.065    $  7,455,000
Proceeds, before expenses, to us............................   $16.685    $116,795,000

                           -------------------------

The underwriters may, under certain circumstances, purchase up to an additional 1,050,000 shares of common stock of American Mobile from Motorola, Inc. at the public offering price less the underwriting discount. We will not receive any of the proceeds from any shares of common stock sold by Motorola.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York on August 3, 1999.
                           -------------------------

BEAR, STEARNS & CO. INC.
              CREDIT SUISSE FIRST BOSTON
                             DEUTSCHE BANC ALEX. BROWN
                                         SOUNDVIEW TECHNOLOGY GROUP
                 The date of this prospectus is July 28, 1999.

                            Wireless Solutions . . .

                                                  Wireless E-Mail at any Address
                                                 The New York Times, May 6, 1999

             [Graphic omitted of satellite orbiting earth, RIM 850
                         device, and truck on highway]

                             [AMERICAN MOBILE LOGO]



Innovative Products                                   Satellite Radio Investment

   [E-LINK LOGO]                                            [XM RADIO LOGO]


                                    Cover 2

Here and Now.

                   American Mobile to Unveil Wireless E-Mail

                      The Wall Street Journal, May 4, 1999

          [Graphic omitted of oil platform, rural setting and business person using RIM 850]

                       Wireless Communications Solutions

                  - Unique network to address high growth
                    wireless messaging and telemetry
                    opportunities in North America

                  - Innovative software applications for
                    vertical markets
                                                                [Graphic omitted
                  - Seamless wireless email solutions for              of
                    the mobile professional                          Map of
                                                                     Network
                  - Nationwide voice dispatch application           Coverage]

                  - Multi-mode data products combine benefits
                    of satellite and terrestrial network

                [Background image of satellite and base station]


                                    Cover 3

     [Graphic omitted of UPS driver exiting UPS truck holding DIAD III, and electric utility meter]


                  UPS to Spend $100 Million to Track Packages

                     The Wall Street Journal, June 16, 1999

     [Graphic omitted of woman using satellite phone at construction site and of network operations center]

        Nationwide Coverage

         - 1,700 towers that cover 427 of the largest cities and towns in the U.S.

         - Deep in-building penetration

         - High reliability, guaranteed delivery

         - Satellite with continent-wide reach enhances terrestrial network

        Customers and Distribution Partners

         - Blue chip customer base, including wireless data innovators

         - Industry leading distribution partners in high growth markets

         - Strong strategic partners

                  [Logos omitted of UPS, AT&T, Pitney Bowes,
                      MCI WorldCom, ABB, NCR, and SkyTel]


                                    Cover 4

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information you should consider before investing in the common stock. Please read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes to those statements, included in this prospectus. Unless stated otherwise, all information in this prospectus assumes no exercise of the underwriters' over-allotment option. This prospectus contains certain statistical data about our industry and the markets in which we operate that comes from information published by The Strategis Group. Certain additional market research data that is not published was provided to us by Strategis. Although we believe that data from Strategis is generally reliable, this type of data is inherently imprecise. We caution you not to place undue reliance on this data.

                                  OUR BUSINESS

     We are a nationwide provider of wireless two-way data, dispatch and voice communications services that enable businesses and mobile workers to manage, access, and transfer electronic information. We have developed a versatile array of products and services targeted at customers in four primary market segments:
(1) transportation and package delivery, (2) field service, (3) wireless email and other Internet-based content services, and (4) telemetry, which refers to device to device communications for database access or remote monitoring. Customers use our products and services to connect their remote and mobile equipment and people to their enterprise systems. We deliver our services through our own wireless network that uniquely integrates separate terrestrial and satellite components. Our customers typically sign multi-year contracts for applications on our network such as:

     - messaging and call dispatch systems used by large transportation companies and field service organizations,

     - two-way wireless email services that provide mobile professionals with integrated wireless access to a broad range of corporate and Internet email applications,

     - telemetry and point-of-sale systems that connect remote equipment, such as utility meters or wireless point-of-sale terminals, with a central monitoring facility,

     - global position tracking systems that permit businesses to manage mobile assets, and

     - point-to-multi-point voice communications systems used by natural resource companies, utilities, government agencies and other entities with mobile fleets and field workers.

     We offer customers the nation's largest, most fully-deployed terrestrial wireless two-way data network, comprising approximately 1,700 base stations that provide service to 427 of the largest cities and towns in the United States, including virtually all metropolitan areas. We believe that our network's extensive nationwide coverage and deep in-building penetration are key competitive advantages, providing customers with full two-way messaging capability and guaranteed message delivery through a single service provider with nationwide scope. Our satellite in geosynchronous orbit overlays our terrestrial network, thereby extending the service area coverage of our network throughout all 50 states and the Caribbean. The satellite also provides nationwide voice and dispatch services.

     As of March 31, 1999 we had approximately 113,000 units on our network, of which 99,600 were data units and 13,400 were voice units. On a pro forma basis giving effect to our acquisition of ARDIS Company in March 1998, our total subscribers grew by 30% during 1998 and 7% during the first quarter of 1999. In addition, we reduced our EBITDA loss from ($56.9) million in 1997 to ($36.9) million in 1998, on a pro forma basis for the ARDIS acquisition.

     Our objective is to deliver cost-effective, value-added wireless communications services to end users in targeted market segments. We believe this focused customer-oriented approach will maximize the number of our subscribers and revenue, which will allow us to generate the greatest returns for our stockholders. To meet this objective we intend to:

     - continue to offer business customers a broad range of nationwide wireless solutions;

     - access new market segments with significant growth potential, such as wireless email services and telemetry, where we believe our products provide a compelling value-added service;

     - develop new third party distribution channels;

     - enhance market penetration by lowering customers' "total cost of ownership"; and

     - capitalize on the technological advantages of our nationwide data network.

     We believe that we are well positioned to capitalize on the substantial and growing market for wireless data services, which The Strategis Group estimates is composed of approximately 32.3 million addressable mobile workers with significant wireless communication and data access needs. Strategis further estimates that approximately 9.7 million of these workers will use some form of mobile data service by 2002, and that approximately 2.8 million workers currently use some form of mobile data service, primarily analog cellular-based service. We believe that growth in this market is being driven by the widespread acceptance of wireless voice services, and the need for mobility in many market segments. We also believe that growth is being driven by development of more compact, less expensive user devices, and an increasing requirement for "real-time" wireless communications between companies, as well as between their mobile workers, customers and vendors. The Internet has contributed to this growth by expanding the ability to communicate across a common technology platform. In addition, there is a large and growing market for wireless telemetry applications such as utility meter reading, premises alarm monitoring and point-of-sale credit and debit card transaction processing. Strategis estimates that there are approximately 96.0 million control and data collection points that may be addressable by wireless data communication services.

     We have been and will continue to be focused on serving the needs of two established markets -- transportation and field service -- through both existing products and the development of new products. Transportation and package delivery customers such as United Parcel Service, Cannon Express and Southeastern Freight Lines typically use our nationwide data network to meet the data communications and location positioning requirements which result from customer demand, regulatory initiatives and just-in-time inventory requirements. Field service customers such as IBM, NCR, Pitney Bowes and Sears use data applications such as service call dispatch, asset tracking and peer-to-peer communications to achieve critical business objectives that result in increased productivity, profitability and customer satisfaction. Other customers such as AT&T Network Services, MCI WorldCom and The Williams Companies use our voice dispatch service to provide their field service organizations with nationwide point-to-multipoint communication via push-to-talk handsets.

     In addition to penetrating our established markets more fully, we are capitalizing on the advantages of our network to accelerate our entry into new markets with significant growth potential, such as wireless email service and wireless telemetry. On May 4, 1999, we announced our eLinkSM wireless email service, a combination of two-way wireless email and personal information management software that has been designed to uniquely meet the needs of mobile professionals. This service uses a palm-sized device which enables professionals located throughout the country to remain wirelessly connected to their desktop PC's and enterprise networks. We believe that the functionality, convenience and pricing of this service will allow us to penetrate a significant portion of the mobile professional workforce. We also believe that our network's attributes will allow us to expand our presence in the wireless telemetry market where we have developed a core customer base that includes companies such as ABB Information Systems and Ameritech SecurityLink. Telemetry customers use our network to create efficiencies in a number of critical data applications such as automated meter reading, business alarm monitoring, oil and gas wellhead and pipeline monitoring, vending machine monitoring and point-of-sale transactions.

     We distribute our services through our internal sales force, as well as through the broader distribution resources of value added resellers, such as paging companies. Through our resale arrangements with companies that have large existing customer bases, we are able to address significantly more potential customers than we would be able to address on our own. For example, we have signed a five-year agreement with SkyTel Corp. to market our eLink wireless email service to its customers through its sales force of over 450 trained sales representatives and SkyTel's resale partners, and to integrate SkyTel's content service offerings into the eLink service for its customers. We are currently in discussions with a number of other large potential distribution partners for our eLink service. We have also entered into a number of distribution agreements with resellers for our telemetry products in order to penetrate specific markets where such resellers have a significant market presence and substantial sales and marketing resources. For example, we have entered into an agreement with ABB Information Systems, under which ABB markets our wireless telemetry product to utility companies, so that utilities can collect data from remote utility meters. We will continue to seek additional third party distribution channels with companies that provide access to large customer bases that we wish to target.

                           OUR INVESTMENT IN XM RADIO

     In addition to our core wireless business, we have an investment in XM Satellite Radio Holdings Inc., a development stage company. XM Radio is seeking to become a nationwide provider of digital quality audio entertainment and information programming transmitted directly by satellites to vehicle, home and portable radios. XM Radio owns one of two FCC licenses to provide a satellite digital audio radio service for the United States. XM Radio is developing its service, which it will call "XM Radio," to provide a wide variety of music, news, talk, sports and other programming offering up to 100 distinct channels. XM Radio believes that customers will be attracted to the broad offering of formats and the service's digital quality sound and nationwide coverage.

     On July 7, 1999, we acquired WorldSpace, Inc.'s debt and equity interests in XM Radio, other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of our common stock. Concurrently with this transaction, XM Radio issued $250 million of subordinated convertible notes to several new strategic and financial investors, including General Motors Corporation, Clear Channel Investments, Inc., DIRECTV Enterprises, Inc., Telcom Ventures, L.L.C., Columbia Capital and Madison Dearborn Partners. XM Radio used $75 million of the proceeds from such notes to repay the outstanding loan payable to WorldSpace. As a result of these transactions, WorldSpace no longer owns any direct equity or debt interest in XM Radio, and we own all of the issued and outstanding stock of XM Radio. However, on a fully diluted basis assuming a subsequent conversion of all outstanding convertible notes of XM Radio into XM Radio voting stock, we would own approximately 37% of the economic interest in XM Radio. For more information about these transactions, please see the discussion under the caption "The XM Radio Transactions."

     XM Radio is constructing its satellite system and contracting with third party programmers, vendors and other partners. Key milestones achieved include the following:

     - Raised $330.8 million of capital through July 23, 1999, net of expenses and repayment of debt, including recent investments by several strategic and financial investors;

     - Long-term agreement with the OnStar division of General Motors covering the installation and exclusive marketing and distribution of XM Radio service in GM vehicles;

     - Contract with Hughes Space and Communications International, Inc. for delivery and launch of two high-powered satellites;

     - Agreement with STMicroelectronics SrL, a leading digital audio chipset manufacturer, for the design and production of chipsets for XM Radio receivers;

     - Contracts with Alpine Electronics, Inc., Pioneer Electronic Corporation, SHARP Corporation and Delco Electronics Corporation to manufacture and distribute XM Radio receivers; and

     - Agreements with leading specialty programmers including AsiaOne, BBC World Service, Black Entertainment Television, Bloomberg News Radio, CNN en Espanol, CNNfn, CNN Sports Illustrated, C-SPAN Radio, Hispanic Broadcasting Corporation (formerly Heftel), One-on-One Sports, Radio One, Salem Communications Corporation, and USA Today.

                              RECENT DEVELOPMENTS

ANNOUNCEMENT OF ELINK WIRELESS SERVICE

     On May 4, 1999, we announced our eLink wireless email service, a two-way wireless data messaging solution that will provide mobile professionals with integrated wireless access to a broad range of corporate and Internet email, and personal information manager applications such as calendar, task list and address book functions. The eLink service is the second generation of a two-way messaging and email product that we have offered to business customers since 1997. The service will operate on our nationwide terrestrial network, and will be launched using a palm-sized messaging device manufactured by Research in Motion, Limited, the RIM 850. The eLink service is designed to enable users to stay connected via email virtually everywhere they travel in the United States, permitting them to receive and send messages and access other data applications and content services. Coupled with a desktop cradle for in-office synchronization with Microsoft Outlook(TM), Lotus Notes(TM), and other popular enterprise products, the device features a rechargeable battery option and large internal memory. Users will be able to select from two eLink services, eLink Agent(SM), which enables users to create an integrated wireless/corporate or Internet emailbox using their existing email system, or eLink Messenger(SM), which provides a stand-alone wireless emailbox. We currently expect to launch our eLink service during the third quarter of 1999.

STRATEGIC ALLIANCE WITH SKYTEL

     On April 7, 1999, we announced a strategic alliance with SkyTel. On May 4, 1999, SkyTel announced that it will feature the eLink wireless service as one of its five "core" wireless messaging solutions. SkyTel will market the eLink service to its customers through its sales force of over 450 trained sales representatives and through its resale partners. We will also market the eLink service through our own direct sales force and through a new dedicated site on the World Wide Web. SkyTel has also agreed to work with us to more closely connect our network with the SkyTel network and to make SkyTel's considerable content service offerings (including, for example, stock quotations and airline flight information) available to those eLink subscribers obtained through SkyTel. Our agreement with SkyTel has a five year term.

ROLLOUT OF UPS CONTRACT

     We have a multi-year agreement with UPS, under which UPS will use our terrestrial network for wireless communications for its third generation package tracking device. Following development and testing of a new custom wireless device by Motorola, UPS has taken delivery of several thousand units from Motorola, and on June 14, 1999, we and UPS jointly announced the rollout of units under the contract and UPS began using its third generation package tracking device in 13 metropolitan areas, including New York, Chicago, San Francisco and Boston. The contract calls for us to provide wireless communications services for approximately 50,000 UPS units by the end of 2001. This contract represents the largest implementation of a wireless data service using our terrestrial network.

OUR RESULTS FOR THE QUARTER ENDED JUNE 30, 1999

     On July 26, 1999, we announced certain financial and operating results for the second quarter ended June 30, 1999. Total revenues for the quarter, including equipment sales, increased to $22.9 million, from $22.4 million for the same period in 1998. Net service revenues for the quarter were $16.6 million compared with $16.7 million in the second quarter 1998. We reported a second quarter EBITDA loss of ($10.5) million and a net loss of ($42.4) million, or ($1.31) per share, as compared to an EBITDA loss of ($10.4) million and a net loss of ($43.0) million, or ($1.36) per share, for the same quarter of the previous year. Excluding equity losses in XM Radio, which we were required to reflect under the equity basis of accounting as a result of the XM Radio Transactions, the net loss for the second quarter was ($39.2) million, or ($1.21) per share. During the quarter, we added 10,100 subscriber units, ending at 123,100 as of June 30, 1999.
                           -------------------------

     Our principal executive offices are located at 10802 Parkridge Boulevard, Reston, Virginia 20191-5416, and our telephone number is (703) 758-6000. We also maintain an Internet site on the World Wide Web at www.ammobile.com. Information contained at our web site is not, and should not be deemed to be, a part of this prospectus.

                                  THE OFFERING

Common stock offered..........   7,000,000 shares(1)

Common stock to be outstanding
after the offering............   46,039,461 shares(2)

Use of proceeds...............   Our net proceeds from the offering are
                                 estimated to be approximately $116.0 million, based on a public offering price of $17.75 per share after deducting the underwriting discount and estimated offering expenses. We will use
                                 50% of the net proceeds from the offering to fund expansion of our core wireless business, principally in new markets such as wireless email service and wireless telemetry, as well as for working capital and other general corporate purposes. Pending such use of proceeds, we will use them to pay down a portion of the outstanding balance under our revolving credit facility, which we will be able to reborrow when needed. The remaining 50% of the net proceeds from the offering will be used to pay down a portion of the outstanding balance under our term loan facility, as required by the terms of the loan. As of June
                                 30, 1999, there was $100.0 million in principal amount outstanding under the term loan facility. We do not intend to use any of the proceeds from this offering to fund the development of XM Radio's business. See "How We
                                 Intend to Use the Proceeds from the Offering."

Nasdaq National Market
Symbol........................   SKYC
-------------------------
(1) Excludes a 30-day option granted to the underwriters by Motorola, Inc. to purchase up to 1,050,000 additional shares of our common stock to cover over-allotments, if any. We will not receive any of the proceeds from any shares of common stock sold by Motorola. See "Underwriting."

(2) The common stock outstanding after the offering is based on the number of shares outstanding on June 30, 1999, plus 6,479,443 shares issued to XM Ventures on July 7, 1999 in connection with the XM Radio Transactions. Does not include shares which may be issued upon exercise of the following outstanding options and warrants as of June 30, 1999: (a) options to purchase 3,697,025 shares of common stock at a weighted average exercise price of $8.99 per share and (b) warrants to purchase 7,820,884 shares of common stock at exercise prices ranging from $7.50 per share to $12.51 per share. Also excludes 2,134,801 shares that we have agreed to issue to XM Ventures, subject to stockholder approval, as described under the caption "The XM Radio Transactions."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     You should read the following data together with the Consolidated Financial Statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," Pro Forma Financial Information, and other financial information included elsewhere in this prospectus.

                                                YEARS ENDED DECEMBER 31,
                          --------------------------------------------------------------------
                                                                                    1998
                                                                   1998         (PRO FORMA AS
                            1996        1997        1998      (PRO FORMA)(1)   ADJUSTED)(1)(2)
                          ---------   ---------   ---------   --------------   ---------------
                                                               (UNAUDITED)       (UNAUDITED)
                                 (IN THOUSANDS, EXCEPT SUBSCRIBER AND REVENUE PER UNIT)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Services..............  $   9,201   $  20,684   $  57,994     $  67,396         $  67,396
  Equipment.............     18,529      23,530      29,227        29,757            29,757
                          ---------   ---------   ---------     ---------         ---------
    Total revenue.......     27,730      44,214      87,221        97,153            97,153

Operating loss..........   (120,039)    (97,395)    (88,207)      (93,373)         (112,340)
Net loss(3).............   (134,638)   (119,207)   (150,566)     (164,173)         (178,023)

OTHER FINANCIAL AND OPERATING DATA:
Number of subscribers
  (end of period).......     20,300      32,400     105,700       105,700           105,700
Average monthly service
  revenue per unit......  $      81   $      65   $      70     $      60         $      60
EBITDA(4)...............    (76,649)    (54,090)    (35,500)      (36,854)          (53,047)
Depreciation and
  amortization..........     43,390      42,430      52,707        56,519            59,293
Capital expenditures....     14,054       8,598      12,470        13,787            57,699

                                       THREE MONTHS
                                      ENDED MARCH 31,
                          ---------------------------------------

                                                        1999
                            1998        1999       (PRO FORMA)(2)
                          --------   -----------   --------------
                                     (UNAUDITED)
                          (IN THOUSANDS, EXCEPT SUBSCRIBER AND REVENUE PER UNIT)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Services..............  $  6,418    $ 16,164        $ 16,164
  Equipment.............     3,604       4,066           4,066
                          --------    --------        --------
    Total revenue.......    10,022      20,230          20,230
Operating loss..........   (18,403)    (25,458)        (30,573)
Net loss(3).............   (27,406)    (43,143)        (44,849)
OTHER FINANCIAL AND OPERATING DATA:
Number of subscribers
  (end of period).......    34,800     113,000         113,000
Average monthly service
  revenue per unit......  $     64    $     49        $     49
EBITDA(4)...............    (8,240)    (11,686)        (16,107)
Depreciation and
  amortization..........    10,163      13,772          14,466
Capital expenditures....     1,126       2,541          53,173

                                                                          AS OF MARCH 31, 1999
                                                              --------------------------------------------
                                                                         AS ADJUSTED FOR      PRO FORMA
                                                               ACTUAL    THE OFFERING(5)    AS ADJUSTED(2)
                                                              --------   ---------------    --------------
                                                                              (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  8,131      $ 14,627(8)        $181,819(9)
Restricted investments(6)...................................   109,661       109,661            109,661
                                                              --------      --------           --------
  Total.....................................................   117,792       124,288            291,480

Property and equipment, net.................................   239,017       239,017            459,070
Total assets................................................   508,598       505,537            924,807
Total debt(7)...............................................   526,227       409,822            659,902
Total stockholders' (deficit) equity(3).....................   (77,970)       35,374            164,588

-------------------------
(1) The summary financial data in this column has been adjusted to give effect to (a) our acquisition of ARDIS Company on March 31, 1998 for $50 million in cash and $50 million in shares of our common stock, (b) our issuance on March 31, 1998 of $335 million of aggregate principal amount of 12 1/4% Senior Notes due 2008 and related warrants to purchase shares of our common stock, and (c) the $100 million term loan facility and $100 million revolving credit facility we entered into on March 31, 1998, as if all of such transactions had been consummated on January 1, 1998. Such data is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the transactions referred to above been consummated as of January 1, 1998, or of the financial position or results of operations that we may report in the future.

(2) The summary financial data in this column gives pro forma effect to (a) the XM Radio Transactions, including the issuance of approximately 8.6 million shares of our common stock to XM Ventures in exchange for all of

    WorldSpace's remaining debt and equity interests in XM Radio, the issuance by XM Radio of $250 million aggregate principal amount of subordinated convertible notes, XM Radio's repayment of a $75 million loan to WorldSpace, and the consolidation of XM Radio, and (b) our sale of 7.0 million shares of common stock in this offering at a public offering price of $17.75 per share, net of underwriting discounts and estimated offering expenses, and the application of the net proceeds of the offering as described under "How We Intend to Use the Proceeds From the Offering," as if all of such transactions had been consummated on January 1 of the period presented in the case of the statement of operations data, and on March 31, 1999 in the case of the balance sheet data. The pro forma summary data is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations or financial condition would have been had the transactions referred to above been consummated as of the dates referred to above, or of the results of operations or financial condition that we may report in the future.

(3) Amounts for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 have been restated to reflect our historical 80% interest in the losses of XM Radio which had previously been suspended pursuant to the equity method of accounting. In accordance with equity accounting rules, upon the acquisition of XM Radio, we restated our 1998 and first quarter 1999 financial statements to reflect our share of XM Radio's outstanding voting equity interest during these periods.

(4) EBITDA consists of operating loss before interest expense, taxation, depreciation and amortization. EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating loss (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA does not represent funds available for dividends, reinvestment or other discretionary activities.

(5) Gives effect to our sale of 7.0 million shares of common stock in this offering at a public offering price of $17.75 per share, net of underwriting discounts and estimated offering expenses, and the application of the net proceeds of the offering as described under "How We Intend to Use the Proceeds From the Offering," as if all of such transactions had been consummated on March 31, 1999.

(6) Consists of $96.8 million of pledged securities securing our obligations under our Senior Notes due 2008, $10.0 million escrowed to fulfill potential indemnification obligations to Motorola in connection with Motorola's performance guarantee under our contract with UPS, and $2.9 million of other restricted investments.

(7) Net of discount of approximately $7.7 million allocated to the warrants issued in connection with the Senior Notes due 2008.

(8) Includes amounts anticipated to be received upon termination of a portion of an interest rate swap in connection with the repayment of amounts under the term loan facility with the proceeds of this offering.

(9) Includes $163.7 million of proceeds, net of fees, expenses and repayment of WorldSpace debt, from the issuance of XM Radio subordinated convertible notes, which contain covenants prohibiting XM Radio from making dividend payments.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, of which we are unaware or that we currently think are immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus contains and incorporates forward-looking statements. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," "project," or "intend." These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the factors discussed in this section of this prospectus.

     In addition to the risks described below which relate to our core wireless business and our company generally, there are significant risks associated with our investment in XM Radio. We describe these risks separately under the caption "XM Radio's business involves significant risks and these risks may impair the value of our investment in XM Radio."

WE HAVE SUBSTANTIAL AND CONTINUING OPERATING LOSSES

     We have incurred significant operating losses and negative cash flows in each year since we began operations. These losses are due primarily to start-up costs, the costs of developing and building our satellite and terrestrial networks and the cost of developing, selling and providing our products and services. For the year ended December 31, 1998, on a pro forma basis for the ARDIS acquisition, we reported operating losses of approximately $93.4 million, and for the quarter ended March 31, 1999, we reported operating losses of approximately $25.5 million. For historical periods prior to our acquisition of ARDIS, we reported operating losses of approximately $97.4 million and $120.0 million in 1997 and 1996, respectively. During these same periods, ARDIS reported operating losses of approximately $17.4 million and $29.2 million. In addition, XM Radio incurred aggregate net losses of approximately $1.7 million from its inception through December 31, 1997, and an additional $20.5 million in the 15-month period ended March 31, 1999. We expect XM Radio's net losses and negative cash flow to continue. See the discussion under "-- XM Radio has made significant expenditures and incurred significant losses to date and these are expected to grow." We expect to continue to make significant capital outlays to fund interest expense, capital expenditures and working capital before we begin to generate positive cash flow from operations. These outlays are expected to continue for the foreseeable future. We expect to have significant operating losses and will record significant net cash outflow in the near term. We believe that the net proceeds from this offering, together with existing available borrowings, will be sufficient to fund operating losses, capital expenditures, working capital, and scheduled principal and interest payments on debt through the time when we expect to generate positive free cash flow. However, we cannot guarantee that we will have sufficient resources to complete the expenditures required to operate our business or to achieve positive free cash flow within the time frame contemplated by our current projections.

     Since our inception, we have been engaged in developing our business, recruiting key management and technical personnel, raising capital to fund our operations, and developing our network. We have introduced a variety of new products and services, some of which have not achieved widespread market acceptance. We expect to continue to launch new products and services, some of which will be introduced in new market segments, in order to capitalize on emerging trends in our industry. The launch of such new products or the entry into new market segments may require us to spend additional capital, which could cause us to continue to incur significant operating losses. Our ability to generate positive free cash flow will depend upon, among other factors, the successful marketing of our services, including new services such as the eLink wireless two-way messaging service we recently announced. We cannot guarantee that these efforts will be successful.

OUR EXTENSION INTO NEW WIRELESS MARKETS INVOLVES RISKS

     We recently announced our new eLink wireless email service, which uses a palm-sized device that combines two-way wireless email and personal information management software. We believe that this service may represent an important growth opportunity for us. However, the market for this type of service is relatively untested and, therefore, there is a risk that demand for this service will not increase as rapidly as we hope. The failure of this service to gain market acceptance in a timely manner or at all or the failure to achieve significant market penetration could harm our business. Our new eLink service is expected to compete initially with one major competitor, which has already launched its service. While we believe our eLink service has several competitive advantages over existing competitive services, our competitors may have substantially greater financial, technical, marketing, sales, distribution and other resources than ours. Also, the eLink service represents an effort to target individual customers and small groups in corporations, as well as the larger business customers which presently represent the overwhelming majority of our business. We intend to reach such customers primarily through resellers such as SkyTel. This distribution strategy makes us substantially dependent on the efforts of such resellers, and if such resellers fail to adequately promote our service or otherwise perform their obligations to us, sales of the eLink service may be less than expected. In addition, we have spent, and expect to continue to spend, significant operating expenses and capital expenditures on the development, testing, marketing, and distribution of the eLink service, and we are contractually committed to purchase up to $26.2 million of the eLink device from the manufacturer, following successful product certification. If the service does not achieve acceptable levels of market acceptance, these expenditures and commitments could depress our operating results. If the service does achieve market acceptance, its success will depend, in part, on our ability to maintain an adequate supply of devices for subscribers, which are supplied by a third party vendor over whom we have no control. The success of the eLink service will also depend on our ability to continue to use, promote and protect the eLink service name and the other intellectual property associated with the service.

WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH MAY MAKE OUR BUSINESS MORE VULNERABLE

     As of March 31, 1999, our total indebtedness was approximately $533.9 million, and $526.2 million net of debt discount. On a pro forma basis for the XM Radio Transactions, this offering and our application of the net proceeds of this offering, our total indebtedness was approximately $667.6 million, and $659.9 million net of debt discount (including $250.0 million of indebtedness of XM Radio in the form of convertible notes). As of March 31, 1999, we had $41.0 million available under our revolving credit facility and $5.1 million available under an equipment financing facility from Motorola. On a pro forma basis for the XM Radio Transactions, this offering and our application of the net proceeds of this offering, as of March 31, 1999, we had $100.0 million available under our revolving credit facility and $5.1 million available under the Motorola facility. On a pro forma basis, after giving effect to the acquisition of ARDIS and the related financing as if these transactions had been consummated on January 1 of the period presented, our earnings would have been insufficient to cover our fixed charges by approximately $176.2 million for the year ended December 31, 1997, $164.2 million for the year ended December 31, 1998, and $43.1 million for the quarter ended March 31, 1999. On a pro forma basis for the ARDIS acquisition and for the XM

Radio Transactions, this offering and our application of the net proceeds of this offering, our earnings would have been insufficient to cover our fixed charges by approximately $178.0 million for the year ended December 31, 1998, and $44.8 million for the quarter ended March 31, 1999. At March 31, 1999, our stockholders' deficit was approximately $(78.0) million and, on a pro forma basis for the XM Radio Transactions and this offering, our stockholders' equity was $164.6 million. We and our subsidiaries will be permitted to incur additional indebtedness in the future.

     Beginning April 1, 2001, AMSC Acquisition Company, our wholly-owned subsidiary, will be allowed to pay dividends to us to permit us to meet our interest expenses with respect to our term loan facility. Historically, we have not generated sufficient earnings or cash flow from operations to make such interest payments.

     The degree to which we are leveraged could have important consequences to the success of our business including, but not limited to:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;

     - requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or for other general corporate purposes;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

     - placing us at a competitive disadvantage as compared to less leveraged competitors.

WE MAY NEED ADDITIONAL CAPITAL BUT IT MIGHT NOT BE AVAILABLE

     We expect to continue to make significant outlays to fund debt service, capital expenditures and working capital, both before and after we become cash flow positive. While we believe that the net proceeds from this offering, together with existing available borrowings, will be sufficient to fund operating losses, capital expenditures, working capital, and debt service through the time when we expect to generate positive free cash flow sufficient to fund these items, it is possible that our cash flows from operations will be less than projected or will not occur when projected. In such event, we will require additional debt or equity financing in amounts that could be material. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot guarantee that we will be able to find any such sources at any given time on favorable terms.

     We cannot guarantee that our current projections will be accurate. Our projections will depend upon numerous future factors and conditions, many of which are outside of our control. Our projections are merely estimates of future events and you should expect actual events to vary from current estimates, possibly materially. In addition, if customer demand exceeds our current expectations and we can accommodate such demand without adversely affecting the quality of our service, we are likely to attempt to accelerate our expansion. If we elect to introduce new products or services, our funding needs will increase, possibly to a significant degree. If there is a rapid increase in customer demand for recently announced products and services, such as our eLink wireless email service, we may need to order substantial quantities of inventory, which will require significant working capital which we may need to finance. In addition, we are contractually committed to purchase significant quantities of our second generation two-way messaging device and the second generation terminal to be used with our multi-mode device. If customer demand for these devices does not meet our expectations, we may need to finance significant amounts of inventory purchases. We cannot guarantee that we will be able to secure any additional financing on commercially reasonable terms or at all. Our cost of expanding our network and operating our business, as well as our revenues, will depend on a variety of factors including:

     - our ability to meet our expansion schedules;

     - the number of customers and the services for which they subscribe;

     - the nature and penetration of new services that we and our competitors may offer;

     - regulatory changes; and

     - changes in technology.

As a result, our actual costs and revenues may vary from expected amounts, possibly to a material degree. Such variations are likely to affect our future capital requirements. Accordingly, it is possible that we will be required to raise substantial additional capital in the future or that our current projections will prove to be inaccurate.

OUR BUSINESS COULD SUFFER IF WE CANNOT KEEP PACE WITH THE RAPIDLY CHANGING MARKET FOR WIRELESS COMMUNICATIONS

     The markets for wireless communications services change rapidly. Our success depends, in part, on our ability to respond and adapt to such changes. We cannot guarantee that we will be able to compete effectively under, or adjust our contemplated plan of development to meet, changing market conditions. We cannot guarantee that we will be able to implement our strategy or that our strategy will be successful in this rapidly evolving market.

     The market for wireless communications services is also marked by the continuous introduction of new products and services and increased capacity for services similar to those we provide. Future technological advances in the wireless communications industry may result in the availability of new products or services. Advances may increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or finance the necessary substantial capital expenditures that may be required. Our technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. We cannot guarantee that we will have the financial and other resources available to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot guarantee that we can adapt to such technological changes or offer such products or services on a timely basis to establish or maintain a competitive position.

OUR WIRELESS BUSINESS DEPENDS ON MARKET ACCEPTANCE

     The success of our wireless communications business is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond our control, including the extent to which prospective customers will purchase our services. The vitality of our business depends on the successful implementation of our growth strategy, which, in turn, depends, among other things, on our expectation that demand for our services will increase significantly in the markets we serve. We have not yet commercially introduced some of our services and we cannot guarantee that any of them will achieve market acceptance or generate operating cash flow. If we cannot gain market acceptance for current or planned products and services then our business will be harmed.

     Based upon our expectations as to the customer demand for our services, we have made, and will continue to make, significant capital investments. Based on similar expectations, our subsidiaries have entered into operating leases, equipment supply contracts and service arrangements, and are attempting to secure financing of future equipment purchases. Accordingly, any material miscalculation with respect to our operating strategy or business plan would harm our business.

WE MAY BE UNABLE TO ACHIEVE OUR OPERATING AND FINANCIAL OBJECTIVES IF WE CANNOT MANAGE OUR GROWTH EFFECTIVELY

     We may experience periods of rapid expansion in our continuing efforts to respond to changing market conditions. We will need to maintain and improve our operating and financial systems and expand, train and manage our employees in order to manage growth effectively in the complex environment in which we operate. We must expand the capacity of our sales, distribution and installation networks in order to achieve continued growth in our existing and future markets. In general, if we fail to manage growth effectively there could be a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO ACHIEVE OUR BUSINESS AND FINANCIAL OBJECTIVES BECAUSE THE WIRELESS COMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE

     The wireless communications industry is highly competitive and is characterized by frequent technological innovation. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than ours and which provide, or plan to provide, a wider range of services than we will provide. Our products and services compete with a number of communications services, including existing satellite services, terrestrial air-to-ground services, and terrestrial land-mobile and fixed services, and may compete with new technologies in the future. In addition, the FCC has recently allocated large amounts of additional spectrum for communications uses or potential uses that could compete with us. Additional allocations of spectrum for such uses may occur in the future and could make it easier for new competitors to enter the market. In addition, increased competition has resulted in downward pressure on pricing for certain of our products and services.

OUR WIRELESS BUSINESS DEPENDS ON PROPRIETARY INFORMATION

     Our wireless communications business depends on technical knowledge, and we believe that our future success is based, in part, on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use certain of our work products, inventions, designs, software, systems and similar know-how. We must diligently protect that information, and while we have taken steps to protect such information, we cannot guarantee that the information will not be disclosed to others or that others will not independently develop similar information, systems and know-how. We also rely on some technologies licensed from third parties. We cannot be sure that these licenses will remain available to us on commercially reasonable terms or at all. The loss of such technologies could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, which could harm our business.

OUR CUSTOMERS ARE HIGHLY CONCENTRATED AND OUR BUSINESS COULD SUFFER IF WE LOST KEY CUSTOMERS

     After accounting for the acquisition of ARDIS in March 1998, five customers (including IBM) accounted for an aggregate of 40% of our service revenue for both the year ended December 31, 1998, and the quarter ended March 31, 1999. In addition, as described in "Prospectus Summary -- Recent Developments," we recently signed an important strategic agreement with SkyTel, under which SkyTel will market our new eLink wireless email service to its customers. The loss of one or more of these customers or contracts, or any event, occurrence or development which adversely

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

affects our relationship with one or more of these customers, or with SkyTel, could harm our business.

OUR BUSINESS COULD SUFFER IF WE DO NOT MEET THE REQUIRED SERVICE LEVELS UNDER OUR CONTRACT WITH UPS AND OTHER LARGE CUSTOMER CONTRACTS

     Our contract with UPS represents the largest implementation of a wireless data service using our terrestrial network, calling for us to provide wireless service for approximately 50,000 UPS units by the end of 2001. In connection with this contract, we expect to incur capital expenditures of approximately $7.1 million in 1999 and $5.2 million in 2000. The UPS contract includes significant warranties of performance. If network availability drops below 99%, we will be subject to an initial penalty of 2% of the average monthly use of service, calculated as the average of the last three months in the affected area. The penalty increases if performance levels drop further. Also, as part of the negotiations leading to the signing of the UPS contract, Motorola issued a performance guarantee to UPS regarding the network's performance. In connection with our acquisition of ARDIS, we agreed to indemnify Motorola in connection with such performance guarantee. We have deposited $10.0 million in an escrow account that can be used to satisfy such indemnification obligations. In addition to the UPS contract, most of our other contracts, including those with large customers, contain warranties of performance and penalties associated with failures of network performance.

THE GROWTH AND REPUTATION OF OUR WIRELESS BUSINESS COULD SUFFER IF OUR THIRD PARTY VENDORS CANNOT PROVIDE ADEQUATE QUANTITIES OF DEVICES IN A TIMELY MANNER

     We rely on independent vendors to develop and manufacture wireless communications devices for our networks, which are significant elements of our business plan because most of our services require such devices. Certain of our important product initiatives are dependent on the timely delivery of new generation devices, including the palm-sized device used with our eLink wireless email service, which is manufactured by Research in Motion, Limited, and the second generation terminal to be used with our multi-mode service, which is manufactured by Vistar Telecommunications Inc. These suppliers do not sell such devices to us on an exclusive basis. We carry a limited inventory of such devices and generally have no guaranteed supply arrangements. From time to time, we have experienced interruptions and/or delays of supply. Vistar has delayed its original timetable for delivery of the second generation terminal to be used in our multi-mode device. Currently, delivery is scheduled to begin in the second half of 1999. We cannot guarantee that we will not experience further interruptions or delays. In addition, we have short-term contracts with the majority of our suppliers. We cannot guarantee that our suppliers will continue to provide products to us at attractive prices, or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time frames we require. Some or all of our suppliers could enter into exclusive arrangements with our competitors, or cease selling these components to us at commercially reasonable prices, or at all. If we fail to obtain such products on a timely basis at an affordable cost, or experience any significant delays or interruptions of supply, our business would be harmed.

     As part of our growth strategy, we rely on our suppliers to reduce the cost of wireless communications devices approved and available for use on our network. We believe that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for our services and a corresponding increase in our service revenues. If we fail to obtain such cost reductions on a timely basis, or experience any significant delays of such reductions, our revenues could be diminished.

     We expect the anticipated expansion of our operations and infrastructure to place a significant demand on our suppliers, some of which have limited resources and production capacity. In addition, some of our suppliers, in turn, rely on sole or limited sources of supply for components included in their products. If our suppliers fail to adjust to meet such increasing demand, they may be unable to supply devices in the quantities and the quality and at the times we require, or at all. If we are unable to obtain sufficient quantities of sole or limited source devices or to develop alternative sources, we could experience delays and increased costs in the expansion of our operations and infrastructure or become unable to properly maintain our existing level of operations. Such occurrences could harm our business.

OUR COMPETITIVE POSITION MAY BE HARMED IF OUR WIRELESS TERRESTRIAL NETWORK TECHNOLOGY IS LICENSED TO OTHERS

     The terrestrial network, and certain of its competitive strengths, such as deep in-building penetration, is based upon a single frequency reuse technology. Motorola holds the patent for this technology and, through our ARDIS subsidiary, we hold a non-exclusive license to use this technology. We also rely on support agreements with Motorola for support of the operations of certain portions of the terrestrial network. However, Motorola could enter into arrangements with our competitors and it is possible that such agreements could harm our ability to compete.

THERE ARE RISKS ASSOCIATED WITH SATELLITE TECHNOLOGY

     We have an agreement with TMI Communications and Company, Limited Partnership, a Canadian mobile satellite owner and operator, for backup, restoral and additional capacity if our MSAT-2 satellite fails or we need additional capacity. TMI owns and operates a satellite called MSAT-1. In return, we have agreed to provide TMI with similar backup service on our MSAT-2 satellite. Each of the MSAT-1 and MSAT-2 satellites has in the past experienced some malfunctions. Recent MSAT-2 malfunctions have involved either components backed up by spare parts or did not have a material impact on current operations. However, either or both satellites could experience future malfunctions at any time, which could damage our ability to serve our customers and harm our reputation in the marketplace.

     MSAT-2 has an expected end of service date of 2006, subject to potential malfunctions and other factors. For example, random failure of satellite components could result in damage to or loss of MSAT-2. It is also possible that electromagnetic storms or collisions with other objects could damage the satellite, although such occurrences are rare. Although the actual end of service date of the satellite may exceed its expected end of service date, we cannot guarantee that the expected end of service date of the satellite will be achieved or exceeded. Although we have in-orbit insurance for a failure of MSAT-2, it is unlikely that any recovery under such insurance would fully compensate us for losses we would sustain from such a failure. In addition, the in-orbit insurance policy is subject to annual or biannual renewal, and we cannot guarantee that insurance will remain available for coverage of MSAT-2 on favorable terms or at commercially reasonable rates.

OUR DISASTER RECOVERY SYSTEM FOR THE SATELLITE NETWORK GROUND SEGMENT IS LIMITED

     Presently, our disaster recovery systems focus on internal redundancy and diverse routing within each of the facilities operated by or for us. For example, the terrestrial network has access to a remote communications backup complex that would enable us to continue to provide our terrestrial network services in the event of a natural disaster affecting one geographic site. However, we do not currently have access to a remote backup satellite ground communications facility that would enable us to continue to provide mobile satellite communications services for customers in the event of a natural disaster or other occurrence that rendered the system unavailable. Our business is subject to the risk that such a disaster or other occurrence could hinder or prevent us from continuing to provide some services to some or all of our customers.

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

OUR WIRELESS BUSINESS IS SUBJECT TO DOMESTIC AND INTERNATIONAL REGULATION WHICH COULD IMPOSE SIGNIFICANT COSTS OR OTHERWISE HARM OUR BUSINESS

     The ownership and operations of our wireless communication systems are subject to significant regulation by the FCC under authority granted by the Communications Act of 1934, as amended, and related federal laws. We cannot guarantee that the rules and regulations of the FCC will continue to support our operations as we presently conduct them and plan to conduct them in the future. A number of our licenses are subject to renewal by the FCC. Also, our satellite operations are subject to international frequency coordination, which may require us to entertain requests for accommodation by other nearby satellite systems. We cannot guarantee that all existing licenses will be renewed and requisite frequencies coordinated. Current FCC regulations also generally limit the ownership and control of our company by non-U.S. citizens or entities to no more than 25%, which could limit your opportunity to receive a takeover premium for your shares of common stock. In addition, despite our efforts to monitor our foreign ownership, there can be no assurance that non-U.S. persons or entities will not own in the aggregate more than 25% of our common stock. If this limit is exceeded, the FCC could potentially take a range of actions which could harm our business.

     There are applications by others now pending before the FCC to use the Inmarsat system and TMI's Canadian-licensed system, both of which operate in the MSS L-band and have satellite footprints covering the United States, to provide mobile satellite service in the United States. We have opposed these filings. However, on July 20, 1998, the FCC granted SatCom Systems, Inc. a Special Temporary Authority to operate up to 500 mobile terminals in the United States over TMI's satellite for 180 days on a private carrier basis so that it may conduct marketing trials; this Special Temporary Authority is likely to be extended until the FCC acts on SatCom's underlying application. On July 30, 1998, we filed an Application for Review and a Motion for Stay of this Special Temporary Authority grant with the FCC, and these filings remain pending. In addition to providing additional competition to us, a grant of domestic authority by the FCC to use any of these foreign systems may increase the demand by these systems for spectrum in the international coordination process and restrain our ability to coordinate our spectrum access.

WE COULD LOSE REVENUES OR DAMAGE OUR REPUTATION IF WE ARE NOT YEAR 2000 READY

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Many such systems will need to accept four-digit entries in order to distinguish 20th century dates from 21st century dates. As a result, before the end of this year, computer systems and software used by many companies need to be upgraded to comply with these "Year 2000" requirements. Otherwise these systems may cause miscalculations that will interfere with business activities or simply fail to work. When we use the terms "Year 2000 Ready" or "Year 2000 Readiness," we mean that customers will not experience any material difference in performance and functionality of our networks as a result of the date being prior to, during or after the year 2000.

     We expect our networks to be Year 2000 Ready by the end of the third quarter of 1999. In addition, we are currently scheduled to complete renovation, implementation and rollout of our internal systems, including our CMIS voice customer billing software, in the fourth quarter of 1999. The cost of our Year 2000 Readiness program in 1998 was approximately $2.4 million, and expenditures for the Year 2000 Readiness program in 1999 are estimated to be up to $6.6 million, of which approximately $3.3 million was incurred as of June 30, 1999.

     The estimated cost and date to reach Year 2000 Readiness are our best estimates. There can be no assurances that we will achieve these results and actual results could differ materially from those anticipated. Failure to solve Year 2000 issues within our critical business systems could result in service outages, miscalculations or disruption of operations that could have a material adverse impact on our business. Also, some of our critical business systems depend significantly on software programs, products, equipment and services provided to us by third party vendors that are not within our control. A significant Year 2000-related disruption of the services or equipment that third party vendors provide to us could cause our customers to seek alternative providers or cause an unmanageable burden on our customer service and technical support, which, in turn, could harm our business. We could also face customer lawsuits for damages.

     Our Year 2000 Readiness program may fail to foresee some risks or may not address them adequately. Because of our reliance on software, some Year 2000 problems may not be found or the remediation efforts may introduce new bugs that are not identified before they affect operations. If our customers fail to become Year 2000 ready on time with their own hardware and software systems, their applications may not function even if our systems are Year 2000 Ready. This could result in reduced traffic and revenues.

     We strongly urge you to read about our Year 2000 efforts under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

A SMALL NUMBER OF PRINCIPAL STOCKHOLDERS WILL OWN OVER 85% OF OUR STOCK AND THEIR INTERESTS MAY CONFLICT WITH YOURS AS A STOCKHOLDER

     Our principal stockholders are Hughes, Motorola, Baron Capital, Inc., Singapore Telecom, AT&T Wireless and XM Ventures. In addition, in connection with the XM Radio Transactions, we have agreed to issue an additional 2,134,801 shares of our common stock to XM Ventures after we receive approval from our stockholders. After such shares are issued, these stockholders will collectively hold in aggregate approximately 85% of our common stock on a fully diluted basis, prior to giving effect to the issuance of any shares in this offering. We have entered into material contracts and transactions with our principal stockholders and their affiliates and we may enter into additional contracts in the future. These contracts include the guarantee of our debt obligations. Certain of these stockholders have other interests in the communications industry that may conflict with our interests. Certain of these stockholders, or their affiliates, have contracts or other relationships with XM Radio, which has a different business plan than ours. For example, Hughes is constructing XM Radio's satellites, and General Motors, which owns Hughes, has purchased $50.0 million of XM Radio's Series A subordinated convertible notes and entered into a long-term distribution agreement with XM Radio. DIRECTV, a division of Hughes, also has purchased $50.0 million of XM Radio's Series A subordinated convertible notes and entered into an operational assistance agreement with XM Radio. It is possible that these stockholders' interests in XM Radio could conflict with their interests in American Mobile, and, as a result, these stockholders could take actions that might not be in our interests or your interests as a stockholder. Also, there can be no assurance that these stockholders will continue to retain their current ownership position in our company.

OUR BUSINESS WOULD BE HARMED IF WE CANNOT ATTRACT AND RETAIN OUR KEY PERSONNEL

     We are dependent on the efforts of a group of employees with specialized technical and business knowledge regarding our systems. If we lose the services of one or more of these individuals it could harm our business and our future prospects. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the growth and development of our business. If we fail to retain or attract such key personnel our business would suffer. We do not maintain key man life insurance on any of our officers or employees.

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OUR CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD ADVERSELY
AFFECT THE PRICE OF OUR COMMON STOCK

     Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that may have the following effects:

     - discouraging, delaying or making more difficult a change in control; and

     - preventing the removal of incumbent directors.

     The existence of these provisions may negatively impact the price of our common stock and may discourage third-party bids. These provisions may reduce any premiums paid to stockholders for their common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which governs business combinations with interested stockholders and could have the effect of delaying or preventing a change in control.

     Our certificate of incorporation also allows our board of directors to issue up to 200,000 shares of preferred stock and to fix the rights, privileges and preferences of such shares without any further vote or action by the stockholders. If this preferred stock is issued in the future, the rights of the holders may adversely affect the rights of the holders of common stock. While we have no present intention to issue shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control.

WE DO NOT INTEND TO PAY DIVIDENDS

     We have not declared or paid any dividends on our common stock since our date of inception. We intend to retain any earnings to support the growth and development of our business and we have no present intention of paying dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by agreements we have made with several banks in connection with our loans and credit facility arrangements.

YOU WILL EXPERIENCE DILUTION

     You will experience immediate and substantial dilution in the net tangible book value of your shares. Please see "Dilution."

THE PRICE OF OUR COMMON STOCK IS VOLATILE

     Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning our business or the business of our competitors, including results of technological innovations, new commercial products, or government regulations may have a significant impact on the market price of our common stock. Our common stock has been thinly traded since our initial public offering and its price has been highly volatile in recent periods.

FUTURE SALES OF OUR STOCK COULD ADVERSELY AFFECT ITS PRICE

     Future sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the value of our common stock and could impair our ability to raise additional capital in the future through the sale of equity securities. As of June 30, 1999, we had 32,560,018 shares of common stock outstanding. Of these shares, 11,362,398 shares (including 5,322,600 shares owned by Baron) are freely tradable in the open market without further registration under the Securities Act. Also, 12,615,662 shares (including 2,070,884 shares that may be issued in the future upon exercise of outstanding warrants) are registered pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on March 31, 1999. In

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

addition, we have provided certain registration rights to other stockholders and owners of warrants to purchase our common stock. These registration rights cover 6,666,622 shares of stock and warrants to purchase an aggregate of 5,712,500 additional shares. In connection with the XM Transactions, we have also agreed to file a shelf registration statement covering the 8,614,244 shares issued or to be issued to XM Ventures. After such shares are issued and upon the effectiveness of such registration statement, such shares will be freely tradable in the open market, subject to a limit on the number of shares that may be sold or transferred to third parties during the first year following issuance to XM Ventures. Approximately 20% of the issued shares may be sold upon issuance and an additional 20% may be sold each quarter thereafter. We also have approximately 3.8 million shares of common stock reserved for issuance under employee and director stock option plans and other employee benefit plans, all of which shares, when issued, are registered for resale. Hughes, Motorola and AT&T, who collectively own approximately 16.2 million shares, have agreed with the underwriters not to sell their shares for a period of 120 days after the date we issue the shares being offered in this offering, subject to the underwriters' right to purchase from Motorola up to 1,050,000 shares of common stock under the underwriters' overallotment option. Our directors and members of our senior management have similarly agreed not to sell their shares for a period of 90 days after the date we issue the shares being offered in this offering. However, the underwriters may waive these restrictions at any time.

XM RADIO'S BUSINESS INVOLVES SIGNIFICANT RISKS AND THESE RISKS MAY IMPAIR THE VALUE OF OUR INVESTMENT IN XM RADIO

     In addition to the risks described above which relate to our core wireless business and to our company generally, there are significant risks associated with our investment in XM Radio. These risks may impair the value of our investment in XM Radio. We describe these risks separately in the section that follows.

XM RADIO IS A DEVELOPMENT STAGE COMPANY AND HAS NOT GENERATED REVENUES TO DATE

     XM Radio is a development stage company and still needs to develop the planned XM Radio service significantly before XM Radio can offer it to consumers. XM Radio has not yet generated any revenues. XM Radio will not generate revenues from operations until the commencement of commercial operation of its service.

XM RADIO MAY NEVER BECOME PROFITABLE

     Because XM Radio expects to incur significant expenses in the future, it will need to generate significant revenues before it can become profitable. XM Radio's ability to generate revenues and ultimately to become profitable will depend upon several factors, including

     - whether it creates and implements the XM Radio system in a timely fashion;

     - whether consumer electronics manufacturers successfully develop and manufacture XM radios;

     - whether XM Radio can attract and retain enough subscribers and advertisers to XM Radio;

     - whether XM Radio can compete successfully; and

     - whether the FCC grants XM Radio all additional necessary authorizations in a timely manner.

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

XM RADIO HAS MADE SIGNIFICANT EXPENDITURES AND INCURRED SIGNIFICANT LOSSES TO DATE AND THESE ARE EXPECTED TO GROW

     As of March 31, 1999, XM Radio had incurred costs of approximately $219.5 million in connection with the development of the XM Radio system. XM Radio incurred aggregate net losses of approximately $1.7 million from its inception through December 31, 1997, and an additional $20.5 million in the 15-month period ended March 31, 1999. We expect XM Radio's net losses and negative cash flow to grow as XM Radio builds its system, makes payments under its various contracts and begins to incur marketing costs.

XM RADIO NEEDS SUBSTANTIAL FURTHER FINANCING BUT SUCH FINANCING MIGHT NOT BE AVAILABLE

     XM Radio needs substantial additional financing to cover projected capital expenditures and operating expenses before it can generate any revenue from its operations. XM Radio estimates that it will need approximately $750 million in addition to the amount it has raised thus far in order to meet its needs until it begins commercial operation of its service, which XM Radio is targeting for the second quarter of 2001. On July 23, 1999, XM Radio announced that it had filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock. XM Radio expects that the net proceeds from such offering will be sufficient in the absence of additional financing to cover XM Radio's funding needs into the first quarter of 2000. Even after it commences commercial service, XM Radio will require significant additional funds before it generates positive cash flow. In addition, XM Radio has substantial payment obligations under a distribution agreement with General Motors, as described under the caption "Certain Relationships and Related Party Transactions -- Certain Transactions Involving XM Radio -- Distribution Agreement with General Motors." XM Radio's actual funding requirements could vary materially from its projections, due to a variety of factors, some of which are outside of the control of XM Radio, including unexpected costs, unforeseen delays, engineering design changes, launch failures, satellite anomalies, adverse regulatory developments, or other unanticipated events. If one or more of these events occurs, XM Radio may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

     We do not intend to provide any material portion of XM Radio's funding requirements. XM Radio plans to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. Any such financing would likely decrease our economic and/or voting interest in XM Radio. See "The XM Radio Transactions." XM Radio may not be able to raise any such funds or obtain any such loans on favorable terms or at all. XM Radio's ability to obtain the required financing depends on several factors, including future market conditions; XM Radio's success or lack of success in developing, implementing and marketing its satellite radio service; XM Radio's future creditworthiness; and restrictions contained in agreements with XM Radio's investors or lenders. If XM Radio is successful in raising additional financing, it is anticipated that a significant portion of the financing will consist of debt securities. As a result, XM Radio may be highly leveraged.

     If XM Radio fails to obtain any necessary financing on a timely basis, then

     - its satellite construction, launch, or other events necessary to its business could be materially delayed, or their costs could materially increase;

     - XM Radio could default on its commitments to its satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch XM Radio's satellites; and

     - XM Radio may not be able to launch its satellite radio service as planned and may have to discontinue operations or seek a purchaser for its business or assets.

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

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH SATELLITE LAUNCHES

     Satellite launches have significant risks, including launch failure, satellite destruction or damage during launch, and improper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor, and there is virtually no track record for the specific rocket that will be used for the launch of XM Radio's satellites. If one or more launches fail, XM Radio will suffer significant delay that will be very damaging to its business, and XM Radio will incur significant additional costs associated with the delay in revenue generating activities.

SATELLITES HAVE LIMITED LIVES AND MAY FAIL DURING ORBIT

     XM Radio cannot be certain of the specific longevity of any particular satellite. Although its satellites are expected to have useful operational lives of approximately 15 years, a number of factors may decrease the useful lives of XM Radio's satellites, including

     - defects in construction;

     - faster than expected degradation of solar panels;

     - loss of fuel on board;

     - random failure of satellite components that are not protected by back-up units;

     - electrostatic storms; and

     - collisions with other objects in space.

If a satellite were to fail while in orbit, XM Radio would either have to arrange for the launch of its ground spare satellite or have to contract for additional satellites to be built and launched. Any such failure likely could affect the quality of XM Radio service, substantially delay the commencement or interrupt the continuation of XM Radio service and harm XM Radio's business.

XM RADIO'S SYSTEM DEPENDS ON DEVELOPMENT AND INTEGRATION OF COMPLEX TECHNOLOGIES IN A NOVEL CONFIGURATION THAT MIGHT NOT WORK

     XM Radio's service will transmit signals to XM radios using two satellites, supplemented by a terrestrial repeater network to relay satellite signals. This system will involve some new applications of existing technology and integration of two or more different and complex technologies, which may not work as planned. This system will also require development of new technologies and finalization of XM Radio's planned system. XM Radio may not be able to successfully develop such technologies or its system.

     THE USE OF TERRESTRIAL REPEATERS WITH A SATELLITE SYSTEM IS UNTESTED AND MAY NOT PROVIDE THE EXPECTED TRANSMISSION QUALITY. XM Radio's system would use satellites to broadcast radio signals to portable radios and radios installed in cars and trucks, which are highly mobile. High concentrations of tall buildings and other obstructions may block signals from the satellites, which would adversely affect satellite reception. XM Radio plans to address this issue by installing a network of terrestrial repeaters that will retransmit the satellite signal in areas where blockages might otherwise occur. Although satellite and terrestrial repeater transmission is existing technology, these two systems have not been integrated and used together on the scale contemplated by XM Radio. XM Radio cannot be certain that what it plans will work, either in terms of design or scale. In addition, some areas with impediments to satellite line of sight may still experience "dead zones."

     XM RADIO'S BUSINESS PLAN RELIES ON THE TIMELY DEVELOPMENT OF XM RADIOS. XM Radio's service would be received by specially designed receivers. These receivers, which have not yet been developed, must be capable of receiving both satellite and terrestrial signals. Although these radios will be based on existing technologies, they will require a unique integration of such technologies, which may take longer than expected.

     INTEGRATION OF COMPONENTS OF XM RADIO'S SYSTEM MAY ENCOUNTER TECHNICAL DIFFICULTIES. XM Radio will have to integrate a number of sophisticated satellite and other wireless technologies before it can begin offering its service. Integration of such a satellite radio system is a complex task which has not previously been accomplished. It will require XM Radio to integrate many components which have not yet been fully developed and/or have not yet been used as part of a combined system. Despite extensive testing of the components of the XM Radio system, because of the nature and complexity of the XM Radio system, XM Radio cannot ultimately confirm the ability of the system to function until XM Radio has actually deployed and tested a substantial portion of the system. Hardware or software errors in space or on the ground may limit or delay the XM Radio service and therefore reduce anticipated revenues. There could also be delays in the planned development, integration and operation of the components of the XM Radio system. If the technological integration of the XM Radio system is not completed in a timely and effective manner, XM Radio's business will be harmed.

XM RADIO'S PLANNED LAUNCH OF SERVICE MAY BE DELAYED, WHICH COULD HARM XM RADIO'S BUSINESS AND CHANCES OF SUCCESS

     XM Radio plans to commercially launch its service in 2001. Its ability to do so will depend on several important factors. Potential causes of serious delay include

     - XM Radio's inability to obtain necessary financing in a timely manner;

     - delays in, or modifications to, the design, development, construction, launch or testing of satellites, terrestrial repeaters or other aspects of the XM Radio system;

     - satellite launch failure;

     - delays in manufacture or commercial availability of XM radios;

     - obtaining additional authorizations from the FCC, if required; and

     - coordinating spectrum use with Mexico.

Any significant delay in the start of commercial operations would harm XM Radio's business and decrease XM Radio's chances of competing successfully. During any period of delay, XM Radio would continue to have significant cash requirements that could materially increase the aggregate amount of funding it needs. XM Radio may not be able to obtain additional financing on favorable terms, or at all, during periods of delay.

XM RADIO'S SUCCESS DEPENDS ON THE QUALITY AND PERFORMANCE OF ITS SATELLITE AND LAUNCH CONTRACTORS

     DEPENDENCE UPON SATELLITE MANUFACTURER TO CONSTRUCT AND DELIVER
SATELLITES. XM Radio will rely on Hughes, its satellite manufacturer, to build and deliver its satellites in a timely manner. If Hughes fails to deliver functioning satellites in a timely manner the introduction of XM Radio's service would likely be delayed. If Hughes were to deliver a satellite late or otherwise default, the remedies XM Radio has will not adequately compensate XM Radio for any damage caused to its business. Although XM Radio's satellite contract provides for certain remedies for late delivery, Hughes will not be liable for indirect or consequential damages, or lost revenues or profits, from late delivery or other defaults. XM Radio's satellite contract entitles Hughes to certain excusable delays.

     Hughes has promised that the satellites will perform in accordance with the specifications and requirements of the satellite contract and will be free from any material defect or failure or any nonconformance in design, material or workmanship. However, XM Radio's only remedy if Hughes breaches this promise is not to pay Hughes in-orbit performance incentive payments of up to a total of $12.5 million for each satellite. This remedy likely will not adequately compensate for the damage such breach would cause to XM Radio's business.

     DEPENDENCE UPON LAUNCH SERVICES PROVIDER. XM Radio is depending on Sea Launch, the satellite launch services provider, to build its launch vehicles and to launch the satellites. If the satellite launch services provider fails to launch the satellites in a timely manner XM Radio may be unable to meet its business plan timetable. Neither Hughes nor the satellite launch services provider will be liable to XM Radio for any delay in delivery of the satellites up to 180 days caused by XM Radio's scheduled launch services provider. A delay of more than six months beyond the launch period for either satellite would allow XM Radio, subject to certain conditions (including possibly paying additional fees to Hughes), to select an alternative launch system. Although XM Radio may be able to use another satellite launch services provider, switching to another provider could involve significant delay and a significant increase in cost.

XM RADIO WILL DEPEND ON THIRD PARTY VENDORS TO SUPPLY RADIOS TO CUSTOMERS

     XM Radio's strategy calls for subscribers to buy XM radios from third party manufacturers or their distributors to receive XM Radio's service. XM radios are not yet available, and XM Radio does not intend to manufacture or distribute XM radios. XM Radio is negotiating with leading consumer electronics manufacturers for the manufacture and distribution of XM radios for retail sale in the United States. XM Radio has already signed contracts with Pioneer, Alpine and Delphi-Delco to develop XM radios for use in the car, and a contract with SHARP to manufacture XM radios for use in the home. However, these agreements may not result in the timely production of enough affordable XM radios to permit the widespread introduction of XM Radio's service. If one or more manufacturers fails to develop these products for timely commercial sale, at an affordable price and with mass market nationwide distribution, XM Radio's revenues would be less than expected and its business would suffer.

XM RADIO WILL BE SUBJECT TO COMPETITION FROM CD RADIO AND TRADITIONAL AND EMERGING AUDIO ENTERTAINMENT PROVIDERS

     In seeking market acceptance, XM Radio will encounter competition for both listeners and advertising revenues from many sources, including

     - CD Radio, the other satellite radio licensee;

     - traditional and, when available, digital AM/FM radio;

     - Internet-based audio providers;

     - direct broadcast satellite television audio service; and

     - cable systems that carry audio service.

     CD Radio has announced that it expects to begin receiving revenue from commercial operations in the first quarter of 2001, and therefore may commence operations before XM Radio. If CD Radio begins commercial operations significantly before XM Radio does, it may gain a competitive advantage over XM Radio.

     Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers "free" broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/ FM radio, XM Radio will be at a competitive disadvantage.

XM RADIO'S DISTRIBUTION AGREEMENT WITH GENERAL MOTORS INVOLVES SIGNIFICANT FINANCIAL AND OTHER RISKS

     XM Radio has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles and the distribution of XM Radio's service to the exclusion of other satellite digital radio services. XM Radio has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, XM Radio has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. XM Radio also must share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. This agreement is subject to renegotiation if GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving XM Radio's service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiation. XM Radio may not be able to meet its obligations to General Motors under this agreement. In addition, while XM Radio and General Motors have discussed certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by XM Radio under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles. For more details about XM Radio's contract with General Motors, see the discussion under the caption "Certain Relationships and Related Party Transactions -- Certain Transactions Involving XM Radio -- Distribution Agreement with General Motors."

XM RADIO'S BUSINESS WILL DEPEND ON MARKET ACCEPTANCE, AND THE MARKET FOR ITS SERVICE IS NEW AND UNPROVEN

     There is currently no mobile satellite radio service in commercial operation in the United States. As a result, XM Radio cannot estimate with any certainty the potential demand for such a service or the degree to which XM Radio will meet that demand. Furthermore, there may not be sufficient demand to enable XM Radio to earn sufficient revenues, achieve sufficient cash flow or turn a profit. Among other things, consumer acceptance of XM Radio will depend upon

     - whether XM Radio obtains, produces and markets high quality programming consistent with consumers' tastes;

     - the willingness of consumers to pay subscription fees to obtain satellite radio service;

     - the cost and availability of XM radios;

     - XM Radio's and its AM/FM radio competitors' marketing and pricing strategies;

     - whether competitors develop new and alternative technologies providing audio entertainment; and

     - general economic conditions.

Because XM Radio expects to derive a significant part of its revenues from advertisers as well as subscription revenues, advertiser acceptance will be critical to the success of its business. XM Radio's ability to generate revenues from advertisers will depend on several factors, including the level and type of market penetration of XM Radio's service, competition for advertising dollars from other media, and changes in the advertising industry. Also, FCC regulations may limit XM Radio's ability to offer its radio service to non-subscribers. These factors may reduce XM Radio's potential revenue from advertising.

CD RADIO HAS FILED A PATENT INFRINGEMENT SUIT AGAINST XM RADIO

     On January 12, 1999, CD Radio, the only other owner of an FCC license for satellite radio service, commenced a lawsuit against XM Radio alleging that XM Radio is infringing or will infringe three patents assigned to CD Radio. The CD Radio patents involved in this litigation relate to certain aspects of signal and reception methodologies that may be employed by a satellite radio system. In its complaint, CD Radio seeks money damages to the extent XM Radio has manufactured, used or sold any product or method claimed in CD Radio's patents, and an injunction.

     Based on the planned design of XM Radio's system, XM Radio's knowledge of the differences between the XM Radio system and the claims of the CD Radio patents and on advice XM Radio has received from its patent counsel, XM Radio believes that it has not infringed and will not infringe any CD Radio patents. However, the litigation could have a material adverse effect on XM Radio, even if XM Radio is successful. It may divert management's attention and may make it more difficult for XM Radio to raise financing or enter into other agreements with third parties, and may impede XM Radio's ability to move forward with the development of its system in a timely manner. If XM Radio does not prevail in this litigation, XM Radio could become liable to CD Radio for substantial money damages and/or be subject to an injunction preventing XM Radio from using certain technology in its satellite radio system. Any such injunction could force XM Radio to develop new technology which would not be subject to the injunction. Alternatively, XM Radio could be required to license alternative technology from a third party, or seek a license from, and pay royalties to, CD Radio to use its technology. Any of the foregoing could delay or increase the costs of deploying XM Radio's system.

XM RADIO'S BUSINESS MAY BE IMPAIRED BY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

     The development of XM Radio's system will depend largely upon the intellectual property that XM Radio will develop and license from third parties. If the intellectual property that XM Radio may develop or use is not adequately protected, others will be permitted to duplicate the XM Radio system or service without liability. There is no guarantee that others will not develop such information, technology and know-how. In addition, others may challenge, invalidate or circumvent XM Radio's intellectual property rights, patents or existing sublicenses. Some of the know-how and technology XM Radio has developed and plans to develop will not be covered by U.S. patents. In order to protect its rights, XM Radio will seek to rely on trade secret protection and contractual agreements. However, those agreements may not provide adequate protection for XM Radio's trade secrets, know-how or other proprietary technical information if there is any unauthorized use or disclosure. The loss of necessary technologies could require XM Radio to obtain substitute technology of lower quality or performance standards, at greater cost or on a delayed basis, which could harm XM Radio's business.

     Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block XM Radio's ability to operate its system or license its technology. XM Radio may have to resort to litigation to enforce its rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. Such litigation could result in substantial cost, and there can be no guarantee that XM Radio will succeed in any such litigation.

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OVERSIGHT BY THE FCC AND OTHER REGULATORY BODIES INVOLVES COSTS AND RISKS

     XM RADIO LICENSE SUBJECT TO CONTINUING FCC OVERSIGHT. As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, XM Radio will continue to be subject to regulatory oversight by the FCC. XM Radio's development, implementation and eventual operation of its system will be subject to significant regulation by the FCC under authority granted under the Communications Act of 1934, as amended, and related federal law. Non-compliance by XM Radio with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm XM Radio's business. There is no guarantee that the rules and regulations of the FCC will continue to support XM Radio's business plan.

     LICENSE CONTAINS REQUIRED MILESTONES. The term of XM Radio's FCC license is eight years from the commencement of actual commercial operation and may be renewed. The license requires XM Radio to adhere to certain milestones in the development of its system, including a requirement that XM Radio begin full operation of its system by October 2003. Because it depends on third parties in certain significant respects, XM Radio may not be able to meet all of the milestones contained in its FCC license. If it fails to do so, the FCC could take a range of actions, any of which may harm XM Radio's business.

     CHALLENGE TO XM RADIO'S LICENSE. The award of XM Radio's FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure, but the challenge was denied by the FCC. Subsequent to the award of XM Radio's license, the losing bidder filed with the FCC for reconsideration of XM Radio's license award. Although XM Radio believes that the award of its license will continue to be upheld, it cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm XM Radio's ability to proceed with its planned satellite radio service.

     INTEROPERABILITY REQUIREMENT. The FCC's rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned XM Radio's license on certification that XM Radio's final receiver design is interoperable with the final receiver design of the other licensee, CD Radio, which plans to use a different transmission technology than XM Radio plans to use. Because of uncertainty regarding the design of CD Radio's systems, XM Radio may not be able initially to meet this interoperability requirement. XM Radio may not be able to design a commercially viable interoperable receiver, and CD Radio may not cooperate with XM Radio on the issue of interoperability. Accordingly, XM Radio may not be able to meet the FCC's interoperability requirements and may need to obtain an extension of time or modification of this requirement from the FCC. Complying with the interoperability requirement could make the radios more difficult and costly to manufacture. Accordingly, this requirement could delay the commercial introduction of XM Radio's service.

     FURTHER APPROVALS NEEDED FOR REPEATER SYSTEM. The FCC has proposed to permit XM Radio to deploy terrestrial repeaters to fill in gaps in satellite coverage. However, certain parties have opposed the FCC's proposal and the FCC has not issued any final orders addressing this issue. XM Radio's plans to deploy such terrestrial repeaters in its system may be impacted, possibly materially, by whatever rules the FCC issues in this regard.

     XM RADIO SUBJECT TO COORDINATION RISKS. XM Radio must coordinate its domestic uplink station networks with other users of the X-Band, including operators in the Fixed Services, Broadcast Auxiliary Services, the Electronic News Gathering Services and Mobile-Satellite Service uplink station networks. XM Radio may not be able to coordinate its use of this spectrum in a timely manner or at all. XM also will need to coordinate the XM Radio system with Fixed Service and Mobile Aeronautical Telemetry systems operating in the same frequency bands in Canada and

Mexico. The U.S. government, which conducts the coordination process, has resolved the issue with Canada, and has begun discussions with the Mexican government. However, the negotiations with Mexico could be complicated by that country's interest in developing a similar digital satellite radio service that might operate on the same frequencies as XM Radio will use in the United States. Failure of the FCC to coordinate satellite radio frequency use with Mexico could materially affect XM Radio's business.

     XM RADIO SUBJECT TO INTERFERENCE RISKS. XM Radio's system may be subject to interference from licensees operating in adjacent frequency bands. Wireless Communications Service licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emission limits imposed by the FCC to protect satellite radio systems. In April 1998, the FCC proposed to amend its rules to allow for new radio frequency lighting devices that would operate in the 2400-2500 MHz frequency band. XM Radio opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emission limits, particularly if used for street lighting, may interfere with XM Radio. Signal quality, and hence the quality of XM Radio's service, could be impaired if the FCC does not rule in XM Radio's favor.

XM RADIO COULD BE VULNERABLE TO RISK OF SIGNAL THEFT

     Like all radio transmissions, the XM Radio signal will be subject to interception. "Pirates" may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although XM Radio plans to use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm XM Radio's business.

XM RADIO NEEDS TO OBTAIN RIGHTS TO PROGRAMMING, WHICH COULD BE MORE COSTLY THAN ANTICIPATED

     XM Radio must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc., and SESAC, Inc. These organizations collect royalties and distribute them to songwriters and music publishers and negotiate fees with copyright users based on a percentage of revenues. Radio broadcasters currently pay a combined total of approximately 3-4% of their revenues to these performing rights societies. XM Radio expects to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable.

     Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, XM Radio also has to negotiate royalty arrangements with the owners of the sound recordings. The Recording Industry Association of America will negotiate licenses and collect royalties on behalf of copyright owners for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and was affirmed on May 21, 1999, by the United States Court of Appeals for the District of Columbia. Although XM Radio believes it can distinguish itself sufficiently from the cable audio services in order to negotiate a lower statutory rate, it may not be able to do so.

INSURANCE WILL PROVIDE LIMITED PROTECTION TO XM RADIO

     XM Radio intends to purchase standard launch and in-orbit insurance policies from global space insurance underwriters, which would provide coverage against total or partial loss of either satellite during its expected life from the time of launch. Any adverse change in insurance market conditions may substantially increase the premiums XM Radio would have to pay for such insurance. If the launch of either satellite is a total or partial failure, under certain circumstances XM Radio's insurance may not fully cover XM Radio's losses. Further, XM Radio does not expect to buy insurance to cover business interruption, loss of business or similar losses. Also, any insurance XM Radio obtains will likely contain certain customary exclusions and material change conditions.

RAPID TECHNOLOGICAL CHANGE COULD MAKE XM RADIO'S SERVICE OBSOLETE

     The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. Products using new technologies, or emerging industry standards, could render XM Radio's technologies obsolete. In addition, XM Radio may face unforeseen problems when developing the XM Radio system which could harm its business.

     Because XM Radio will depend on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies which it may wish to use may not be available to XM Radio on reasonable terms or in a timely manner. Further, XM Radio's competitors may have access to technologies not available to XM Radio, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

                           THE XM RADIO TRANSACTIONS

GENERAL

     On July 7, 1999, we acquired WorldSpace's debt and equity interests in XM Radio, other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of our common stock. Concurrently with this transaction, XM Radio issued $250 million of subordinated convertible notes to several new strategic and financial investors, including General Motors Corporation, Clear Channel Investments, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners. XM Radio used $75 million of the proceeds from these notes to repay the outstanding loan payable to WorldSpace. As a result of these transactions, we own all of the issued and outstanding stock of XM Radio, subject to the possibility of our interest being reduced as described below. WorldSpace no longer owns any direct equity or debt interest in XM Radio.

     We decided to effect these transactions to provide XM Radio with more diversified and strategic sources of funding. We believe the infusion of funds to XM Radio by the new investors, together with the strategic and competitive advantages that such investors provide to XM Radio, are important to XM Radio's chances of successfully developing and offering satellite-based commercial radio service in accordance with its business plan.

THE EXCHANGE TRANSACTION

     Our exchange of approximately 8.6 million shares of our common stock for WorldSpace's interest in XM Radio was effected as follows:

     - WorldSpace transferred all of its right, title and interest in XM Radio, other than a portion of certain loans totaling $75 million issued by WorldSpace to XM Radio, to a new trust, XM Ventures, for the benefit of the stockholders of WorldSpace and certain other persons owning options and other rights to acquire WorldSpace stock. The assets transferred to XM Ventures included shares of XM Radio stock owned by WorldSpace, certain other indebtedness payable to WorldSpace, including notes convertible into shares of XM Radio stock, and options to acquire shares of XM Radio stock.

     - XM Ventures then transferred to American Mobile all of the assets described above relating to XM Radio that it received from WorldSpace in exchange for 8,614,244 shares of our common stock. Of these shares, 6,479,443 shares were issued to XM Ventures at the closing of the exchange transaction. We must obtain the approval of our stockholders before we can issue the remaining 2,134,801 shares to XM Ventures. After we obtain this stockholder approval, we will issue the remaining shares to XM Ventures.

     Concurrently with these transactions, XM Radio's capital structure was reorganized. Following such recapitalization, we hold 100% of XM Radio's Class B common stock, which are the only shares of XM Radio's capital stock outstanding. We also hold certain convertible debt of XM Radio, convertible into shares of XM Radio Class B common stock, which debt is subordinated to the Series A subordinated convertible notes of XM Radio described below. The Class B common stock of XM Radio has three votes per share. XM Radio also has Class A common stock, which is entitled to one vote per share.

ISSUANCE OF SERIES A SUBORDINATED CONVERTIBLE NOTES OF XM RADIO TO NEW INVESTORS

     On July 7, 1999, XM Radio issued $250 million of Series A subordinated convertible notes to six new strategic and financial investors, including General Motors, Clear Channel Investments, DIRECTV, Columbia Capital, Telcom Ventures, and Madison Dearborn Partners. The notes and accrued interest are convertible into either XM Radio's Class A common stock or XM Radio's

Series A convertible preferred stock at a conversion price of $509,711 aggregate principal amount of notes for each share of XM Radio stock. The notes mature on December 31, 2004, or, if XM Radio issues at least $50 million aggregate principal amount of high yield debt securities, XM Radio will be entitled to extend the maturity date of the convertible notes to a date no later than the six-month anniversary of the stated maturity date of such high yield debt securities. The notes are senior to all existing XM Radio indebtedness, including our convertible debt in XM Radio that is convertible into XM Radio Class B common stock, but are subordinate to any future high yield debt securities issued by XM Radio.

     Using part of the proceeds from the issuance of its Series A subordinated convertible notes, XM Radio paid WorldSpace $75 million to repay an outstanding loan owed to WorldSpace.

OUR FULLY DILUTED OWNERSHIP POSITION IN XM RADIO

     As a result of the XM Radio Transactions we own all of the issued capital stock of XM Radio. In the event that all securities convertible into voting stock of XM Radio were converted, we would own approximately 37% of the economic interest and approximately 62% of the voting interest in XM Radio. The $250 million of Series A subordinated convertible notes are convertible into either XM Radio's Class A common stock or Series A convertible preferred stock at the election of the holders and, automatically, upon the occurrence of certain events, including an initial public offering of XM Radio yielding gross proceeds in excess of $100 million and above a prescribed per share value. In addition, the Class B common stock of XM Radio owned by us (which is entitled to three votes per share) is convertible on a one for one basis into Class A common stock (which is entitled to one vote per share), as follows: (1) at any time at our discretion, (2) following XM Radio's initial public offering, at the direction of the holders of a majority of the then outstanding shares of XM Radio's Class A common stock (which majority must include at least 20% of the public holders of Class A common stock), and (3) on or after January 1, 2002, at the direction of the holders of a majority of the then outstanding shares of Class A common stock. Such conversion will be effected only upon receipt of FCC approval. In the event of such a conversion of our Class B common stock of XM Radio into Class A common stock, our voting interest in XM Radio will be reduced to approximately 37%.

OUR INVESTMENT IN XM RADIO

     Prior to the XM Radio Transactions, we invested approximately $1.7 million in equity in XM Radio, and an additional $21.4 million through the XM Note Receivable described below in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, WorldSpace provided approximately $143.9 million to XM Radio through investments in equity and debt securities. The XM Note Receivable (which is convertible into XM Radio stock) presently has an outstanding balance of approximately $21.7 million, including accrued interest. Following completion of the XM Radio Transactions, we have no legal obligation to invest additional funds in XM Radio's business, and we do not intend to invest additional funds. On July 23, 1999, XM Radio announced that it had filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     Our net proceeds from the sale of the 7,000,000 shares of common stock we are offering are estimated to be approximately $116.0 million, after deducting the underwriting discount and estimated offering expenses we will pay. We will not receive any proceeds from any sale of shares of common stock sold by Motorola if the underwriters exercise the overallotment option.

     We will use 50% of the net proceeds from the offering to fund expansion of our core wireless business, principally in new markets such as wireless email service and wireless telemetry, as well as for working capital and other general corporate purposes. Pending such use of proceeds, we will use them to pay down a portion of the outstanding balance under our revolving credit facility, which we will be able to reborrow when needed. As of June 30, 1999, there was $72.0 million in principal amount outstanding under the revolving credit facility at interest rates ranging from 5.6875% to 5.8125%.

     The remaining 50% of the net proceeds from the offering will be used to pay down a portion of the outstanding balance under our term loan facility, as required by the terms of such loan. As of June 30, 1999, there was $100.0 million in principal amount outstanding under the term loan facility. Borrowings under this facility mature on March 31, 2003. We have entered into a swap agreement with respect to these borrowings and, for the year ended December 31, 1998, the weighted average interest rate for borrowings under the term loan facility was approximately 6.51%.

     We do not intend to use any of the proceeds from this offering to fund the development of XM Radio's business.

     We believe that the net proceeds from this offering, together with existing available borrowings, will be sufficient to fund operating losses, capital expenditures, working capital, and scheduled principal and interest payments on debt through the time when we expect to generate positive free cash flow. If we meet our projections, we would not require any additional financing to meet our business plan. We cannot guarantee that our current projections regarding the timing of our ability to achieve positive free cash flow will be accurate. For example, if we incur unanticipated expenses or if our revenues are less than we currently project, we may fail to meet our current projections. If our positive free cash flow is less than projected, we could require significant additional funding, as explained under the caption titled "Risk Factors -- We may need additional capital but it might not be available."

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock trades on the Nasdaq National Market under the symbol "SKYC." The table below shows, for the periods indicated in the table, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                               HIGH      LOW
                                                              ------    -----
1997
  First Quarter.............................................  $14.75    $9.37
  Second Quarter............................................   12.13     8.50
  Third Quarter.............................................   10.88     6.23
  Fourth Quarter............................................   10.75     6.28

                                                               HIGH      LOW
                                                              ------    -----
1998
  First Quarter.............................................  $16.13    $6.75
  Second Quarter............................................   14.31     9.25
  Third Quarter.............................................   10.69     4.50
  Fourth Quarter............................................    6.25     3.50

                                                               HIGH        LOW
                                                              ------      ------
1999
  First Quarter.............................................  $ 8.31      $ 3.90
  Second Quarter............................................   21.94        7.19
  Third Quarter (through July 28, 1999).....................   23.50       16.00

     On July 28, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $18.00 per share.

                                DIVIDEND POLICY

     We have not declared or paid any dividends on our common stock since our date of inception. We intend to retain any earnings to support the growth and development of our business and we have no present intention of paying dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by our term loan facility and revolving credit facility, as well as the terms of the Senior Notes due 2008 issued by AMSC Acquisition Company.

                                 CAPITALIZATION

     The following table shows our capitalization as of March 31, 1999 (a) on an actual basis, (b) on an as adjusted basis to reflect the sale of 7.0 million shares of common stock we are offering at a public offering price of $17.75 per share, after deducting the underwriting discount and estimated offering expenses and the application of the net proceeds from the offering as described under "How We Intend to Use the Proceeds From the Offering," and (c) on a pro forma basis to reflect the items described in (b) above and to reflect the XM Radio Transactions as if they occurred on March 31, 1999, including the issuance of approximately 8.6 million shares of our common stock to XM Ventures in exchange for all of WorldSpace's remaining debt and equity interests in XM Radio, the issuance by XM Radio of $250 million aggregate principal amount of subordinated convertible notes, XM Radio's repayment of a $75 million loan to WorldSpace, and the consolidation of XM Radio. You should read this table together with the section entitled "How We Intend to Use the Proceeds From the Offering," our financial statements and related notes, Pro Forma Financial Information, and other financial and operating data included elsewhere in this prospectus or incorporated into this prospectus by reference.

                                                                            MARCH 31, 1999
                                                              -------------------------------------------
                                                                           AS ADJUSTED FOR     PRO FORMA
                                                               ACTUAL       THE OFFERING      AS ADJUSTED
                                                              ---------    ---------------    -----------
                                                                            (IN THOUSANDS)
Cash and cash equivalents...................................  $   8,131       $  14,627(1)     $ 181,819(2)
Restricted investments(3)...................................    109,661         109,661          109,661
                                                              ---------       ---------        ---------
    Total...................................................  $ 117,792       $ 124,288        $ 291,480
                                                              =========       =========        =========
Long-term debt:
  12 1/4% Senior Notes due 2008(4)..........................  $ 327,359       $ 326,954        $ 326,954
  Term loan facility........................................    100,000          42,000           42,000
  Revolving credit facility(5)..............................     59,000           1,000            1,000
  Subordinated convertible notes of XM Radio................         --              --          250,000
  Other debt(6).............................................     39,868          39,868           39,948
                                                              ---------       ---------        ---------
    Total debt..............................................    526,227         409,822          659,902
                                                              ---------       ---------        ---------
Stockholders' equity:
Common stock, 75,000,000 shares
  Authorized; 32,303,098 shares issued and outstanding;
    39,303,098 shares issued and outstanding, as adjusted;
    and 47,917,342 shares issued and outstanding, pro
    forma(7)................................................        324             394              480
Additional paid-in capital..................................    509,074         625,004          754,132
Deferred compensation.......................................     (2,305)         (2,305)          (2,305)
Common stock purchase warrants, net.........................     27,411          38,028           38,028
Accumulated deficit.........................................   (612,474)       (625,747)        (625,747)
                                                              ---------       ---------        ---------
    Total stockholders' (deficit) equity(8).................    (77,970)         35,374          164,588
                                                              ---------       ---------        ---------
    Total capitalization....................................  $ 448,257       $ 445,196        $ 824,490
                                                              =========       =========        =========

-------------------------
(1) Includes amounts anticipated to be received upon termination of a portion of an interest rate swap in connection with the repayment of amounts under the term loan facility with the proceeds of the offering.
(2) Includes $163.7 million of proceeds, net of fees, expenses and repayment of WorldSpace debt, from the issuance of XM Radio's subordinated convertible notes, which contain covenants prohibiting XM Radio from making dividend payments.
(3) Consists of $96.8 million of pledged securities securing our obligations under our Senior Notes due 2008, $10.0 million escrowed to fulfill potential indemnification obligations to Motorola in connection with Motorola's performance guarantee under our contract with UPS, and $2.9 million of other restricted investments.
(4) Net of discount of approximately $7.7 million allocated to the warrants issued in connection with the Senior Notes due 2008.
(5) The total amount that may be borrowed under this facility is $100 million.
(6) Includes: (a) $21.8 million incurred in connection with the issuance of a note to Baron Asset Fund, which note is convertible into shares of common stock of XM Radio; (b) $4.6 million outstanding under a vendor financing loan from Motorola; and (c) approximately $13.5 million of capital lease obligations and other borrowings.
(7) The number of shares issued and outstanding on a pro forma basis includes 8,614,244 shares issued or to be issued to XM Ventures in the XM Radio Transactions.
(8) The accumulated deficit has been restated to reflect our historical 80% interest in the losses of XM Radio which had previously been suspended pursuant to the equity method of accounting. In accordance with equity accounting rules, upon completion of the XM Radio acquisition, we restated our financial statements to reflect our share of XM Radio losses based on our share of XM Radio's outstanding voting equity interest.

                                    DILUTION

     Our actual net tangible book value as of March 31, 1999 was a deficit of approximately $(130.7) million, or $(4.05) per share. Actual net tangible book value per share represents the amount of total actual tangible assets less total actual liabilities, divided by the number of shares of our common stock outstanding as of March 31, 1999. After giving effect to the sale of the 7,000,000 shares of common stock we are offering (after deducting the underwriting discount and estimated offering expenses) at a public offering price of $17.75 per share, our adjusted net tangible book value as of March 31, 1999 would have been a deficit of $(17.4) million, or $(0.45) per share. This represents an immediate increase in as adjusted net tangible book value of $3.60 per share to existing stockholders and an immediate dilution of $18.20 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share.............................            $17.75
Actual net tangible book value per share as of March 31,
  1999......................................................  $(4.05)
Increase per share attributable to new investors............    3.60
As adjusted net tangible book value per share after the
  offering..................................................             (0.45)
                                                                        ------
Dilution per share to new investors.........................            $18.20
                                                                        ======

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data should be read in conjunction with the Consolidated Financial Statements and related notes beginning on page F-1 of this prospectus, the Pro Forma Financial Information beginning on page P-1 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 37 of this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the consolidated balance sheet data as of December 31, 1997 and December 31, 1998 are derived from our financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere herein.

                                                       YEARS ENDED DECEMBER 31,
                                -----------------------------------------------------------------------
                                                                                            1998
                                                                         1998            (PRO FORMA
                                  1996        1997        1998      (PRO FORMA)(1)   AS ADJUSTED)(1)(2)
                                ---------   ---------   ---------   --------------   ------------------
                                                                     (UNAUDITED)        (UNAUDITED)
                                (IN THOUSANDS, EXCEPT LOSS PER SHARE, SUBSCRIBERS AND REVENUE PER UNIT)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Services....................  $   9,201   $  20,684   $  57,994     $  67,396          $  67,396
  Equipment...................     18,529      23,530      29,227        29,757             29,757
                                ---------   ---------   ---------     ---------          ---------
    Total revenue.............     27,730      44,214      87,221        97,153             97,153
Cost of service and
  operations..................     30,414      31,959      56,969        64,625             64,625
Cost of equipment sold........     31,903      40,335      30,449        31,030             31,030
Research and development......         57          --       1,117         1,117              8,058
Sales and advertising.........     24,541      12,066      16,854        18,416             18,416
General and administrative....     17,464      14,819      17,332        18,819             28,071
Depreciation and
  amortization................     43,390      42,430      52,707        56,519             59,293
                                ---------   ---------   ---------     ---------          ---------
Operating loss................   (120,039)    (97,395)    (88,207)      (93,373)          (112,340)
Interest and other income.....        552       1,122       4,372         5,915              5,941
Equity in loss of XM
  Radio(3)....................         --      (1,301)    (12,960)      (12,960)                --
Interest expense..............    (15,151)    (21,633)    (53,771)      (63,755)           (71,624)
                                ---------   ---------   ---------     ---------          ---------
Net loss......................   (134,638)   (119,207)   (150,566)     (164,173)          (178,023)
Loss per share of common
  stock.......................  $   (5.38)  $   (4.74)  $   (4.94)    $   (5.11)         $   (3.73)
Weighted average shares
  outstanding.................     25,041      25,131      30,496        32,109             47,723
OTHER FINANCIAL AND OPERATING
  DATA:
Number of subscribers (end of
  period).....................     20,300      32,400     105,700       105,700            105,700
Average monthly service
  revenue per unit............  $      81   $      65   $      70     $      60          $      60
EBITDA(4).....................    (76,649)    (54,090)    (35,500)      (36,854)           (53,047)
Depreciation and
  amortization................     43,390      42,430      52,707        56,519             59,293
Capital expenditures..........     14,054       8,598      12,470        13,787             57,669

                                            THREE MONTHS
                                          ENDED MARCH 31,
                                ------------------------------------

                                                           1999
                                  1998       1999     (PRO FORMA)(2)
                                --------   --------   --------------
                                            (UNAUDITED)
                              (IN THOUSANDS, EXCEPT LOSS PER SHARE, SUBSCRIBERS AND REVENUE PER UNIT)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Services....................  $  6,418   $ 16,164      $ 16,164
  Equipment...................     3,604      4,066         4,066
                                --------   --------      --------
    Total revenue.............    10,022     20,230        20,230
Cost of service and
  operations..................     7,728     17,410        17,410
Cost of equipment sold........     3,881      4,528         4,528
Research and development......        --        460         1,208
Sales and advertising.........     3,022      4,749         4,749
General and administrative....     3,631      4,769         8,442
Depreciation and
  amortization................    10,163     13,772        14,466
                                --------   --------      --------
Operating loss................   (18,403)   (25,458)      (30,573)
Interest and other income.....       141      1,739         1,525
Equity in loss of XM
  Radio(3)....................    (2,506)    (3,494)           --
Interest expense..............    (6,638)   (15,930)      (15,801)
                                --------   --------      --------
Net loss......................   (27,406)   (43,143)      (44,849)
Loss per share of common
  stock.......................  $  (1.09)  $  (1.34)     $  (0.94)
Weighted average shares
  outstanding.................    25,241     32,225        47,839
OTHER FINANCIAL AND OPERATING
  DATA:
Number of subscribers (end of
  period).....................    34,800    113,000       113,000
Average monthly service
  revenue per unit............  $     64   $     49      $     49
EBITDA(4).....................    (8,240)   (11,686)      (16,107)
Depreciation and
  amortization................    10,163     13,772        14,466
Capital expenditures..........     1,126      2,541        53,173

                                                                           AS OF MARCH 31, 1999
                                                              ----------------------------------------------
                                                                          AS ADJUSTED FOR       PRO FORMA
                                                               ACTUAL     THE OFFERING(5)    AS ADJUSTED(2)
                                                              --------    ---------------    ---------------
                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  8,131       $ 14,627(8)        $181,819(9)
Restricted investments(6)...................................   109,661        109,661            109,661
                                                              --------       --------           --------
    Total...................................................   117,792        124,288            291,480
Property and equipment, net.................................   239,017        239,017            459,070
Total assets................................................   508,598        505,537            924,807
Total debt(7)...............................................   526,227        409,822            659,902
Total stockholders' (deficit) equity........................   (77,970)        35,374            164,588

-------------------------
(1) The selected financial data in this column has been adjusted to give effect to (a) our acquisition of ARDIS Company on March 31, 1998 for $50 million in cash and $50 million in shares of our common stock, (b) our issuance on March 31, 1998 of $335 million of aggregate principal amount of 12 1/4% Senior Notes due 2008 and related warrants to purchase shares of our common stock, and (c) the $100 million term loan facility and $100 million revolving credit facility we entered into on March 31, 1998, as if all of such transactions had been consummated on January 1, 1998. Such data is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the transactions referred to above been consummated as of January 1, 1998 or of the financial position or results of operations that we may report in future periods.
(2) The selected financial data in this column gives pro forma effect to (a) the XM Radio Transactions, including the issuance of approximately 8.6 million shares of our common stock to XM Ventures in exchange for all of WorldSpace's remaining debt and equity interests in XM Radio, the issuance by XM Radio of $250 million aggregate principal amount of subordinated convertible notes, XM Radio's repayment of a $75 million loan to WorldSpace, and the consolidation of XM Radio, and (b) our sale of 7.0 million shares of common stock in this offering at a public offering price of $17.75 per share, net of underwriting discounts and estimated offering expenses, and the application of the net proceeds of the offering as described under "How We Intend to Use the Proceeds From the Offering," as if all of such transactions had been consummated on January 1 of the period presented in the case of statement of operations data, and March 31, 1999 in the case of balance sheet data. The pro forma selected data is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations or financial condition would have been had the transactions referred to above been consummated as of the dates referred to above, or of the results of operations or financial condition that we may report in the future.
(3) Amounts for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 have been restated to reflect our historical 80% interest in the losses of XM Radio which had previously been suspended pursuant to the equity method of accounting. In accordance with equity accounting rules, upon the acquisition of XM Radio, we restated our 1998 and first quarter 1999 financial statements to reflect our share of XM Radio's outstanding voting equity interest during these periods.
(4) EBITDA consists of operating loss before interest expense, taxation, depreciation and amortization. EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating loss (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA does not represent funds available for dividends, reinvestment or other discretionary activities.
(5) Gives effect to our sale of 7.0 million shares of common stock in this offering at a public offering price of $17.75 per share, net of underwriting discounts and estimated offering expenses, and the application of the net proceeds of the offering as described under "How We Intend to Use the Proceeds From the Offering," as if all of such transactions had been consummated on March 31, 1999.
(6) Consists of $96.8 million of pledged securities securing our obligations under our Senior Notes due 2008, $10.0 million escrowed to fulfill potential indemnification obligations to Motorola in connection with Motorola's performance guarantee under our contract with UPS, and $2.9 million of other restricted investments.
(7) Net of discount of approximately $7.7 million allocated to the warrants issued in connection with the Senior Notes due 2008.
(8) Includes amounts anticipated to be received upon termination of a portion of an interest rate swap in connection with the repayment of amounts under the term loan facility with the proceeds of this offering.
(9) Includes $163.7 million of proceeds, net of fees, expenses and repayment of WorldSpace debt, from the issuance of XM Radio's subordinated convertible notes, which contain covenants prohibiting XM Radio from making dividend payments.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information which we believe is relevant to an assessment and understanding of our financial condition and consolidated results of operations. This discussion should be read together with the Consolidated Financial Statements, Pro Forma Financial Information and related Notes contained elsewhere in this prospectus.

INTRODUCTION

     American Mobile was formed in 1988 to develop, construct, and operate a mobile satellite services system. With the launch of our satellite in 1995, we began to offer a full range of mobile voice and data communications services via satellite to customers in North America. In March 1998, we acquired ARDIS Company from Motorola, Inc. for $100.0 million. With the acquisition of ARDIS, we acquired the nation's largest, most fully deployed terrestrial wireless data network and we now offer a broad range of wireless communications services using a seamless integrated network consisting of the ARDIS terrestrial network and a satellite in geosynchronous orbit.

     In light of the significance of our acquisition of ARDIS in 1998, we believe the period to period comparison of our financial results are not necessarily meaningful and should not be relied upon as an indication of future operating performance.

XM RADIO ACCOUNTING TREATMENT

     XM Radio is a development stage company engaged in the construction of its satellite radio service. As such, it currently generates no revenue and is incurring significant operating losses. Prior to the XM Radio Transactions, we accounted for XM Radio according to the equity method of accounting. As a result of the XM Radio Transactions, we were required to consolidate XM Radio's accounts and operating results with our own until such time, if ever, as we no longer control XM Radio. XM Radio incurred aggregate net losses of approximately $1.7 million from its inception through December 31, 1997, and an additional $20.5 million in the 15-month period ended March 31, 1999. Additionally, as a result of the XM Radio Transactions, we are required in accordance with generally accepted accounting principles to restate our financial statements for the year ended December 31, 1998, and the quarter ended March 31, 1999, to reflect our share of XM Radio's losses based on our voting equity interest in XM Radio during those periods. This resulted in us recording additional net losses of approximately $12.6 million for the year ended December 31, 1998, and $3.5 million for the quarter ended March 31, 1999. See "Consolidated Financial Statements" and the related notes.

OVERVIEW OF KEY FACTORS AFFECTING THE FINANCIAL PERFORMANCE OF OUR CORE WIRELESS BUSINESS

     We believe that our targeted customer base selects its wireless communications service provider based on a variety of considerations including network coverage and quality as well as the total cost of ownership. We also believe that the coverage and quality of our network are superior to other competing networks. As a result, we believe we are able to price our offerings at a premium to competitors. However, to remain competitive and to accelerate penetration of our targeted markets, as well as to gain access to new markets, we seek to lower the customers' total cost of ownership of our products and services.

     Total cost of ownership is comprised of three main components: equipment costs, software application costs and usage fees. Currently, we benefit from positive trends in equipment pricing. Historically, manufacturers have been able to provide similar products at significantly lower prices and enhanced products at relatively lower prices. We are working closely with a number of equipment vendors to develop more capable, less costly next generation devices. As a result, we believe that the cost of our equipment will decline in the future. We also have benefited, although to a lesser degree, from trends in the software industry that have resulted in lower prices for software applications. In the future, we intend to increase our offering of pre-packaged software as standardized applications become more advanced. By offering pre-packaged applications, we believe we will be able to lower customers' total cost of ownership. We also are able to lower the total cost of ownership by offering a wide range of product offerings and service packages. We provide data customers with a choice of multi-mode or single mode (i.e., satellite and/or terrestrial) products as well as a variety of service packages that vary the mix of fixed access and variable usage fees. Depending on where, how and when a customer intends to use our network, it can select among various products and service packages to minimize its monthly usage fee.

     REVENUES. We generate service revenues from fixed monthly access charges and variable usage fees. We also have entered into certain multi-year take-or-pay contracts with resellers and value-added service providers. We anticipate that such resellers and value-added service providers will represent an increasing percentage of our revenue and our customer base in the future. In addition, we sell bulk channel capacity on our satellite under take-or-pay contracts that generally last for five years. Each month a percentage of our customer base may terminate its service for a variety of reasons, including failure to pay, dissatisfaction with the service or the use of a competing service. However, we believe that due to the generally high quality of our service, the long-term nature of many of our contracts, the significant up-front investment required to install a new system and the critical nature of the service provided, we experience relatively low levels of turnover.

     We generate additional revenues from the sale of equipment. We have not sold subscriber equipment at a positive margin and do not expect to do so in the future. We generate additional revenues from consulting fees earned during service implementation.

     COSTS AND EXPENSES. We operate wireless networks which have been deployed on a nationwide scale. As a result, we have incurred, and will continue to incur, large fixed costs related to the ongoing maintenance and operation of the networks. Major components of our fixed cost structure include (1) lease expenses related to the terrestrial network's approximately 1,700 base stations, dedicated and frame relay access lines and network backbone, (2) operation of network operations and control centers, (3) satellite telemetry, tracking and control expenses, and (4) satellite insurance. We also have incurred significant sales and marketing expenses as we have grown our customer base.

     We have incurred significant operating losses and negative cash flows in each year since we commenced operations, due primarily to start-up costs, the costs of developing and building our networks and the cost of developing, selling and providing our products and services. We are, and will continue to be, highly leveraged.

     Our future operating results could be adversely affected by a number of uncertainties and factors, including the risks and uncertainties described in "Risk Factors" in this prospectus.

     Our operating results and capital and liquidity needs have been materially affected by delays experienced in the acquisition of subscribers and the related equipment sales. The impact of this delay has substantially decreased our anticipated revenues and increased our capital and liquidity needs. No assurance can be given that additional delays relating to the acquisition of subscribers and equipment sales will not be encountered in the future and will not have an adverse impact on our business.

     As of March 31, 1999, there were approximately 113,000 units on our network.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

     Service revenues, which includes both our voice and data services, approximated $16.2 million for the three months ended March 31, 1999, which is a $9.8 million, or 153%, increase over the same period in 1998. The significant increase in service revenues year over year was primarily due to the inclusion, in the three months ended March 31, 1999, of revenues attributable to the ARDIS data service.

                                                            THREE MONTHS
                                                                ENDED
                                                              MARCH 31,         CHANGE
                                                            -------------    ------------
                                                            1999     1998      $       %
                                                            -----    ----    -----    ---
                                                                (IN MILLIONS)
SUMMARY OF REVENUE
Voice service.............................................  $ 3.0    $3.2    $(0.2)    (6)%
Data service..............................................   12.0     2.3      9.7    422
Capacity resellers and other..............................    1.2     0.9      0.3     33
Equipment sales...........................................    4.1     3.6      0.5     14

     The decrease in service revenue from voice services was primarily a result of reduced per-minute rates as a result of the sale of the assets of our maritime division, in October 1998, to a reseller, partially offset by a 21% increase in voice customers in the first quarter of 1999 as compared to 1998. The increase in service revenue from our data services was due principally to the inclusion in the three months ended March 31, 1999 of approximately $9.4 million of revenues from the ARDIS data service. Service revenue from capacity resellers, who handle both voice and data services, increased primarily as a result of increased contract commitments from current customers.

     Revenue from the sale of subscriber equipment increased as a result of increased sales of certain data products.

                                                            THREE MONTHS
                                                               ENDED
                                                             MARCH 31,          CHANGE
                                                           --------------    ------------
                                                           1999     1998       $       %
                                                           -----    -----    -----    ---
                                                                (IN MILLIONS)
SUMMARY OF EXPENSES
Cost of service and operations...........................  $17.9    $ 7.7    $10.2    132%
Cost of equipment sales..................................    4.5      3.9      0.6     15
Sales and advertising....................................    4.7      3.0      1.7     57
General and administrative...............................    4.8      3.6      1.2     33
Depreciation and amortization............................   13.8     10.2      3.6     35

     As of January 1999, because we completed the integration of the ARDIS acquisition and we achieved certain related cost synergies, we stopped reporting separate company information for ARDIS. Consequently, we no longer distinguish ARDIS costs from those of the rest of the business, and the first quarter discussion reflects the costs of the consolidated entity.

     Cost of service and operations for the first quarter of 1999 includes costs to support subscribers and to operate the network. As a percentage of total revenues, cost of service and operations was 88% and 77% for the first quarter of 1999 and 1998, respectively. The increase in cost of service and operations was primarily attributable to (1) additional headcount, primarily as a result of the ARDIS acquisition, (2) increased communication charges associated with increased service usage and costs to support the ARDIS terrestrial network, (3) system and base station maintenance to support the ARDIS terrestrial network, (4) site rental costs associated with the terrestrial network, and (5) incremental Year 2000 readiness costs. As a percentage of revenue, cost of service and operations has increased as a result of the variable costs incurred within the ARDIS terrestrial network, such as site rent and telecommunications costs.

     The increase from the first quarter of 1998 to the first quarter of 1999 in the cost of equipment sold was primarily attributable to the increase in the volume of sales of the various data products.

     Sales and advertising expenses were 23% of total revenue during the first quarter of 1999 and 30% of total revenue in the same period in 1998. The 57% increase in sales and advertising expenses from the first quarter of 1998 to the first quarter of 1999 was generally attributable to increased headcount costs resulting from the ARDIS acquisition.

     General and administrative expenses represented 24% of total revenue in the first quarter of 1999 and 36% of total revenue in the first quarter of 1998. The $1.2 million increase in general and administrative expenses quarter over quarter for 1999 compared to 1998 was primarily attributable to (1) headcount costs related to additional staffing as a result of the ARDIS acquisition, and
(2) occupancy costs resulting from the leasing of the two ARDIS office locations.

     Depreciation and amortization expense represented approximately 68% of total revenue in the first quarter of 1999, as compared to 101% of total revenue in the first quarter of 1998. The $3.6 million increase in depreciation and amortization expense was primarily attributable to the ARDIS assets acquired and the amortization of intangibles acquired in the ARDIS acquisition.

     Interest and other income was $1.7 million for first quarter of 1999 as compared to $100,000 for the same period in 1998. The increase was primarily a result of interest earned on certain required escrows established with the proceeds from the $335 million of Senior Notes due 2008. We incurred $15.9 million of interest expense in the first quarter of 1999 compared to $6.6 million in the same period of 1998, reflecting (1) interest expense on the $335 million of Senior Notes due 2008 at 12.25%, offset by lower debt balances on our bank loans (comprising the term loan facility and the revolving credit facility) and (2) the amortization of debt discount, prepaid interest and debt offering costs in the amount of $4.6 million in the first quarter of 1999, compared to $2.5 million in the first quarter of 1998. We anticipate that interest costs will continue to be significant as a result of borrowings under our term loan and revolving credit facilities and the Senior Notes due 2008, as explained under the heading "Liquidity and Capital Resources."

     Net capital expenditures for the first quarter of 1999 for property and equipment were $2.5 million compared to $1.1 million in 1998. The increase was largely attributable to the acquisition of assets necessary to continue the required build-outs of the ARDIS terrestrial network.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     Service revenues, which includes both our voice and data services, approximated $58.0 million for 1998, which constitutes a $37.3 million, or 180%, increase over 1997. The significant increase in service revenues year over year was primarily attributable to the addition of revenues from the ARDIS data service. Not including revenues attributable to ARDIS, service revenues for 1998 increased 33% year to year from $20.7 million to $27.6 million.

                                                               YEAR ENDED
                                                              DECEMBER 31,      CHANGE
                                                              -------------   -----------
                                                              1998    1997      $      %
                                                              -----   -----   -----   ---
                                                                  (IN MILLIONS)
SUMMARY OF REVENUE
Voice service...............................................  $14.0   $10.0   $ 4.0    40%
Data service................................................   40.1     7.6    32.5   428
Capacity resellers and other................................    3.9     3.1     0.8    26
Equipment revenue...........................................   29.2    23.5     5.7    24

     The increase in service revenue from voice services was primarily a result of a 34% increase in voice customers in 1998 as compared to 1997. The increase in service revenue from the Company's data services was a result of $30.4 million from the ARDIS data service and a 26% increase in mobile data units during 1998. Service revenue from capacity resellers, who handle both voice and data services, increased primarily as a result of increased contract commitments from current customers.

     The increase in revenue from the sale of subscriber equipment includes the sale of approximately $8.5 million of maritime voice equipment to Stratos Global Corporation in the fourth quarter of 1998. Excluding this sale, revenue from the sale of subscriber equipment decreased, due to reductions in prices for certain data products. ARDIS equipment sales were $1.4 million.

                                                               YEAR ENDED
                                                              DECEMBER 31,      CHANGE
                                                              -------------   -----------
                                                              1998    1997      $      %
                                                              -----   -----   -----   ---
                                                                  (IN MILLIONS)
SUMMARY OF EXPENSES
Cost of service and operations..............................  $58.0   $32.0   $26.0    81%
Cost of equipment sales.....................................   30.4    40.3    (9.9)  (25)
Sales and advertising.......................................   16.9    12.1     4.8    40
General and administrative..................................   17.3    14.8     2.5    17
Depreciation and amortization...............................   52.7    42.4    10.3    24

     Cost of service and operations for 1998 includes costs to support subscribers and to operate our network. As a percentage of total revenues, cost of service and operations was 67% and 72% for 1998 and 1997, respectively. The increase in cost of service and operations was primarily attributable to (1) $26.9 million related to the ARDIS terrestrial network, and (2) increased interconnect charges associated with increased service usage, offset by (3) a reduction in information technology costs caused by reducing the dependence on outside consultants. Absent the acquisition of ARDIS on March 31, 1998, cost of service and operations for 1998 was $31.1 million, or a $900,000 decrease from 1997.

     The decrease from 1997 to 1998 in the cost of equipment sold was primarily attributable to the impact of an inventory valuation allowance of approximately $12.0 million recorded in the fourth quarter of 1997 and the resulting decrease in 1998 equipment prices, offset by the cost of the sale of the maritime equipment, mentioned above.

     The 40% increase in sales and advertising expenses from 1997 to 1998 was primarily due to costs attributable to ARDIS. Absent the acquisition of ARDIS, sales and advertising expenses for 1998 were $12.3 million, or an increase of less than 2% over 1997. Sales and advertising expenses were 19% of total revenue in 1998 and 27% of total revenue in 1997.

     General and administrative expenses represented 20% and 34% of total revenue in 1998 and 1997, respectively. The dollar increase in general and administrative expenses for 1998 compared to 1997 was primarily due to $5.4 million of costs attributable to the ARDIS operations, offset by reductions of approximately $2.9 million of expenses attributable to (1) $900,000 in taxes relating to a reversal of an accrual as a result of obtaining a favorable property tax ruling, and (2) reductions of bad debt expense. Absent the acquisition of ARDIS, general and administrative expenses for 1998 were $11.9 million.

     Depreciation and amortization expense represented approximately 60% of total revenue in 1998, as compared to 96% of total revenue in 1997. The dollar increase in depreciation and amortization expense was primarily attributable to the ARDIS assets acquired and the step-up in the basis of ARDIS licenses. Absent the acquisition of ARDIS, depreciation and amortization expense for 1998 was $40.0 million, or a reduction of $2.4 million from 1997.

     Interest and other income was $4.4 million for 1998 as compared to $1.1 million for 1997. The increase was primarily a result of interest earned on certain required escrows established with the proceeds from the $335 million of Senior Notes due 2008. We incurred $53.8 million of interest expense in 1998 compared to $21.6 million in 1997, reflecting (1) the amortization of debt discount, prepaid interest and debt offering costs in the amount of $16.2 million in 1998, compared to $9.4 million in 1997 and (2) interest expense on the $335 million of Senior Notes due 2008 at 12.25%, offset by lower debt balances on our bank loans.

     Interest expense in 1998 was significant as a result of borrowings under the term loan facility and revolving credit agreement, the amortization of borrowing costs incurred in connection with the negotiation and completion of such facilities, and interest accrued on the Senior Notes due 2008. It is anticipated that interest costs will continue to be significant as a result of borrowings under the term loan facility and revolving credit facility and the Senior Notes due 2008, as explained under the heading "Liquidity and Capital Resources."

     Net capital expenditures for 1998 for property and equipment were $12.5 million compared to $8.6 million in 1997. The increase was largely attributable to the acquisition of assets necessary to continue the required build-outs of the terrestrial network.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     Service revenues, which include both our voice and data services, approximated $20.7 million for 1997 as compared to $9.2 million for 1996 and represents a 125% increase year over year.

                                                               YEAR ENDED
                                                              DECEMBER 31,      CHANGE
                                                              -------------   ----------
                                                              1997    1996     $      %
                                                              -----   -----   ----   ---
                                                                 (IN MILLIONS)
SUMMARY OF REVENUE
Voice service...............................................  $10.0   $ 5.0   $5.0   100%
Data service................................................    7.6     2.3    5.3   230
Capacity resellers and other................................    3.1     1.9    1.2    63
Equipment revenue...........................................   23.5    18.5    5.0    27

     Service revenue from voice services increased primarily as a result of a 101% increase in voice customers during 1997. Service revenue from our data services increased as a result of additional revenue from subscribers added as a result of the acquisition, on November 1996, of a dual mode mobile messaging and global positioning and monitoring service from Rockwell International

Corporation, as compared to the revenue received in 1996 for satellite capacity leased by Rockwell. The increase in service revenue from capacity resellers, who handle both voice and data services, was a result of additional data customer contracts.

     The increase in the sale of subscriber equipment was primarily attributable to increased equipment sales of the dual-mode mobile messaging product, discussed above.

                                                               YEAR ENDED
                                                              DECEMBER 31,       CHANGE
                                                              -------------   ------------
                                                              1997    1996      $       %
                                                              -----   -----   ------   ---
                                                                  (IN MILLIONS)
SUMMARY OF EXPENSES
Cost of service and operations..............................  $32.0   $30.5   $  1.5     5%
Cost of equipment sales.....................................   40.3    31.9      8.4    26
Sales and advertising.......................................   12.1    24.5    (12.4)  (51)
General and administrative..................................   14.8    17.5     (2.7)  (15)
Depreciation and amortization...............................   42.4    43.4     (1.0)   (2)

     Cost of service and operations, which includes costs to support subscribers and to operate the satellite network, as a percentage of total revenues, were 72% and 110% for 1997 and 1996, respectively. The increase in cost of service and operations was primarily attributable to (1) increased interconnect charges associated with increased service usage by customers, and (2) the additional cost associated with supporting the dual mode mobile messaging product discussed above, offset by a reduction in information technology costs affected by reducing the dependence on outside consultants.

     The cost of equipment sold represented 91% of total revenue in 1997 and 115% of total revenue in 1996. While this percentage decrease was primarily a result of the increase in the total revenue, the dollar increase in the cost of equipment sold was primarily attributable to (1) increased sales as a result of the acquisition of the dual mode messaging product, (2) an increase of $600,000 in inventory carrying costs as certain subscriber equipment contracts were fulfilled, and (3) a $12.0 million write-down of inventory to net realizable value in 1997 as compared to a $11.1 million write-down and reconfiguration charges in 1996.

     Sales and advertising expenses as a percentage of total revenue were 27% in 1997 and 88% in 1996. The decrease of sales and advertising expenses was primarily attributable to (1) a more focused approach to advertising as the company moved from consumer markets to targeted business-to-business sales, and the resulting reduction in print advertising, (2) increased costs in the first quarter of 1996 for the development of collateral material needed to support sales and marketing, and (3) costs incurred in the first quarter of 1996 associated with the formal launch of service.

     General and administrative expenses decreased for 1997, as compared to 1996, primarily as a result of reductions made in staffing due to a management restructuring in the third quarter of 1996 and the associated severance costs. As a percentage of total revenue, general and administrative expenses represented 34% in 1997 and 63% in 1996.

     Depreciation and amortization expense represented approximately 96% and 157% of total revenue for 1997 and 1996, respectively. The decrease in depreciation and amortization expense was attributable to the reduction of the carrying value of the satellite as a result of the resolution, in August 1996, of claims under our satellite insurance contracts and policies and the receipt of approximately $66.0 million, offset by a $1.0 million one-time charge, in the second quarter of 1997, associated with increased amortization in accordance with SFAS No. 86 of certain cost associated with software development for the mobile data product.

     Interest income was $247,000 in 1997 compared to $552,000 in 1996. The decrease was a result of lower average cash balances. We incurred $21.6 million of interest expense in 1997 compared to $15.2 million of interest expense in 1996 reflecting (1) the amortization of debt discount and debt offering costs in the amount of $9.4 million in 1997, compared to $5.7 million in 1996, and (2) higher outstanding loan balances as compared to 1996. During 1997, we received other income in the amount of $875,000 representing proceeds from the licensing of certain technology associated with the satellite network.

     Net capital expenditures for 1997 for property and equipment were $8.6 million compared to capital reductions of $51.9 million in 1996. The $60.5 million increase was largely attributable to (1) the net proceeds in 1996 of $66.0 million from the resolution of the claims under our satellite insurance contracts and policies as previously disclosed and (2) the decrease in asset acquisitions associated with the final build-out of the communications ground segment.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     Adequate liquidity and capital are critical to our ability to continue as a going concern and to fund subscriber acquisition programs necessary to achieve positive cash flow and profitable operations. We expect to make significant capital outlays to fund interest expense, capital expenditures and working capital before we begin to generate positive cash flow from operations. These outlays are expected to continue for the foreseeable future thereafter. While we believe that the net proceeds from this offering, together with existing available borrowings, will be sufficient to fund operating losses, capital expenditures, working capital, and scheduled principal and interest payments on debt through the time when we expect to generate positive free cash flow, it is possible that our cash flows from operations will be less than projected. In that event, we would need to obtain additional funding, which may not be available to us or, if available, may not be offered on attractive terms.

     On March 31, 1998, our subsidiary, AMSC Acquisition Company, Inc., issued $335 million of units consisting of 12 1/4% Senior Notes due 2008 and one warrant to purchase 3.75749 shares of our common stock for each $1,000 principal amount of Senior Notes. Also on March 31, 1998, we restructured our existing bank loans and entered into a $100 million unsecured five-year reducing revolving credit facility maturing March 31, 2003, and a $100 million five-year term loan facility with up to three additional one-year extensions, subject to lender approval. As of April 30, 1999, we had $41.0 million available for borrowing under the revolving credit facility. Additionally, at the time of the ARDIS acquisition, Motorola agreed to provide us with up to $10 million of vendor financing to finance up to 75% of the purchase price of additional base stations needed to meet our buildout requirements under certain customer contracts. As of March 31, 1999, $4.6 million was outstanding under this facility.

     In connection with our term loan and revolving credit facilities, each of Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners, L.P. (collectively, these entities are referred to in this discussion as the "Bank Facility Guarantors") extended separate guarantees of our obligations and those of AMSC Acquisition Company under the term loan and revolving credit facilities. The aggregate amount of these guarantees is $200 million. In exchange for these guarantees, we agreed to issue them an aggregate of 1 million warrants to purchase shares of our common stock, and to re-price
5.5 million warrants previously issued to them (together, these warrants are referred to in this discussion as the "Guarantee Warrants"). The Guarantee Warrants were issued with an exercise price of $12.51 per share and were valued at approximately $17.7 million. On March 29, 1999, we agreed to reprice the Guarantee Warrants, to $7.50 per share, in exchange for the Bank Facility Guarantors agreeing to eliminate certain restrictive covenants applicable to us relating to our future earnings before interest, taxes, depreciation and amortization

("EBITDA") and service revenue. The value of this repricing was approximately $1.5 million. As of June 30, 1999, we had $100.0 million in principal amount outstanding under the term loan facility at a weighted average interest rate of 5.5%, and $72.0 million principal amount outstanding under the revolving credit facility at interest rates ranging from 5.6875% to 5.8125%.

     Further, in connection with the guarantees provided by the Bank Facility Guarantors, we agreed to reimburse the Bank Facility Guarantors if they are required to actually make payment pursuant to their guarantees. To secure this reimbursement commitment, we provided the Bank Facility Guarantors a junior security interest in our assets, principally our stockholdings in XM Radio and AMSC Acquisition Company.

     At the time we entered into the term loan facility, we entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduces the impact of interest rate increases under the term loan facility. We paid a fee of approximately $17.9 million for the swap agreement. Under the swap agreement, we will receive an amount equal to LIBOR plus 50 basis points, paid directly to the banks on a quarterly basis, on a notional amount of $100 million until the termination date of March 31, 2001. We have reflected as an asset the unamortized fee paid for the swap agreement in our accompanying financial statements. We are exposed to a credit loss in the event of non-performance by the counter party under the swap agreement. We do not believe there is a significant risk of non performance as the counter party to the swap agreement is a major financial institution.

     We have arranged the financing of certain trade payables, and as of March 31, 1999, $3.0 million of deferred trade payables were outstanding at rates ranging from 6.10% to 12.0% and are generally payable by the end of 1999.

     While we believe that the net proceeds from this offering, together with existing available borrowings, will be sufficient to fund operating losses, capital expenditures, working capital, and scheduled principal and interest payments on debt through the time when we expect to generate positive free cash flow, it is possible that our cash flows from operations will be less than projected. In general, our ability to meet our projections is subject to numerous uncertainties and there can be no assurance that our current projections regarding the timing of our ability to achieve positive operating cash flow will be accurate. If our cash requirements are more than projected, we may need additional financing in amounts which may be material. The type, timing and terms of financing that we select will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot be sure that any additional financing will be available to us at any given time or available on favorable terms.

     On January 15, 1999, we issued to Baron Asset Fund a $21.5 million note convertible into shares of XM Radio common stock owned by us (the "Baron Note"). We then loaned approximately $21.4 million to XM Radio in exchange for outstanding XM Radio common stock and a note issued by XM Radio convertible into XM Radio common stock (the "XM Note Receivable"). The Baron Note ranks subordinate to all of our other debt obligations and is fully collateralized by approximately one-half of the shares we received as a result of this transaction. The XM Note Receivable is a non-recourse note collateralized by the additional XM Radio shares that we would receive upon conversion of the note. The XM Note Receivable earns interest at LIBOR plus 5% and is due on December 31, 2004, unless extended, in certain circumstances if XM Radio issues high yield debt securities. The Baron Note accrues interest at the rate of 6% annually, with all payments deferred until maturity or extinguished upon conversion. We have the option to satisfy the Baron Note by tendering the shares into which it would have been convertible in lieu of any cash payment.

     COMMITMENTS. At March 31, 1999, we had remaining contractual commitments to purchase both mobile data terminal inventory and mobile telephone inventory in the maximum amount of

$12.0 million during 1999. Additionally, we had remaining contractual commitments in the amount of $635,000 for the development of certain next generation data terminals. Contingent upon successful research and development efforts, we would have maximum additional contractual commitments for mobile communications data terminal inventory in the amount of $27.0 million over a three-year period starting in 1999. We have the right to terminate the research and development and inventory commitment by paying cancellation fees of between $1.0 million and $2.5 million, depending on when the termination option is exercised during the term of the contract. We also have the right to terminate the inventory commitment by incurring a cancellation penalty representing a percentage of the unfulfilled portion of the contract. We have also contracted for the purchase of $26.2 million of second generation wireless two-way messaging devices to be delivered beginning mid-1999. The contract contains a 50% cancellation penalty. Additionally, we have remaining contractual commitments for the purchase of $392,000 of base stations required to complete certain necessary site build-outs, and $1.2 million for certain software development.

     All of our wholly owned subsidiaries are subject to financing agreements that limit the amount of cash dividends and loans that they can advance to us. At March 31, 1999, all of our subsidiaries' net assets were restricted under these agreements. These restrictions will have an impact on our ability to pay dividends.

     Cash used in operating activities was $16.0 million for the first quarter of 1999 compared to $10.9 million for the comparable period in 1998. The increase in cash used in operating activities was primarily attributable to (1) approximately $3.0 million of increased operating losses, primarily as a result of additional net expenses incurred as a result of the ARDIS acquisition and Year 2000 readiness programs, and (2) increases in net working capital requirements resulting primarily from increased data service revenues. Cash used in investing activities was $25.4 million for the first quarter of 1999 compared to $193.4 million for the first quarter of 1998, representing the acquisition of ARDIS in March 1998, and the funding of certain required escrows in connection with the acquisition and issuance of the Senior Notes due 2008, offset by the issuance in January 1999 of the XM Note Receivable. Cash provided by financing activities was $47.2 million in the first quarter of 1999 as compared to $223.5 million in the first quarter of 1998 reflecting the issuance of the Senior Notes due 2008 in March 1998, offset by the repayment of other long-term debt in the first quarter of 1998, and the proceeds from the issuance of the Baron Note and draws under the revolving credit facility in the first quarter of 1999. Proceeds from the sale of shares of our common stock were $162,000 and $103,000 for the first three months of 1999 and 1998, respectively. Payments on long-term debt and capital leases were $1.3 million and $100,000 for the first three months of 1999 and 1998, respectively. In addition, we incurred $40,000 of debt issuance costs in the first quarter of 1999, as compared to $13.5 million in the first quarter of 1998, reflecting placement of the Senior Notes due 2008, and costs incurred in connection with the negotiation and completion of the term loan facility and revolving credit facility. As of March 31, 1999, we had $8.1 million of cash and cash equivalents, working capital of $8.5 million, $21.7 million of securities and $41.0 million of investments restricted for the payment of interest.

XM RADIO'S LIQUIDITY AND CAPITAL RESOURCES

     As of July 23, 1999, XM Radio has raised $330.8 million of capital, net of expenses and repayment of debt, including $250.0 million of gross proceeds of subordinated convertible notes issued as part of the XM Radio Transactions. These funds have been used to acquire XM Radio's FCC license, make required payments under XM Radio's satellite contract with Hughes, and for working capital and operating expenses. Of the funds raised by XM Radio prior to the XM Radio Transactions, we provided approximately $1.7 million, $21.4 million was provided by the XM Note Receivable, and the remainder was provided by WorldSpace. On July 7, 1999 we acquired WorldSpace's debt and equity interests in XM Radio, other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of our common stock. Concurrently with this transaction, XM Radio issued $250 million of subordinated convertible notes to several new strategic and financial investors. XM Radio used $75 million of the proceeds from the notes to repay the outstanding loan payable to WorldSpace. As a result of these transactions, we own all of the issued and outstanding stock of XM Radio, although several large notes convertible into equity of XM Radio are outstanding. WorldSpace no longer owns any direct equity or debt interest in XM Radio. The XM Note Receivable (which also is convertible into XM Radio stock) presently has an outstanding balance of approximately $21.7 million, including accrued interest. As a result of the XM Radio Transactions, assuming a subsequent conversion of all outstanding convertible notes of XM Radio into voting stock, including the Baron Note, we would own approximately 37% of the economic interest in XM Radio.

     XM Radio currently estimates that it will require approximately $750 million in addition to the amounts it has raised thus far to develop and commercially launch its system, which XM Radio is targeting for the second quarter of 2001. On July 23, 1999, XM Radio announced that it had filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock. XM Radio expects that the net proceeds from such offering will be sufficient in the absence of additional financing to cover XM Radio's funding needs into the first quarter of 2000. Even after its service is launched commercially, XM Radio will need substantial further funding to cover its cash requirements before it begins generating positive cash flow from operations. XM Radio's actual financing requirements will depend on how the business develops over the next two years and cannot be estimated at the present time. XM Radio's primary uses of funds will include satellite construction and launch, launch and in-orbit insurance premiums, construction of its terrestrial repeater system, development of the satellite radio ground segment, and working capital and operating expenses.

     XM Radio has significant payment obligations under a long-term distribution agreement with the OnStar division of General Motors. This agreement provides for the installation of XM radios in General Motors vehicles and the distribution of XM Radio's service to the exclusion of other satellite digital radio services. XM Radio has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, XM Radio has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. XM Radio must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. This percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. The agreement is subject to renegotiation if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving XM Radio's service, starting with
1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiation. For more details about XM Radio's contract with General Motors, see the discussion under the caption "Certain Relationships and Related Party Transactions -- Certain Transactions Involving XM Radio -- Distribution Agreement with General Motors."

     XM Radio expects to satisfy its future funding requirements by selling debt or equity securities, publicly and/or privately, and by obtaining loans or credit lines from banks or other financial institutions. Any such sale could reduce our interest in XM Radio. See "The XM Radio Transactions." In addition, XM Radio plans to seek funds through vendor financing arrangements in connection with construction of its terrestrial repeater system. If XM Radio is successful in raising additional financing, XM Radio anticipates that a significant portion of the financing will consist of debt securities. XM Radio's projections regarding its funding requirements are forward-looking, and XM Radio's actual requirements could vary materially from its projections, due to a variety of factors, some of which are outside of the control of XM Radio, including unexpected costs, unforeseen delays, engineering design changes, launch failures, satellite anomalies, adverse regulatory developments, or other unanticipated events.

     We are not required to provide any additional funding to XM Radio, and we expect that XM Radio will continue to obtain substantially all of its required funding from other sources. Accordingly, we do not expect that development of the XM Radio business will have a material effect on our consolidated liquidity, capital resources or cash flows. We do not intend to use any of the net proceeds from this offering to fund XM Radio's business plan.

REGULATION

     The ownership and operations of our wireless communication systems and XM Radio's systems are subject to significant regulation by the FCC, which acts under authority granted by the Communications Act of 1934, as amended, and related federal laws. A number of our licenses are subject to renewal by the FCC and, with respect to our satellite operations, are subject to international frequency coordination. In addition, the Communications Act limits the ownership and control of American Mobile by non-U.S. citizens or entities to 25%, unless such ownership is found to be in the public interest. There can be no assurances that the rules and regulations of the FCC will continue to support our operations as presently conducted and contemplated to be conducted in the future, or that all existing licenses will be renewed and requisite frequencies coordinated. See "Regulation."

YEAR 2000 READINESS

     American Mobile has a Year 2000 Readiness Program to address Year 2000 issues. "Year 2000 Ready," or "Year 2000 Readiness," means that customers will experience no material difference in performance and functionality of our networks as a result of the date being prior to, during or after the year 2000.

     Our Year 2000 Readiness Program uses the phased approach that is common in our industry. The awareness, inventory and assessment phases have been completed, and American Mobile is at various stages of the renovation, validation/test and implementation/rollout phases, depending on the particular system involved.

     Our plans for the renovation, validation/test and implementation/rollout phases call for us to be Year 2000 Ready by the end of the third quarter of 1999. In addition, we are currently scheduled to complete renovations, implementation and rollout of our internal systems, including our CMIS voice customer billing software, in the fourth quarter 1999. These internal software systems do not affect our ability to pass customer traffic and therefore will not affect Year 2000 Readiness.

     The complex of hardware and software that we maintain consists of commercial off-the-shelf software, as well as custom software developed specifically for our networks. In certain cases, our Year 2000 Readiness Program involves upgrading commercial off-the-shelf software that is unsupported by the vendor or whose Year 2000 Readiness could not be determined. Upgrading such commercial off-the-shelf software, as planned, provides greater certainty regarding the Year 2000 Readiness of such products and ensures that vendor support will be available.

     Our Year 2000 Readiness Program cost approximately $2.4 million in 1998. Expenditures for the Year 2000 Readiness Program in 1999 are estimated to be up to $6.6 million, of which approximately $3.3 million was incurred as of June 30, 1999. Some of these costs, including the purchase of software upgrades and consulting services, are expensed as incurred while other costs, such as hardware purchases, are being treated as capital expenditures.

     The estimated cost and date on which we believe our network will be Year 2000 Ready are our best estimates. However, there is no guarantee that we will achieve these results and actual results could differ materially from those anticipated. Some of our critical business systems depend significantly on software programs and third party services that are not within our control. Failure to solve Year 2000 errors within our critical business systems could result in possible service outages, miscalculations or disruption of operations that could have a material impact on our business. Because of our heavy dependence on software, some Year 2000 problems may not be found or the remediation efforts may introduce new bugs that are not identified before they impact operations. This applies to both commercial off-the-shelf software and custom software.

     If our customers fail to make their own hardware and software Year 2000 Ready on time, their applications may not function even if our systems are Year 2000 Ready. This could result in reduced traffic and revenues. Also, suppliers of goods and services may suffer Year 2000-related failures from which we cannot adequately protect our business.

     While we believe that we will be able to achieve Year 2000 Readiness in a timely manner, the schedule for completing the implementation of several core business systems extends to the third quarter of 1999 and there is a possibility that we may not become Year 2000 Ready on time or within budget. Contingency planning, as discussed below, is currently underway to minimize the risk of business interruptions caused by Year 2000 problems within our core business systems.

     We have contingency arrangements in place to minimize service interruptions that can mitigate, although not eliminate, interruptions caused by problems resulting from Year 2000 issues. For example, we have backup power supplies and generators in place for certain portions of our networks in the event of electrical power outages. In addition, we have contracted with more than one service provider for some services. We are incorporating these arrangements into our Year 2000 contingency plans. To the extent that it is commercially reasonable to do so, we will include other redundant or alternative sources of services in our Year 2000 contingency planning efforts.

                                    BUSINESS

     In this section of the prospectus, we describe important aspects of our business. We have divided this section into two separate sections, one describing our core wireless communications business, and the other discussing XM Radio's business. As described elsewhere in this prospectus, XM Radio is a development stage company. XM Radio has a separate management team and a business plan that is distinct from our core wireless business. To date, XM Radio has received substantially all of its required funding from independent sources in exchange for debt and equity interests in XM Radio. We are not required to provide any additional funding to XM Radio, and we currently expect that XM Radio will continue to obtain substantially all of its required funding from other sources. Accordingly, we do not expect that development of the XM Radio business will have a material effect on our consolidated liquidity, capital resources or cash flows. For these reasons, we describe XM Radio's business in a section that is separate from the discussion of our core wireless operations. The description of XM Radio's business begins on page 69 of this prospectus.

OVERVIEW

     We are a nationwide provider of wireless two-way data, dispatch and voice communications services that enable businesses and mobile workers to manage, access, and transfer electronic information. We have developed a versatile array of products and services targeted at customers in four primary market segments:
(1) transportation and package delivery, (2) field service, (3) wireless email and other Internet-based content services, and (4) telemetry. Customers use our products and services to connect their remote and mobile equipment and people to their enterprise systems. We deliver our services through our own wireless network that uniquely integrates separate terrestrial and satellite components. Our customers typically sign multi-year contracts for applications on our network such as:

     - messaging and call dispatch systems used by large transportation companies and field service organizations,

     - two-way wireless email services that provide mobile professionals with integrated wireless access to a broad range of corporate and Internet email applications,

     - telemetry and point-of-sale systems that connect remote equipment, such as utility meters or wireless point-of-sale terminals, with a central monitoring facility,

     - global position tracking systems that permit businesses to manage mobile assets, and

     - point-to-multi-point voice communications systems used by natural resource companies, utilities, government agencies and other entities with mobile fleets and field workers.

     We offer customers the nation's largest, most fully-deployed terrestrial wireless two-way data network, comprising approximately 1,700 base stations that provide service to 427 of the largest cities and towns in the United States, including virtually all metropolitan areas. We believe that our network's extensive nationwide coverage and deep in-building penetration are key competitive advantages, providing customers with full two-way messaging capability and guaranteed message delivery through a single service provider with nationwide scope. Our satellite in geosynchronous orbit overlays our terrestrial network, thereby extending the service area coverage of our network throughout all 50 states and the Caribbean. The satellite also provides nationwide voice and dispatch services.

     As of March 31, 1999 we had approximately 113,000 units on our network, of which 99,600 were data units and 13,400 were voice units. On a pro forma basis giving effect to our acquisition of ARDIS in March 1998, our total subscribers grew by 30% during 1998 and 7% during the first quarter of 1999. In addition, we reduced our EBITDA loss from ($56.9) million in 1997 to ($36.9) million in 1998, on a pro forma basis for the ARDIS acquisition.

     We believe that we are well positioned to capitalize on the substantial and growing market for wireless data services, which Strategis estimates is composed of approximately 32.3 million addressable mobile workers with significant wireless communication and data access needs. Strategis further estimates that approximately 9.7 million of these workers will use some form of mobile data service by 2002, and that approximately 2.8 million workers currently use some form of mobile data service, primarily analog cellular-based service. We believe that growth in this market is being driven by the widespread acceptance of wireless voice services and the need for mobility in many market segments. We also believe that growth is being driven by development of more compact, less expensive user devices, and an increasing requirement for "real-time" wireless communications between companies, as well as between their mobile workers, customers and vendors. The Internet has contributed to this growth by expanding the ability to communicate across a common technology platform. In addition, there is a large and growing market for wireless telemetry applications such as utility meter reading, premises alarm monitoring and point-of-sale credit and debit card transaction processing. Strategis estimates that there are approximately 96.0 million control and data collection points that may be addressable by wireless data communication services.

     We have been and will continue to be focused on serving the needs of two established markets -- transportation and field service -- through both existing products and the development of new products. Transportation and package delivery customers such as UPS, Cannon Express and Southeastern Freight Lines typically use our nationwide data network to meet the data communications and location positioning requirements which result from customer demand, regulatory initiatives, and just-in-time inventory requirements. Field service customers such as IBM, NCR, Pitney Bowes and Sears use data applications such as service call dispatch, asset tracking and peer-to-peer communications to achieve critical business objectives that result in increased productivity, profitability and customer satisfaction. Other customers such as AT&T Network Services, MCI WorldCom and The Williams Companies use our voice dispatch service to provide their field service organizations with nationwide point-to-multipoint communication via push-to-talk handsets.

     In addition to penetrating our established markets more fully, we are capitalizing on the advantages of our network to accelerate our entry into new markets with significant growth potential, such as wireless email service and wireless telemetry. On May 4, 1999, we announced our eLink wireless email service, a combination of two-way wireless email and personal information management software that has been designed to uniquely meet the needs of mobile professionals. This service uses a palm-sized device which enables professionals located throughout the country to remain wirelessly connected to their desktop PC's and enterprise networks. We believe that the functionality, convenience and pricing of this service will allow us to penetrate a significant portion of the mobile professional workforce. We also believe that our network's attributes will allow us to expand our presence in the wireless telemetry market where we have developed a core customer base that includes companies such as ABB Information Systems, Ameritech SecurityLink, Akyman USA Inc. and U.S. Wireless. Telemetry customers use our network to create efficiencies in a number of critical data applications such as automated meter reading, business alarm monitoring, oil and gas wellhead and pipeline monitoring, vending machine monitoring and point-of-sale transactions.

     We distribute our services through our internal sales force, as well as through the broader distribution resources of value added resellers, such as paging companies. Through our resale arrangements with companies that have large existing customer bases, we are able to address significantly more potential customers than we would be able to address on our own. For example, we have signed a five-year agreement with SkyTel to market our eLink wireless email service to its customers through its sales force of over 450 trained sales representatives and its resale partners, and to integrate SkyTel's content service offerings into the eLink service for its customers. We are currently in discussions with a number of other large potential distribution partners for our eLink service. We have also entered into a number of distribution agreements with resellers for our telemetry products in order to penetrate specific markets where such resellers have a significant market presence and substantial sales and marketing resources. For example, we have entered into an agreement with ABB Information Systems, under which ABB markets our wireless telemetry product to utility companies, so that utilities can collect data from remote utility meters. We will continue to seek additional third party distribution channels with companies that provide access to large customer bases that we wish to target.

MARKET OPPORTUNITY -- WIRELESS DATA SERVICES

     We believe that wireless data services will be the primary driver of our future growth and profitability and that the market for wireless data services is substantial and growing. Strategis estimates that the addressable market for wireless data products is composed of approximately 32.3 million mobile workers in a variety of occupations, with significant wireless communication and data access needs. Strategis further estimates that approximately 9.7 million of these workers will use some form of mobile data service by 2002, and that approximately 2.8 million workers currently use some form of mobile data service, primarily analog cellular-based service.

     We believe that growth in this market is being driven by the widespread acceptance of wireless voice services, the need for mobility in many market segments, and a growing need for "real-time" communications. The Internet has contributed to this growth by expanding the ability to communicate across a common technology platform. This trend is being accompanied by, and in some cases contributing to, an increase in customer demand for just-in-time delivery, development of more compact, less expensive user devices, and an increasing requirement for wireless communications between companies, as well as between their mobile workers, customers and vendors.

     The table below shows our target market segments and provides an estimate, based on the market research of Strategis, of the potential addressable market size for each:

MARKET SEGMENT                                              MARKET SIZE
--------------                                              -----------
                                                        (UNITS IN THOUSANDS)
Transportation........................................          5,800
Field service.........................................          1,800
Wireless email........................................         24,500
Other.................................................            200
                                                              -------
                                                               32,300
Telemetry.............................................         96,000
                                                              -------
     Total............................................        128,300

TRANSPORTATION

     In the transportation industry, we have focused primarily on wireless data solutions for the trucking market. The major segments of the trucking industry include: truckload (or long-haul), less-than-truckload, package delivery, private fleets and asset/trailer tracking. The transportation industry uses mobile communications to keep track of drivers, monitor loads and assets not in use, trace delivery problems and keep customers informed through the integration of mobile communications with the transportation company's back-office systems.

     The truckload market consists of long-haul operators who handle point-to-point shipments sent directly from sender to receiver. Strategis estimates that the total potential truckload market is approximately 790,000 subscriber units, and we believe that the current market penetration is approximately 55%. To meet customer demands and comply with regulatory requirements, this segment was the first to adopt two-way wireless communications systems. Customers in this segment use our products to improve fleet asset utilization, reduce non-revenue producing miles and achieve on-time deliveries.

     The less-than-truckload segment is characterized by shipments that are typically picked up by a carrier at a terminal, moved as part of a larger load, sorted at a destination terminal and then delivered. Strategis estimates that the total less-then truckload market is approximately 200,000 units. Because of competition from package delivery firms such as Federal Express and UPS, as well as regulatory requirements and demands from customers for constant communications on delivery status, the less-than-truckload segment is beginning to adopt two-way wireless communications systems. The less-than-truckload market currently has very little penetration by mobile communications providers. We believe our multi-mode product is well matched to the higher volume data requirements of less-than-truckload carriers, due to its ability to provide service in areas not covered by existing satellite-only and terrestrial-only competitors, and the lower average usage charges enabled by the integration of our terrestrial and satellite networks.

     There are a relatively small number of large, national firms in the package delivery segment. We believe that the potential package delivery market is approximately 230,000 units. We believe we are in a good position to achieve leadership in this segment with the recently announced rollout of our contract with UPS. Under this multi-year agreement, UPS will use our terrestrial network for wireless communications for its third generation package tracking device. On June 14, 1999, UPS began using its third generation package tracking device in 13 metropolitan areas, including New York, Chicago, San Francisco and Boston. The contract calls for us to provide wireless communications services for approximately 50,000 UPS units by the end of 2001. This contract represents the largest implementation of a wireless data service using our terrestrial network.

     Private fleets are operated by non-trucking firms that haul their own freight. Strategis estimates that there are approximately 574,000 private-fleet vehicles in the United States. Private fleets provide services in both the long-haul and less-than-truckload segments.

     Asset/trailer tracking is a specialized segment within the transportation market, and refers to the tracking of mobile transportation assets, such as trailers in the trucking industry, and railroad locomotives, rail cars and containers. Strategis estimates that the total size of the asset/trailer tracking market is approximately 4.0 million units. Companies monitor the location of their remote and mobile transportation assets to give "real-time" tracking information to their customers, particularly on high-value or perishable shipments that are in-transit. Also, because transportation companies generally assume liability for shipments while in transit, they are attracted to wireless solutions which allow them to track shipments more efficiently and to be notified promptly if their trucks are opened or broken into.

                TRANSPORTATION -- 5.8 MILLION ADDRESSABLE UNITS

                                       LESS-THAN-                                         ASSET/TRAILER
                         TRUCKLOAD     TRUCKLOAD    PACKAGE DELIVERY    PRIVATE CARRIERS     TRACKING
                       --------------  ----------  -------------------  ----------------  --------------
Characteristics......  Long-haul,      Multi-      Multi-pickup and     Internal company  Location
                       point-to-point  pickup and  delivery; largest    fleets            tracking and
                                       delivery    short-term delivery                    security
                                                   firms                                  monitoring
Market Size (units in  790             200         230                  570               4,000
  thousands).........

FIELD SERVICE

     Companies employ field service workers in a variety of market segments, including the computer, office systems, building systems, oil and gas, and telecommunications markets. Field service workers in each market segment need connectivity to their office and immediate access to information in order to respond to customers in the field. Each market segment, however, has its own requirements in terms of wireless access and subscriber equipment.

     The field service market is composed of a highly mobile workforce focused on maintaining, repairing and servicing equipment on the customer's premise or remote locations. In response to customer demand, field service work has become increasingly focused on rapid response and efficient delivery of high quality service. To meet these challenges, field service groups have turned to wireless technology to provide dependable and timely call dispatching and communications. Using a variety of ruggedized laptop and handheld computers, field service organizations can be in constant contact with customers and their home office under any environmental conditions.

     Strategis estimates that there are approximately 1.8 million field service workers who are directly addressable by our products. The field service category can be subdivided into two broad segments, in-building and vehicle-based, each of which has different product requirements. Our in-building customers, such as those in the information systems, office equipment and building services segments, value the deep in-building penetration of our terrestrial network. Our vehicle-based customers, such as those in the oil and gas, telecommunications and utilities segments, generally value the broad, nationwide coverage of our network.

                 FIELD SERVICE -- 1.8 MILLION ADDRESSABLE UNITS

                                  IN-BUILDING                 VEHICLE-BASED
                           -------------------------    -------------------------
Characteristics..........  Repair personnel,            Primarily outdoor, team-
                           installers, contractors,     oriented and contingency
                           and engineers using          based operators in the
                           primarily data               telecommunications,
                           applications for single      utility and petroleum
                           worker dispatch and          industries typically
                           database query               using voice dispatch
                           applications.                applications.
Market Size (units in
  thousands).............  1,200                        600

WIRELESS EMAIL AND OTHER INTERNET-BASED CONTENT SERVICES

     The largest segment of the market for mobile data communications services consists of a broad array of mobile workers, including professionals, with significant requirements for wireless email and other Internet-based content services. This segment contains approximately 24.5 million mobile workers in industries and functions that include manufacturing, wholesale and retail trade, and a variety of service industries. The majority of users within this segment often do not require integrated connection with centralized systems such as an intranet, but still have a need for wireless data communication, such as email. Many of these workers need to communicate not only with their employer and fellow employees, but also with their customers and third parties, often using the Internet. We believe that mobile professionals will increasingly demand two-way wireless communications services that access electronic data applications such as email and other Internet applications. Because these applications are similar across numerous industries, the segment is horizontally addressable.

WIRELESS TELEMETRY

     Telemetry facilitates data connectivity between remote equipment and a central facility, generally without human interaction. Telemetry is used by a wide variety of companies for applications such as automated meter reading, monitoring of oil and gas pipelines, and the monitoring of a wide variety of systems, including alarm and security systems, vending machines and environmental and agricultural monitoring equipment. Strategis estimates that there are approximately 96.0 million control and data collection points that may be addressable by wireless data communications services. As of mid-1997, according to Strategis, in excess of 8.4 million control and data points had been connected to monitoring facilities via wireless data communications services.

     The traditional telemetry market is composed of several sub-segments. We intend to focus our efforts in the telemetry market in several of these areas, including:

     - Automated meter reading

     - Security/alarms

     - Oil and gas pipeline monitoring

     - Vending and office machines

     - Building control

     - Point-of-sale applications

     We believe that the largest current telemetry opportunity is automated meter reading. There are over 185 million meters in the United States with fewer than 1% automated. Historically, automated meter reading applications have been developed using handheld devices and drive-by systems installed in energy companies' maintenance vehicles. Recently, network-based wireless systems such as ours have expanded the benefits of automated meter reading by adding real-time delivery of information, improved billing and customer care, remote management of customer accounts, and real-time load profiling for customers.

     We believe that there are significant opportunities for wireless telemetry applications in other fields. For example, wireless telemetry solutions can allow customers to monitor, at a low cost, their remote office machines, computer systems and vending machines, thereby improving the value and productivity of those assets. In the oil and gas industry, telemetry applications can improve remote flow control monitor systems, enhance compliance with new environmental regulations, and improve emergency response without sending technicians to monitor remote installations.

     Point-of-sale applications are creating an emerging market segment for wireless communications. We believe there are two segments within the broad market where a wireless solution can be applied to point-of-sale applications. The first segment is an environment in which our network enables a wireless point-of-sale solution that is faster than the wireline offering or other traditional wireless solutions, making it viable to offer credit card processing in stores such as fast food franchises. The second segment includes those applications for which wireline connectivity is not an option, such as taxi and limousine services.

OTHER MARKET SEGMENTS

     The maritime segment consists of working boats, such as commercial merchant ships and fishing ships, and pleasure boats such as large recreational vessels. Our satellite-based mobile communications services are used by these vessels to increase operating efficiencies, extend the reach of terrestrial wireless services, and improve navigation. Strategis estimates that there are over 200,000 vessels that may be addressed by our satellite-based communication services.

     Other market segments addressed by our offerings include remote exploration, news gathering, recreational vehicles, and business and general aircraft. The common application among these segments is satellite telephony, including facsimile and circuit switched data. We have developed a customer base in each of these segments, and have in some cases sponsored the development of unique equipment configurations designed to meet the needs of specific user environments.

OUR WIRELESS BUSINESS STRATEGY

     Our objective is to deliver cost-effective, value-added wireless services to end users in targeted market segments. We believe this focused customer-oriented approach will maximize the number of our subscribers and revenue, which will allow us to generate the greatest returns for our stockholders. To meet this objective we intend to:

     - continue to offer business customers a broad range of nationwide wireless solutions;

     - access new market segments with significant growth potential, such as wireless email services and telemetry, where we believe our products provide a compelling value-added service;

     - develop new third party distribution channels;

     - enhance market penetration by lowering customers' "total cost of ownership"; and

     - capitalize on the technological advantages of our nationwide data network.

     CONTINUE TO OFFER BUSINESS CUSTOMERS A BROAD RANGE OF NATIONWIDE WIRELESS SOLUTIONS. We believe that we possess a key strategic advantage in being able to offer our business customers a broad range of wireless solutions using our own unique, nationwide network. We expect to continue to offer an extensive range of wireless solutions, including custom data applications, nationwide dispatch, two-way messaging, wireless email, voice telephony and dispatch services, and telemetry applications. We believe that our array of wireless solutions addresses several market segments with significant growth potential. By offering a wide range of cost-effective wireless solutions using our integrated nationwide network, we are able both to customize solutions for large corporate customers, and also sell "off the shelf" solutions for smaller businesses. We will continue to use our network to develop and offer wireless applications that address the growing demand for mobile wireless communications.

     ACCESS NEW MARKET SEGMENTS WITH SIGNIFICANT GROWTH POTENTIAL. We have traditionally focused on serving the transportation and field service markets because these segments value the nationwide, guaranteed delivery and in-building coverage attributes of our network. Recent significant reductions in the total cost of ownership and improvements in equipment functionality and size have enabled our services to appeal to a broader range of market segments. In particular, we believe that eLink, our new two-way wireless email service, is economically attractive to a large portion of the mobile work force. We expect that mobile professionals will increasingly demand two-way wireless data communications services that access electronic data applications such as email and other Internet applications. We also believe there is a significant market for our products in non-mobile environments such as wireless telemetry, where our wireless network offers a value-added automated mechanism for end-user customers to collect and use data from multiple remote locations in a central monitoring facility.

     DEVELOP NEW DISTRIBUTION CHANNELS. We have traditionally used our direct sales force and authorized dealers as the primary channels to distribute our products and services. To facilitate our entrance into new markets with significant growth potential, we intend to accelerate our efforts to develop third party distribution channels to reach a broader potential customer base. For example, in order to better access the wireless email market, we have formed an alliance with SkyTel, under which SkyTel will offer our eLink service to SkyTel's customers through its sales force of over 450 trained sales representatives and its resale partners. SkyTel will also integrate its content service offerings with the eLink service for its customers. This agreement has a five year term. We are currently in discussions with a number of other large potential distribution partners. In the wireless telemetry market, we have entered into reseller agreements with ABB Information Systems (utility monitoring), Ameritech SecurityLink (alarm monitoring), Akyman USA Inc. (point-of-sale), U.S. Wireless (point-of-sale), and other value added resellers to penetrate markets where such resellers have a market presence and significantly greater resources, including dedicated sales personnel. We are continuing to seek additional distribution channels that will enable us to more fully penetrate our existing markets and access potential new markets on an incremental basis.

     ENHANCE MARKET PENETRATION BY REDUCING CUSTOMERS' "TOTAL COST OF OWNERSHIP." We expect to increase the market acceptance of our products and services and increase our revenues by continuing to lower the total cost of ownership of our products. These costs include the cost of subscriber units, investment in software development, and monthly access and usage fees. By working with vendors and other business partners and by making strategic software investments, we have significantly lowered the total cost of ownership of our products. At the same time, we have improved the functionality of our devices and made them smaller and more convenient. For example, while our first generation multi-mode device sold prior to December 1998 was a bulky terminal that cost approximately $2,700, the new generation multi-mode device that is scheduled to begin delivery in the second half of 1999 will cost significantly less. Similarly, while the predecessor to our two-way messaging device, the Motorola KDT 840, was a large terminal that cost approximately $6,500, the RIM 850 device for our eLink service is palm-sized and costs only $359. We intend to continue to work with our vendors to develop new generations of devices that combine improved functionality and convenience at a lower cost per unit. We also expect that increased subscriber unit volumes associated with large contract awards will lead to additional unit price reductions. In addition, we will continue to incorporate inexpensive, off the shelf software or free software in our services. We believe that these lower price points will accelerate the acceptance and adoption of our services in our traditional markets, and will enable us to penetrate large new markets, such as wireless email service.

     CAPITALIZE ON OUR NETWORK'S TECHNICAL ADVANTAGES. We own the nation's largest, most fully deployed terrestrial wireless two-way data network. Together with our own satellite in geosynchronous orbit, the service area coverage of our network extends throughout the United States. Our terrestrial network is faster, lower-cost, and better able to transmit larger data content than satellite-only systems. We believe that our ability to offer the benefits of both terrestrial and satellite-based wireless solutions, using a network that we own, is a unique competitive advantage in targeting large customers and corporate accounts. Also, unlike many competitors who are in the process of building limited city-wide or regional terrestrial networks, or planning to launch satellites, we have deployed a network that is in place and operational today, and our future network expansion requirements are expected to arise primarily from increased customer demand. We believe that our network provides key competitive advantages currently unmatched by any competitor: virtually 100% nationwide geographic coverage, guaranteed two-way message delivery, and, in the areas covered by our terrestrial network, deep in-building penetration with superior performance characteristics when compared with satellite-only alternatives or cellular-based architectures. We also believe that our two-way messaging and wireless email products are superior to currently available "two-way paging" services, due to the full, equal in-bound and out-bound messaging capabilities that our network enables.

OUR WIRELESS PRODUCTS AND SERVICES

     We believe that we are well-positioned to provide a broad range of end-to-end wireless data and voice solutions to business customers in the United States. We believe that wireless data communication services, including email and Internet applications, will be primary driver of our future growth and profitability.

DATA SERVICES

     Our data messaging services enable communications between groups of mobile or fixed data terminals and a single "hub." Current applications include one-way and two-way messaging, wireless Internet email, and asset tracking and managing.

                         PRIMARY MARKET
NETWORK APPLICATION         SEGMENTS          CUSTOMERS AND RESELLERS      SERVICE BENEFITS
-------------------    -------------------   --------------------------   -------------------
Terrestrial only.....  Field service         IBM                          Nationwide coverage
                                             Sears                          and deep
                                             Pitney Bowes                   in-building
                                             NCR                            penetration
                       Transportation        UPS                          Fully deployed
                                                                            nationwide
                                                                            two-way
                       Two-way messaging     SkyTel (reseller)            Nationwide coverage
                         and wireless                                       and deep
                         email                                              in-building
                                                                            penetration
                       Telemetry             ABB Information Services     Low cost off-peak
                                             Ameritech SecurityLink         transmission
                                             Akyman USA Inc.
                                             U.S. Wireless
Satellite only.......  Transportation        Cannon Express               Less expensive
                                             Con-way Transportation         equipment costs
                                             Services                       relative to
                                                                            multi-mode
Multi-Mode...........  Transportation        Sitton Motor Lines           Least cost routing
                                             Southeastern Freight Lines     and ubiquitous
                                                                            satellite
                                                                            coverage

     TERRESTRIAL-ONLY. We offer a variety of end-to-end wireless data solutions to customers primarily in vertical market segments, including the transportation and field service markets. Our network provides a breadth of coverage that we believe is significantly greater than that of any competing network and offers deep in-building penetration, efficient frequency reuse, and reliable two-way data communications. Typical applications of the service include call dispatch, asset tracking, peer-to-peer communications, Internet email and fax capabilities. In 1998, we introduced a two-way messaging service that provides guaranteed message delivery, personal acknowledgment, pre-set and custom message reply and complete custom message origination using a hand-held, two-way messaging device manufactured by Research in Motion, Limited. Our eLink wireless email service, a second generation, two-way wireless data messaging solution, will provide mobile professionals with integrated wireless access to a broad range of corporate and Internet email and personal information manager applications. The eLink service is designed to permit mobile professionals to receive and send messages and other data applications via wireless email, using a second generation, palm-sized messaging device, the RIM 850. A variety of software firms have developed "middleware" which helps to significantly minimize the customer's development effort in connecting the customer's application to our network. A number of off-the-shelf software packages, including Motorola's AirMobile Wireless Software for Lotus cc:Mail(TM), Lotus Notes(TM) and IKON's Mobile CHOICE(TM) for Windows, enable popular email software applications on our network.

     Our telemetry products are designed to meet specific needs of customers or groups of customers, such as utility companies. Our telemetry products use our nationwide terrestrial wireless network to permit a central monitoring facility to collect data from remote terminals. Applications include meter reading and wireless point-of-sale transactions.

     SATELLITE-ONLY MESSAGING. Our satellite mobile messaging service is offered as an alternative to the multi-mode product for customers in the long-haul trucking segment. Customers with broad network coverage requirements but relatively low usage requirements can reduce their total cost of ownership by subscribing to our satellite messaging service.

     MULTI-MODE MESSAGING. Our multi-mode communications system uses our terrestrial and satellite network to provide "least-cost routing" for customers' two-way data communications by actively seeking connections to the lower cost terrestrial network before automatically using our satellite network thereby providing nationwide coverage. We believe that our multi-mode data and global position tracking services allow us to bring cost-effective solutions to long-haul trucking customers as well as the broader transportation industry, including the less-than-truckload and package delivery segments.

VOICE SERVICES

     We offer mobile voice services through two primary services: nationwide dispatch service and satellite telephone service.

NETWORK APPLICATION    PRIMARY MARKET SEGMENTS      CUSTOMERS           SERVICE BENEFITS
-------------------    -----------------------  ------------------  ------------------------
Dispatch.............  Field service            AT&T                Only provider of
                                                MCI WorldCom        nationwide dispatch
                                                Williams Companies    services
Telephony............  Maritime                 Stratos (reseller)  Low cost maritime
                                                                      telephony service
                       Other                    CBS                 Reliable, remote mobile
                                                Red Cross             coverage
                                                FEMA
                                                State of Louisiana

     NATIONWIDE DISPATCH SERVICE. Nationwide dispatch service provides point-to-multi-point voice communications among users in a customer-defined group using a push-to-talk device. We are the only provider of nationwide voice dispatch service. This service is designed to facilitate team-based, contingency-driven operations of groups operating over wide and/or remote areas. We market the dispatch service to businesses that have wide-area operational requirements that are under-served by a similar point-to-multi-point capability. These targets include: oil and gas pipeline companies; utilities and telecommunications companies with outside maintenance fleets; state and local public safety organizations operating in under-served areas; and public service organizations with a requirement to seamlessly link resources on a nationwide basis.

     SATELLITE TELEPHONE SERVICE. Satellite telephone service supports two-way circuit-switched voice, facsimile and data services. We offer a wide range of satellite phone configurations developed to address the particular communications needs of customers. We market telephone service to businesses that have nationwide coverage requirements, including those operating in geographic areas that lack significant terrestrial coverage, including natural resource companies, utilities and telecommunications companies that require backup and restoral support, public safety organizations, and maritime users seeking expanded or less costly coverage for both commercial and recreational vessels.

PRICING OF OUR WIRELESS PRODUCTS AND SERVICES

     We price our services on an access fee and variable usage fee basis. Volume packages that include increments of free usage in exchange for higher, fixed access fees, as well as volume discounting plans are also available.

     DATA PRODUCTS. Multi-mode users are charged a monthly access fee that includes a set number of vehicle location reports. In addition to this access fee, users pay for their usage depending on the length and mode of transmissions. Customers are typically charged less for terrestrial usage than for satellite usage. Satellite and terrestrial messaging services are priced under similar structures, and offer a wide variety of volume packaging and discounts, consistent with the demands of the targeted markets. The average monthly bills for our data customers range from below $10 for high unit quantity, low traffic volume, off-peak telemetry users, to over $100 for high volume, peak users in the field service market. Our average monthly revenue per data user in the first quarter of 1999 was approximately $44. Our new eLink wireless two-way messaging service will be offered initially with an unlimited monthly airtime fee of $59.95.

     VOICE PRODUCTS. Our nationwide dispatch users are charged a fixed access fee for virtually unlimited usage, while satellite telephone users are charged both fixed access and variable usage fees. Monthly bills for satellite voice customers range from over $100 for high volume users to a low of $35 for certain public safety and emergency restoral applications. Our current average monthly revenue per voice user in the first quarter of 1999 was approximately $85.

OUR WIRELESS CUSTOMERS

     As of March 31, 1999, we had approximately 113,000 units in service and an established customer base of large corporations including UPS, AT&T, Avis, Bank of America, IBM, MCI WorldCom, NCR, Otis Elevator, Pitney Bowes, Sears, Siemens, Con-way Transportation Services, Cannon Express, Southeastern Freight Lines and The Williams Companies. Our products also have been adopted by various emergency response organizations such as the Federal Emergency Management Agency and the American Red Cross. The majority of our customers sign long-term contracts and make significant capital investments to initiate service. As a result, we typically experience low turnover of our customer base. Customers representing 44% of our revenues for the quarter ended March 31, 1999 were signed to multi-year contracts expiring on or after December 31, 2000.

     As of March 31, 1999, our customer base included the following market segments:

                                                             PERCENTAGE OF
MARKET SEGMENTS                                               TOTAL UNITS
---------------                                              -------------
Field service..............................................        44%
Transportation and package delivery........................        31
Telemetry and point of sale................................        10
Other......................................................        15
                                                                  ---
Total......................................................       100%
                                                                  ===

     As of March 31, 1999, our customer base included the following product segments:

                                                             PERCENTAGE OF
PRODUCT SEGMENTS                                              TOTAL UNITS
----------------                                             -------------
Data:
  Terrestrial..............................................        62%
  Multi-mode...............................................        11
  Satellite................................................         8
  Private networks.........................................         7
                                                                  ---
                                                                   88
Voice:
  Telephony................................................         6
  Dispatch.................................................         4
  Private networks.........................................         2
                                                                  ---
Total......................................................       100%
                                                                  ===

MARKETING AND DISTRIBUTION

     We market our wireless services through four primary distribution channels: direct sales, vertical resellers, horizontal resellers and dealers.

     DIRECT SALES. We have a direct sales force that focuses on the requirements of business customers. This sales organization is comprised of a national accounts group that profiles and targets specific Fortune 500 accounts, and a network of regionally based representatives who specialize in specific industry segments. Sales to national account targets generally require a sustained marketing effort lasting several months. Prior to making a buying decision, a majority of the accounts exercise a due diligence process where competitive alternatives are evaluated. Our employees often assist in developing justification studies, application design support, hardware testing, planning and training.

     VERTICAL RESELLERS. In order to penetrate quickly certain market segments characterized by specialized technical requirements and/or unique business applications, we leverage the capabilities of specialized distribution partners. These relationships enable us to penetrate new market segments without investing in the product, training and development requirements typically associated with entry into a new market segment.

     Our vertical resale arrangements are designed to accelerate entry into the wireless telemetry (utility and alarm monitoring), point-of-sale, maritime and government market segments. These business partners are responsible for development of the end-user solutions, and purchase capacity on our data network.

     In the maritime segment, we traditionally sold our satellite-based mobile communications services through our direct sales force, dealers and resellers. In 1998, we made Stratos the exclusive distributor of our satellite telephony service to authorized dealers and retail customers. As part of this agreement, we sold substantially all of our maritime-related inventory to Stratos. Under our agreement, Stratos pays us an activation fee for each maritime subscriber unit, as well as specified per-minute fees and a portion of the monthly access fee that Stratos charges to its customers. In addition, Stratos performs certain of our obligations under contracts with resellers we entered into prior to making Stratos our exclusive reseller, and Stratos manages such contracts, in exchange for a portion of the fees we collect from such other resellers. We also continue to offer satellite capacity on a wholesale non-exclusive basis to other parties who serve the maritime market.

     We currently use three specialized government resellers, one of which has included our products on the General Services Administration schedule. We intend to expand the distribution opportunities for our terrestrial data products by also including them in these programs.

     We also have various private network customers that purchase bulk satellite capacity from us in the form of dedicated capacity increments or channels. Private network customers use this capacity to support their own proprietary networks and products, and maintain all associated business risks and responsibilities.

     HORIZONTAL RESELLERS. We use horizontal resale relationships to reach a large segment of the mobile workforce that does not require integration with centralized systems, but still has a broad need for two-way messaging and wireless email access. Because these applications are generic across numerous industries, the segment is horizontally addressable, and requires some level of retail presence. We recently announced a strategic agreement with SkyTel under which SkyTel will feature our new eLink wireless email service as one of its five "core" wireless messaging solutions. Our agreement with SkyTel has a five year term. We are currently in discussions with a number of other large potential distribution partners for our eLink service. We also maintain relationships with manufacturers of personal handheld computing devices, that include our marketing material with the device packaging to provide the purchaser the option of wirelessly enabling a handheld computing device.

     DEALER CHANNELS. We also use dealers who distribute our nationwide dispatch and satellite telephony products. These dealers typically have strong business relationships with regional public safety entities, as well as with smaller field service fleets. We believe that opportunities exist to capitalize on the strengths of this channel by introducing a low-cost terrestrial data device with minimum integration requirements. Typically these dealers serve as agents for sales and service and do not provide billing and collection services. These dealers are generally compensated with a standard activation fee, plus a modest percentage of the service revenue for which they are responsible.

OUR WIRELESS COMMUNICATIONS NETWORK

     Our integrated wireless network consists of (1) the largest two-way terrestrial data network in the United States, providing service to 427 of the largest cities and towns in the United States, including virtually all metropolitan areas, and (2) a satellite in geosynchronous orbit with coverage of the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and U.S. coastal waters and airspace. The network provides a wide range of mobile data and voice services in multi-mode and single-mode configurations.

     Users of our network access it through subscriber units that may be portable, mobile or stationary devices. Generally, subscriber units enable either data or voice communications and are designed to operate over either the terrestrial data-only network or the satellite network, which

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provides both voice and data communications. In addition, our multi-mode subscriber equipment is designed to provide least-cost routing of data messages over the integrated terrestrial and satellite network.

     Subscriber units receive and transmit wireless data or voice messages from either terrestrial base stations or our satellite, MSAT-2. Terrestrial messages are routed to their destination via data switches that we own, which connect to the public data network. Satellite messages are routed to their destination via satellite data and voice switches, located at our headquarters, which connect to the public data and switched voice networks. A data switch located in Lincolnshire, Illinois links the terrestrial and satellite networks for the delivery of our multi-mode data service.

     Our new eLink wireless two-way messaging service incorporates two-way data switches and Internet connectivity. This service provides users with several wireless messaging alternatives. Our eLink Messenger(SM) service assigns a unique email address allowing users to send and receive wireless email messages independent of other email systems. In addition, the eLink Messenger(SM) service provides the capability to send wireless messages to a facsimile and the option to receive wireless messages initiated through interactive voice response or operator assisted methods. Users of our eLink Agent(SM) service have the capability to send and receive email messages, using their existing Internet email address, over our wireless terrestrial network, as long as the user's email system is compliant with the industry protocol known as Post Office Protocol 3, or POP3.

     Our terrestrial network delivers superior in-building penetration, completion rates and response times compared to other wireless data networks through the use of a patented single frequency reuse technology developed by Motorola. Single frequency reuse technology enables multiple base stations in a given area to use the same frequency. As a result, a message sent by a subscriber can be received by a number of base stations. This technology contrasts with more commonly used multiple frequency reuse systems which provide for only one transmission path for a given message at a particular frequency. In comparison with multiple frequency reuse systems, our technology provides superior in-building penetration and response times and enables us to incrementally deploy additional capacity as required, instead of in larger increments as required by most wireless networks.

     MSAT-2 has an expected end of service date of 2006 subject to potential malfunctions and other factors. We have an agreement with TMI, the Canadian mobile satellite owner and operator of MSAT-1, for back up, restoral and additional capacity if our satellite fails or we need additional capacity. In return, we have agreed to provide TMI with similar back-up service on our MSAT-2 satellite. Each of the MSAT-1 and MSAT-2 satellites has in the past experienced some malfunctions. Prior MSAT-2 malfunctions have involved either components backed up by spares or did not have a material impact on current operations. However, either or both satellites could malfunction at any time.

EQUIPMENT AND SUPPLIER RELATIONSHIPS

     We have contracts with multiple vendors to supply equipment configurations designed to meet the requirements of specific end-user applications. We continue to pursue enhancements to these devices that will result in additional desirable features and reduced cost of ownership. Although many of the components of our products are available from a number of different suppliers, we rely on a relatively small number of key suppliers. The devices used with our services generally are subject to various product certification requirements and regulatory approvals before they are delivered for use by our customers.

     Our eLink wireless two-way messaging service will be launched using a palm-sized second-generation device manufactured by Research in Motion, Limited, the RIM 850. This device includes a full keyboard and features a unique thumb wheel that functions similarly to a PC mouse. This new

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generation device is scheduled to begin delivery in mid-1999, following successful product certification. Research in Motion also manufactured the first generation device used in our earlier two-way messaging service. As described below, Research In Motion also manufactures modems designed to be integrated into handheld field service terminals, telemetry devices, utility monitoring and security systems and certain other computing systems. Research In Motion is also manufacturing the modem that will be incorporated into the second generation multi-mode terminal being manufactured by Vistar Telecommunications, as described below. Our supply arrangements with Research In Motion are not exclusive, and Research In Motion manufactures similar hardware products for other companies, including BellSouth Wireless, our primary competitor in the two-way wireless messaging market segment.

     In addition to the messaging devices manufactured by Research in Motion, there are currently over 30 other types of subscriber units available from 15 manufacturers that can operate on our terrestrial network. Examples of portable subscriber units include ruggedized laptop computers, small external modems, handheld or palmtop "assistants," and pen based "tablets."

     In the transportation market, we have an agreement with Conexant Systems, Inc. (formerly Rockwell Semiconductor Systems) to provide multi-mode data communications equipment, and Vistar Telecommunications Inc., a Canadian company, to provide multi-mode data terminal equipment. We also have contracted with Vistar for the development and manufacture of a new multi-mode terminal. The new terminal, scheduled to begin delivery in the second half of 1999, will incorporate design changes that lower the total cost of ownership. The new multi-mode terminal will incorporate a modem provided by Research In Motion. We believe that the price of multi-mode terminals will continue to decline in the coming years.

     Mobile satellite voice telephones are offered in a number of different configurations that deliver a variety of features and options to meet specific market needs. Mobile satellite telephones are currently available in land mobile vehicle installed, fixed site, maritime, aeronautical, and fully transportable (i.e., battery powered and packaged in a briefcase) configurations. Subscriber equipment for satellite telephone service and nationwide dispatch service includes data interface ports to allow connection to communications accessories such as personal computers, and global positioning satellite tracking devices. Recent enhancements allow users to use the dispatch product remotely from the vehicle, via a wireless tether. The primary suppliers of our voice terminal equipment have been Westinghouse Wireless Solutions, Inc. and Mitsubishi Electronics America. We currently believe that we have sufficient inventory of voice terminal equipment on hand to meet expected demand and we continue working with Westinghouse and Mitsubishi to provide support and service to our voice customers.

     Tandem Computer provides the terrestrial network switching computers under a multi-year lease that extends through 2000, while AT&T provides network services including a nationwide wireline data network, and leased sites which house regional switching equipment for our terrestrial network.

     We also have a relationship with AT&T as our vendor for switched inbound and outbound public switched telephone network services. The satellite system terminates calls from its telephone product via both the AT&T and Sprint networks.

     Through our ARDIS subsidiary, we have executed multiple agreements with Motorola that provide for certain continued support from Motorola with respect to supply and support for the ARDIS DataTAC network infrastructure, ongoing maintenance and service of the terrestrial network base stations, and lease administration services for approximately 37% of the terrestrial network base station site leases.

     Hughes Network Systems Ltd. manufactures and supports the key component to our multi-mode and satellite messaging products, namely the land earth station. There are currently four land earth stations that are operational. The platform for our voice products, the communications ground

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segment, depends upon products from multiple vendors, most of which are generally commercially available. Northern Telecom manufactures and supports the core voice switch. Digital Equipment Corporation supplies the computing platform that runs the communications ground segment.

     We own certain patents, technical data and other intellectual property that has been developed in connection with our communications network. We jointly own certain intellectual property with TMI, the Canadian mobile satellite service provider, and we license intellectual property from other vendors for operation of our network. We believe our ownership of and rights to intellectual property for our system is sufficient for our business purposes.

     The terrestrial network, and certain of its competitive strengths such as deep in-building penetration, is based upon single frequency reuse technology. Motorola holds the patent for the single frequency reuse technology. We have entered into support agreements with Motorola to provide for certain support of the operations of the terrestrial network. However, there can be no assurance that Motorola will not enter into arrangements with our competitors, or that if it does, such arrangements would not harm our business.

COMPETITION IN OUR WIRELESS BUSINESS

     The wireless communications industry is highly competitive and is characterized by constant technological innovation. We compete by providing nationwide coverage, comprehensive, end-to-end solutions and a premium level of service in the markets we serve. End-to-end solutions have been assembled working with business partners who develop and manufacture software, middleware and hardware components. We differentiate our offerings with unmatched geographic coverage, deep in-building penetration, guaranteed message delivery, and guaranteed reliability.

     We compete with a full array of companies, from small startups to Fortune 500 companies. Many of these competitors have greater financial, technical and marketing resources than we do. Because we compete in several market segments with a broad range of services, competitors and competing technologies may address one or more of the market segments. We have identified six major classes of technologies or services that offer capabilities that we believe are, or may be, competitive with our services: terrestrial packetized data; cellular/PCS; specialized mobile radio/enhanced specialized mobile radio; private mobile communications systems; paging/narrowband PCS; and mobile satellite services.

     TERRESTRIAL PACKETIZED DATA. Companies using packetized data technologies provide wireless data services that compete directly with a number of our data products. Packetized data technology relies on radio frequencies to transmit data messages in short bursts. Primary competitors using this technology include BellSouth Wireless Data, Metricom and Cellnet Data. BellSouth Wireless Data, a wholly owned subsidiary of BellSouth Corporation, operates a terrestrial-only network that provides data services to customers in vertical markets such as field service, transportation and utility industries, and also addresses the horizontal market with its two-way messaging service. We believe that our network provides broader coverage, and superior in-building penetration than BellSouth Wireless Data's network. In addition, we continue to upgrade our network in major metropolitan areas so that it will operate at faster speeds than the BellSouth Wireless Data network. Metricom's Ricochet service provides wireless, mobile access to the Internet, private intranets, local area networks and email. Metricom currently offers its service in limited regions, comprised of San Francisco, Seattle, parts of New York City and Washington, D.C. Cellnet provides wireless meter reading services in a private network environment.

     In addition, some traditional paging companies, such as PageNet, and certain companies providing packetized data to vertical markets, such as BellSouth Wireless Data, are expanding into the horizontal market with two-way data services. Typical applications include wireless email, near-

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real time delivery of stock quotes and other time sensitive information, and mobile workforce communications. We consider this to be a dynamic market, offering considerable opportunity and risk because it is untested. We believe that our eLink wireless email service is superior to similar products offered by competitors because of (1) users' ability to combine their existing email box (corporate or Internet) into the wireless email system, no matter where they are, (2) a unique synchronizing cradle that automatically updates users' personal information management features, (3) more attractive pricing, (4) a new, rechargeable battery option, and (5) the nationwide breadth of our terrestrial wireless network. We have signed a strategic alliance with SkyTel under which SkyTel will market our eLink service to its customers.

     CELLULAR AND PCS. Cellular and PCS services compete with our satellite and terrestrial voice and data services, and presently serve the majority of mobile communications users in the United States, with over 67 million subscribers at the end of 1998. Approximately 2,300 cellular and PCS systems collectively provide service throughout most of the United States, with no single competitor providing the breadth of coverage that is available through our network. Cellular digital packet data, the cellular industry's standard packet data service, is available principally in metropolitan areas containing approximately 55% of the nation's population at the end of 1998. Some cellular and PCS carriers offer short message capabilities, depending on the protocol they use, and expect to offer larger capacity packet data services in the near future.

     Most cellular and PCS providers have structured their services and distribution principally to address voice service requirements of broad-market users. There is minimal direct competition between our satellite voice products and cellular carriers' voice products, owing to differences in service, equipment, and pricing. HighwayMaster Communications, Inc. offers terrestrial-based data and voice communications services using its proprietary messaging and billing technologies and circuit-switched cellular capacity, which it purchases in bulk from cellular carriers and resells to end-users in the long-haul trucking industry.

     SPECIALIZED MOBILE RADIO (SMR) AND ENHANCED SPECIALIZED MOBILE RADIO (ESMR) SERVICES. SMR is a terrestrial trunked dispatch voice and mobile telephone service in the 800 and 900 MHz bands. ESMR is a wide-area form of SMR. SMR services have been expanding rapidly over the past ten years, but over 80% of the SMR systems are private networks. Within the limitations of available spectrum and coverage, SMR operators with public networks compete with our voice dispatch and, to some degree, mobile telephone services. For certain applications, such as mobile telephone interconnect, SMR systems are less expensive than our satellite services, but the shared channel configuration and the economics of maintaining these systems have traditionally been designed for dispatch only.

     ESMR systems compete with our voice dispatch and data services in metropolitan areas. Nextel Communications, Inc. provides ESMR services in numerous large metropolitan service areas in the United States. Nextel is also the leading provider of SMR using digital technology, frequency reuse and lower power transmitters to transform its current SMR service into cellular-like telephone services. Nextel's integrated handsets include telephone, two-way radio, and text/numeric paging. Nextel, however, does not provide nationwide voice dispatch or data services.

     PRIVATE MOBILE COMMUNICATIONS SYSTEMS. Individual companies that have chosen to develop their own private wireless data networks constitute a large percentage of the wireless marketplace for corporate fleets. An example of such a company is Federal Express. While these companies already have made significant investments in their systems, in some cases recurring maintenance, upgrade and expansion costs, coupled with recent steps by the FCC to charge private system owners for the use of the radio frequencies, have caused these organizations to turn to commercial providers such as American Mobile.

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     NARROWBAND PCS/ENHANCED PAGING.  A large number of paging companies offer messaging services on a regional or nationwide basis. Despite the low cost of one-way paging, most traditional paging services do not provide full-function two-way communications, due to technological limitations in their networks. Although some paging companies have begun to offer limited two-way messaging services, initial challenges in coverage, responsiveness and throughput, as well as the high cost of service, currently limit their adoption by our targeted customers. As described in "Prospectus Summary -- Recent Developments," we recently signed a distribution agreement with SkyTel under which SkyTel will market our eLink two-way messaging service to its customers.

     MOBILE SATELLITE SERVICES. Our voice and data services face competition from a number of companies selling or developing services using a variety of satellite technologies. The principal competing satellite-based communications system available to the trucking market is Qualcomm Incorporated's OmniTRACS nationwide data service. Qualcomm currently provides low-speed mobile data services using terminals which are priced competitively with our satellite-only terminals. Qualcomm's OmniTRACS service currently does not provide a terrestrial communications path or least-cost routing capabilities similar to our multi-mode product, although Qualcomm has indicated that it plans to offer a multi-mode product in the future. As a result, transmissions to and from a vehicle must be routed exclusively over a satellite network and are subject to line of sight blocking and higher transmission costs. These factors limit the product's functionality and cost-effectiveness in segments that require urban coverage or large volumes of data transmission.

     Our satellite services also compete for mobile maritime subscribers with TMI, a Canadian company operating a satellite comparable to MSAT-2, and with Inmarsat, a consortium of 70 countries that is authorized to provide maritime voice and data services along the North American coasts. Because Inmarsat's current system operates at a much lower power level than does our satellite, its mobile terminals must be equipped with systems that are larger and more expensive than those required for our network. The Inmarsat system also has per minute charges that significantly exceed our customary charges. Several parties have applied to the FCC for authority to provide mobile satellite services in the United States through non-U.S. satellite systems. See "Regulation."

     Recently, several low earth orbit and medium earth orbit satellite companies have either started service or begun deployment of their satellite systems. Iridium LLC began service in November 1998. Iridium has targeted the international business traveler with hand-held phones priced in the same range as our phones, and service that is generally more expensive than our satellite telephone service. The low earth orbit and medium earth orbit voice systems, such as Iridium's and those offered by Globalstar and ICO, are more complex and costly than our geosynchronous network. These systems offer certain advantages over our voice telephony service, including the ability to support small handheld telephones and, in certain instances, reduced transmission delay. However, we do not expect that these systems will initially provide a nationwide dispatch service or support data service in excess of 4,800 bps. Further, because these are satellite systems, they are not expected to compete effectively against the urban in-building data services that we provide.

     In addition to relatively complex non-geosynchronous systems designed to provide mobile voice services, there are relatively simple "little" low earth orbit systems that would provide only low-speed packet data services. These systems, including ORBCOMM Global, L.P., and LEO One USA, have access to comparatively limited spectrum and are expected to compete for customers who require specialty applications such as asset tracking services for untethered trailers.

EMPLOYEES

     At June 30, 1999, our core wireless operations had approximately 479 employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

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PROPERTIES

     In our wireless business operations, we lease approximately 94,000 square feet at our headquarters office space and network operations center in Reston, Virginia. The lease has a term which runs through August 3, 2003 (which may be extended at our election for an additional five years). In addition, we lease a back-up Ku-band radio frequency facility in Alexandria, Virginia. We also lease approximately 86,000 square feet of space for office space and an operations center in Lincolnshire, Illinois, the lease for which expires December 31, 2000 (which may be extended at our election for an additional five years). We also lease site space for approximately 1,700 base stations and antennas across the country for the terrestrial network under one- to five-year lease contracts with renewal provisions. We anticipate that we will be able to gain access to additional base station sites when necessary on acceptable terms.

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                              XM RADIO'S BUSINESS

OVERVIEW

     XM Radio is seeking to become a nationwide provider of digital quality audio entertainment and information programming transmitted directly by satellites to vehicle, home and portable radios. XM Radio owns one of two FCC licenses to provide a satellite digital audio radio service for the United States. XM Radio is developing its service, which it will call "XM Radio," to provide a wide variety of music, news, talk, sports and other programming offering up to 100 distinct channels. XM Radio believes that customers will be attracted to the broad offering of formats and the service's digital quality sound and nationwide coverage.

     XM Radio is constructing its satellite system and contracting with third party programmers, vendors and other partners. Key milestones achieved include the following:

     - Raised $330.8 million of capital through July 23, 1999, net of expenses and repayment of debt, including recent investments by several strategic and financial investors, including General Motors, Clear Channel Investments, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners;

     - Long-term agreement with the OnStar division of General Motors covering the installation and exclusive marketing and distribution of XM Radio service in GM vehicles;

     - Contract with Hughes for delivery and launch of two high-powered satellites;

     - Agreement with STMicroelectronics, a leading digital audio chipset manufacturer, for the design and production of chipsets for XM Radio receivers;

     - Contracts with Alpine Electronics, Pioneer, SHARP and Delco Electronics to manufacture and distribute XM Radio receivers; and

     - Agreements with leading specialty programmers including AsiaOne, BBC World Service, Black Entertainment Television, Bloomberg News Radio, CNN en Espanol, CNNfn, CNN Sports Illustrated, C-SPAN Radio, Hispanic Broadcasting Corporation (formerly Heftel), One-on-One Sports, Radio One, Salem Communications, and USA Today.

THE XM RADIO SYSTEM

     XM Radio is designing its system to provide satellite radio to the continental United States and coastal waters using S-Band radio frequencies allocated by the FCC for satellite radio. The XM Radio system will be capable of providing high quality satellite radio services to mobile XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations.

     The XM Radio system design uses a network consisting of an uplink facility, two high-power geostationary satellites and, where necessary, terrestrial repeaters to provide digital audio service to both fixed and mobile XM radios throughout the United States and coastal waters. XM Radio has signed a contract with LCC International Inc., a wireless services site planner, to design a terrestrial repeater network, and anticipates awarding a definitive contract for the construction of a terrestrial repeater network in the third quarter of 1999. XM Radio's programming facility may include its uplink facility and its network monitoring center. XM radios will be manufactured by major consumer electronics manufacturers.

     A key distinguishing feature of the XM Radio system from standard AM/FM radio is its virtually seamless nationwide coverage. This will be accomplished using two high-power satellites and a terrestrial repeater network. Terrestrial repeaters will be an important component of the XM Radio system in dense urban areas characterized by "urban canyons" (i.e. urban areas with narrow streets and high buildings on both sides), allowing listeners to receive the signal with small antennas even

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when the "view" of the satellite is obscured. These repeaters will receive the satellite signals and retransmit them at much higher power levels, allowing receivers to pick up signals that are reflected by buildings or other objects, facilitating reception in dense urban areas. XM Radio intends to leverage American Mobile's expertise and experience in designing and constructing its terrestrial repeater network.

COMPETITION

     XM Radio expects to face competition for both listeners and advertising dollars, from both traditional and new sources.

     CD RADIO. XM Radio's direct competitor in satellite radio service is likely to be CD Radio, the only other FCC licensee for satellite radio service in the United States. CD Radio has announced that it expects to begin receiving revenue from operations in early 2001, which is slightly ahead of XM Radio's planned commencement of commercial operations in the second quarter of 2001.

     TRADITIONAL AM/FM RADIO. In addition to CD Radio, XM Radio anticipates that it will compete with traditional AM/FM radio, particularly the larger national radio broadcasters. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers "free" broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. It is anticipated that traditional radio will be able to broadcast high quality digital signals in the next few years.

     OTHER. To a lesser extent, XM Radio also expects to face competition from national satellite-based audio programming syndicators, direct broadcast satellite television, cable systems that carry audio service, and Internet-based audio providers.

                                   REGULATION

     The satellite network and terrestrial two-way wireless data network used in our core wireless business are regulated to varying degrees at the federal, state, and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the FCC have in the past materially affected and may in the future materially affect the telecommunications industry in general, and our wireless business in particular. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. The following is a summary of significant laws, regulations and policies affecting the operation of our core wireless business, as well as certain regulatory matters that are applicable to XM Radio's business.

GENERAL REGULATORY MATTERS APPLICABLE TO OUR WIRELESS BUSINESS

     The ownership and operation of our satellite and terrestrial networks are subject to the rules and regulations of the FCC, which acts under authority established by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. American Mobile operates pursuant to various licenses granted by the FCC.

     American Mobile is a Commercial Mobile Radio Service provider and therefore is regulated as a common carrier. We must offer service at just and reasonable rates on a first-come, first-served basis, without any unjust or unreasonable discrimination, and we are subject to the FCC's complaint processes. The FCC has forborne from applying numerous common carrier provisions of the

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Communications Act to Commercial Mobile Radio Service providers. In particular, we are not subject to traditional public utility rate-of-return regulation, and we are not required to file tariffs with the FCC for our domestic services.

     As a provider of interstate telecommunications services, we are required to contribute to the FCC's universal service fund, which supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. Under the FCC's current rules, we are required to contribute a percentage of the end-user telecommunications revenues we derive from the retail sale of telecommunications services. Currently excluded from a carrier's universal service contribution base are end-user revenues derived from the sale of information and other non-telecommunications services and wholesale revenues derived from the sale of telecommunications. A significant portion of the terrestrial network revenue falls within the excluded categories, thereby reducing our universal service assessments. Current rules also do not require that we impute to our contribution base retail revenues derived when we use our own transmission facilities to provide a service that includes both information service and telecommunications components. There can be no assurances that the FCC will retain the exclusions described herein or its current policy regarding the scope of a carrier's contribution base. A number of parties have filed petitions for review of the FCC's universal service policy and these appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. American Mobile may also be required to contribute to state universal service programs. The requirement to make these state universal service payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse impact on the conduct of our business.

     American Mobile is subject to the Communications Assistance for Law Enforcement Act ("CALEA"). Under CALEA, we must ensure that law enforcement agencies can intercept certain communications transmitted over our networks. We must also ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over our networks. We must comply with the CALEA requirements and any rules subsequently promulgated by June 30, 2000 or face possible sanctions, including substantial fines and possible imprisonment of company officials. It is not clear whether we will be able to comply with CALEA's requirements or will be able to do so in a timely manner. CALEA establishes a federal fund to compensate telecommunications carriers for all reasonable costs directly associated with modifications performed by carriers in connection with equipment, facilities, and services installed or deployed on or before January 1, 1995. For equipment, facilities, and services deployed after January 1, 1995, the CALEA fund is supposed to compensate carriers for any reasonable costs associated with modifications required to make compliance "reasonably achievable." It is possible that all necessary modifications will not qualify for this compensation and that the available funds will not be sufficient to reimburse American Mobile. The requirement to comply with CALEA could have a material adverse effect on the conduct of our business.

     As a matter of general regulation by the FCC, we are subject to, among other things, payment of regulatory fees, restrictions on the level of radio frequency emissions of our systems' mobile terminals and base stations, and "rate integration" regulations requiring that providers of interstate interexchange telecommunications services charge the same rates for these services in every state, including Puerto Rico and the U.S. Virgin Islands. Any of these regulations may have an adverse impact on the conduct of our business.

     The FCC licenses of American Mobile are subject to restrictions in the Communications Act that (1) certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and
(2) that no such FCC license may be held by a corporation controlled by another corporation ("indirect ownership") if more than 25% of the controlling corporation's capital stock is

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owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest is served by the refusal or revocation of such license. However, with the implementation of the Basic Telecommunications Agreement, negotiated under the auspices of the World Trade Organization ("WTO") and to which the United States is a party, the FCC will presume that indirect ownership interests in American Mobile's FCC licenses in excess of 25% by non-U.S. citizens or entities will be permissible to the extent that the ownership interests are from WTO-member countries. The Basic Telecommunications Agreement and this presumption regarding indirect ownership by non-U.S. citizens or entities do not apply to XM Radio's satellite radio license. The Basic Telecommunications Agreement took effect on February 5, 1998, and the FCC's implementing regulations took effect on February 9, 1998. If the 25% foreign ownership limit is exceeded, the FCC could potentially take a range of actions which could harm our business.

AMERICAN MOBILE'S WIRELESS TERRESTRIAL NETWORK

     Our terrestrial network consists of base stations licensed in the Business Radio and Specialized Mobile Radio Service, all operating in the 800 MHz frequency band. The terrestrial network is interconnected with the public switched data network.

     The FCC's licensing regime in effect when it issued licenses for the terrestrial network provided for the issuance of individual licenses for specific channels at specific sites. With respect to the part of the band in which all of the terrestrial base stations operate, however, the FCC has implemented a new licensing regime. The new licensing regime involves the auctioning of licenses for specific channels for wide geographic areas, within which the licensee will have substantial flexibility to operate any number of base stations, including base stations that may operate on the same channels as incumbent licensees such as American Mobile. The FCC proposes to prohibit the new geographic licensees from causing interference to incumbents, but there is concern that such interference may occur and that practical application of these rules is uncertain.

     We believe that we have licenses for sufficient channels to meet our current needs for capacity on the terrestrial network. To the extent that we need additional capacity, we may be required to either participate in the upcoming auctions or acquire channels from other licensees. As part of its new licensing regime, the FCC permits a wide-area geographic licensee, with prior FCC approval, to sell a portion of its geographic area to another entity. This partitioning authority may increase our flexibility to operate additional base stations, but the practical utility of this option is uncertain at this time.

     We operate the terrestrial network under a number of waivers of the FCC's technical rules, including rules on station identification, for-profit use of excess capacity, system loading, and multiple station ownership. Several of these waivers were first obtained individually by IBM and Motorola, which operated separate wireless data systems until forming the ARDIS joint venture in 1990. The FCC incorporated a number of these waivers into its regulations when it implemented Congress' statutory provision creating the Commercial Mobile Radio Service classification, and we no longer require those waivers. As of March 3, 1999, we completed our planned construction of base stations for which extended implementation was granted by the FCC in 1996.

AMERICAN MOBILE'S WIRELESS SATELLITE NETWORK

     We are licensed by the FCC to provide a broad range of mobile voice, data and dispatch services via satellite to land, air and sea-based customers in a service area consisting of the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and U.S. coastal waters and airspace. American Mobile is also authorized to provide fixed site voice and data services via satellite to locations within this service area, so long as such services remain incidental to American Mobile's mobile communications services. American Mobile is authorized to build, launch and operate three

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

geosynchronous satellites in accordance with a specified schedule. We are not in compliance with the schedule for commencement and construction of our second and third satellites and we have petitioned the FCC for changes to the schedule. Certain of these extension requests have been opposed by third parties. The FCC has not acted on our requests. The FCC has the authority to revoke the authorizations for the second and third satellites and, in connection with such a revocation, could exercise its authority to rescind our license. We believe that the exercise of such authority to rescind the license is unlikely. The term of the license for each of our three authorized satellites is ten years, beginning when we certify that the respective satellite is operating in compliance with the license. The ten-year term of the license for MSAT-2 began August 21, 1995. Although we anticipate that the authorizations are likely to be extended in due course to correspond to the useful lives of the satellites and that new licenses will be granted for replacement satellites, there is no assurance of such extension or grant.

     On July 2, 1998, we filed an application for authority to launch and operate our second-generation mobile satellite system. This satellite is intended to support our existing satellite services and also allow the provision of an extended array of services, such as higher data rate services and services to lower-power terminals. There is no guarantee that the FCC will grant this application. The filing of the application does not commit us to expend any resources toward this project; however, should we decide to proceed with the construction of the follow-on satellite, we would be required to raise substantial additional capital to fund this project.

     Our current foreign ownership level, for which the indirect ownership limits are applicable, is at least 14%. This figure does not include any foreign ownership of Motorola, Inc., which holds approximately 20.03% of our outstanding stock. Singapore, which is the domicile of Singapore Telecom, one of our largest shareholders, is a WTO-member country.

     MSAT-2 is designed to operate over the 1530-1559/1631.5-1660.5 MHz bands (the "L-band"). American Mobile is currently licensed to operate in the 1544-1559/1645-1660.5 MHz bands (the "upper L-band"). The FCC has designated American Mobile as the licensee for both MSS and Aeronautical Mobile Satellite (Route) Service ("AMS(R)S"). AMS(R)S includes satellite communications related to air traffic control, as well as aeronautical safety-related operational and administrative functions. As a condition to its authorization, American Mobile is required by the FCC to be capable of providing priority and preemptive access for AMS(R)S traffic in the upper L-band and to be interoperable with and capable of transferring AMS(R)S traffic to international and foreign systems providing such service. We currently anticipate we will be able to meet these requirements without any material adverse effect on our business. If we are unable to meet these requirements, the FCC may authorize and give priority spectrum access to one or more additional satellite systems that meet the specified requirements.

     We have applied for authorization to operate in the 1530-1544/1631.5-1645.5 MHz band (the "lower L-band"). If we are assigned spectrum in the lower L-band, we will be required by the FCC to provide similar priority and preemptive access in that spectrum to maritime distress and safety communications. With respect to our mobile voice terminals, we currently anticipate we will be able to meet this requirement without any material adverse effect on our business. The Federal Aviation Administration filed comments, however, in connection with our application to operate up to 30,000 mobile data terminals that were transitioned from leased space segment to MSAT-2 in late 1995, stating its concern that the mobile data terminals cannot be operated in compliance with our obligation to provide priority and preemptive access in the upper L-band. The FAA has proposed that we operate the mobile data terminals in the lower L-band. We have received successive six-month grants of special temporary authority, under a two-year waiver of the FCC's rules on priority and preemptive access, to operate up to 15,100 mobile data terminals in the lower L-band. This number was increased to 33,100 terminals pursuant to our acquisition of the mobile data equipment and services previously licensed to Rockwell. The two-year waiver expired on August 1, 1997, but remains in effect while our request for a two-year extension of that waiver is pending at the FCC. We will need additional authority to increase the number of mobile data terminals that we are authorized to operate in order to achieve planned growth in our data services. We will also need permission from the FCC to operate mobile data terminals with a different transmission design than those operated under our current lower L-band authorization. Transmissions from these terminals require a wider bandwidth than do transmissions from our existing terminals. We were granted a six-month special temporary authority to operate up to 10,000 of these mobile data terminals on February 12, 1999. We will need additional authorization from the FCC to operate up to 100,000 of these terminals as contemplated. There can be no assurance that we will continue to receive authority to operate these mobile data terminals or other mobile terminals in the lower L-band.

     American Mobile's mobile terminal authorizations are subject to compliance with certain requirements regarding interference protection to the Global Positioning System ("GPS"). With the consent of the FAA, the FCC granted our application subject to certain conditions, including that the grant may be modified after the interference issue is studied. The FCC is now proposing to impose more stringent limits on the out-of-band emissions from certain mobile terminals, including those used in connection with our system, in order to protect GPS and the Russian Global Navigation Satellite System. Some of our existing mobile terminals may not comply with this proposed standard. Under the FCC's proposal, all mobile terminals commissioned after January 1, 2002 must comply with this new limit, and any terminals not meeting the new specifications must be retired or retrofitted by 2005. While we believe that we will be able to comply with the proposed 2002 deadline for newly commissioned terminals, we have opposed the 2005 deadline for the retirement or retrofitting of existing, non-compliant terminals. If adopted by the FCC, this policy could have a material adverse effect on our business.

     American Mobile's license authorizes MSAT-2 to operate using certain telemetry, transfer and control frequencies in the Ku-band. American Mobile operates MSAT-2 at the 101 degrees W.L. orbital location. GE American Communications, Inc., also operates a satellite at the 101 degrees W.L. orbital location. American Mobile and GE American have an agreement covering MSAT-2 that may require us to modify our operations or make certain payments to GE American if our operations cause interference to those of GE American. While there can be no assurances, we do not anticipate any interference in the operations of MSAT-2 and those of GE American.

     American Mobile's subscriber equipment will operate in L-band frequencies that are limited in available bandwidth. The feeder-link earth stations and the network communications controller of the communications ground segment operate in the more plentiful fixed satellite service Ku-band frequencies. Of the 30 MHz in the upper L-band frequencies, American Mobile is currently licensed to operate in the 1544-1559/1645.5-1660.5 MHz bands. Of the 30 MHz assigned to American Mobile by the FCC, one MHz is limited to AMS(R)S and one-way paging and two MHz are limited to distress and safety communications. We do not plan to operate on these three MHz of bandwidth.

     In June 1996, the FCC issued a notice of proposed rulemaking proposing to assign to American Mobile the first 28 MHz of internationally coordinated L-band spectrum from either the upper or lower portion of the MSS L-band. Under the FCC's proposal, we would have first priority access to use the lower L-band spectrum as necessary to compensate for spectrum unavailable for coordination in the upper L-band. In the event the United States is able to coordinate more than 28 MHz of L-band spectrum, the FCC has proposed allowing other applicants to apply for assignment of those frequencies. Certain entities have filed with the FCC petitions to deny our application and comments opposing the assignment of additional frequencies to American Mobile. While there can be no assurances, we believe the FCC is likely to grant our application.

     In the Ku-band frequencies, American Mobile is currently licensed to operate MSAT-2 using 200 MHz within the bands 10.75-10.95 GHz for downlink transmissions and 13.0-13.15 GHz and 13.2-13.25 GHz for uplink transmissions. We have applied for authority to operate using an additional 200 MHz of spectrum within the same bands.

     Spectrum availability, particularly in the L-band, is a function not only of how much spectrum is assigned to us by the FCC, but also the extent to which the same frequencies are used by other systems in the North American region, and the manner of such use. All spectrum use must be coordinated with other parties that are providing or plan to provide mobile satellite-based communications in the same geographical region using the same spectrum. At this time, the other parties with which spectrum use must be coordinated include Canada, Mexico, the Russian Federation and Inmarsat. In addition, a new Japanese system that is to be launched this year proposes to operate in a manner that would interfere with our system and other systems in this region, and this Japanese system's spectrum use will have to be coordinated with these regional operators.

     Use of the spectrum is determined through a series of negotiations between the United States government and the other user agencies, pursuant to the rules and regulations of the International Telecommunication Union. For the past several years, each of the countries and international organizations that have used or will use L-band frequencies within the North American region have met regularly to negotiate and coordinate their current and future use of that spectrum. We estimate that international coordination will make approximately 20 MHz of L-band spectrum available to the United States for MSAT-2. Since the coordination process involves many parties and there is uncertainty about the total outcome, the actual amount of spectrum available may be more or less than that estimated. The operation of the new Japanese system may have the effect of further reducing our access to spectrum. Some of the spectrum that may be available to us may include a portion of the 28 MHz lower L-band spectrum adjacent to the frequencies already assigned to us by the FCC.

     The International Telecommunications Union Radio Regulations include a table of frequency allocations that prescribe the permitted uses of the radio spectrum. As a result of the International Telecommunications Union satellite plan for parts of the Ku-band, there also may be restrictions on our ability to deploy feederlink earth stations in Alaska, Hawaii, Puerto Rico, and the U.S. Virgin Islands.

     During the course of the licensing process for American Mobile and several times since, the FCC has stated that there is only enough spectrum in the MSS L-band for the FCC to authorize a single mobile satellite services system to provide service in the United States. In 1995, however, Comsat applied for authority to provide mobile satellite services in the United States in the L-band over the Inmarsat satellite system. Comsat subsequently filed an application seeking a blanket authorization for the operation of 5,000 mobile terminals in the United States, as well as a request for a special temporary authority to operate 50 mobile terminals in the United States. On January 9, 1998, the FCC denied Comsat's request for a special temporary authority and required that Comsat amend its underlying applications to conform with the requirements established in the FCC's November 1997 order on market access by foreign-licensed satellite systems. This order conforms the FCC's regulations with the Basic Telecommunications Agreement and makes it easier for foreign satellite systems from WTO-member countries to access the United States market, while at the same time making clear that the FCC may deny access to such satellite applicants on the basis of spectrum availability, applicants' technical, legal, or financial qualifications, or foreign or domestic policy factors. The order also requires Comsat to make an appropriate waiver of immunity from any suit as part of any application to provide domestic services over Inmarsat's system. (The privatization of Inmarsat, effective April 15, 1999, may have made this requirement moot.) On January 12, 1998,

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

Comsat filed an appeal of this order with the U.S. Court of Appeals for the D.C. Circuit, and American Mobile is opposing this appeal as an intervenor. On February 6, 1998, Comsat filed an application for review of the FCC's denial of its request for a special temporary authority, and a petition for waiver of the FCC's new market access rules to permit it to offer mobile satellite services on a temporary basis in the United States. American Mobile has opposed these filings, which remain pending.

     In its January 9, 1998 denial of Comsat's request for a special temporary authority, the FCC stated that it would be willing to authorize Comsat to provide international service if Comsat amended its blanket license application to show that service through its terminals and Inmarsat's mobile satellite services system could be limited to international traffic. Comsat has amended its application in order to make this showing. American Mobile has opposed this application, which remains pending.

     On October 23, 1998, the FCC issued an order permitting Comsat to provide aeronautical services via Inmarsat to the domestic legs of the same aircraft in international flight. As the FCC noted, this action has a minimal effect on our access to L-band spectrum. Additionally, we do not believe this action will have any effect on revenues.

     TMI, which is technically capable of providing service within the United States, also hopes to provide mobile satellite services to United States domestic customers over MSAT-1. On March 10, 1998, SatCom Systems, Inc. filed an application for a blanket license to operate up to 25,000 mobile terminals in the United States over MSAT-1 on a permanent basis. American Mobile has opposed this application, which remains pending. On July 20, 1998, the International Bureau of the FCC granted SatCom a special temporary authority to operate up to 500 mobile terminals for 180 days on a private carrier basis so that it may conduct marketing trials; this special temporary authority is likely to be extended until the FCC acts on SatCom's underlying application. On July 30, 1998, American Mobile filed an Application for Review and a Motion for Stay of this special temporary authority grant with the FCC, and these filings remain pending.

     On March 30, 1998, TMI filed its own application for a blanket license to operate up to 100,000 mobile terminals in the United States over MSAT-1 on a permanent basis. On March 18, 1999, TMI filed an application for a second blanket license to operate up to 100,000 mobile data terminals in the United States over MSAT-1. American Mobile has opposed these applications, which remain pending. In early 1999, additional blanket license applications to operate a combined 115,000 mobile terminals in the United States over MSAT-1 on a permanent basis were filed by Comtech Mobile Datacom Corp., National Systems & Research Co., and Infosat Communications, Inc. American Mobile has also opposed these applications, which remain pending.

     On January 30, 1998, Kitcomm Satellite Communications Ltd. filed a letter of intent with the FCC to provide mobile satellite services to U.S. customers over its proposed foreign-licensed satellite system. Kitcomm proposes to provide two-way remote data collection, tracing, and messaging services over a global system in the lower L-band at 1525-1530/1626.5-1631 MHz. American Mobile has opposed the operation of this proposed system in the United States, since such operations would likely reduce the spectrum available to us either directly or as a result of international frequency coordination. In order to provide domestic service, Kitcomm will also have to request authority to operate mobile terminals in the United States, and American Mobile will oppose any FCC application by Kitcomm that would reduce the spectrum available to us either directly or as a result of international frequency coordination.

     In addition to providing us with additional competition, a grant of domestic authority by the FCC to use any of these foreign systems would significantly increase the demand for spectrum in the international coordination process and could adversely affect our business.

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

     American Mobile is operating under waivers of certain FCC rules. In 1996, the FCC issued an order requiring all Commercial Mobile Radio Service providers to offer what are known as "enhanced 9-1-1 services" including the ability to automatically locate the position of all transmitting mobile terminals. We would not have been able to offer this automatic location information without adding substantially to the cost of our mobile equipment and reconfiguring our communications ground segment software. The FCC decided not to impose specific new requirements on mobile satellite services providers, including American Mobile, at that time. The FCC did state its expectation that such providers eventually would be required to provide "appropriate access to emergency services." A decision to impose this requirement on mobile satellite services providers could have a material adverse effect on our business.

     The FCC enacted "rate integration" regulations requiring that providers of interstate interexchange telecommunications services charge the same rates for these services in every state, including Puerto Rico and the U.S. Virgin Islands. We have opposed the imposition of this rate integration requirement on our mobile satellite services system, so that we may preserve the flexibility to charge more for service in areas covered by satellite beams that require more satellite power. The FCC has denied our request for a permanent exemption from its rate integration requirement, but has not yet ruled on our request for a temporary waiver of a year or more. The FCC has granted American Mobile an interim waiver from its rate integration requirement until its decision on American Mobile's temporary waiver request.

     The foregoing does not purport to describe all present and proposed federal, state, and local regulation and legislation relating to the industries in which we operate. Other existing federal, state, and local regulations currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposal which could change, in varying degrees, the manner in which we operate. Neither the outcome of these proceedings nor their impact on our operations can be predicted at this time.

REGULATORY MATTERS APPLICABLE TO XM RADIO

     XM Radio and CD Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service. The FCC has allocated 25 MHz for the new service in what is known as the S-Band.

     As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, XM Radio will continue to be subject to regulatory oversight by the FCC. XM Radio's development, implementation and eventual operation of its system will be subject to significant regulation by the FCC under authority granted under the Communications Act of 1934, as amended, and related federal law. Non-compliance by XM Radio with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm XM Radio's business. There is no guarantee that the rules and regulations of the FCC will continue to support XM Radio's business plan.

     One of the two losing bidders in the initial satellite radio license auction has filed an application for review of the order granting XM Radio's FCC license by the full FCC. It argued that WorldSpace had effectively taken control of XM Radio without FCC approval and that WorldSpace has circumvented the FCC's application cut-off procedures. XM Radio has opposed this challenge and has denied the allegations contained in the challenge. The FCC's order granting XM Radio's license remains in effect during the pendency of this challenge. If this challenge is upheld, the FCC could take a range of actions, any of which could harm XM Radio's ability to proceed with its planned satellite radio service.

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

     The term of XM Radio's license is eight years from the commencement of actual commercial operation and may be renewed. The FCC requires the satellite radio licensees, including XM Radio, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003.

     XM Radio's FCC license requires it to meet the following milestones:

DEADLINE                              MILESTONE                                  STATUS
--------                              ---------                                  ------
October 1998      Complete contracting for first satellite            Completed March 1998
October 1999      Complete contracting for second satellite           Completed March 1998
October 2001      Begin in-orbit operation of at least one satellite  Expected Fourth Quarter 2000
October 2003      Begin full operation of the XM Radio system         Expected Second Quarter 2001

While XM Radio has already fulfilled the first two milestones, it may not meet the remaining two milestones, in part because it depends on third parties to build and launch its satellites. If XM Radio fails to meet its milestones, the FCC could take a range of actions, any of which may harm XM Radio's business.

     For business and technical reasons, XM Radio has decided to modify certain aspects of the satellite radio system described in XM Radio's May 1997 amended application to the FCC. Specifically, XM Radio intends to:

     - increase the satellites' transmission power;

     - eliminate coverage of Alaska and Hawaii; and

     - change the total number of signals carried by the satellites and terrestrial repeaters.

     XM Radio will subdivide its 12.5 MHz of allocated bandwidth to carry six signals instead of five as previously stated in its FCC application. Two signals will be transmitted by each of the two satellites, and two signals will be transmitted by our terrestrial repeaters. XM Radio plans to request that the FCC allow it to modify the XM Radio system to incorporate these changes. While the FCC regularly approves modifications to commercial licenses, it may not approve XM Radio's request.

     The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

     The FCC's regulation of the technical operations of satellite radio is largely limited to preventing interference with other communications services. The FCC has required that each satellite radio licensee provide an interoperable receiver that will permit end users to access all licensed satellite radio systems that are operational in the U.S. or under construction. Because of uncertainty regarding the design of CD Radio's systems, XM Radio may not be able to meet this interoperability requirement and may need to obtain an extension of time or modification of this requirement from the FCC. Complying with the interoperability requirement could make the radios more difficult and costly to manufacture. Accordingly, this requirement could delay the commercial introduction of XM Radio's service.

     The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters. The FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, have asked the FCC to

     - delay consideration of terrestrial repeater rules until XM Radio and CD Radio provide additional information regarding planned terrestrial repeaters;

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

     - require individual licensing of each terrestrial repeater;

     - limit the number of repeaters that may be deployed; and

     - impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While XM Radio believes that it will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase XM Radio's cost of using repeaters. Although XM Radio is optimistic that it will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC's ultimate rules might delay this process or restrict its ability to do so.

     XM Radio will need to coordinate the XM Radio system with Fixed Service and Mobile Aeronautical Telemetry systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The U.S. government, which conducts the coordination process on behalf of XM Radio, has resolved the issue with Canada, and has begun discussions with the Mexican government. However, the negotiations with Mexico could be complicated by that country's interest in developing a similar digital satellite radio service that might operate on the same frequencies as XM Radio will use in the United States. Although XM Radio is optimistic that the FCC will coordinate satellite radio frequency use with Mexico without compromising its ability to operate as planned, it may not be able to do so, which could materially affect XM Radio.

     XM Radio will operate its system's feeder link stations (the communications links between XM Radio's own earth station and its satellites) in the X-Band. Feeder links are a necessary component of the XM Radio system. Licensees currently operating in the X-Band include operators in the Fixed Services, Broadcast Auxiliary Services, the Electronic News Gathering Services and Mobile-Satellite Service uplink station networks. Although XM Radio is optimistic that it will succeed in coordinating domestic feeder link station networks, it may not be able to coordinate use of this spectrum in a timely manner, or at all.

     XM Radio also needs to protect its system from out-of-band emissions from licensees operating in adjacent frequency bands. Wireless Communication System licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emission limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those XM Radio proposed. In addition, in April 1998, the FCC proposed to amend its rules to allow for new radio frequency lighting devices that would operate in the 2400-2500 MHz frequency band. XM Radio opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emission limits, particularly if used for street lighting, may interfere with XM Radio. However, the FCC may not rule in XM Radio's favor.

     The FCC order granting XM Radio's license determined that because XM Radio is a private satellite system providing a subscription service on a non-common carrier basis, it would not be subject to the FCC's foreign ownership restrictions. However, such restrictions would apply to XM Radio if it were to offer non-subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

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

                                   MANAGEMENT

     The following table sets forth certain information regarding our executive officers and directors.

NAME                           AGE                         POSITION
----                           ---                         --------
Gary M. Parsons..............  49    Chairman of the Board
Walter V. Purnell, Jr........  54    President and Chief Executive Officer and Director
Robert L. Goldsmith..........  55    Executive Vice President and Chief Operating Officer
Randy S. Segal...............  43    Senior Vice President, General Counsel and Secretary
W. Bartlett Snell............  47    Senior Vice President and Chief Financial Officer
Douglas I. Brandon...........  40    Director
Pradeep P. Kaul..............  49    Director
Billy J. Parrott.............  64    Director
Andrew A. Quartner...........  46    Director
Jack A. Shaw.................  60    Director
Roderick M. Sherwood, III....  46    Director
Michael T. Smith.............  55    Director

     Set forth below are descriptions of the backgrounds and principal occupations of each of the Company's executive officers and directors.

EXECUTIVE OFFICERS

     GARY M. PARSONS, 49. American Mobile's Chairman of the Board of Directors since March 1998, Mr. Parsons has been an American Mobile director, and formerly Chief Executive Officer and President of American Mobile, since July 1996. Mr. Parsons also serves as the Chairman of the Board of XM Radio. Mr. Parsons joined American Mobile from MCI Communications Corporation where he served in a variety of executive roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

     WALTER V. PURNELL, JR., 54. An American Mobile director and the Company's Chief Executive Officer since January 1999, Mr. Purnell also serves as President, a position he has held since March 1998. Previously, Mr. Purnell was President and Chief Executive Officer of ARDIS since September 1995. Before that, Mr. Purnell had served as the Chief Financial Officer of ARDIS since its founding in 1990. Before 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

     ROBERT L. GOLDSMITH, 55. American Mobile's Executive Vice President and Chief Operating Officer since February 1997. Prior to joining American Mobile, Mr. Goldsmith was the Senior Vice President of Sales and Marketing and General Manager of the Commercial Services Division for Qwest Communications Company. Prior to joining Qwest in 1995, Mr. Goldsmith was with MCI for nine years in various executive sales and marketing positions.

     RANDY S. SEGAL, 43. American Mobile's Senior Vice President, General Counsel and Secretary since October 1992. Ms. Segal also serves as a Director of XM Radio. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the

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

United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

     W. BARTLETT SNELL, 47. American Mobile's Senior Vice President and Chief Financial Officer as of March 1999. Mr. Snell was formerly the Senior Vice President and Chief Financial Officer at Orbcomm Global, L.P., which he joined in 1996. Prior to joining Orbcomm, Mr. Snell spent 16 years at IBM in a variety of leadership positions in diverse business areas.

DIRECTORS

     DOUGLAS I. BRANDON, 40. An American Mobile director since January 1998, Mr. Brandon is Vice President -- External Affairs & Law, AT&T Wireless Services, Inc. Prior to joining AT&T Wireless in 1993, Mr. Brandon was associated with the law firm of Davis Polk & Wardwell beginning in 1986. Prior to Davis Polk, Mr. Brandon clerked for the Honorable William H. Timbers of the United States Court of Appeals for the Second Circuit.

     PRADEEP P. KAUL, 49. An American Mobile director since May 1998, Mr. Kaul is Executive Vice President of Hughes Network Systems ("Hughes Network") and a member of the Office of the Chairman. In addition to his general corporate duties, Mr. Kaul is responsible for Hughes Network's efforts in the wireless marketplace, managing the development and marketing of offerings that include subscriber terminals, infrastructure networks and digital network services. Prior to 1987, Mr. Kaul was senior vice president of M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Prior to that, Mr. Kaul was director of engineering with M/A-Com.

     BILLY J. PARROTT, 64. An American Mobile director since May 1988, Mr. Parrott is President and Chief Executive Officer of Antifire, Inc., a manufacturer of non-toxic fire retardants. Mr. Parrott is also the founder and co-founder of several telecommunications companies, including Private Networks, Inc., a builder and operator of telecommunications and broadcast properties, and Roanoke Valley Cellular Telephone Company, a cellular communications company. Mr. Parrott is owner of a production company where he functions as a writer, producer, director and marketing consultant to Fortune 500 companies.

     ANDREW A. QUARTNER, 46. An American Mobile director since May 1988, Mr. Quartner also serves as corporate counsel at Nextlink Communications, Inc. and Vice Chairman of CellPort Labs, Inc. Prior to 1997, Mr. Quartner was Senior Vice President, Law, of AT&T Wireless, which he joined in November 1985. Prior to joining AT&T Wireless, Mr. Quartner was associated with the law firm of Debevoise & Plimpton in New York.

     JACK A. SHAW, 60. An American Mobile director and formerly Chairman of the Board of Directors of American Mobile since July 1996, Mr. Shaw is Chairman and Chief Executive Officer of Hughes Network and Executive Vice President of Hughes Electronics. Mr. Shaw is a member of the Hughes Electronics Executive Committee. Mr. Shaw also serves as a Director of XM Radio. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com, which was acquired by Hughes in 1987.

     RODERICK M. SHERWOOD, III, 46. An American Mobile director since April 1996, Mr. Sherwood is a Hughes Network Systems Senior Vice President and General Manager of Spaceway and a Corporate Vice President of Hughes. Previously, Mr. Sherwood served as Treasurer of Hughes, and Chairman of Hughes Investment Management Company, Senior Vice President -- Operations and Chief Financial Officer of Hughes Telecommunications and Space Company, and Executive Vice President of DIRECTV International. He is a member of the Hughes Chairman's Forum. Prior to joining Hughes in May 1995, Mr. Sherwood served in a variety of financial roles during his 14-year career with Chrysler Corporation, where he served as Assistant Treasurer from 1991 to 1994.

     MICHAEL T. SMITH, 55. An American Mobile director since April 1996, Mr. Smith is Chairman and Chief Executive Officer of Hughes. Mr. Smith is a member of the Hughes Executive Committee. Mr. Smith also serves as the Chairman of the Board of Directors of PanAmSat Corporation. Prior to his current position, Mr. Smith served as Chairman of Hughes Aircraft Company and Vice Chairman of Hughes. Mr. Smith served as Executive Vice President and Chief Financial Officer of Hughes from 1989 until 1992. Mr. Smith was the Chairman of Hughes Missile Systems Co. from 1992 to 1994. Previously, Mr. Smith served in a variety of financial management positions with Hughes and General Motors Corporation, beginning his career in 1968.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     American Mobile and each holder of shares of common stock who acquired such shares prior to our initial public offering of 8,500,000 shares of common stock, which was completed December 20, 1993, are parties to a Stockholders' Agreement, amended and restated as of December 1, 1993 (the "Stockholders' Agreement"). The remaining parties to the Stockholders' Agreement (principally Hughes, Singapore Telecom, and AT&T Wireless) hold approximately 50% of the outstanding shares of common stock on a fully diluted basis. The Stockholders' Agreement sets forth agreements among the parties relating to the governance of American Mobile, ownership of shares and the voting and transferability of common stock and other matters. The Stockholders' Agreement limits our activities to engaging in the communications business, providing, marketing and operating a mobile satellite service and engaging in activities necessary, appropriate or reasonably related to the foregoing. The Stockholders' Agreement provides that the parties will not vote to remove members of the board of directors except for cause and that they will not elect or permit the election of a director who is not a United States citizen, if such action would cause American Mobile to violate applicable law, regulations or FCC policy.

     In the Stockholders' Agreement, certain stockholders who, together with their affiliates, own in excess of five percent of the common stock ("Specified Stockholders") have also agreed to cause their representatives on our board of directors to appoint to the Executive Committee two directors (and one alternate) nominated by each of the two Specified Stockholders which are parties to the Stockholders' Agreement that hold the greatest number of shares of common stock and one director (and one alternate) nominated by the Specified Stockholder that holds the third greatest number of shares of common stock, provided that each Specified Stockholder making such nomination holds at least 15% (the "Threshold Percentage"), of the outstanding common stock. Notwithstanding the foregoing, regardless of whether any other Specified Stockholder which is a party to the Stockholders' Agreement holds the Threshold Percentage of the outstanding shares of common stock, during the period that any single Specified Stockholder or group of affiliated stockholders which are parties to the Stockholders' Agreement are the record holders of more than 50% of the outstanding common stock, the Specified Stockholders have agreed to cause their Board representatives to vote for the appointment to the Executive Committee of nominees of that Specified Stockholder. The Stockholders' Agreement also provides that no person shall be elected to the board of directors if such election would violate the Communications Act of 1934 or regulations thereunder. Furthermore, the Stockholders' Agreement provides that no director shall be elected to the Executive Committee if such election, in the opinion of counsel for American Mobile, would raise a reasonable prospect of violating the Communications Act or regulations thereunder. Moreover, before any Specified Stockholder may elect a director of American Mobile who is not a United States citizen, it must first allow Singapore Telecom to elect such a director, provided Singapore Telecom casts sufficient cumulative votes to elect a director.

     The Communications Act provides that certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens

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

or entities or their representatives (our wholly-owned subsidiary, AMSC Subsidiary Corporation, as the holder of the FCC license to construct and operate our mobile satellite services system, is subject to these restrictions). Further, the Communications Act provides that certain FCC licenses may not be held by a corporation controlled by another corporation if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives ("Alien Ownership"), if the FCC finds that the public interest is served by the refusal or revocation of such license (we control AMSC Subsidiary and therefore are subject to these restrictions). The Stockholders' Agreement contains procedures for reducing the risk that we will fail to comply with the FCC's Alien Ownership restrictions as a result of the ownership of the stockholders party to that Agreement or their respective holdings in American Mobile.

     The Stockholders' Agreement provides that when a Specified Stockholder transfers common stock not acquired by such Specified Stockholder in the open market, the transferee shall become a party to the Stockholders' Agreement, and shall assume all of the transferring Specified Stockholder's rights and obligations under the Stockholders' Agreement, provided such transferee together with its affiliates would, giving effect to such transfer, hold in excess of 5% of the issued and outstanding common stock.

     The Stockholders' Agreement continues until terminated by the affirmative vote of the holders of three-fourths of the issued and outstanding common stock held by parties to the Stockholders' Agreement. It may be amended by a three-fourths' vote of the Specified Stockholders, except that amendments to the provisions providing for registration rights and certain other matters require the affirmative vote of the holders of three-fourths of the outstanding common stock held by parties to the Stockholders' Agreement.

MOTOROLA AGREEMENTS

     In connection with the acquisition of ARDIS Company from Motorola on March 31, 1998, and pursuant to the Stock Purchase Agreement dated as of December 31, 1997, as amended March 31, 1998 (the "Purchase Agreement"), American Mobile, Motorola and certain of American Mobile's principal stockholders (Hughes, Singapore Telecom and AT&T Wireless) (the "Participating Stockholders") have agreed to certain participation and registration rights with respect to our common stock.

     Pursuant to the terms of the Participation Rights Agreement entered into on December 31, 1997 (the "Participation Rights Agreement"), in the event that one of the Participating Stockholders seeks to transfer its shares of American Mobile's common stock other than in a Rule 144 or public stock exchange or Nasdaq Stock Market transaction (a "Transfer") at a time at which Motorola beneficially owns 5% or more of American Mobile's common stock, Motorola would have a right to receive notice of the intended transfer by such Participating Stockholder and a right to participate (proportionate to Motorola's stockholdings relative to those of such Participating Stockholder) in such contemplated transfer. Under the Participation Rights Agreement, the Participating Stockholders would be entitled to similar notice and participation rights in the event of an intended transfer by Motorola of its interests in American Mobile's common stock.

     The Participation Rights Agreement also provides that in connection with the acquisition of ARDIS, Motorola would be entitled to certain demand and participation ("piggyback") registration rights with respect to the shares of common stock to be issued to Motorola (directly or following exercise of its warrants) as part of the purchase price of ARDIS. Pursuant to the Participation Rights Agreement, after the first year following the acquisition of ARDIS, Motorola or its transferees would be entitled to two demand registrations with respect to its shares of American Mobile's common stock, subject to certain registration priorities and postponement rights of American Mobile. In addition, Motorola would be entitled to piggyback registration in connection with any registration of securities by American Mobile (whether or not for its own account) on a form which may be used for registration of the common stock held by Motorola. Under the Participation Rights Agreement, Motorola's piggyback registration rights would have certain priorities for sale over those of other parties (including the Participating Stockholders). Motorola's priority rights, however, would not extend to a primary registration on behalf of American Mobile or to the registration rights relating to the 12 1/4% Senior Notes due 2008 and related warrants.

     Motorola has agreed, at the election of the underwriters, to sell up to 1,050,000 shares of common stock to the underwriters at the public offering price less the underwriting discount to cover over-allotments. We will not receive any proceeds from a sale of these shares by Motorola. If the underwriters purchase all of these shares from Motorola, Motorola will receive approximately $17.5 million, based on a public offering price of $17.75 per share and after deducting the underwriting discount.

BANK FACILITY GUARANTEES

     In connection with the acquisition of ARDIS, American Mobile, AMSC Acquisition Company, Inc. and its subsidiaries entered into agreements with Morgan Guaranty Trust Company of New York, Toronto Dominion Bank, Bank of America National Trust and Savings Association and certain other lenders (collectively, the "Banks") to provide for two facilities: (1) the revolving credit facility, a $100 million unsecured five-year reducing revolving credit facility, and (2) the term loan facility, a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the Banks' approval (collectively, the "Bank Financing"). The term loan facility is secured by our assets, principally our stockholdings in XM Radio and AMSC Acquisition Company. The Bank Financing is severally guaranteed by Hughes, Singapore Telecom and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors").

     In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the Bank Financing, we agreed to issue 1 million warrants to purchase shares of our common stock, and to reprice 5.5 million warrants previously issued (together, the "Guarantee Warrants"). As of the Bank Financing, the Guarantee Warrants had an exercise price of $12.51 per share. Further, in connection with the guarantees, we agreed to reimburse the Bank Facility Guarantors in the event that any of them were required to make payment under the revolving credit facility guarantees. In connection with this reimbursement commitment, we provided the Bank Facility Guarantors a junior security interest with respect to our assets, principally our stockholdings in XM Radio and AMSC Acquisition Company.

     The Bank Facility Guarantors also obtained certain demand and piggy-back registration rights with regard to the unregistered shares of our common stock held by them or issuable upon exercise of the Guarantee Warrants. Pursuant to the terms of an Amended and Restated Registration Rights Agreement with the Bank Facility Guarantors (the "Registration Rights Agreement"), we agreed to (i) extend the expiration date for demand registration rights with respect to the Bank Facility Guarantors' existing warrants, (ii) provide registration rights for the Guarantee Warrants, and (iii) provide registration rights for other restricted securities held by the Bank Facility Guarantors. Under the Registration Rights Agreement the Bank Facility Guarantors would be entitled to up to three demand registrations with respect to their shares of common stock, subject to certain registration priorities and postponement rights of American Mobile. In addition the Bank Facility Guarantors would be entitled to piggyback registration rights in connection with any registration of securities by American Mobile (whether or not for its own account), subject to certain Motorola priorities for sale under the Participation Rights Agreement.

     On March 22, 1999, we and the Bank Facility Guarantors agreed to amend the Registration Rights Agreement to (1) extend the expiration date for exercise of the demand registration rights

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

granted thereunder to March 31, 2007, (2) clarify that the rights provided in the Registration Rights Agreement are assignable by the Bank Facility Guarantors provided that the prospective assignee agrees to become a party to that agreement, and (3) provide one additional demand registration right that may be exercised only by Hughes or its assignee.

     On March 29, 1999, the Bank Facility Guarantors agreed to eliminate certain restrictive covenants relating to our future earnings before interest, depreciation, amortization and taxes and service revenue. In exchange, we agreed to amend the exercise price of the Guarantee Warrants from $12.51 per share to $7.50 per share.

CERTAIN TRANSACTIONS INVOLVING XM RADIO

     SATELLITE CONSTRUCTION CONTRACT WITH HUGHES. XM Radio has entered into a Satellite Purchase Contract for In-Orbit Delivery, dated March 20, 1998, as amended thereafter, with Hughes. This satellite contract calls for Hughes to deliver:

     - in-orbit, two high-power satellites;

     - an optional ground spare satellite upon exercise of XM Radio's option;
       and

     - satellite launch services.

XM Radio expects to incur total payment obligations under this satellite contract of approximately $541.3 million, which includes amounts XM Radio expects to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. Payments are to be made to Hughes upon certain calendar dates and completion of discrete milestones and other events. As of July 7, 1999, XM Radio had paid $126.3 million under this contract.

     Until receipt by Hughes of certain material payments, or unless otherwise released in accordance with the satellite contract, XM Radio has granted Hughes a first priority security interest in any rights XM Radio may have in Hughes' work product under the satellite contract to secure XM Radio's obligations to Hughes with respect thereto.

     XM Radio may, subject to certain conditions, terminate the satellite contract at XM Radio's convenience, in which case Hughes will be entitled to certain payments. XM Radio may also terminate the satellite contract for certain events of default by Hughes or in case it becomes reasonably certain that the total amount of excusable delay in Hughes' performance under the satellite contract caused by events beyond Hughes' control (excluding delays XM Radio caused) will exceed 485 calendar days.

     The scheduled launch period for the first satellite is the period from November 1, 2000 through February 1, 2001. The scheduled launch period for the second satellite is the period from February 15, 2001 through May 15, 2001. If there is a delay of more than six months in the launch of either the first or second satellite, XM Radio would be able to select an alternative launch system from within or outside of Hughes' inventory of launch vehicles, subject to certain payment conditions set forth in the satellite contract.

     XM RADIO SHAREHOLDERS' AGREEMENT. XM Radio has entered into a shareholders' agreement with American Mobile, Baron and the holders of the Series A subordinated convertible notes issued by XM Radio, containing, among others, the provisions described below.

     The shareholders agreement provides that the Class B common stock of XM Radio owned by us is convertible into Class A common stock, on a one for one basis, as follows: (1) at any time at our discretion, (2) following XM Radio's initial public offering, at the direction of the holders of a majority of the then outstanding shares of XM Radio's Class A common stock (which majority must

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

include at least 20% of the public holders of Class A common stock), and (3) on or after January 1, 2002, at the direction of the holders of a majority of the then outstanding shares of XM Radio's Class A common stock. Such conversion will be effected only upon receipt of FCC approval of our transfer of control of XM Radio to a diffuse group of shareholders.

     Except for affiliated transactions, we are not permitted to transfer any of our shares of XM Radio's common stock until the earlier of the date on which XM Radio begins commercial operations or one year after the closing of an initial public offering (of a certain size) of shares of XM Radio. Shares of XM Radio Class B common stock are transferable upon conversion into shares of XM Radio Class A common stock and, in certain circumstances, to Baron.

     Until an initial public offering of XM Radio's stock, XM Radio's Board of Directors will consist of seven members, three of whom will be selected by holders of the Series A subordinated convertible notes and four of whom will be selected by us, including the Chairman of the Board and the President and Chief Executive Officer. Following an initial public offering, XM Radio's Board of Directors will consist of nine members, three of whom will be selected by holders of the Series A subordinated convertible notes, four of whom will be selected by us including (a) XM Radio's Chairman and (b) XM Radio's President and Chief Executive Officer, and two of whom will be independent directors, one of whose nomination must be approved by us and one of whose nomination must be approved by a majority of the holders of the Series A subordinated convertible notes. Following both (i) an initial public offering of XM Radio's stock and
(ii) receipt of approval of the FCC to transfer control of XM Radio to a diffuse group of shareholders, XM Radio's Board of Directors will consist of nine members, three of whom will be selected by the holders of the Series A subordinated convertible notes, three of whom will be selected by us, two of whom will be independent directors whose nominations must be approved by us and a majority of the holders of the Series A subordinated convertible notes and one of whom will be XM Radio's President and Chief Executive Officer. The foregoing board rights are subject to the parties to the Shareholders' Agreement maintaining certain minimum share percentages in XM Radio.

     OPERATIONAL AGREEMENT WITH DIRECTV. XM Radio has entered into an agreement with DIRECTV (a subsidiary of Hughes Electronics, one of our principal stockholders) to establish a strategic business relationship. Under this agreement, XM Radio will provide bandwidth on its system for DIRECTV to develop differentiated programming utilizing its resources and expertise at rates no less favorable than those offered to other programmers. DIRECTV will also assist XM Radio in operations and technical areas, including billing, customer service and conditional access system selection, as well as overall system integration. XM Radio will provide DIRECTV access to XM Radio advertising at the lowest available commercial rates. The parties will also explore other cross-marketing opportunities.

     DISTRIBUTION AGREEMENT WITH GENERAL MOTORS. XM Radio has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of XM Radio's commercial operations, General Motors has agreed to distribute XM Radio's service to the exclusion of other S-band satellite digital radio services. XM Radio will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. XM Radio has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, XM Radio has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. XM Radio must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. XM Radio will also make available to General Motors bandwidth and advertising time on the XM Radio system. The agreement is subject to renegotiation at any time based upon the installation of radios that are interoperable or capable of receiving CD Radio's service. The agreement can also be renegotiated if four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving XM Radio's service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after XM Radio commences commercial operations and at two-year intervals thereafter, XM Radio fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

OTHER TRANSACTIONS

     In January 1997, we reached an agreement with Hughes Aircraft, the manufacturer of our satellite, to reduce by 27.5% the amount of certain performance payments owed to Hughes Aircraft under its satellite construction contract and to defer all payments otherwise due until January 1998, based on certain satellite performance considerations. Thereafter, we raised certain additional contractual payment issues. At present, our obligation to make additional performance payments to Hughes Aircraft remains at issue and ongoing discussions are underway between the companies.

     Hughes Network Systems Limited, the manufacturer of our land earth stations, has provided one of our subsidiaries software maintenance services in support of the operation of the land earth stations at an annual rate of $760,000 for the twelve month period commencing December 1, 1998.

     We have entered into a reseller agreement with Hughes Space & Communications Company, through its Hughes Government Services ("HGS") business unit, whereby we will sell our services to HGS for resale by HGS to federal government subscribers at rates to be established by HGS. Like our other government resellers, HGS will set rates and prices for services and equipment, respectively and will be responsible for billing and collecting amounts due from its customers.

     On March 31, 1999, the Securities and Exchange Commission declared our shelf registration statement on Form S-3 effective. This registration statement registered warrants to purchase common stock that were issued to purchasers of the 12 1/4% Senior Notes due 2008, as well as the shares of common stock issuable upon exercise of such warrants, and shares of common stock owned by Motorola and shares of common stock (owned directly and issuable upon exercise of warrants) owned by Singapore Telecom.

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

                             PRINCIPAL STOCKHOLDERS

     The following table and the accompanying notes set forth certain information concerning the beneficial ownership of our common stock at June 30, 1999 (except where otherwise indicated), by each person who is known by us to own beneficially more than five percent of our common stock, each director and each executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed us that such person has sole voting and investment power with respect to such person's shares of common stock and record and beneficial ownership with respect to such person's shares of common stock.

                                                              NUMBER OF
NAME OF BENEFICIAL OWNER(1)                                     SHARES     % OF CLASS
---------------------------                                   ----------   ----------
BENEFICIAL OWNERS OF MORE THAN 5%
AT&T Wireless Services, Inc.(2).............................   3,001,145      9.22%
  1150 Connecticut Avenue, N.W.
  Washington, DC 20036
Singapore Telecommunications Limited (3)....................   4,836,746     14.49%
  31 Exeter Road, Comcentre
  Singapore 239732
  Republic of Singapore
Motorola, Inc.(4)...........................................   6,520,532     20.03%
  1303 East Algonquin Road
  Schaumberg, IL 60196
Baron Capital, Inc.(5)......................................   6,135,100     18.38%
  767 Fifth Avenue, 24th Floor
  New York, NY 10153
Hughes Communications Satellite Services, Inc.(6)...........  11,566,622     30.88%
  Building S66/D468
  Post Office Box 92424
  Los Angeles, CA 90009
XM Ventures(7)..............................................   6,479,443     16.35%
  c/o Noah Samara, as trustee
  2400 N St., N.W.
  Washington, DC 20037
DIRECTORS AND EXECUTIVE OFFICERS
Douglas I. Brandon(8).......................................       5,000         *
Robert L. Goldsmith(9)(10)..................................     151,357         *
Pradeep P. Kaul(8)..........................................       6,000         *
Billy J. Parrott(8)(11).....................................      17,500         *
Gary M. Parsons(9)(10)......................................     450,990      1.39%
Walter V. Purnell, Jr.(9)(10)(12)...........................     112,387         *
Andrew A. Quartner(8)(13)...................................      21,000         *
Jack A. Shaw(8).............................................       6,000         *
Roderick M. Sherwood III(8).................................       6,000         *
Michael T. Smith(8).........................................       7,000         *
Randy S. Segal(9)(10).......................................     161,841         *
W. Bartlett Snell(10).......................................      40,000         *
All Directors and Executive Officers as a group (12
  persons)(8)(9)(10)........................................     985,075      3.03%

-------------------------
  *  Less than 1%

 (1) Certain holders of common stock, including each of the beneficial owners of more than 5% of the common stock ("5% Stockholders") listed in the table are parties to a stockholders' agreement dated December 1, 1993 (the "Stockholders' Agreement"). The 5% Stockholders who are parties to the Stockholders' Agreement may be deemed to constitute a group having beneficial ownership of all common stock held by members of such group. See "Certain Relationships and Related Party Transactions." Each such 5% Stockholder disclaims beneficial ownership as to shares of common stock held by other 5% Stockholders.

 (2) Through its subsidiaries, Transit Communications, Inc. (681,818 shares), Satellite Communications Investments Corporation (1,113,135 shares) and Space Technologies Investments, Inc. (1,206,192). Transit Communications, Inc. is indirectly 80%-owned by LIN Broadcasting Corporation, which is an indirect subsidiary of AT&T Wireless. Satellite Communications Investments Corporation and Space Technologies Investments, Inc. are direct or indirect subsidiaries of AT&T Wireless.

 (3) Singapore Telecom is approximately 80%-owned by Temasek Holdings (Private) Ltd., a Singapore holding company that is wholly owned by the Government of Singapore.

 (4) Motorola, Inc. has granted to the Underwriters an option to purchase up to 1,050,000 shares of common stock to cover overallotments. If all of such shares are sold by Motorola, Motorola would beneficially own 5,470,532 shares representing approximately 16.8% of our common stock.

 (5) Includes 812,500 shares of common stock issuable upon exercise of warrants issued in connection with the guarantees of the bank financings.

 (6) Hughes Communications Satellite Services, Inc. ("HCSSI") is an indirect wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation. Includes 25,000 shares of common stock issuable upon exercise of warrants issued to HCSSI on January 19, 1996, in connection with a prior interim financing facility guarantee and 4,875,000 shares of common stock issuable upon exercise warrants issued in connection with the bank financings.

 (7) Information regarding XM Ventures is as of July 7, 1999. Excludes 2,134,801 shares that we have agreed to issue to XM Ventures, subject to stockholder approval. If such shares are issued to XM Ventures, XM Ventures would beneficially own approximately 20.92% of our common stock.

 (8) Includes shares issuable upon the exercise of options granted under American Mobile's Stock Option Plan for Non-Employee Directors which options are vested and exercisable within sixty days after June 30, 1999, subject to compliance with applicable securities laws.

 (9) Includes shares owned through American Mobile's matching 401(k) Plan and/or Employee Stock Purchase Plan.

(10) Includes shares issuable upon the exercise of options granted under American Mobile's 1989 Employee Stock Option Plan which options are vested and exercisable within sixty days after June 30, 1999, subject to compliance with applicable securities laws. Also includes shares of restricted stock awarded under American Mobile's 1989 Employee Stock Option Plan, which are subject to a number of conditions of forfeiture.

(11) Includes 7,500 shares owned by Private Networks, Inc., a company in which Mr. Parrott owns a one-third equity interest. Mr. Parrott disclaims beneficial ownership as to all such shares of common stock.

(12) Includes 200 shares owned by Mr. Purnell's wife, as to which Mr. Purnell disclaims beneficial ownership.

(13) Includes 1,050 shares owned by trusts for the benefit of each of Mr. Quartner's three children, of which Mr. Quartner is trustee, and 100 shares owned by Mr. Quartner's wife. Mr. Quartner disclaims beneficial ownership as to all such shares of common stock.

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

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share and 200,000 shares of preferred stock, par value $0.01 per share. On May 26, 1999 our Board of Directors approved an amendment to our certificate of incorporation to increase our authorized shares of common stock from 75,000,000 shares to 150,000,000 shares. This amendment is subject to approval by our stockholders.

COMMON STOCK

     On June 30, 1999, there were 32,560,018 shares of common stock outstanding, held of record by 274 stockholders.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting applies to the election of directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding-up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after we pay our liabilities and the liquidation preference of any then-outstanding preferred stock. With two exceptions, there are no preemptive, subscription, redemption or sinking fund provisions applicable to the common stock. The two exceptions are: (1) provisions of the preferred stock described below and (2) provisions of an existing stockholders' agreement as to redemption if alien ownership issues arise. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable.

     Our certificate of incorporation requires cumulative voting for the election of directors. Under cumulative voting, each stockholder is entitled to cast as many votes in the election as equals the product of the number of directors to be elected and the aggregate number of shares of common stock held by such stockholder. The stockholder may cumulate such votes for one or more directors as the stockholder determines. Under cumulative voting, assuming nine directors were to be elected and 32,560,018 shares of common stock were outstanding, a stockholder would have to hold at least 3,256,002 shares of common stock to be certain of electing one director.

PREFERRED STOCK

     The board of directors may issue preferred stock in one or more series and may fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock may have class or series voting rights. We do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the Company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     CERTIFICATE OF INCORPORATION. As currently in effect, our certificate of incorporation may not be amended, modified, rendered ineffective or repealed except by the vote of the holders of two-thirds of the issued and outstanding shares of common stock. Except as required by law, other classes or series of stock will not be entitled to vote on any such amendment, modification or other change, unless and to the extent required by any applicable law. Our certificate of incorporation currently requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock to approve:

     - our merger or consolidation with or into any other entity;

     - our dissolution or liquidation; or

     - the sale, exchange or lease of all or substantially all of our property and assets.

     The certificate of incorporation also requires that at each election of directors by the holders of common stock, all directors must be elected.

     BYLAWS. As currently in effect, our bylaws require that there be nine directors on the board of directors. The bylaws provide that special meetings of the stockholders generally may be called by the president and shall be called at the request of the holders of at least one-third of the common stock then issued and outstanding. A special meeting solely to elect all directors of the Company shall be called at the written request of a holder or holders of sufficient shares of common stock to then elect at least one director under principles of cumulative voting. The bylaws also provide that except as provided in the certificate of incorporation or the bylaws, the bylaws may be altered, amended or repealed or new bylaws may be adopted only upon the vote of either:

     - three-fourths of the members of the board of directors then in office or

     - the holders of two-thirds of the issued and outstanding shares of common stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement dated July 28, 1999, the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and SoundView Technology Group, Inc., have severally agreed to purchase from us the respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc. ...................................     1,575,000
Credit Suisse First Boston Corporation......................     1,575,000
Deutsche Bank Securities Inc. ..............................     1,575,000
SoundView Technology Group, Inc. ...........................       525,000
Banc of America Securities LLC..............................       140,000
Goldman, Sachs & Co. .......................................       140,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       140,000
Morgan Stanley & Co. Incorporated...........................       140,000
J.P. Morgan Securities Inc. ................................       140,000
Prudential Securities Incorporated..........................       140,000
Salomon Smith Barney Inc. ..................................       140,000
Wasserstein Perella Securities, Inc. .......................       140,000
Fahnestock & Co. Inc. ......................................        70,000
Friedman, Billings, Ramsey & Co., Inc. .....................        70,000
Hoak Breedlove Wesneski & Co. ..............................        70,000
Jeffries & Company..........................................        70,000
Kaufman Brothers L.P. ......................................        70,000
Legg Mason Wood Walker Incorporated.........................        70,000
Brad Peery Inc. ............................................        70,000
Ryan, Lee & Company Inc. ...................................        70,000
C.E. Unterberg, Towbin......................................        70,000
                                                                 ---------
     Total..................................................     7,000,000
                                                                 =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a "comfort letter" from our accountants and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     Motorola has granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,050,000 additional shares at the public offering price less the underwriting fees. We will not receive any proceeds from the sale of any shares by Motorola. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess of $0.64 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share on sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions.

     We and our directors and certain members of management have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus and continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Bear, Stearns & Co. Inc. In addition, Hughes, Motorola and AT&T have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus and continuing through the date 120 days after the date of this prospectus, except with the prior written consent of Bear, Stearns & Co. Inc. These agreements do not apply to issuances or sales of common stock by us pursuant to any existing employee benefit plans or upon conversion or exchange of any currently outstanding convertible or exchangeable securities.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thereby creating a short position in our common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     In connection with this offering, certain underwriters and selling group members who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act, during the business day prior to the pricing of the offering before the commencement of offers or sales of our common stock. Passive market markers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers' bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     From time to time, Bear, Stearns & Co. Inc. and its affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates, for which they have received, and expect to receive, customary compensation. Bear, Stearns & Co. Inc. acted as an initial purchaser in connection with our March 1998 Units offering and received customary compensation for their services. Bear, Stearns & Co. Inc. acted as our financial adviser in connection with our acquisition of ARDIS Company in March 1998 and received customary compensation for their services. Bear, Stearns & Co. Inc. acted as our financial advisor in connection with our acquisition of WorldSpace's debt and equity interest in XM Radio and received customary compensation for their services. Bear, Stearns & Co. Inc. also acted as financial adviser to XM Radio in connection with its issuance of $250 million of Series A subordinated convertible notes and received customary compensation for their services.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock offered by this prospectus will be passed upon for the Company by Arnold & Porter, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

     The consolidated financial statements of American Mobile Satellite Corporation as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, included in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of XM Satellite Radio Holdings Inc. (XM Radio) as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997 and for the period from December 15, 1992 (date of inception) to December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG contains an explanatory paragraph that states that XM Radio has not commenced operations, has negative working capital and is dependent upon additional debt and equity financings, which raise substantial doubt about XM Radio's ability to continue as a going concern. The consolidated financial statements of XM Radio do not include any adjustments that might result from the outcome of that uncertainty.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, at 7 World Trade Center, 13th Floor, New York, NY 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                   CERTAIN INFORMATION ABOUT THIS PROSPECTUS

     We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 covering the common stock being offered by this prospectus. As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-23044) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     a. our annual report on Form 10-K for the year ended December 31, 1998;

     b. our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

     c. our report on Form 8-K dated June 7, 1999 and filed with the SEC on June 9, 1999;

     d. our report on Form 8-K dated July 9, 1999 and filed with the SEC on July 9, 1999;

     e. our report on Form 8-K dated July 23, 1999 and filed with the SEC on July 26, 1999; and

     f. the description of our capital stock contained in our registration statement on Form 8-A, dated December 9, 1993 and on Form 8-A/A, dated December 13, 1993.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                  Randy Segal
                         Senior Vice President, General
                             Counsel and Secretary
                     American Mobile Satellite Corporation
                             10802 Parkridge Blvd.
                          Reston, Virginia 20191-5416
                                 (703) 758-6130

                    INDEX TO PRO FORMA FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
Description of Pro Forma Financial Information..............   P-2
Unaudited Pro Forma Consolidated Condensed Balance Sheet as
  of March 31, 1999.........................................   P-3
Unaudited Pro Forma Consolidated Condensed Statement of
  Operations for the quarter ended March 31, 1999...........   P-5
Unaudited Pro Forma Consolidated Condensed Statement of
  Operations for the year ended
  December 31, 1998.........................................   P-6
Notes to Pro Forma Financial Information....................   P-7

                        PRO FORMA FINANCIAL INFORMATION

     The accompanying pro forma financial information gives effect to (i) the XM Radio transactions and the related XM Radio financing and (ii) the repayment of $116.0 million of indebtedness outstanding under our bank financings and the issuance of shares in this offering as if such transactions had been consummated on March 31, 1999 in the case of the Unaudited Pro Forma Consolidated Condensed Balance Sheet of American Mobile, and on January 1 of each of the periods presented in the case of the Unaudited Pro Forma Consolidated Condensed Statements of Operations of American Mobile. The pro forma operating results for the year ended 1998 also give effect to the March 31, 1998 acquisition of ARDIS Company and concurrent units offering of senior notes and warrants as if such transactions had been consummated on January 1, 1998. The pro forma consolidated condensed financial information is presented for illustrative purposes only and is not necessarily indicative of what American Mobile's actual financial position and results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by American Mobile in the future.

     The following data should be read in conjunction with American Mobile's Consolidated Financial Statements and related notes and XM Radio's Consolidated Financial Statements and related notes included elsewhere herein.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                                                     AS OF MARCH 31, 1999
                                                 ------------------------------------------------------------
                                                                        PRO FORMA ADJUSTMENTS
                                                                       ------------------------     PRO FORMA
                                                 AMERICAN               XM RADIO                    AMERICAN
                                                  MOBILE    XM RADIO   ACQUISITION     OFFERING      MOBILE
                                                 --------   --------   -----------     --------     ---------
                                                                      ($'S IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $  8,131   $ 3,442     $250,000(1)    $ 6,496(6)   $181,819
                                                                         (75,000)(2)
                                                                         (11,250)(1)
  Inventory....................................    17,440        --                                   17,440
  Prepaid in-orbit insurance...................     1,932        --                                    1,932
  Accounts receivable-trade, net of allowance
     for doubtful accounts.....................    16,752        --                                   16,752
  Restricted short-term investments............    41,038        --                                   41,038
  Note receivable from XM Radio................    21,687        --      (21,687)(4)                      --
  Other current assets.........................    15,055       157          (58)(4)    (3,459)(6)    11,695
                                                 --------   --------                                --------
          Total current assets.................   122,035     3,599                                  270,676
PROPERTY AND EQUIPMENT IN SERVICE -- NET.......   239,017       598                                  239,615
SYSTEM UNDER CONSTRUCTION......................        --   219,455                                  219,455
GOODWILL & INTANGIBLES -- NET..................    52,772        --       41,610(3)                   94,382
DEFERRED CHARGES AND OTHER ASSETS -- NET.......    26,151       753       11,250(1)     (3,459)(6)    32,056
                                                                                        (2,639)(7)
RESTRICTED INVESTMENTS.........................    68,623        --                                   68,623
                                                 --------   --------                                --------
          Total assets.........................  $508,598   $224,405                                $924,807
                                                 ========   ========                                ========

The accompanying notes are an integral part of the pro forma financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                                                   AS OF MARCH 31, 1999
                                              --------------------------------------------------------------
                                                                       PRO FORMA ADJUSTMENTS
                                                                     -------------------------     PRO FORMA
                                              AMERICAN                XM RADIO                     AMERICAN
                                               MOBILE     XM RADIO   ACQUISITION     OFFERING       MOBILE
                                              ---------   --------   -----------     ---------     ---------
                                                                    ($'S IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....  $  41,839   $55,088     $  1,000(3)                  $  97,927
  Current portion of obligations under
     capital leases.........................      4,816        --                                      4,816
  Current portion of obligations due to
     related parties........................         --   101,927      (75,000)(2)                        --
                                                                       (26,927)(4)
  Current portion of vendor financing
     commitment due to related party........      1,569        --                                      1,569
  Current portion of other debt.............      2,584        34                                      2,618
                                              ---------   --------                                 ---------
          Total current liabilities.........     50,808   157,049                                    106,930
LONG-TERM LIABILITIES:
  Obligations under bank financing..........    159,000        --                     (116,000)(5)    43,000
  Obligations under senior notes, net of
     discount...............................    327,359        --                         (405)(8)   326,954
  Capital lease obligations.................      5,657        --                                      5,657
  Obligations due to related parties........     21,769    78,860      (78,860)(4)                    21,769
  Convertible notes.........................         --        --      250,000(1)                    250,000
  Net assets acquired in excess of purchase
     price..................................      1,855        --                                      1,855
  Vendor financing commitment due to related
     party..................................      3,031        --                                      3,031
  Other long-term debt......................        442        46                                        488
  Investment in XM Radio....................     16,112        --      (16,112)(4)                        --
  Other long-term liabilities...............        535        --                                        535
                                              ---------   --------                                 ---------
          Total long-term liabilities.......    535,760    78,906                                    653,289
                                              ---------   --------                                 ---------
          Total liabilities.................    586,568   235,955                                    760,219
STOCKHOLDERS' (DEFICIT) EQUITY:
  Preferred Stock, par value $0.01:
     authorized 200,000 shares; no shares
     issued.................................         --        --                                         --
  Common Stock, voting......................        324        --           86(3)           70(5)        480
  Additional paid-in capital................    509,074    10,643      129,128(3)      115,930(5)    754,132
                                                                       (10,643)(4)
  Deferred compensation.....................     (2,305)       --                                     (2,305)
  Common Stock purchase warrants............     60,588        --                        2,444(8)     63,032
  Unamortized guarantee warrants............    (33,177)       --                        9,621(7)    (25,004)
                                                                                        (1,448)(8)
  Retained loss.............................   (612,474)  (22,193)      22,193(4)         (422)(6)  (625,747)
                                              ---------   --------                                 ---------
                                                                                       (12,260)(7)
                                                                                          (591)(8)
          Total stockholders' (deficit)
            equity..........................    (77,970)  (11,550)                                   164,588
                                              ---------   --------                                 ---------
          Total liabilities and
            stockholders' (deficit)
            equity..........................  $ 508,598   $224,405                                 $ 924,807
                                              =========   ========                                 =========

The accompanying notes are an integral part of the pro forma financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                                      FOR THE QUARTER ENDED MARCH 31, 1999
                                          -------------------------------------------------------------
                                                                   PRO FORMA ADJUSTMENTS
                                                                  ------------------------    PRO FORMA
                                          AMERICAN                 XM RADIO                   AMERICAN
                                           MOBILE     XM RADIO    ACQUISITION     OFFERING     MOBILE
                                          --------    --------    -----------     --------    ---------
                                                   ($ IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues:
  Services..............................  $ 16,164    $    --                                 $ 16,164
  Sales of equipment....................     4,066         --                                    4,066
                                          --------    -------                                 --------
  Total Revenues........................    20,230         --                                   20,230
Costs and expenses
  Cost of service and operations........    17,410         --                                   17,410
  Cost of equipment sold................     4,528         --                                    4,528
  Research & development................       460        748                                    1,208
  Sales and advertising.................     4,749         --                                    4,749
  General and administrative............     4,769      3,673                                    8,442
  Depreciation and amortization.........    13,772         --           694(9)                  14,466
                                          --------    -------                                 --------
  Operating Loss........................   (25,458)    (4,421)                                 (30,573)
Interest and Other Income (Expense).....     1,739         54          (268)(10)                 1,525
Interest Expense........................   (15,930)        --        (2,032)(11)    2,243(13)  (15,801)
                                                                                      (82)(8)
Equity in loss of XM Radio..............    (3,494)        --         3,494(15)                     --
                                          --------    -------                                 --------
Net Loss................................  $(43,143)   $(4,367)                                $(44,849)
                                          ========    =======                                 ========
Loss Per Share of Common Stock..........  $  (1.34)                                           $  (0.94)
                                          ========                                            ========
Weighted-Average Common Shares
  Outstanding During the Period
  (000's)...............................    32,225                    8,614(12)     7,000(14)   47,839
                                          ========                  =======        ======     ========

The accompanying notes are an integral part of the pro forma financial statements.

          AMERICAN MOBILE SATELLITE CORPORATION, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                                          FOR THE YEAR ENDED DECEMBER 31, 1998
                            -------------------------------------------------------------------------------------------------
                                                   PRO FORMA
                                                  ADJUSTMENTS                                   PRO FORMA
                                                  ------------                                 ADJUSTMENTS
                                         ARDIS       ARDIS                                ----------------------    PRO FORMA
                            AMERICAN      (Q1     ACQUISITION/     PRO FORMA               XM RADIO                 AMERICAN
                             MOBILE      ONLY)     FINANCING         ARDIS     XM RADIO   ACQUISITION   OFFERING     MOBILE
                            ---------   -------   ------------     ---------   --------   -----------   --------    ---------
                                                       ($ IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues:
  Services................  $ 57,994    $9,541      $  (139)(16)   $ 67,396    $    --                              $  67,396
  Sales of equipment......    29,227       530                       29,757         --                                 29,757
                            ---------   -------                    ---------   --------                             ---------
  Total Revenues..........    87,221    10,071                       97,153         --                                 97,153
Costs and expenses
  Cost of service and
    operations............    56,969     7,795         (139)(16)     64,625         --                                 64,625
  Cost of equipment
    sold..................    30,449       581                       31,030         --                                 31,030
  Research and
    development...........     1,117        --                        1,117      6,941                                  8,058
  Sales and advertising...    16,854     1,562                       18,416         --                                 18,416
  General and
    administrative........    17,332     1,487                       18,819      9,252                                 28,071
  Depreciation and
    amortization..........    52,707     3,291          845(17)      56,519         --        2,774(9)                 59,293
                            ---------   -------                    ---------   --------                             ---------
                                                       (324)(18)
  Operating Loss..........   (88,207)   (4,645)                     (93,373)   (16,193)                              (112,340)
Interest and Other
  Income..................     4,372         5        1,538(19)       5,915         26                                  5,941
Equity in Loss of XM
  Radio...................   (12,960)       --                      (12,960)        --       12,960(15)                    --
Interest Expense..........   (53,771)     (282)      (9,702)(20)    (63,755)        --      (15,211)(11)  7,673(13)   (71,624)
                            ---------   -------                    ---------   --------                             ---------
                                                                                                           (331)(8)
Net loss.................. $(150,566)  $(4,922)                   $(164,173)  $(16,167)                             $(178,023)
                            =========   =======                    =========   ========                             =========
Loss Per Share of Common
  Stock...................  $  (5.88)                              $  (5.11)                                        $   (3.73)
                            =========                              =========                                        =========
Weighted-Average Common
  Shares Outstanding
  During the Period
  (000's).................    25,588                  6,521(21)      32,109                   8,614(12)   7,000(14)    47,723
                            =========               =======        =========               ========      ======     =========

The accompanying notes are an integral part of the pro forma financial statements.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information is based on the following assumptions and adjustments:

(1) Reflects the issuance by XM Radio of $250 million of subordinated convertible notes to General Motors Corporation, Clear Channel Investments Inc., DIRECTV Enterprises, Inc., Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners and related financing costs of approximately $11.3 million. The Series A subordinated convertible notes contain covenants prohibiting XM Radio from making dividend payments.

(2) Reflects the repayment of $75 million by XM Radio of certain outstanding notes payable to WorldSpace.

(3) Reflects the amounts related to the XM Radio transaction.

     Total purchase consideration and transaction costs are anticipated to be as follows:

                                                                AMOUNT
                                                              -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
8,614,244 shares of American Mobile at $15.00 per share (the closing price of our common stock at the date of signing
  of the letter of intent and announcement of the XM Radio
  transaction) issued to XM Ventures........................   $129,214
Estimated transaction costs.................................      1,000
                                                               --------
                                                               $130,214
                                                               ========

     The anticipated purchase consideration and transaction costs have been allocated for pro forma purposes as follows:

                                                                AMOUNT
                                                              -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
Cash........................................................   $  3,442
Other current and long-term assets..........................        910
Property and equipment......................................    220,053
Goodwill and intangibles....................................     41,610
Accounts payable and accrued expenses.......................    (55,088)
Notes payable...............................................    (75,080)
                                                               --------
                                                                135,847
Less: American Mobile's previous investment in XM Radio:
  Note receivable and miscellaneous receivables from XM
     Radio to American Mobile (see Note (4))................    (21,745)
  Existing equity interest in XM Radio (see Note (4)).......     16,112
                                                               --------
                                                               $130,214
                                                               ========

     The above purchase price allocation is preliminary and may change upon final determination of the fair value of net assets acquired. The Company has not specifically identified amounts to assign to systems under construction and other intangibles; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded. A preliminary amortization period of fifteen years has been selected and utilized in the pro forma financial information for goodwill and other intangible assets, which is expected in all material respects to be representative of the amortization expense that will result from the ultimate allocation to the specific intangible assets.

(4) Reflects the elimination of intercompany accounts and equity accounts of XM Radio upon the consolidation of XM Radio as follows: (dollars in thousands)

     (a) Elimination of note receivable and miscellaneous receivables due from XM Radio to American Mobile in the amount of $21,745.
     (b) Elimination of obligations due to American Mobile from XM Radio in the amount of $105,787.
     (c) Elimination of XM Radio equity accounts consisting of $10,643 of additional paid-in capital and $22,193 of retained losses.

     (d) Elimination of American Mobile's investment in XM Radio in the amount of $16,112.

(5) As discussed in "Use of Proceeds," we will use the $124.3 million from the sale of 7,000,000 shares of American Mobile at $17.75 per share to pay down indebtedness under our bank loans. This adjustment reflects the proceeds from the anticipated Offering and application of the proceeds therefrom as if the Offering had occurred on March 31, 1999, as follows:

                                                                AMOUNT
                                                              -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
Repayment of bank loans.....................................   $116,000
Payment of underwriting discount and estimated offering
  costs.....................................................      8,250
                                                               --------
  Gross proceeds from the Offering..........................   $124,250
                                                               ========

(6) Reflects the amount anticipated to be received upon termination of a portion of an interest rate swap in connection with the repayment of amounts outstanding under the term loan with the proceeds of the Offering. Upon such termination, the Company expects to report a loss of $422,000.

(7) Reflects the write-off of a pro-rata share of financing fees incurred and guarantee warrants issued in connection with the placement of amounts outstanding under the term loan.

(8) Reflects the effect of antidilution adjustments in connection with the issuance of shares in the Offering pursuant to the terms of certain outstanding warrants, including amortization of interest expense associated with such warrants.

(9) Reflects the amortization, over a fifteen-year life, of the acquired intangibles, including goodwill of XM Radio.

(10) Reflects the elimination of interest earned by American Mobile from notes due from XM Radio. Interest incurred by XM Radio on the associated note was capitalized by XM Radio under System Under Construction.

(11) Reflects interest expensed on the portion of the $250 million of subordinated convertible notes in excess of average System Under Construction balances. Interest incurred on debt that is equivalent to average System Under Construction balance is assumed capitalized. Also reflects the amortization of the financing fees associated with the placement of such notes over the life of the debt (54 months).

(12) Reflects shares issued to XM Ventures in connection with the XM Radio transaction.

(13) Reflects the elimination of interest expense on the bank loans and amortization of related financing costs and guarantee warrants associated with the placement of the term loan as a result of the repayment of a portion of the outstanding debt with the net proceeds from the Offering.

(14) Reflects the issuance of shares in connection with the Offering.

(15) Reflects the elimination of XM Radio losses previously recorded by American Mobile on the equity basis.

(16) Reflects the elimination of inter-company balances resulting from transactions between American Mobile and ARDIS.

(17) Reflects the amortization, over a twenty-year life, of the excess of purchase price of ARDIS over fair market value of net assets acquired.

(18) Reflects the elimination of goodwill amortization recorded by ARDIS.

(19) Reflects interest earned on funds escrowed in connection with the Restricted Investments issued as part of the ARDIS acquisition and related financing, at an average interest rate of 5%.

(20) Reflects adjustments to interest expense as a result of the ARDIS acquisition and related financings.

(21) Reflects shares issued to Motorola in connection with the ARDIS acquisition.

                         INDEX TO FINANCIAL STATEMENTS

                     AMERICAN MOBILE SATELLITE CORPORATION

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997, and 1996.........................   F-3
Consolidated Balance Sheets at December 31, 1998 and 1997...   F-4
Consolidated Statements of Stockholders' (Deficit) Equity
  for the years ended December 31, 1998, 1997 and 1996......   F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997, and 1996.........................   F-7
Notes to Consolidated Financial Statements including
  Financial Statements of Subsidiaries......................   F-8
Unaudited Consolidated Condensed Statements of Operations
  for the three months ended March 31, 1999 and 1998........  F-43
Unaudited Consolidated Condensed Balance Sheets at March 31,
  1999 and December 31, 1998................................  F-44
Unaudited Consolidated Condensed Statements of Cash Flows
  for the three months ended March 31, 1999 and 1998........  F-45
Notes to Unaudited Consolidated Condensed Financial
  Statements including Financial Statements of
  Subsidiaries..............................................  F-46

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

Independent Auditors' Report................................  F-60
Consolidated Balance Sheets at December 31, 1998 and 1997...  F-61
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997, and for the period from December
  15, 1992 (date of inception) to December 31, 1998.........  F-62
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1998, 1997 and for the
  period from December 15, 1992 (date of inception) to
  December 31, 1998.........................................  F-63
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997, and for the period from December
  15, 1992 (date of inception) to December 31, 1998.........  F-64
Notes to Consolidated Financial Statements..................  F-65
Unaudited Condensed Consolidated Balance Sheet as of March
  31, 1999..................................................  F-78
Unaudited Condensed Consolidated Statements of Operations
  for the three months ended March 31, 1999 and 1998 and for the period from December 15, 1992 (date of inception) to
  March 31, 1999............................................  F-79
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 1999 and 1998 and for the period from December 15, 1992 (date of inception) to
  March 31, 1999............................................  F-80
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-81

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Mobile Satellite Corporation:

     We have audited the accompanying consolidated balance sheets of American Mobile Satellite Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1998 and 1997 (as restated -- see Note 18), and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Mobile Satellite Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Washington, D.C.
March 29, 1999 (except with respect to
the matter discussed in Note 18,
as to which the date is July 7, 1999)

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1998          1997          1996
                                                          -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
  Services..............................................   $  57,994     $  20,684     $   9,201
  Sales of equipment....................................      29,227        23,530        18,529
                                                           ---------     ---------     ---------
  Total Revenues........................................      87,221        44,214        27,730
COSTS AND EXPENSES
  Cost of service and operations........................      58,086        31,959        30,471
  Cost of equipment sold................................      30,449        40,335        31,903
  Sales and advertising.................................      16,854        12,066        24,541
  General and administrative............................      17,332        14,819        17,464
  Depreciation and amortization.........................      52,707        42,430        43,390
                                                           ---------     ---------     ---------
  Operating Loss........................................     (88,207)      (97,395)     (120,039)
INTEREST AND OTHER INCOME...............................       4,372         1,122           552
EQUITY IN LOSS OF XM RADIO..............................     (12,960)       (1,301)           --
INTEREST EXPENSE........................................     (53,771)      (21,633)      (15,151)
                                                           ---------     ---------     ---------
NET LOSS................................................   $(150,566)    $(119,207)    $(134,638)
                                                           =========     =========     =========
Basic and Diluted Loss Per Share of Common Stock........   $   (4.94)    $   (4.74)    $   (5.38)
Weighted-Average Common Shares Outstanding During the
  Period................................................      30,496        25,131        25,041

The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   2,285     $   2,106
  Inventory.................................................      18,593        40,321
  Prepaid in-orbit insurance................................       3,381         4,564
  Accounts receivable-trade, net of allowance for doubtful
     accounts of $935 in 1998 and $1,930 in 1997............      15,325         8,140
  Restricted short-term investments.........................      41,038            --
  Other current assets......................................      13,231         9,608
                                                               ---------     ---------
          Total current assets..............................      93,853        64,739
PROPERTY AND EQUIPMENT, net (gross balances include $140,485 and $135,586 purchased from related parties through 1998
  and 1997, respectively)...................................     246,553       233,174
GOODWILL AND INTANGIBLES, net...............................      53,235            --
RESTRICTED INVESTMENTS......................................      67,199         1,000
DEFERRED CHARGES AND OTHER ASSETS, net of accumulated
  amortization of $17,653 in 1998 and $14,096 in 1997.......      28,954        12,534
                                                               ---------     ---------
          Total assets......................................   $ 489,794     $ 311,447
                                                               =========     =========

The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                                                1998        1997
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                  LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  33,797   $  35,861
  Obligations under capital leases due within one year......      5,971         798
  Current portion of vendor financing commitment due to
     related party..........................................        543          --
  Current portion of deferred trade payables................      4,498      15,254
  Other current liabilities.................................        162       7,520
                                                              ---------   ---------
          Total current liabilities.........................     44,971      59,433
LONG-TERM LIABILITIES:
  Obligations under New Bank Financing......................    132,000     198,000
  Obligations under Notes, net of discount..................    327,147          --
  Capital lease obligations.................................      5,824       3,147
  Net assets acquired in excess of purchase price...........      2,028       2,725
  Vendor financing commitment due to related party..........      1,069          --
  Deferred trade payables...................................        620       1,364
  Investment in XM Radio....................................     12,618          --
  Other long-term liabilities...............................        540         647
                                                              ---------   ---------
          Total long-term liabilities.......................    481,846     205,883
          Total liabilities.................................    526,817     265,316
                                                              ---------   ---------
COMMITMENTS (Note 11)
STOCKHOLDERS' (DEFICIT) EQUITY:
  Preferred Stock; par value $0.01; authorized 200,000
     shares; no shares outstanding..........................         --          --
  Common Stock; voting, par value $0.01; authorized
     75,000,000 shares; 32,198,735 shares issued and
     outstanding in 1998, 25,159,311 shares issued and
     outstanding in 1997....................................        322         252
  Additional paid-in capital................................    508,084     451,892
  Deferred compensation.....................................     (1,528)         --
  Common Stock purchase warrants............................     59,108      36,338
  Unamortized guarantee warrants............................    (33,678)    (23,586)
  Cumulative loss...........................................   (569,331)   (418,765)
                                                              ---------   ---------
STOCKHOLDERS' (DEFICIT) EQUITY:.............................    (37,023)     46,131
                                                              ---------   ---------
          Total liabilities and stockholders' (deficit)
            equity..........................................  $ 489,794   $ 311,447
                                                              =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY FOR THE PERIOD FROM JANUARY 1, 1996 THROUGH DECEMBER 31, 1998

                                                                                   COMMON
                               COMMON                 ADDITIONAL                   STOCK     UNAMORTIZED
                               STOCK                   PAID-IN       DEFERRED     PURCHASE    GUARANTEE    CUMULATIVE
                               SHARES     PAR VALUE    CAPITAL     COMPENSATION   WARRANTS    WARRANTS        LOSS        TOTAL
                             ----------   ---------   ----------   ------------   --------   -----------   ----------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE, December 31,
  1995.....................  24,961,130     $250       $448,757      $    --      $ 3,440     $     --     $(164,920)   $ 287,527
  Common Stock issued under
    Stock Purchase Plan....      39,366       --            635           --           --           --            --          635
  Common Stock purchase
    warrants issued for
    Bridge Financing.......          --       --             --           --        2,253           --            --        2,253
  Common Stock issued for
    exercise of stock
    options and award of
    bonus stock............      37,320       --            612           --           --           --            --          612
  Common Stock issued upon
    exercise of Warrants...      37,500        1            844           --         (845)          --            --           --
  Common Stock purchase
    warrants issued for
    Bank Financing.........          --       --             --           --       19,000      (19,000)           --           --
  Amortization of Guarantee
    Warrants...............          --       --             --           --           --        1,900            --        1,900
  Common Stock issued under
    the 401(k) Savings
    Plan...................      22,261       --            411           --           --           --            --          411
  Net Loss.................          --       --             --           --           --           --      (134,638)    (134,638)
                             ----------     ----       --------      -------      -------     --------     ---------    ---------
BALANCE, December 31,
  1996.....................  25,097,577      251        451,259           --       23,848      (17,100)     (299,558)     158,700
  Common Stock issued under
    the 401(k) Savings
    Plan...................      31,684        1            349           --           --           --            --          350
  Common Stock issued under
    the Stock Purchase
    Plan...................      29,930       --            283           --           --           --            --          283
  Common Stock issued for
    award of bonus stock...         120       --              1           --           --           --            --            1
  Guarantee Warrants
    revaluation............          --       --             --           --       12,490      (12,490)           --           --
  Amortization of Guarantee
    Warrants...............          --       --             --           --           --        6,004            --        6,004
  Net Loss.................          --       --             --           --           --           --      (119,207)    (119,207)
                             ----------     ----       --------      -------      -------     --------     ---------    ---------
BALANCE, December 31,
  1997.....................  25,159,311      252        451,892           --       36,338      (23,586)     (418,765)      46,131
  Common Stock issued under
    the 401(k) Savings
    Plan...................     105,089        1            847           --           --           --            --          848
  Common Stock issued under
    the Stock Purchase
    Plan...................      47,011       --            278           --           --           --            --          278
  Common Stock issued for
    ARDIS Acquisition......   6,520,532       65         49,716           --           --           --            --       49,781
  Common Stock issued for
    exercise of stock
    options and award of
    bonus stock............      10,681       --            135           --           --           --            --          135
  Issuance of Stock
    Purchase Warrants
    pursuant to Notes
    financing..............          --       --             --           --        8,490           --            --        8,490
  Issuance of Restricted
    Stock..................     356,111        4          1,776       (1,780)          --           --            --           --
  Amortization of
    compensation expense...          --       --             --          252           --           --            --          252
  Guarantee Warrants
    revaluation............          --       --             --           --       17,720      (17,720)           --           --
  Amortization of Guarantee
    Warrants...............          --       --             --           --           --        7,628            --        7,628
  Expiration of Stock
    Purchase Warrants......          --       --          3,440           --       (3,440)          --            --           --
  Net Loss.................          --       --             --           --           --           --      (150,566)    (150,566)
                             ----------     ----       --------      -------      -------     --------     ---------    ---------
BALANCE, December 31,
  1998.....................  32,198,735     $322       $508,084      $(1,528)     $59,108     $(33,678)    $(569,331)   $ (37,023)
                             ==========     ====       ========      =======      =======     ========     =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(150,566)  $(119,207)  $(134,638)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of Guarantee Warrants and debt related
    costs...................................................     16,171       9,350       5,721
  Depreciation and amortization.............................     52,707      42,430      43,307
  Equity in loss of XM Radio................................     12,960       1,301          --
  Changes in assets and liabilities, net of acquisitions:
    Inventory...............................................     21,947      (2,287)    (27,482)
    Prepaid in-orbit insurance..............................      1,183         516        (257)
    Accounts receivable -- trade............................       (105)     (1,537)     (5,229)
    Other current assets....................................      7,240       4,639       1,970
    Accounts payable and accrued expenses...................     16,876      (5,820)      1,672
    Deferred trade payables.................................     (6,567)     11,685          --
    Deferred items -- net...................................     (7,396)      8,038       1,347
                                                              ---------   ---------   ---------
  Net cash used in operating activities.....................    (35,550)    (50,892)   (113,589)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of ARDIS..........................    (52,373)         --          --
Purchase of restricted investments..........................   (125,128)         --      (1,000)
Payment of escrow interest..................................    (20,633)         --          --
Investment in XM Radio......................................         --      (1,643)         --
Insurance proceeds applied to equipment in service..........         --          --      66,000
Additions to property and equipment.........................    (12,470)     (8,598)    (14,054)
                                                              ---------   ---------   ---------
Net cash (used in) provided by investing activities.........   (210,604)    (10,241)     50,946
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common Stock......................        412         284       1,247
Proceeds from Notes and Stock Purchase Warrants.............    335,000          --          --
Principal payments under capital leases.....................     (3,395)     (2,576)     (3,994)
Principal payments under Vendor Financing...................        (16)         --          --
Proceeds from bridge loan...................................     10,000          --      70,000
Payment of bridge loan......................................    (10,000)         --     (70,000)
Repayment of Bank Financing.................................   (100,000)         --          --
Proceeds from Bank Financing and New Bank Financing.........     34,000      71,000     127,000
Proceeds from debt issuance.................................         --          --       1,700
Payments on long-term debt..................................     (4,933)     (6,180)    (59,190)
Debt issuance costs.........................................    (14,735)     (1,471)    (10,803)
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    246,333      61,057      55,960
Net increase (decrease) in cash and cash equivalents........        179         (76)     (6,683)
CASH AND CASH EQUIVALENTS, beginning of period..............      2,106       2,182       8,865
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, end of period....................  $   2,285   $   2,106   $   2,182
                                                              =========   =========   =========
Supplemental Cash Flow Information -- Interest Payments.....  $  32,198   $  11,785   $   8,293

The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION, BUSINESS AND LIQUIDITY

     American Mobile Satellite Corporation (with its subsidiaries, "American Mobile" or the "Company") was incorporated on May 3, 1988. The FCC authorized American Mobile to construct, launch, and operate a mobile satellite services system (the "Satellite Network") to provide a full range of mobile voice and data services via satellite to land, air and sea-based customers in a service area consisting of the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands, U.S. coastal waters, international waters and airspace and any foreign territory where the local government has authorized the provision of service. On April 7, 1995, the Company successfully launched its first satellite ("MSAT-2"), from Cape Canaveral, Florida. In late 1996, the Company expanded its mobile data business through the acquisition of a dual mode mobile messaging and global positioning and monitoring service for commercial trucking fleets.

     On March 31, 1998 the Company (through its newly-formed, wholly-owned subsidiary, AMSC Acquisition Company, Inc. ("Acquisition Company")) acquired ARDIS Company ("ARDIS"), a wholly-owned subsidiary of Motorola Inc. that owns and operates a two-way wireless data communications network, for a purchase price of approximately $50 million in cash and $50 million in the Company's Common Stock (the "Acquisition"). The Company, through the acquisition of ARDIS, became a nationwide provider of wireless communications services, including data, dispatch, and voice services, primarily to business customers in the United States.

     On October 16, 1997, XM Satellite Radio Inc., formerly American Mobile Radio Corporation, an indirect subsidiary of American Mobile through its subsidiary XM Satellite Radio Holdings Inc., formerly AMRC Holdings, Inc., (together with XM Satellite Radio Inc., "XM Radio"), was awarded a license by the FCC to provide satellite-based Digital Audio Radio Service ("DARS") throughout the United States, following its successful $89.9 million bid at auction on April 2, 1997. XM Radio has and will continue to receive funding for this business from independent sources in exchange for debt and equity interests in XM Radio. Accordingly, it is not expected that the development of this business will have a material impact on the Company's financial position, results of operations, or cash flows.

     American Mobile is devoting its efforts to expanding its business. This effort involves substantial risk, including successfully integrating ARDIS. Specifically, future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company's financial condition and future results of operations.

LIQUIDITY AND FINANCING REQUIREMENTS

     Adequate liquidity and capital are critical to the ability of the Company to continue as a going concern and to fund subscriber acquisition programs necessary to achieve positive cash flow and profitable operations. The Company expects to continue to make significant capital outlays for the foreseeable future to fund interest expense, capital expenditures and working capital prior to the time that it begins to generate positive cash flow from operations and for the foreseeable future thereafter.

     In connection with the Acquisition on March 31, 1998, and to meet its ongoing cash requirements, the Acquisition Company issued $335 million of Units (the "Units") consisting of 12 1/4% Senior Notes due 2008 (the "Notes"), and one warrant to purchase 3.75749 shares of Common Stock of the Company for each $1,000 principal amount of Notes (the "Warrants"). The

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

Company also restructured its existing Bank Financing (the "New Bank Financing"). The New Bank Financing of $200 million consists of a $100 million unsecured five-year reducing Revolving Credit Facility maturing March 31, 2003 and a $100 million five-year Term Loan Facility with up to three additional one-year extensions subject to lender approval. As of February 28, 1999, the Company had $52 million available for borrowing under the Revolving Credit Facility. Additionally, Motorola has agreed to provide the Company with up to $10 million of vendor financing (the "Vendor Financing Commitment"), which is available to finance up to 75% of the purchase price of additional base stations needed to meet ARDIS' buildout requirements under certain customer contracts (see Note 8).

     The Company's current operating assumptions and projections, which reflect management's best estimate of subscriber and revenue growth and operating expenses, indicate that anticipated capital expenditures, operating losses, working capital and debt service requirements through 1999, and beyond, can be met by cash flows from operations, the net proceeds from the sale of the $335 million in Notes and Warrants, together with the borrowings under the $200 million New Bank Financing, the Vendor Financing Commitment and deferred terms on certain trade payables; however, the Company's ability to meet its projections is subject to numerous uncertainties and there can be no assurance that the Company's current projections regarding the timing of its ability to achieve positive operating cash flow will be accurate, and if the Company's cash requirements are more than projected, the Company may require additional financing in amounts which may be material. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or available on favorable terms.

2. SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to the valuation of inventory and committed inventory purchases, the allowance for doubtful accounts receivable, and the realizability of long-term assets.

CONSOLIDATION

     The consolidated financial statements include the accounts of American Mobile and its wholly owned subsidiaries. All significant inter-company transactions and accounts have been eliminated. As discussed in Note 1, XM Radio, a subsidiary of the Company, was awarded a license to provide DARS and entered into an agreement with World Space, Inc.("World Space"), whereby World Space acquired a 20% participation in XM Radio, and options which, if exercised, could reduce the Company's ownership interest in XM Radio to 22.6 %. On October 30, 1998 the Company and WorldSpace jointly filed an application for consent to the transfer of control of XM Radio in anticipation of future exercise of the World Space options. Additionally, the agreement gives WorldSpace certain participative rights which provide for their participation in significant business decisions that would be made in the ordinary course of business; therefore, in accordance with

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

Emerging Issues Task Force ("EITF") No. 96-16, the Company's investment in XM Radio is carried on the equity method.

     The following represents the summary financial information of XM Radio as of December 31, 1998 and 1997.

                                                          AS OF           AS OF
                                                       DECEMBER 31,    DECEMBER 31,
                                                           1998            1997
                                                       ------------    ------------
                                                              (IN THOUSANDS)
Current assets.......................................    $    482        $     1
Noncurrent assets....................................     170,003         91,932
Current liabilities..................................     130,823         82,949
Noncurrent liabilities...............................      46,845             --
Total stockholders' (deficit) equity.................      (7,183)         8,984

                                                        YEAR ENDED      YEAR ENDED
                                                       DECEMBER 31,    DECEMBER 31,
                                                           1998            1997
                                                       ------------    ------------
                                                              (IN THOUSANDS)
Gross sales..........................................    $    --          $   --
Operating expenses...................................     16,193           1,110
Interest (income) expense............................        (26)            549
Net loss.............................................     16,167           1,659

CASH EQUIVALENTS

     The Company considers highly liquid investments with remaining maturities of 90 days or less at the time of acquisition to be cash equivalents.

RESTRICTED INVESTMENTS

     Restricted investments represent those investments made by the Company to fund either customer obligations or required interest payments associated with the Notes. The Company considers all required funding from these accounts due within the next twelve months to be current and reflects these amounts as such in the accompanying balance sheet. The Company accounts for these investments on an amortized cost basis.

INVENTORIES

     Inventories, which consist primarily of finished goods, are stated at the lower of cost or market. Cost is determined using the weighted average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes and records a charge to current period income when such factors indicate that a reduction to net realizable value is appropriate. Management considers both inventory on hand and inventory which it has committed to purchase. The Company recorded charges to cost of equipment sold in the amount of $12.0 million and $11.1 million in 1997 and 1996, respectively, related to the realizability of the Company's inventory investment. No such charges were made in 1998.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

OTHER CURRENT ASSETS

     Other current assets consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998       1997
                                                              -------    ------
                                                               (IN THOUSANDS)
Interest rate swap (Note 8).................................  $ 5,964    $   --
Prepaid expenses............................................    3,990     1,617
Deposits....................................................    3,010     6,647
Non-trade receivables and other.............................      267     1,344
                                                              -------    ------
                                                              $13,231    $9,608
                                                              =======    ======

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of the fair value of certain financial instruments. Cash and cash equivalents, trade accounts receivable, accounts payable and deferred trade payables approximate fair value because of the relatively short maturity of these instruments. The Notes are valued at their quoted market price. The fair value of the interest rate swap is the estimated amount that the Company would receive to terminate the swap agreement on December 31, 1998, taking into account current interest rates and the current creditworthiness of the swap counter parties. As a result of the Guarantees associated with the New Bank Financing, it is not practicable to estimate the fair value of this facility. For debt issues that are not quoted on an exchange, interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value.

                                 AS OF DECEMBER 31, 1998       AS OF DECEMBER 31, 1997
                                 ------------------------      ------------------------
                                 CARRYING         FAIR         CARRYING          FAIR
                                  AMOUNT          VALUE         AMOUNT          VALUE
                                 ---------      ---------      --------        --------
                                                     (IN THOUSANDS)
Assets:
  Restricted investments.......  $108,237       $107,010        $1,000          $1,000
  Interest rate swap (Note
     8)........................    13,419         11,884            --              --
Liabilities:
  Notes........................   327,147        211,050            --              --
  Vendor financing
     commitment................     1,612          1,612            --              --
  Capital leases...............    11,795         11,795         3,945           3,945

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, restricted investments and accounts receivable. The Company places its temporary cash investments and restricted investments in debt securities such as commercial paper, time deposits, certificates of deposit, bankers acceptances, and marketable direct

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES obligations of the United States Treasury. The Company's intent is to hold its investments in debt securities to maturity. To date, the majority of the Company's business has been transacted with telecommunications, field services, natural resources and transportation companies, including maritime and trucking companies located throughout the United States. The Company grants credit based on an evaluation of the customer's financial condition, generally without requiring collateral or deposits. Exposure to losses on trade accounts receivable, for both service and for inventory sales, is principally dependent on each customer's financial condition. The Company anticipates that its credit risk with respect to trade accounts receivable in the future will continue to be diversified due to the large number of customers expected to comprise the Company's subscriber base and their expected dispersion across many different industries and geographies.

     After giving pro forma effect to the Acquisition, as of December 31, 1998, five customers accounted for approximately 40% of the Company's service revenue, with one of those customers accounting for approximately 19%.

SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes costs related to the development of certain software to be used with its mobile messaging and position location service (the "Mobile Data Communications Service") product. The Company commenced amortization of these costs in the first quarter of 1996. These costs are amortized over three years. As of December 31, 1998 and 1997, net capitalized software development costs were $869,000 and $1.8 million, respectively, and are included in property and equipment in the accompanying balance sheets.

     Additionally, during 1998, the Company adopted Statement of Position ("SOP") No. 98-1 -- "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As of December 31, 1998, net capitalized internal use software costs were $1.1 million and are included in property and equipment in the accompanying balance sheet and are amortized over three years.

DEFERRED CHARGES AND OTHER ASSETS

     Other assets primarily consist of the long term portion of the interest rate swap purchased in connection with the New Bank Financing (see Note 8), the unamortized financing costs and debt issue costs associated with the existing vendor financing arrangements, the Notes, the Bank Financing and the New Bank Financing. As of December 31, 1998, the Company had a balance of $7.5 million representing the long-term portion of the interest rate swap, and $20.6 million and $11.8 million of unamortized financing costs recorded at December 31, 1998 and 1997, respectively. Financing costs are amortized over the term of the related facility using the straight line method, which approximates the effective interest method.

REVENUE RECOGNITION

     The Company recognizes service revenue when communications services have been rendered. Equipment sales are recognized upon shipment of products and customer acceptance, if required.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Such costs include internal research and development activities and expenses associated with external product development agreements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

The Company incurred research and development costs of approximately $1.1 million in 1998, none for 1997, and approximately $57,000 for 1996.

ADVERTISING COSTS

     Advertising costs are charged to operations in the year incurred and totaled $2.9 million, $3.4 million, and $6.0 million for 1998, 1997, and 1996, respectively.

STOCK BASED COMPENSATION

     The Company accounts for employee stock options using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Generally, no expense is recognized related to the Company's stock options because the option's exercise price is set at the stock's fair market value on the date the option is granted.

ASSESSMENT OF ASSET IMPAIRMENT

     The Company adopted the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower or the carrying amount of the fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operation, or liquidity during 1998, 1997 or 1996.

     The Company has assessed the satellite and its related assets as of December 31, 1998, and determined that an impairment did not exist; however, there can be no assurance that a material provision for impairment will not be required in the future. Management will continue to assess the recoverability of these assets on an on-going basis.

LOSS PER SHARE

     Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Options and warrants to purchase shares of common stock were not included in the computation of loss per share as the effect would be antidilutive. As a result, the basic and diluted earnings per share amounts are identical. As of December 31, 1998, there were approximately 70,000 options and warrants that would have been included in this calculation had the effect not been antidilutive.

COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income,"

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES reported net income is the same as "comprehensive income" for the years ended December 31, 1998, 1997, and 1996.

SEGMENT DISCLOSURES

     In accordance with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company has only one operating segment which is engaged in the provision of nationwide wireless communication. The Company provides services within North America and parts of Central America and the Caribbean, and all revenues are derived from customers within the United States. The following summarizes service revenue by major product lines:

                                                                REVENUE FOR THE
                                                            YEAR ENDED DECEMBER 31,
                                                           -------------------------
                                                            1998      1997     1996
                                                           ------    ------    -----
                                                                 (IN MILLIONS)
Voice Service............................................  $14.0     $10.0     $5.0
Data Service.............................................   40.1       7.6      2.3
Capacity Resellers and Other.............................    3.9       3.1      1.9

RECLASSIFICATION

     Certain amounts from prior years' consolidated financial statements have been reclassified to conform with the 1998 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the recognition of all derivatives as either assets or liabilities measured at fair value. The Company is in the process of determining the impact the adoption of this statement will have on its financial position and results, but it is not expected to be significant.

3. STOCKHOLDERS' EQUITY

     The Company has authorized 200,000 shares of Preferred Stock and 75,000,000 shares of Common Stock. The par value per share is $0.01 for each class of stock. For each share held, Common stockholders are entitled to one vote on matters submitted to the stockholders. Cumulative voting applies for all elections of directors of the Company.

     The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors (the "Board"), without stockholder approval. The Board is authorized to determine the number of shares in each series and all designations, rights, preferences, and limitations on the shares in each series, including, but not limited to, determining whether dividends will be cumulative or non-cumulative.

     Certain controlling stockholders of the Company have entered into a Stockholders' Agreement (the "Agreement") which contains provisions relating to the election of directors, procedures for maintaining compliance with the FCC's alien ownership restrictions, certain restrictions on the transfer, sale and exchange of Common Stock, and procedures for appointing directors to the Executive Committee of the Board, among others. The Agreement continues in effect until

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES terminated by an affirmative vote of holders of three-fourths of the Company's Common Stock held by parties to the Agreement. Other matters relating to the Company's governance of the Company are set forth in the Certificate of Incorporation and Bylaws.

     As of December 31, 1998, the Company had reserved Common Stock for future issuance as detailed below.

Shares issuable upon exercise of warrants...................   7,821,259
Amended and Restated Stock Option Plan for Employees........   4,062,534
Stock Option Plan for Non-Employee Directors................      50,000
Employee Stock Purchase Plan................................     143,126
Defined Contribution Plan...................................     248,403
                                                              ----------
          Total.............................................  12,325,322
                                                              ==========

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1997
                                                            --------    --------
                                                               (IN THOUSANDS)
Space Segment.............................................  $188,150    $187,976
Ground Segment............................................   110,942     109,691
Network equipment.........................................    49,089          --
Construction in progress..................................     7,580          --
Office equipment and furniture............................    16,252      19,305
Mobile data communications service equipment..............    17,384      21,118
                                                            --------    --------
                                                             389,397     338,090
Less accumulated depreciation and amortization............   142,844     104,916
                                                            --------    --------
Property and equipment, net...............................  $246,553    $233,174
                                                            ========    ========

     Property and equipment is recorded at cost and depreciated over its useful life using the straight line method. Assets recorded as capital leases are amortized over the shorter of their useful lives or the term of the lease. The estimated useful lives of office furniture and equipment vary from 2-10 years. The ground segment is depreciated over 8 years, the network equipment is depreciated over 7 years, and the mobile data communications service equipment is depreciated over 3.5 years.

     The Company is depreciating its satellite over its estimated useful life of 10 years, which was based on several factors, including current conditions and the estimated remaining fuel of MSAT-2. The original estimated useful live is periodically reviewed using current Telemetry Tracking and Control data. To date, no significant change in the original estimated useful life has resulted. The telecommunications industry is subject to rapid technological change which may require the Company to revise the estimated useful lives of MSAT-2 and the ground segment or to adjust their carrying

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES amounts. The Company has also capitalized certain costs to develop and implement its computerized billing system. These costs are included in property and equipment and are depreciated over 8 years.

     The costs of constructing and putting satellites into service are capitalized in the financial statements and depreciated over the estimated useful life of the satellite. A failure of the satellite from unsuccessful launches and/or in orbit anomalies would result in a current write-down of the satellite value. Partial satellite failures are recognized currently to the extent such losses are deemed abnormal to the operation of the satellite. A partial failure which is deemed normal would not result in a loss of satellite capacity beyond what is considered normal satellite wear and tear. Additionally, all future incentive arrangements relating to the construction of satellites will be capitalized at launch.

5. GOODWILL AND INTANGIBLE ASSETS

     Goodwill and intangible assets resulting from the Acquisition consist of the following:

                                                             DECEMBER 31,
                                                                 1998
                                                            --------------
                                                            (IN THOUSANDS)
FCC Licenses..............................................     $49,179
Goodwill..................................................       6,154
                                                               -------
                                                                55,333
Less accumulated amortization.............................       2,098
                                                               -------
Goodwill and intangible assets, net.......................     $53,235
                                                               =======

     Goodwill and intangible assets are being amortized on a straight-line basis over 20 years.

6. STOCK OPTIONS AND RESTRICTED STOCK

     The Company has two active stock option plans. The American Mobile Satellite Corporation 1989 Amended and Restated Stock Option Plan for Employees (the "Plan") permits the grant of non-statutory options and the award of bonus stock up to a total of 4.5 million shares of Common Stock. Under the Plan, the exercise price and vesting schedule for options is determined by the Compensation Committee of the Board, which was established to administer the Plan. Generally, options vest over a three year period and will have an exercise price not less than the fair market value of a share on the date the option is granted or have a term greater than ten years.

     The Company also has a Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the grant of options up to a total of 50,000 shares of Common Stock. Directors receive an initial option to purchase 1,000 shares of Common Stock, with annual option grants to purchase 500 shares of Common Stock. Options under the Director Plan can be exercised at a price equal to the fair market value of the stock on the date of the grant and are fully vested and immediately exercisable on the date of grant. Each Director Plan option expires on the earlier of (i) ten years from the date of grant or (ii) seven months after the Director's termination.

     In January 1998, the Board of Directors granted restricted stock to certain members of senior management. These grants include both a three-year vesting schedule as well as specific corporate performance targets. As of December 31, 1998, the Company recorded costs of approximately $252,000 associated with the vesting of these shares. In January 1999, performance requirements were

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES waived for certain senior executives, excluding the chairman and president, for the first year of vesting. These performance requirements will remain in place, and unless further waived by the Board of Directors, failure to meet a required performance target would prevent the vesting of the restricted shares.

     Information regarding the Company's stock option plans is summarized below:

                                                                     WEIGHTED AVERAGE
                                        AVAILABLE     GRANTED AND      OPTION PRICE
                                        FOR GRANT     OUTSTANDING       PER SHARE
                                        ----------    -----------    ----------------
Balance, December 31, 1995............     184,778       590,850          $17.94
  Additional shares authorized for
     grant............................   1,241,138            --              --
  Granted.............................  (1,565,272)    1,565,272           18.37
  Exercised and awarded...............          --       (37,320)          16.41
  Forfeited and canceled..............     623,356      (623,356)          23.23
                                        ----------    ----------
Balance, December 31, 1996............     484,000     1,495,446           16.22
  Additional shares authorized for
     grant............................   1,500,000            --              --
  Granted.............................  (1,292,443)    1,292,443           12.67
  Exercised and awarded...............          --          (120)          10.28
  Forfeited...........................   1,104,828    (1,104,828)          17.15
                                        ----------    ----------
Balance, December 31, 1997............   1,796,385     1,682,941           13.08
  Restricted stock granted............    (356,111)      356,111              --
  Restricted stock awarded............          --      (356,111)             --
  Additional shares authorized for
     grant............................   1,000,000            --              --
  Options granted.....................  (1,406,249)    1,406,249            8.81
  Exercised and awarded...............          --       (10,681)          12.62
  Forfeited...........................     349,438      (349,438)          10.85
                                        ----------    ----------
Balance, December 31, 1998............   1,383,463     2,729,071          $11.11
                                        ==========    ==========

     Options Exercisable at December 31:

                                                            AVERAGE EXERCISE
                                                 OPTIONS         PRICE
                                                 -------    ----------------
1998...........................................  957,617         $13.29
1997...........................................  595,432         $14.39
1996...........................................  276,804         $17.97

     The Company accounts for stock compensation costs in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees." Had compensation cost been determined based on the fair value at the grant dates for awards under the Company's stock plans in accordance with SFAS No. 123, "Accounting for Stock Based Compensation", the net loss would have been increased by $8.9 million ($.29 per share) in 1998, $5.3 million ($.21 per share) in 1997, and $2.3 million in 1996 ($.09 per share). As required by SFAS No. 123, the fair value of each option grant is estimated

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998, 1997, and 1996: no historical dividend yield; an expected life of 10 years for options and three years for restricted stock; historical volatility of 95% in 1998, 65% in 1997 and 45% in 1996, and a risk-free rate of return ranging from 4.85% to 6.44%.

     Exercise prices for options outstanding as of December 31, 1998, are as follows:

            OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
--------------------------------------------   ----------------------------------
                     NUMBER       WEIGHTED                   NUMBER
                  OUTSTANDING      AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                     AS OF       CONTRACTUAL   AVERAGE       AS OF       AVERAGE
   RANGE OF       DECEMBER 31,      LIFE       EXERCISE   DECEMBER 31,   EXERCISE
EXERCISE PRICES       1998        REMAINING     PRICE         1998        PRICE
---------------   ------------   -----------   --------   ------------   --------
$ 5.00 - $ 8.87    1,200,583        8.56        $ 8.80          300       $ 8.87
  9.06 -  12.00      463,464        7.83         11.44      285,725        11.61
 12.50 -  12.81      432,711        8.04         12.74      146,668        12.74
 13.00 -  13.00      492,112        6.49         13.00      384,723        13.00
 14.62 -  25.75      140,201        3.91         18.11      140,201        18.11
                   ---------                                -------
$ 5.00 - $25.75    2,729,071        7.74        $11.11      957,617       $13.29
                   =========                                =======

7. INCOME TAXES

     The Company accounts for income taxes under the liability method as required in the SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this method, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Potential tax benefits, related to net operating losses and temporary differences, have been recorded as an asset, and a valuation allowance for the same amount has been established. The Company has paid no income taxes since inception.

     The following is a summary of the Company's net deferred tax assets.

                                                               DECEMBER 31,
                                                          ----------------------
                                                            1998         1997
                                                          ---------    ---------
                                                              (IN THOUSANDS)
Net Operating Loss Carryforwards........................  $ 276,034    $ 217,918
Deferred Taxes Related to Temporary Differences:
  Tangible asset bases, lives and depreciation
     methods............................................    (61,977)     (65,898)
  Other.................................................    (11,266)       8,700
                                                          ---------    ---------
Total deferred tax asset................................    202,791      160,720
Less valuation allowance................................   (202,791)    (160,720)
                                                          ---------    ---------
Net deferred tax asset..................................  $      --    $      --
                                                          =========    =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

     Significant timing differences affecting deferred taxes in 1998 reflect the treatment of costs associated with the Space Segment for financial reporting purposes compared to tax purposes. As of December 31, 1998, the Company had estimated net operating loss carryforwards ("NOLs") of $680.8 million. The NOLs expire in years 2004 through 2018. These NOL carryforwards are subject to certain limitations if there is determined to be a substantial change in ownership as defined in the Internal Revenue Code.

8. LONG-TERM DEBT

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1997
                                                            --------    --------
                                                               (IN THOUSANDS)
Notes, net of discount....................................  $327,147    $     --
New Bank Financing -- Term Loan Facility..................   100,000     100,000
New Bank Financing -- Revolving Credit Facility...........    32,000      98,000
Deferred Trade Payables...................................     5,118      11,685
Vendor Financing Commitment...............................     1,612          --
Loan Agreement............................................        --       4,933
                                                            --------    --------
                                                             465,877     214,618
Less current maturities...................................     5,041      15,254
                                                            --------    --------
Long-term debt............................................  $460,836    $199,364
                                                            ========    ========

$335 MILLION UNIT OFFERING

     In connection with the Acquisition, the Acquisition Company issued $335 million of Units (the "Units") consisting of 12 1/4% Senior Notes due 2008 (the "Notes"), and Warrants to purchase shares of Common Stock of the Company. Each Unit consists of $1,000 principal amount of Notes and one Warrant to purchase
3.75749 shares of Common Stock at an exercise price of $12.51 per share. The Warrants were valued at $8.5 million and are reflected in the balance sheet as a debt discount. A portion of the net proceeds of the sale of the Units were used to finance the Acquisition. In connection with the Notes, the Acquisition Company purchased approximately $112.3 million of restricted investments that are restricted for the payment of the first six interest payments on the Notes. Interest payments are due semi-annually, in arrears, beginning October 1, 1998. The Notes are fully guaranteed by American Mobile Satellite Corporation.

NEW BANK FINANCING

     In connection with the Acquisition, the Company, the Acquisition Company and its subsidiaries restructured the existing $200 million Bank Financing (the "New Bank Financing") to provide for two facilities: (i) the Revolving Credit Facility, a $100 million unsecured five-year reducing revolving credit facility, and (ii) the Term Loan Facility, a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the lenders' approval. The Revolving Credit Facility ranks pari passu with the Notes. The Term Loan Facility is secured by the assets of the Company, principally its stockholdings in XM Radio and the Acquisition Company, and will be effectively subordinated to the Revolving Credit Facility and the Notes. The New Bank Financing is severally

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES guaranteed by Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors"). As of February 28, 1999, the Company had outstanding borrowings of $100 million under the Term Loan Facility at 5.8125%, and $48 million under the Revolving Credit Facility at rates ranging from 5.4375% to 5.5%.

THE TERM LOAN FACILITY

     The Term Loan Facility bears an interest rate, generally, of 50 basis points above London Interbank Offered Rate ("LIBOR"). The Term Loan Agreement does not include any scheduled amortization until maturity, but does contain certain provisions for prepayment based on certain proceeds received by the Company, unless otherwise waived by the banks and the Bank Facility Guarantors, including: (1) 100% of excess cash flow obtained by the Company; (2) the first $25.0 million of net proceeds from the lease or sale of MSAT-2 received by the Company, and thereafter 75% of the remaining proceeds received from such lease or sale (the remaining 25% to be retained by the Acquisition Company for business operations); (3) 100% of the proceeds of any other asset sales by the Company; (4) 50% of the net proceeds of any equity offerings of the Company (the remaining 50% to be retained by the Company for business operations); and (5) 100% of any major casualty proceeds of the Company. To the extent that the Term Loan Facility is repaid, the aforementioned proceeds that would otherwise have been used to repay the Term Loan Facility will be used to repay and permanently reduce the commitment under the Revolving Credit Facility.

THE REVOLVING CREDIT FACILITY

     The Revolving Credit Facility bears an interest rate, generally, of 50 basis points above LIBOR and is unsecured, with a negative pledge on the assets of the Acquisition Company and its subsidiaries ranking pari passu with the Notes. The Revolving Credit Facility will be reduced $10 million each quarter, beginning with the quarter ending June 30, 2002, with the balance due on maturity of March 31, 2003. Certain proceeds received by the Acquisition Company would be required to repay and reduce the Revolving Credit Facility, unless otherwise waived by the lenders and the Bank Facility Guarantors, including: (1) 100% of excess cash flow obtained by the Acquisition Company, as defined; (2) the first $25.0 million net of proceeds of the lease or sale of MSAT-2 received by the Acquisition Company, and thereafter 75% of the remaining proceeds received from such lease or sale (the remaining 25% may be retained by the Acquisition Company for business operations); (3) 100% of the proceeds of any other asset sales by the Acquisition Company; (4) 50% of the net proceeds of any offerings of the Acquisition Company's equity (the remaining 50% to be retained by the Acquisition Company for business operations); and (5) 100% of any major casualty proceeds. At such time as the Revolving Credit Facility is repaid in full, and subject to satisfaction of the restrictive payments provisions of the Notes, any prepayment amounts that would otherwise have been used to prepay the Revolving Credit Facility will be dividended to American Mobile Satellite Corporation.

THE GUARANTEES

     In connection with the New Bank Financing, the Bank Facility Guarantors extended separate guarantees of the obligations of each of the Acquisition Company and the Company to the banks, which on a several basis aggregated to $200 million. In their agreement with each of the Acquisition Company and the Company (the "Guarantee Issuance Agreement"), the Bank Facility Guarantors agreed to make their guarantees available for the New Bank Financing. In exchange for the

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES additional risks undertaken by the Bank Facility Guarantors in connection with the New Bank Financing, the Company agreed to compensate the Bank Facility Guarantors, principally in the form of 1 million additional warrants and re-pricing of 5.5 million warrants previously issued in connection with the original Bank Facility (together, the "Guarantee Warrants"). The Guarantee Warrants were issued with an exercise price of $12.51 and were valued at approximately $17.7 million.

     Further, in connection with the Guarantee Issuance Agreement, the Company has agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors are required to make payment under the New Bank Financing guarantees, and, in connection with this reimbursement commitment has provided the Bank Facility Guarantors a junior security interest with respect to the assets of the Company, principally its stockholdings in XM Radio and the Acquisition Company.

     In connection with the New Bank Financing, the Company entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduces the impact of interest rate increases on the Term Loan Facility. The Company paid a fee of approximately $17.9 million for the swap agreement. Under the swap agreement, an amount equal to LIBOR plus 50 basis points, is paid on a quarterly basis directly to the respective banks on behalf of the Company, on a notional amount of $100 million until the termination date of March 31, 2001. The Company has reflected as an asset, the unamortized fee paid for the swap agreement in the accompanying consolidated financial statements. The Company is exposed to a credit loss in the event of non-performance by the counter party under the swap agreement. The Company does not believe there is a significant risk of non-performance as the counter party to the swap agreement is a major financial institution.

MOTOROLA VENDOR FINANCING

     Motorola has entered into an agreement with ARDIS to provide up to $10 million of Vendor Financing Commitment, to finance up to 75% of the purchase price of additional network base stations. Loans under this facility bear interest at a rate equal to LIBOR plus 7.0% and will be guaranteed by the Company and each subsidiary of the Acquisition Company. The terms of the facility require that amounts borrowed be secured by the equipment purchased therewith. Advances made during a quarter constitute a loan, which is then amortized on a quarterly basis over three years. As of December 31, 1998, $1.6 million was outstanding under this facility at interest rates ranging from 12.07% to 13.0%.

DEFERRED TRADE PAYABLES

     The Company has arranged the financing of certain trade payables, and as of December 31, 1998, $5.1 million of deferred trade payables were outstanding at rates ranging from 6.10% to 12.00% and are generally payable by the end of 1999. As of December 31, 1997, $11.7 million was outstanding at rates ranging from 6.23% to 14.00%.

BRIDGE LOAN

     On December 31, 1997, the Company entered into a Bridge Loan Agreement (the "Bridge Loan") with Hughes Communications Satellite Services, Inc. ("Hughes") in the principal amount of up to $10 million, secured by a pledge of the Company's interest in its 80%-owned subsidiary, XM Radio. The Bridge Loan bore interest at an annual rate of 12% and was fully repaid in March 1998. No further borrowings are available under the Bridge Loan.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

LOAN AGREEMENT

     The Company entered into a Loan Agreement with Northern Telecom to finance the purchase of certain equipment to be used in the ground segment. This Loan Agreement was repaid in full in April 1998 and no further borrowings are available under this Loan Agreement.

ASSETS PLEDGED AND SECURED

     All wholly owned subsidiaries of the Company are subject to financing agreements that limit the amount of cash dividends and loans that can be advanced to the Company. At December 31, 1998, all of the subsidiaries' net assets were restricted under these agreements. These restrictions will have an impact on American Mobile Satellite Corporation's ability to pay dividends.

COVENANTS

     The debt agreements and related Guarantee Agreements entered into by the Company contain various restrictions, covenants, defaults, and requirements customarily found in such financing agreements. Among other restrictions, these provisions include limitations on cash dividends, restrictions on transactions between American Mobile and its subsidiaries, restrictions on capital acquisitions, material adverse change clauses, and maintenance of specified insurance policies.

     On March 29, 1999, the Bank Facility Guarantors agreed to eliminate certain covenants contained in the Guarantee Issuance Agreement relating to earnings before interest, taxes, depreciation, and amortization ("EBITDA") and service revenue. In exchange for this waiver, the Company agreed to re-price their Guarantee Warrants, effective April 1, 1999, from $12.51 to $7.50.

9. RELATED PARTIES

     In 1990, following a competitive bid process, American Mobile signed contracts with Hughes Aircraft, the parent company of Hughes Communications Satellite Services ("Hughes Communications"), an American Mobile stockholder, to construct MSAT-2 (the "Satellite Construction Contract"). The contract contains flight performance incentives payable by the Company to Hughes Aircraft if MSAT-2 performs according to the contract. As a result of certain previously-disclosed performance considerations, additional contract payment issues were raised by the Company. At present, the Company's obligation to make additional performance payments to Hughes Aircraft remains at issue and ongoing discussions are underway between the parties.

     The Company has entered into various transactions and agreements with Motorola, Inc. ("Motorola"), an American Mobile stockholder, which include the purchase by American Mobile of services, network hardware and software maintenance services, facility rentals, inventory and network gateway fees. Additionally, Motorola has provided the Vendor Financing Commitment, which will be available to finance up to 75% of the purchase price of additional network base stations (see Note 8).

     Additionally, the Company has entered into various transactions and agreements with affiliates of AT&T Wireless Services, Inc. ("AT&T Wireless"), an American Mobile stockholder. The arrangements include the purchase of satellite capacity and equipment by AT&T, the purchase by American Mobile of certain equipment for use in the Satellite Network, the leasing of certain office equipment, and the engagement of AT&T to be one of the Company's long-distance providers. Additionally, the Company sublet certain office space to AT&T Wireless through September 1996; however, as a result of the Acquisition in March 1998 and issuance of shares to Motorola, AT&T's

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES ownership fell below 10%; therefore, they ceased to be deemed a related party; and, as such, the 1998 amounts do not include transactions with AT&T.

     The following table represents a summary of all related party transactions.

                                                     YEARS ENDED DECEMBER 31,
                                                  -------------------------------
                                                    1998       1997        1996
                                                  --------    -------    --------
                                                          (IN THOUSANDS)
Payments made to (from) related parties:
  Additions to property and equipment...........  $  4,931    $   200    $  2,847
  Proceeds from debt issuance...................   (10,000)        --     (10,000)
  Payments on debt obligations..................    10,017        292      20,926
  Payment for guarantees........................        --         --       3,000
  Operating expenses............................     7,568      2,706       3,817
  Satellite capacity/airtime/equipment
     revenue....................................        --     (2,836)     (1,276)
  Sublease income...............................        --         --        (205)
                                                  --------    -------    --------
Net payments to related parties.................  $ 12,516    $   362    $ 19,109
                                                  ========    =======    ========
Due to (from) related parties:
  Operating expenses............................  $    698    $ 1,209    $    185
  Capital leases................................        --        249         446
  Vendor financing..............................     1,638         --          --
  Satellite capacity/airtime revenue............        (3)      (495)       (416)
  Capital acquisitions..........................       450      2,120       1,584
                                                  --------    -------    --------
Net amounts due to related parties..............  $  2,783    $ 3,083    $  1,799
                                                  ========    =======    ========

10. LEASES

CAPITAL LEASES

     The Company leases certain office equipment, ground segment equipment and switching equipment under agreements accounted for as capital leases. Assets recorded as capital leases in the accompanying balance sheets include the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Ground segment equipment....................................  $ 7,263    $ 7,263
Switch equipment............................................    8,346         --
Office equipment............................................    3,069      4,033
Less accumulated amortization...............................   (6,612)    (4,750)
                                                              -------    -------
          Total.............................................  $12,066    $ 6,546
                                                              =======    =======

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

OPERATING LEASES

     The Company leases substantially all of its base station sites through cancellable operating leases. The majority of these leases provide for renewal options for various periods at their fair rental value at the time of renewal. In the normal course of business, the operating leases are generally renewed or replaced by other leases. Additionally, the Company leases certain facilities and equipment under arrangements accounted for as operating leases. Certain of these arrangements have renewal terms. Total rent expense, under all operating leases, approximated $5.9 million, $2.9 million, and $2.5 million in 1998, 1997, and 1996, respectively.

     At December 31, 1998, minimum future lease payments under noncancellable operating and capital leases are as follows:

                                                              OPERATING    CAPITAL
                                                               LEASES      LEASES
                                                              ---------    -------
                                                                 (IN THOUSANDS)
1999........................................................   $ 3,436     $ 6,841
2000........................................................     3,517       6,043
2001........................................................     2,183          35
2002........................................................     2,190          --
2003........................................................     1,524          --
2004 and thereafter.........................................       661          --
                                                               -------     -------
Total.......................................................   $13,511     $12,919
                                                               =======
Less: Interest..............................................                 1,124
                                                                           -------
                                                                           $11,795
                                                                           =======

11. OPERATING AGREEMENTS AND COMMITMENTS

JOINT OPERATING AND SATELLITE CAPACITY AGREEMENTS

     On December 4, 1997, the Company entered into two agreements with respect to two simultaneous transactions. The Company agreed with TMI Communications and Company, Limited Partnership ("TMI") to acquire a one-half ownership interest in TMI's satellite, MSAT-1, and simultaneously, the Company entered into an agreement (the "Satellite Lease Agreement") with African Continental Telecommunications Ltd. ("ACTEL"), for the lease of MSAT-2, for deployment over sub-Saharan Africa. As ACTEL has not obtained the requisite financing, the agreements were terminated on March 24, 1999; however, the Company and TMI will remain parties to a Joint Operating Agreement and a Satellite Capacity Agreement under which the parties agree to provide, among other things, emergency backup and restoral services to each party during any period in which the other's satellite is not functioning properly. Additionally, each party will be entitled to lease excess capacity from the other party's satellite under specified terms and conditions. The implementation of these agreements requires regulatory approvals by the FCC and Industry Canada (formerly Canada's Department of Industry and Science). The Company has received, and expects to continue to seek approvals contemplated under these agreements on a timely basis.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

COMMITMENTS

     At December 31, 1998, the Company had remaining contractual commitments to purchase both mobile data terminal inventory and mobile telephone inventory in the maximum amount of $11.4 million during 1999. Additionally, the Company had remaining contractual commitments in the amount of $1.0 million for the development of certain next generation data terminal inventory. Contingent upon the successful research and development efforts, the Company would have maximum additional contractual commitments for mobile communications data terminal inventory in the amount of $27.0 million over a three-year period starting in 1999. The Company has the right to terminate the research and development and inventory commitment by paying cancellation fees of between $1.0 million and $2.5 million, depending on when the termination option is exercised during the term of the contract. The Company also has the right to terminate the inventory commitment by incurring a cancellation penalty representing a percentage of the unfulfilled portion of the contract. The Company has also contracted for the purchase of $26.2 million of next generation wireless data terminals to be delivered beginning early 1999. The contract contains a 50% cancellation penalty. Additionally, the Company has remaining contractual commitments for the purchase of $4.7 million of base stations required to complete certain necessary site build-outs, $1.2 million for the purchase of certain software development, and certain other multi-year operating expense contract commitments that total approximately $2.3 million over the next two years.

     The aggregate fixed and determinable portion of all inventory commitments and obligations for other fixed contracts is as follows:

                                            (IN THOUSANDS)
1999....................................       $30,310
2000....................................        31,892
2001....................................        11,621
                                               -------
Total...................................       $73,823
                                               =======

12. EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLAN

     The Company sponsors a 401(k) defined contribution plan ("401(k) Savings Plan") in which all employees can participate. The 401(k) Savings Plan provided for a Company match of employee contributions, in the form of Common Stock, limited to the fair market value of up to one-half of the employee's contribution not to exceed 6% of an employee's compensation. The 401(k) Savings Plan was amended in 1998 to reflect the following changes: (i) the increase of the Company match up to 100% of the first 4% of an employee's compensation, (ii) the addition of a discretionary annual employer non-elective contribution, (iii) the addition of the option to have plan benefits distributed in the form of installment payments, and (iv) provide for the reallocation of forfeitures, if any, to active participants. In 1998 the ARDIS Individual Capital Accumulation Plan was merged into the 401(k) Savings Plan to allow for a combined company plan. The Company's matching expense was $847,538 for 1998, reflecting the addition of the ARDIS employees, $350,000 for 1997, and $411,000 for 1996.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan ("Stock Purchase Plan") to allow eligible employees to purchase shares of the Company's Common Stock at 85% of the lower of market value on the first and last business day of the six-month option period. An aggregate of 47,011, 29,930, and 39,366 shares of Common Stock were issued under the Stock Purchase Plan in 1998, 1997, and 1996, respectively.

13. BUSINESS ACQUISITION

     On March 31, 1998, the Company acquired ARDIS for a purchase price of approximately $50 million in cash and $50 million in the Company's Common Stock (the "Purchase Price"). The purchase method of accounting for business combinations was used for the recording of the acquisition. The operating results of ARDIS have been included in the Company's consolidated statements of operations from the date of acquisition. The purchase price for the net assets acquired was allocated ($1.6) million to net current assets and net current liabilities, $50.4 million to property and equipment, $49.4 million to FCC licenses and $1.3 million to goodwill. Additionally, the Company incurred acquisition costs of approximately $2.6 million and recorded additional liabilities of approximately $2.3 million.

     The unaudited pro forma results give effect to (i) the Acquisition, (ii) the Notes and (iii) the New Bank Financing as if such transactions had been consummated on January 1 of each of the periods presented.

                                                            1998         1997
                                                          ---------    ---------
                                                              (IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
Revenues................................................  $  97,153    $  87,965
Net Loss................................................   (164,173)    (176,207)
Loss per share..........................................      (5.11)       (5.61)

14. LEGAL, REGULATORY AND OTHER MATTERS

LEGAL AND REGULATORY MATTERS

     Like other mobile service providers in the telecommunications industry, the Company is subject to substantial domestic, foreign and international regulation including the need for regulatory approvals to operate and expand the Satellite Network and operate and modify subscriber equipment.

     The ownership and operation of the mobile satellite services system and ground-based two-way wireless data system are subject to the rules and regulations of the FCC, which acts under authority granted by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using the spectrum. American Mobile operates pursuant to various licenses granted by the FCC.

     The successful operation of the Satellite Network is dependent on a number of factors, including the amount of L-band spectrum made available to the Company pursuant to an international coordination process. The United States is currently engaged in an international process of coordinating the Company's access to the spectrum that the FCC has assigned to the Company. While the Company believes that substantial progress has been made in the coordination process and

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES expects that the United States government will be successful in securing the necessary spectrum, the process is not yet complete. The inability of the United States government to secure sufficient spectrum could have an adverse effect on the Company's financial position, results of operations and cash flows.

     The Company has the necessary regulatory approvals, some of which are pursuant to special temporary authority, to continue its operations as currently contemplated. The Company has filed applications with the FCC and expects to file applications in the future with respect to the continued operations, change in operation and expansion of the Network and certain types of subscriber equipment. Certain of its applications pertaining to future service have been opposed. While the Company, for various reasons, believes that it will receive the necessary approvals on a timely basis, there can be no assurance that the requests will be granted, will be granted on a timely basis or will be granted on conditions favorable to the Company. Any significant changes to the applications resulting from the FCC's review process or any significant delay in their approval could adversely affect the Company's financial position, results of operations and cash flows.

     There are applications now pending before the FCC to use the Inmarsat system and TMI's Canadian-licensed system, both of which operate in the Mobile Satellite Services ("MSS") L-band and have satellite footprints covering the United States, to provide service in the United States. American Mobile has opposed these filings. In addition to providing additional competition to American Mobile, a grant of domestic authority by the FCC to use any of these foreign systems may increase the demand by these systems for spectrum in the international coordination process and could adversely affect American Mobile's ability to coordinate its spectrum access.

     On July 20, 1998, the International Bureau of the FCC granted an application for Special Temporary Authority ("STA") to use TMI's space segment to conduct market tests in the U.S. for six months using up to 500 mobile terminals. On July 30, 1998, American Mobile filed an Application for Review and a Motion for Stay of this STA grant with the FCC, and these filings remain pending. On December 18, 1998, SatCom filed a request for a six-month extension of this STA, which was extended to July 12, 1999.

     On October 23, 1998, the FCC issued an order permitting Comsat Corporation via Inmarsat to provide aeronautical services to the domestic legs of the same aircraft in international flight. As the FCC noted, this action has a minimal effect on American Mobile's access to L-band spectrum. Additionally, the Company does not believe this action will have a material effect on the Company's financial position or results of operations.

     American Mobile is authorized to build, launch, and operate three geosynchronous satellites in accordance with a specific schedule. American Mobile is not in compliance with the schedule for commencement and construction of its second and third satellites and has petitioned the FCC for changes to the schedule. Certain of these extension requests have been opposed by third parties. The FCC has not acted on American Mobile's requests. The FCC has the authority to revoke the authorizations for the second and third satellites and in connection with such revocation could exercise its authority to rescind American Mobile's license. American Mobile believes that the exercise of such authority to rescind the license is unlikely. The term of the license for each of American Mobile's three authorized satellites is ten years, beginning when American Mobile certifies that the respective satellite is operating in compliance with American Mobile's license. The ten-year term of MSAT-2 began August 21, 1995. Although American Mobile anticipates that the authorization for MSAT-2 is likely to be extended in due course to correspond to the useful life of

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES the satellite and a new license granted for any replacement satellites, there is no assurance of such extension or grants.

     On July 2, 1998, American Mobile filed an application for authority to launch and operate its second-generation mobile satellite system. This satellite is intended to support the Company's existing satellite services and, also, allow the provision of an extended array of services, such as higher data rate services and services to lower-power terminals. There is no guarantee that the FCC will grant this application. The filing of the application does not commit the Company to expend any resources toward this project; however, should the Company decide to proceed with the construction of the follow-on satellite, the Company would be required to raise substantial additional capital to fund this project.

     In 1992, a former director of American Mobile filed an Amended Complaint against the Company alleging violations of the Communications Act of 1934, as amended, and of the Sherman Act and breach of contract. The suit was dismissed on November 10, 1998, prior to the commencement of trial pursuant to an agreement to settle the suit by payment by the Company of $250,000.

OTHER MATTERS

     As previously reported, the satellite has, in the past, experienced certain technological anomalies, most significantly with respect to its eastern beam. On August 1, 1996, the Company reached a resolution of the claims under its satellite insurance contracts and policies and received proceeds in the amount of $66.0 million. Based on certain engineering studies and the design of the satellite, the Company believed that the insurance proceeds reflected the actual cost of damage sustained to the satellite, and, as a result, the carrying value of the satellite was reduced by the net insurance proceeds, which resulted in a reduction of future depreciation charges beginning in the third quarter of 1996. There can be no assurance that the satellite will not experience subsequent anomalies that could adversely impact the Company's financial condition, results of operations and cash flows.

     The Company has received a recommendation from a subcontractor to its satellite manufacturer that, pending further results from an ongoing investigation, the satellite should be operated at modified power management levels. The Company and its satellite manufacturer continue to investigate the basis, if any, for this recommendation. Based on the information available to date, management believes that, even if maintained, the power management recommendation would not have a material negative effect on the Company's business plan within the next three to five years, based on anticipated traffic patterns and anticipated subscriber levels. In the event that traffic patterns or subscriber levels materially exceed those anticipated, the power management recommendation, if maintained, could have a material impact on the Company's long-term business plan.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

15. SUPPLEMENTAL CASH FLOW INFORMATION

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1998       1997       1996
                                                            -------    -------    -------
                                                                   (IN THOUSANDS)
Noncash investing and financing activities:
Leased asset and related obligations......................  $   648    $   182    $   284
Issuance of Common Stock for Acquisition..................   49,781         --         --
Issuance of Restricted Stock..............................    1,780         --         --
Issuance and repricing of Common Stock purchase
  warrants................................................   26,210     12,490     21,253
Issuance of Common Stock upon exercise of Common Stock
  purchase warrants.......................................       --         --        845
Vendor financing for property in service..................    1,628         --      2,440
Issuance of Common Stock under the Defined Contribution
  Plan....................................................      848        350        411

16. SUBSEQUENT EVENTS

     On January 15, 1999, the Company entered into an agreement with Baron Asset Fund ("Baron") for the placement of a $21.5 million note convertible into shares of XM Radio common stock (the "Baron XM Radio Convertible Note"). The Company subsequently loaned approximately $21.4 million to XM Radio in exchange for outstanding XM Radio common stock and a note convertible into XM Radio shares (the "XM Radio Note Receivable"). The Baron XM Radio Convertible Note ranks subordinate to any other securities of the Company and is fully collateralized by approximately one-half of the shares received by the Company as a result of this transaction. The XM Radio Note Receivable is a non-recourse note and is exchangeable into approximately half of the additional XM Radio common stock to be received by the Company as a result of the January 15 transaction. Assuming conversion of all convertible notes and exercise of the outstanding WorldSpace options, the Company's ownership in XM Radio would be reduced to 22.6% (compared with the 18.3% post-exercise position previously reported). The XM Radio Note Receivable earns interest at LIBOR plus 5% and is due on the September 30, 2006 maturity date, and the Baron XM Radio Convertible Note accrues interest at the rate of 6% annually, with all payments deferred until maturity or extinguished upon conversion.

17. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     In connection with the Acquisition and related financing discussed above, the Company formed a new wholly-owned subsidiary, AMSC Acquisition Company, Inc. ("Acquisition Company"). The Company contributed all of its inter-company notes receivables and transferred its rights, title and interests in AMSC Subsidiary Corporation, American Mobile Satellite Sales Corporation, and AMSC Sales Corp. Ltd. (together with ARDIS, the "Subsidiary Guarantors") to Acquisition Company, and Acquisition Company was the acquirer of ARDIS and the issuer of the $335 million of Notes. American Mobile Satellite Corporation ("American Mobile Parent") is a guarantor of the Notes. The Notes contain covenants that, among other things, limit the ability of Acquisition Company and its Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated indebtedness, make certain investments, create certain liens, enter

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, and enter into sale and leaseback transactions.

     The $335 million of Notes are jointly and severally guaranteed on a full and unconditional basis by the Subsidiary Guarantors, Acquisition Company and American Mobile Parent. The following unaudited condensed consolidating information for these entities presents:

     - Condensed consolidating balance sheets as of December 31, 1998 and 1997, condensed consolidating statements of operations and cash flows for 1998, 1997 and 1996 and condensed consolidating statements of stockholders' equity (deficit) for the period January 1, 1996 through December 31, 1998.

     - Elimination entries necessary to combine the entities comprising American Mobile.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                            CONSOLIDATED   AMERICAN                    AMERICAN
                                  SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                      MOBILE
                                  GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS      PARENT
                                  ----------   -----------   ------------   ------------   --------   ------------   ------------
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....  $   2,285     $     --      $      --       $  2,285     $     --     $     --       $  2,285
  Inventory.....................     18,593           --             --         18,593           --           --         18,593
  Prepaid in-orbit insurance....      3,381           --             --          3,381           --           --          3,381
  Accounts receivable -- net....     15,325           --             --         15,325           --           --         15,325
  Restricted short-term
    investments.................         --       41,038             --         41,038           --           --         41,038
  Other current assets..........      7,192           20             --          7,212        6,019           --         13,231
                                  ---------     --------      ---------       --------     --------     --------       --------
        Total current assets....     46,776       41,058             --         87,834        6,019           --         93,853
PROPERTY AND EQUIPMENT -- NET...    261,607           --        (15,054)       246,553           --           --        246,553
GOODWILL & INTANGIBLES -- NET...     53,235           --             --         53,235           --           --         53,235
INVESTMENT IN/DUE FROM
  SUBSIDIARY....................         --      304,192       (304,192)            --       63,787      (63,787)            --
DEFERRED CHARGES AND OTHER
  ASSETS -- NET.................        386       33,460             --         33,846       (4,892)          --         28,954
RESTRICTED INVESTMENTS..........      1,500       54,939             --         56,439       10,760           --         67,199
                                  ---------     --------      ---------       --------     --------     --------       --------
        Total assets............  $ 363,504     $433,649      $(319,246)      $477,907     $ 75,674     $(63,787)      $489,794
                                  =========     ========      =========       ========     ========     ========       ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued
    expenses....................  $  23,003     $ 10,715      $      --       $ 33,718     $     79     $     --       $ 33,797
  Obligations under capital
    leases due within one
    year........................      5,971           --             --          5,971           --           --          5,971
  Current portion long-term
    debt........................      5,041           --             --          5,041           --           --          5,041
  Other current liabilities.....        162           --             --            162           --           --            162
                                  ---------     --------      ---------       --------     --------     --------       --------
        Total current
          liabilities...........     34,177       10,715             --         44,892           79           --         44,971
DUE TO PARENT/AFFILIATE.........    681,029           --       (681,029)            --           --           --             --
LONG-TERM LIABILITIES:
  Obligations under New Bank
    Financing...................         --       32,000             --         32,000      100,000           --        132,000
  Senior Notes, net of
    discount....................         --      327,147             --        327,147           --           --        327,147
  Other long-term debt..........      1,689           --             --          1,689                        --          1,689
  Capital lease obligations.....      5,824           --             --          5,824           --           --          5,824
  Net assets acquired in excess
    of purchase price...........      2,028           --             --          2,028           --           --          2,028
  Investment in XM Radio........         --           --             --             --       12,618           --         12,618
  Other long-term liabilities...        540           --             --            540           --           --            540
                                  ---------     --------      ---------       --------     --------     --------       --------
        Total long-term
          liabilities...........     10,081      359,147             --        369,228      112,618           --        481,846
        Total liabilities.......    725,287      369,862       (681,029)       414,120      112,697           --        526,817
                                  ---------     --------      ---------       --------     --------     --------       --------
STOCKHOLDERS' (DEFICIT)
  EQUITY........................   (361,783)      63,787        361,783         63,787      (37,023)     (63,787)       (37,023)
                                  ---------     --------      ---------       --------     --------     --------       --------
        Total liabilities and
          stockholders'
          (deficit) equity......  $ 363,504     $433,649      $(319,246)      $477,907     $ 75,674     $(63,787)      $489,794
                                  =========     ========      =========       ========     ========     ========       ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                            CONSOLIDATED   AMERICAN                    AMERICAN
                                  SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                      MOBILE
                                  GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS      PARENT
                                  ----------   -----------   ------------   ------------   --------   ------------   ------------
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....  $   2,106     $      --     $      --       $  2,106     $     --     $     --       $  2,106
  Inventory.....................     40,321            --            --         40,321           --           --         40,321
  Prepaid in-orbit insurance....      4,564            --            --          4,564           --           --          4,564
  Accounts receivable -- net....      8,140            --            --          8,140           --           --          8,140
  Other current assets..........      9,608            --            --          9,608           --           --          9,608
                                  ---------     ---------     ---------       --------     --------     --------       --------
        Total current assets....     64,739            --            --         64,739           --           --         64,739
PROPERTY AND EQUIPMENT -- NET...    250,335            --            --        250,335           --      (17,161)       233,174
INVESTMENT IN/DUE FROM
  SUBSIDIARY....................         --            --            --             --       69,356      (69,356)            --
DEFERRED CHARGES AND OTHER
  ASSETS -- NET.................     36,722            --            --         36,722      (23,188)          --         13,534
                                  ---------     ---------     ---------       --------     --------     --------       --------
        Total assets............  $ 351,796     $      --     $      --       $351,796     $ 46,168     $(86,517)      $311,447
                                  =========     =========     =========       ========     ========     ========       ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued
    expenses....................  $  35,824     $      --     $      --       $ 35,824     $     37     $     --       $ 35,861
  Obligations under capital
    leases due within one
    year........................        798            --            --            798           --           --            798
  Current portion long-term
    debt........................     15,254            --            --         15,254           --           --         15,254
  Other current liabilities.....      7,520            --            --          7,520           --           --          7,520
                                  ---------     ---------     ---------       --------     --------     --------       --------
        Total current
          liabilities...........     59,396            --            --         59,396           37           --         59,433
DUE TO PARENT/AFFILIATE.........    441,837            --            --        441,837           --     (441,837)            --
LONG-TERM LIABILITIES:
  Obligations under New Bank
    Financing...................    198,000            --            --        198,000           --           --        198,000
  Capital lease obligations.....      3,147            --            --          3,147           --           --          3,147
  Net assets acquired in excess
    of purchase price...........      2,725            --            --          2,725           --           --          2,725
  Other long-term liabilities...      2,011            --            --          2,011           --           --          2,011
                                  ---------     ---------     ---------       --------     --------     --------       --------
        Total long-term
          liabilities...........    205,883            --            --        205,883           --           --        205,883
        Total liabilities.......    707,116            --            --        707,116           37     (441,837)       265,316
                                  ---------     ---------     ---------       --------     --------     --------       --------
STOCKHOLDERS' (DEFICIT)
  EQUITY........................   (355,320)           --            --       (355,320)      46,131      355,320         46,131
                                  ---------     ---------     ---------       --------     --------     --------       --------
        Total liabilities and
          stockholders'
          (deficit) equity......  $ 351,796     $      --     $      --       $351,796     $ 46,168     $(86,517)      $311,447
                                  =========     =========     =========       ========     ========     ========       ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        CONSOLIDATED   AMERICAN                    CONSOLIDATED
                              SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                    AMERICAN MOBILE
                              GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS       PARENT
                              ----------   -----------   ------------   ------------   ---------   ------------   ---------------
REVENUES
 Services...................  $  57,994     $      --      $     --      $  57,994     $   1,200     $ (1,200)       $  57,994
 Sales of equipment.........     29,227            --            --         29,227            --           --           29,227
                              ---------     ---------      --------      ---------     ---------     --------        ---------
 Total Revenues.............     87,221            --            --         87,221         1,200       (1,200)          87,221
COSTS AND EXPENSES
 Cost of service and
   operations...............     58,086            --            --         58,086            --           --           58,086
 Cost of equipment sold.....     30,449            --            --         30,449            --           --           30,449
 Sales and advertising......     16,733            --            --         16,733           121           --           16,854
 General and
   administrative...........     17,355           110            --         17,465         1,066       (1,199)          17,332
 Depreciation and
   amortization.............     53,233            --            --         53,233            --         (526)          52,707
                              ---------     ---------      --------      ---------     ---------     --------        ---------
 Operating Loss.............    (88,635)         (110)           --        (88,745)           13          525          (88,207)
INTEREST AND OTHER INCOME...        319        14,908       (11,615)         3,612         8,472       (7,712)           4,372
EQUITY IN LOSS OF
 SUBSIDIARIES...............         --      (116,332)      116,332             --      (150,753)     137,793          (12,960)
INTEREST EXPENSE............    (28,016)      (36,259)       11,615        (52,660)       (8,298)       7,187          (53,771)
                              ---------     ---------      --------      ---------     ---------     --------        ---------
NET LOSS....................  $(116,332)    $(137,793)     $116,332      $(137,793)    $(150,566)    $137,793        $(150,566)
                              =========     =========      ========      =========     =========     ========        =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        CONSOLIDATED   AMERICAN                    CONSOLIDATED
                              SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                    AMERICAN MOBILE
                              GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS       PARENT
                              ----------   -----------   ------------   ------------   ---------   ------------   ---------------
REVENUES
 Services...................  $  20,684     $      --      $     --      $  20,684     $   1,200     $ (1,200)       $  20,684
 Sales of equipment.........     23,530            --            --         23,530            --           --           23,530
                              ---------     ---------      --------      ---------     ---------     --------        ---------
 Total Revenues.............     44,214            --            --         44,214         1,200       (1,200)          44,214
COSTS AND EXPENSES
 Cost of service and
   operations...............     31,959            --            --         31,959            --           --           31,959
 Cost of equipment sold.....     40,335            --            --         40,335            --           --           40,335
 Sales and advertising......     12,030            --            --         12,030            36           --           12,066
 General and
   administrative...........     14,890            --            --         14,890         1,129       (1,200)          14,819
 Depreciation and
   amortization.............     44,535            --            --         44,535        (2,105)          --           42,430
                              ---------     ---------      --------      ---------     ---------     --------        ---------
 Operating Loss.............    (99,535)           --            --        (99,535)        2,140           --          (97,395)
INTEREST AND OTHER INCOME...      1,122            --            --          1,122        29,520      (29,520)           1,122
EQUITY IN LOSS OF
 SUBSIDIARIES...............         --            --            --             --      (150,867)     149,566           (1,301)
INTEREST EXPENSE............    (51,153)           --            --        (51,153)           --       29,520          (21,633)
                              ---------     ---------      --------      ---------     ---------     --------        ---------
NET LOSS....................  $(149,566)    $      --      $     --      $(149,566)    $(119,207)    $149,566        $(119,207)
                              =========     =========      ========      =========     =========     ========        =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        CONSOLIDATED   AMERICAN                    CONSOLIDATED
                              SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                    AMERICAN MOBILE
                              GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS       PARENT
                              ----------   -----------   ------------   ------------   ---------   ------------   ---------------
REVENUES
 Services...................  $   9,201     $      --      $     --      $   9,201     $   1,200     $ (1,200)       $   9,201
 Sales of equipment.........     18,529            --            --         18,529            --           --           18,529
                              ---------     ---------      --------      ---------     ---------     --------        ---------
 Total Revenues.............     27,730            --            --         27,730         1,200       (1,200)          27,730
COSTS AND EXPENSES
 Cost of service and
   operations...............     30,471            --            --         30,471            --           --           30,471
 Cost of equipment sold.....     31,903            --            --         31,903            --           --           31,903
 Sales and advertising......     24,541            --            --         24,541            --           --           24,541
 General and
   administrative...........     16,212            --            --         16,212         2,452       (1,200)          17,464
 Depreciation and
   amortization.............     45,496            --            --         45,496        (2,106)          --           43,390
                              ---------     ---------      --------      ---------     ---------     --------        ---------
 Operating Loss.............   (120,893)           --            --       (120,893)          854           --         (120,039)
INTEREST AND OTHER INCOME...        552            --            --            552        29,485      (29,485)             552
EQUITY IN LOSS OF
 SUBSIDIARIES...............         --            --            --             --      (164,977)     164,977               --
INTEREST EXPENSE............    (44,636)           --            --        (44,636)           --       29,485          (15,151)
                              ---------     ---------      --------      ---------     ---------     --------        ---------
NET LOSS....................  $(164,977)    $      --      $     --      $(164,977)    $(134,638)    $164,977        $(134,638)
                              =========     =========      ========      =========     =========     ========        =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

      CONDENSED CONSOLIDATING STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
         FOR THE PERIOD FROM JANUARY 1, 1996 THROUGH DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        CONSOLIDATED   AMERICAN                    CONSOLIDATED
                              SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                    AMERICAN MOBILE
                              GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS       PARENT
                              ----------   -----------   ------------   ------------   ---------   ------------   ---------------
Balance, December 31,
  1995......................  $ (40,777)    $      --      $     --      $ (40,777)    $ 287,527    $  40,777        $ 287,527
  Net Loss..................   (164,977)           --            --       (164,977)     (134,638)     164,977         (134,638)
  Issuance of common
    stock...................         --            --            --             --         1,658           --            1,658
  Issuance of common stock
    purchase warrants.......         --            --            --             --         4,153           --            4,153
                              ---------     ---------      --------      ---------     ---------    ---------        ---------
Balance, December 31,
  1996......................   (205,754)           --            --       (205,754)      158,700      205,754          158,700
  Net Loss..................   (149,566)           --            --       (149,566)     (119,207)     149,566         (119,207)
  Issuance of common
    stock...................         --            --            --             --           634           --              634
  Amortization of guarantee
    warrants................         --            --            --             --         6,004           --            6,004
                              ---------     ---------      --------      ---------     ---------    ---------        ---------
Balance, December 31,
  1997......................   (355,320)           --            --       (355,320)       46,131      355,320           46,131
  Net Loss..................   (116,332)     (137,793)      116,332       (137,793)     (150,566)     137,793         (150,566)
  Capitalization of
    Acquisition Company.....         --       201,580       355,320        556,900            --     (556,900)              --
  Acquisition of ARDIS......    109,869            --      (109,869)            --            --           --               --
  Issuance of common
    stock...................         --            --            --             --        51,042           --           51,042
  Issuance of common stock
    purchase warrants.......         --            --            --             --         8,490           --            8,490
  Amortization of guarantee
    warrants................         --            --            --             --         7,628           --            7,628
  Amortization of
    compensation expense....         --            --            --             --           252           --              252
                              ---------     ---------      --------      ---------     ---------    ---------        ---------
Balance, December 31,
  1998......................  $(361,783)    $  63,787      $361,783      $  63,787     $ (37,023)   $ (63,787)       $ (37,023)
                              =========     =========      ========      =========     =========    =========        =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                           CONSOLIDATED   AMERICAN                     AMERICAN
                                 SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                       MOBILE
                                 GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS      PARENT
                                 ----------   -----------   ------------   ------------   ---------   ------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss.......................  $(116,332)    $(137,793)     $116,332      $(137,793)    $(150,566)    $137,793      $(150,566)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Amortization of Guarantee
    Warrants and debt related
    costs......................         --        10,845            --         10,845         5,326           --         16,171
  Depreciation and
    amortization...............     53,233            --            --         53,233          (526)          --         52,707
  Equity in loss in XM Radio...         --            --            --             --        12,960           --         12,960
  Changes in assets &
    liabilities
    Inventory..................     21,947            --            --         21,947            --           --         21,947
    Prepaid in-orbit
      insurance................      1,183            --            --          1,183            --           --          1,183
    Trade accounts
      receivable...............       (105)           --            --           (105)           --           --           (105)
    Other current assets.......      7,185            --            --          7,185            55           --          7,240
    Accounts payable and
      accrued expenses.........     16,864            --            --         16,864            12           --         16,876
    Deferred trade payables....     (6,567)           --            --         (6,567)           --           --         (6,567)
    Deferred Items -- net......     (7,396)           --            --         (7,396)           --           --         (7,396)
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
    Net cash used in operating
      activities...............    (29,988)     (126,948)      116,332        (40,604)     (132,739)     137,793        (35,550)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to property &
    equipment..................    (12,470)           --            --        (12,470)           --           --        (12,470)
  Acquisition of ARDIS.........         --       (52,373)           --        (52,373)           --           --        (52,373)
  Purchase of long-term,
    restricted investments.....     (1,500)      (95,476)           --        (96,976)      (28,152)          --       (125,128)
  Payment of escrow interest...         --       (20,633)           --        (20,633)           --           --        (20,633)
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
  Net cash used in investing
    activities.................    (13,970)     (168,482)           --       (182,452)      (28,152)          --       (210,604)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    Common Stock...............         --            --            --             --           412           --            412
  Funding from Parent..........     52,481        41,165      (116,332)       (22,686)      160,479     (137,793)            --
  Principal payments under
    capital leases.............     (3,395)           --            --         (3,395)           --           --         (3,395)
  Payments under Vendor
    Financing..................        (16)           --            --            (16)           --           --            (16)
  Repayment of bank
    financing..................         --       (66,000)           --        (66,000)           --           --        (66,000)
  Payments on long-term debt...     (4,933)           --            --         (4,933)           --           --         (4,933)
  Debt issuance costs..........         --       (14,735)           --        (14,735)           --           --        (14,735)
  Proceeds from Senior Notes
    and Stock Purchase
    Warrants...................         --       335,000            --        335,000            --           --        335,000
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
  Net cash provided by
    financing activities.......     44,137       295,430      (116,332)       223,235       160,891     (137,793)       246,333
Net increase in cash and cash
  equivalents..................        179            --            --            179            --           --            179
CASH & CASH EQUIVALENTS,
  beginning of period..........      2,106            --            --          2,106            --           --          2,106
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
CASH & CASH EQUIVALENTS, end of
  period.......................  $   2,285     $      --      $     --      $   2,285     $      --     $     --      $   2,285
                                 =========     =========      ========      =========     =========     ========      =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                           CONSOLIDATED   AMERICAN                     AMERICAN
                                 SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                       MOBILE
                                 GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS      PARENT
                                 ----------   -----------   ------------   ------------   ---------   ------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss.......................  $(149,566)    $      --      $     --      $(149,566)    $(119,207)    $149,566      $(119,207)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Amortization of Guarantee
    Warrants and debt related
    costs......................      9,350            --            --          9,350            --           --          9,350
  Depreciation and
    amortization...............     44,535            --            --         44,535        (2,105)          --         42,430
  Equity in loss in XM Radio...         --            --            --             --         1,301           --          1,301
  Changes in assets &
    liabilities
    Inventory..................     (2,287)           --            --         (2,287)           --           --         (2,287)
    Prepaid in-orbit
      insurance................        516            --            --            516            --           --            516
    Trade accounts
      receivable...............     (1,537)           --            --         (1,537)           --           --         (1,537)
    Other current assets.......      4,639            --            --          4,639            --           --          4,639
    Accounts payable and
      accrued expenses.........     (5,844)           --            --         (5,844)           24           --         (5,820)
    Deferred trade payables....     11,685            --            --         11,685            --           --         11,685
    Deferred Items -- net......      8,038            --            --          8,038            --           --          8,038
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
    Net cash used in operating
      activities...............    (80,471)           --            --        (80,471)     (119,987)     149,566        (50,892)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to property &
    equipment..................     (8,598)           --            --         (8,598)           --           --         (8,598)
  Investment in XM Radio.......         --            --            --             --        (1,643)          --         (1,643)
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
  Net cash used in investing
    activities.................     (8,598)           --            --         (8,598)       (1,643)          --        (10,241)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    Common Stock...............         --            --            --             --           284           --            284
  Funding from Parent..........     28,220            --            --         28,220       121,346     (149,566)            --
  Principal payments under
    capital leases.............     (2,576)           --            --         (2,576)           --           --         (2,576)
  Proceeds from bank
    financing..................     71,000            --            --         71,000            --           --         71,000
  Payments on long-term debt...     (6,180)           --            --         (6,180)           --           --         (6,180)
  Debt issuance costs..........     (1,471)           --            --         (1,471)           --           --         (1,471)
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
  Net cash provided by
    financing activities.......     88,993            --            --         88,993       121,630     (149,566)        61,057
Net decrease in cash and cash
  equivalents..................        (76)           --            --            (76)           --           --            (76)
CASH & CASH EQUIVALENTS,
  beginning of period..........      2,182            --            --          2,182            --           --          2,182
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
CASH & CASH EQUIVALENTS, end of
  period.......................  $   2,106     $      --      $     --      $   2,106     $      --     $     --      $   2,106
                                 =========     =========      ========      =========     =========     ========      =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                           CONSOLIDATED   AMERICAN                     AMERICAN
                                 SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                       MOBILE
                                 GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT     ELIMINATIONS      PARENT
                                 ----------   -----------   ------------   ------------   ---------   ------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss.......................  $(164,977)    $      --      $     --      $(164,977)    $(134,638)    $164,977      $(134,638)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Amortization of Guarantee
    Warrants and debt related
    costs......................      5,721            --            --          5,721            --           --          5,721
  Depreciation and
    amortization...............     45,413            --            --         45,413        (2,106)          --         43,307
  Changes in assets &
    liabilities
    Inventory..................    (27,482)           --            --        (27,482)           --           --        (27,482)
    Prepaid in-orbit
      insurance................       (257)           --            --           (257)           --           --           (257)
    Trade accounts
      receivable...............     (5,229)           --            --         (5,229)           --           --         (5,229)
    Other current assets.......      1,970            --            --          1,970            --           --          1,970
    Accounts payable and
      accrued expenses.........      1,668            --            --          1,668             4           --          1,672
    Deferred trade payables....         --            --            --             --            --           --             --
    Deferred Items -- net......      1,347            --            --          1,347            --           --          1,347
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
    Net cash (used in) provided
      by operating
      activities...............   (141,826)           --            --       (141,826)     (136,740)     164,977       (113,589)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to property &
    equipment..................    (14,054)           --            --        (14,054)           --           --        (14,054)
  Purchase of long-term,
    restricted investments.....     (1,000)           --            --         (1,000)           --           --         (1,000)
  Insurance proceeds applied to
    equipment in service.......     66,000            --            --         66,000            --           --         66,000
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
  Net cash provided by
    investing activities.......     50,946            --            --         50,946            --           --         50,946
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    Common Stock...............         --            --            --             --         1,247           --          1,247
  Funding from parent..........     29,485            --            --         29,485       135,492     (164,977)            --
  Principal payments under
    capital leases.............     (3,994)           --            --         (3,994)           --           --         (3,994)
  Proceeds from debt
    issuance...................      1,700            --            --          1,700            --           --          1,700
  Proceeds from bank
    financing..................    127,000            --            --        127,000            --           --        127,000
  Payments on long-term debt...    (59,190)           --            --        (59,190)           --           --        (59,190)
  Debt issuance costs..........    (10,803)           --            --        (10,803)           --           --        (10,803)
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
  Net cash provided by (used
    in) financing activities...     84,198            --            --         84,198       136,739     (164,977)        55,960
Net decrease in cash and cash
  equivalents..................     (6,682)           --            --         (6,682)           (1)          --         (6,683)
CASH & CASH EQUIVALENTS,
  beginning of period..........      8,864            --            --          8,864             1           --          8,865
                                 ---------     ---------      --------      ---------     ---------     --------      ---------
CASH & CASH EQUIVALENTS, end of
  period.......................  $   2,182     $      --      $     --      $   2,182     $      --     $     --      $   2,182
                                 =========     =========      ========      =========     =========     ========      =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

18. SUBSEQUENT EVENTS

XM ACQUISITION

     On July 7, 1999, the Company acquired WorldSpace's debt and equity interests in XM Radio, other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of the Company's common stock, the issuance of approximately 2.1 million of which is subject to Company stockholder approval. Additionally, XM Radio issued an aggregate $250 million of Series A subordinated convertible notes to several new investors and used $75 million of the proceeds it received from the issuance of these notes to repay the $75 million loan owed to WorldSpace. As a result of these transactions, the Company owns all of the issued and outstanding stock of XM Radio. Assuming subsequent conversion of all outstanding convertible notes of XM Radio, and assuming the Company obtains stockholder approval to issue the remaining 2.1 million shares discussed above, American Mobile would own approximately 37% of the economic interest of XM Radio, and would have approximately 62% of the voting interest in XM Radio.

     On a pro forma basis, assuming this transaction had been consummated on January 1, 1998, the following results would have been reflected:

                                                            YEAR ENDED
                                                         DECEMBER 31, 1998
                                                         -----------------
Revenues...............................................      $ 97,153
Net Loss...............................................       185,365
Loss per share.........................................         (4.55)

     As a result of these transactions, the Company controls XM Radio and will consolidate XM Radio on a prospective basis. Additionally, pursuant to generally accepted accounting principles, the Company's accompanying 1998 financial statements have been restated to record American Mobile's share of losses which had previously been suspended pursuant to the equity method of accounting. The effect of this restatement was to increase the Company's previously reported net loss from $137,948 to $150,566, to increase the loss per share from $4.52 to $4.94 and to restate other financial statement amounts as follows for 1998.

                                        AS REPORTED   ADJUSTMENT   AS RESTATED
                                        -----------   ----------   -----------
Equity in Loss of XM Radio............   $     342     $ 12,618     $  12,960
Cumulative Loss.......................    (556,713)     (12,618)     (569,331)
Investment in XM Radio................          --      (12,618)      (12,618)

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                            QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

                                          1998-QUARTERS                               1997-QUARTERS
                            -----------------------------------------   -----------------------------------------
                             1(ST)      2(ND)      3(RD)      4(TH)      1(ST)      2(ND)      3(RD)      4(TH)
                            --------   --------   --------   --------   --------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues..................  $ 10,022   $ 22,410   $ 21,802   $ 32,987   $  8,685   $ 10,753   $ 10,795   $ 13,981
Operating expenses(1).....    28,425     47,274     44,178     55,551     32,341     32,420     30,617     46,231
                            --------   --------   --------   --------   --------   --------   --------   --------
Loss from operations......   (18,403)   (24,864)   (22,376)   (22,564)   (23,656)   (21,667)   (19,822)   (32,250)
Interest and other
  expense.................    (9,003)   (18,125)   (17,008)   (18,223)    (3,425)    (5,175)    (6,442)    (6,770)
                            --------   --------   --------   --------   --------   --------   --------   --------
Net Loss..................   (27,406)   (42,989)   (39,384)   (40,787)   (27,081)   (26,842)   (26,264)   (39,020)
Net loss per common
  share(2)................  $  (1.09)  $  (1.36)  $  (1.24)  $  (1.27)  $  (1.08)  $  (1.07)  $  (1.04)  $  (1.55)
Weighted-average common
  shares outstanding
  during the period
  (000s)..................    25,241     31,719     31,773     32,154     25,109     25,120     25,145     25,151
Market price per share(3)
  High....................  $  16.13   $  14.31   $  10.69   $   6.25   $  14.75   $  12.13   $  10.88   $  10.75
  Low.....................  $   6.75   $   9.25   $   4.50   $   3.50   $   9.37   $   8.50   $   6.23   $   6.28

-------------------------
(1) Operating expenses include charges of approximately $12.0 million in the fourth quarter of 1997 related to the realizability of the Company's inventory investment.

(2) Loss per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each of the periods, and the sum of the quarters may not necessarily be equal to the full year loss per share amount.

(3) The Company's Common Stock is listed under the symbol SKYC on the Nasdaq National Market System. The quarterly high and low sales price represents the closing price in the Nasdaq National Market System. The quotations represent inter-dealer quotations, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions. As of February 28, 1999, there were 275 stockholders of record of the Company's Common Stock.

                            SELECTED FINANCIAL DATA

     Set forth below is the selected financial data for the Company for the five fiscal years ended December 31, 1998:

                                         1998        1997        1996        1995       1994
                                       ---------   ---------   ---------   --------   --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................  $  87,221   $  44,214   $  27,730   $  8,797   $  5,240
Net Loss.............................   (150,566)   (119,207)   (134,638)   (66,917)   (21,103)
Basic and diluted Loss per Common
  Share..............................  $   (4.94)  $   (4.74)  $   (5.38)  $  (2.69)  $  (0.86)
Dividends on Common Stock(1).........       None        None        None       None       None
Consolidated Balance Sheet Data:
Cash and Cash Equivalents............  $   2,285   $   2,106   $   2,182   $  8,865   $137,287
Property Under Construction..........         --          --          --         --    263,505
Total Assets.........................    489,794     311,447     350,173    398,351    448,674
Current Liabilities..................     44,971      59,433      57,669    104,772     37,251
Long-Term Obligations................    481,846     205,883     133,804      6,052     59,879
Stockholders' (Deficit) Equity.......    (37,023)     46,131     158,700    287,527    351,544

-------------------------
(1) The Company has paid no dividends on its Common Stock since inception and does not plan to pay dividends on its Common Stock in the foreseeable future. In addition, the payment of dividends is subject to restrictions described in Note 8 to the financial statements and discussed in Management's Discussion and Analysis.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                1999               1998
                                                              ---------          ---------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
REVENUES
  Services..................................................  $ 16,164           $  6,418
  Sales of equipment........................................     4,066              3,604
                                                              --------           --------
  Total Revenues............................................    20,230             10,022
COSTS AND EXPENSES
  Cost of service and operations............................    17,870              7,728
  Cost of equipment sold....................................     4,528              3,881
  Sales and advertising.....................................     4,749              3,022
  General and administrative................................     4,769              3,631
  Depreciation and amortization.............................    13,772             10,163
                                                              --------           --------
  Operating Loss............................................   (25,458)           (18,403)
INTEREST EXPENSE............................................   (15,930)            (6,638)
INTEREST AND OTHER INCOME...................................     1,739                141
EQUITY IN LOSS OF XM RADIO..................................    (3,494)            (2,506)
                                                              --------           --------
  NET LOSS..................................................  $(43,143)          $(27,406)
                                                              ========           ========
Basic and Diluted Loss Per Share of common stock............  $  (1.34)          $  (1.09)
Weighted-average common shares outstanding during the
  period....................................................    32,225             25,241

See notes to consolidated condensed financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
                                                                   (IN THOUSANDS)
                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  8,131       $  2,285
  Inventory.................................................    17,440         18,593
  Prepaid in-orbit insurance................................     1,932          3,381
  Accounts receivable -- net................................    16,752         15,325
  Restricted short-term investments.........................    41,038         41,038
  Note receivable from XM Radio.............................    21,687             --
  Other current assets......................................    15,055         13,231
                                                              --------       --------
         Total current assets...............................   122,035         93,853
PROPERTY & EQUIPMENT -- net.................................   239,017        246,553
GOODWILL & INTANGIBLES -- net...............................    52,772         53,235
RESTRICTED INVESTMENTS......................................    68,623         67,199
DEFERRED CHARGES & OTHER ASSETS -- net......................    26,151         28,954
                                                              --------       --------
         Total assets.......................................  $508,598       $489,794
                                                              ========       ========
                          LIABILITIES & STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable & accrued expenses.......................  $ 41,839       $ 33,797
  Obligations under capital leases due within one year......     4,816          5,971
  Vendor financing due to related party within one year.....     1,569            543
  Deferred trade payables due within one year...............     2,584          4,498
  Other current liabilities.................................        --            162
                                                              --------       --------
         Total current liabilities..........................    50,808         44,971
LONG-TERM LIABILITIES
  Obligations under New Bank Financing......................   159,000        132,000
  Obligations under Senior Notes, net of discount...........   327,359        327,147
  Capital lease obligations.................................     5,657          5,824
  Net assets acquired in excess of purchase price...........     1,855          2,028
  Vendor financing due to related party.....................     3,031          1,069
  Note payable to related party.............................    21,769             --
  Deferred trade payables...................................       442            620
  Investment in XM Radio....................................    16,112         12,618
  Other long-term liabilities...............................       535            540
                                                              --------       --------
         Total long-term liabilities........................   535,760        481,846
                                                              --------       --------
         Total liabilities..................................   586,568        526,817
STOCKHOLDERS' DEFICIT
  Preferred Stock...........................................        --             --
  Common Stock..............................................       324            322
  Additional paid-in capital................................   509,074        508,084
  Deferred compensation.....................................    (2,305)        (1,528)
  Common Stock purchase warrants............................    60,588         59,108
  Unamortized guarantee warrants............................   (33,177)       (33,678)
  Cumulative loss...........................................  (612,474)      (569,331)
                                                              --------       --------
         Total stockholders' deficit........................   (77,970)       (37,023)
                                                              --------       --------
         Total liabilities and stockholders' deficit........  $508,598       $489,794
                                                              ========       ========

See notes to consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(43,143)   $(27,406)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of guarantee warrants, debt discount and
    issuance costs..........................................     4,552       2,524
  Depreciation and amortization.............................    13,772      10,163
  Equity in loss in XM Radio................................     3,494       2,506
  Changes in assets and liabilities:
    Inventory...............................................     1,153       1,986
    Prepaid in-orbit insurance..............................     1,449       1,675
    Trade accounts receivable...............................    (1,427)      3,744
    Other current assets....................................    (1,369)       (661)
    Accounts payable and accrued expenses...................     8,568     (12,197)
    Deferred trade payables.................................    (2,092)      6,436
    Deferred items -- net...................................      (931)        293
                                                              --------    --------
Net cash used in operating activities.......................   (15,974)    (10,937)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment.........................    (2,541)     (1,126)
Purchase of XM Radio note receivable........................   (21,419)         --
Acquisition of ARDIS........................................        --     (51,382)
Purchase of long-term, restricted investments...............    (1,424)   (140,892)
                                                              --------    --------
Net cash used in investing activities.......................   (25,384)   (193,400)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common Stock......................       162         103
Principal payments under capital leases.....................    (1,322)       (135)
Principal payments under Vendor Financing...................       (90)         --
Proceeds from New Bank Financing............................    27,000       2,000
Proceeds from note payable to related party.................    21,500          --
Repayment of Bank Financing.................................        --    (100,000)
Proceeds from bridge financing..............................        --      10,000
Repayment of bridge financing...............................        --     (10,000)
Proceeds from Senior Notes and Stock Purchase Warrants......        --     335,000
Debt issuance costs.........................................       (46)    (13,458)
                                                              --------    --------
Net cash provided by financing activities...................    47,204     223,510
Net increase in cash and cash equivalents...................     5,846      19,173
CASH AND CASH EQUIVALENTS, beginning of period..............     2,285       2,106
                                                              --------    --------
CASH AND CASH EQUIVALENTS, end of period....................  $  8,131    $ 21,279
                                                              ========    ========

See notes to consolidated financial statements.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1999
                                  (UNAUDITED)

1. ORGANIZATION AND BUSINESS

     American Mobile Satellite Corporation (with its subsidiaries, "American Mobile" or the "Company") is a nationwide provider of wireless communications services, including data, dispatch, and voice services, primarily to business customers in the United States.

     Additionally, the Company has an investment in XM Satellite Radio Inc., which, through its subsidiary XM Satellite Radio Holdings Inc. (together with XM Satellite Radio Inc, "XM Radio"), is one of two entities awarded a license by the FCC to provide satellite-based Digital Audio Radio Service ("DARS") throughout the United States. XM Radio is currently engaged in efforts to construct its satellite system. The Company's investment in XM Radio is currently not material to the Company's financial position, results of operations or cash flows. The Company is not required to provide any additional funding.

     American Mobile is devoting its efforts to expanding its business. This effort involves substantial risk. Specifically, future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company's financial condition and future results of operations.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. While the Company believes that the disclosures made are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's 1998 Annual Report on Form 10-K.

     The consolidated balance sheet as of March 31, 1999, and the consolidated statements of operations and cash flows for the three months ended March 31, 1999 and 1998, have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 1999, and for all periods presented have been made. The balance sheet at December 31, 1998 has been taken from the audited financial statements.

NET LOSS PER SHARE

     Basic and diluted loss per common share is based on the weighted-average number of shares of Common Stock outstanding during the period. Stock options and common stock purchase warrants are not reflected since their effect would be antidilutive. As of March 31, 1999, there were approximately 84,000 options and warrants that would have been included in this calculation had the effect not been antidilutive.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting of Comprehensive Income," requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income," reported net income is the same as "comprehensive income" for the three months ended March 31, 1999 and 1998.

SEGMENT DISCLOSURES

     In accordance with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company has only one operating segment which is engaged in the provision of nationwide wireless communication. The Company provides services within North America and parts of Central America and the Caribbean, and all revenues are derived from customers within the United States. The following summarizes service revenue by major product lines:

                                                                REVENUE FOR THE
                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               1999         1998
                                                              ------        -----
                                                                 (IN MILLIONS)
Voice Service...............................................  $ 3.0         $3.2
Data Service................................................   12.0          2.3
Capacity Resellers and Other................................    1.2          0.9

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     In June 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the recognition of all derivatives as either assets or liabilities measured at fair value. This statement is effective for the year ending December 31, 2000. The Company does not believe that the adoption of this statement will have a material impact on its financial position, results of operations and cash flows.

     In March 1999, FASB issued an Exposure Draft on an Interpretation of Accounting Principles Board Opinion No. 25 Accounting for Certain Transactions involving Stock Compensation. This proposed Interpretation would make it more likely that expense would be required to be recognized in the case of, among other things, stock (including stock options) issued to non-employee members of an entity's board of directors. The Company has assessed the impact of this proposed Interpretation and does not believe that adoption of this Interpretation would have a material impact on its financial position, results of operations and cash flows.

OTHER

     The Company paid approximately $2.1 million and $1.5 million in the three-month periods ended March 31, 1999 and 1998, respectively, to related parties for capital assets, service-related obligations, and payments under pre-existing financing agreements. There were no payments from related parties in the three-month period ended March 31, 1999, as compared to $1.1 million for communication services and equipment purchases in the three-month period ended March 31, 1998.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

Total indebtedness to related parties as of March 31, 1999 approximated $27.5 million, with amounts due from related parties as of March 31, 1999 totaling $21.7 million.

3. LIQUIDITY AND FINANCING

LIQUIDITY AND FINANCING REQUIREMENTS

     Adequate liquidity and capital are critical for the Company to continue as a going concern and to fund subscriber acquisition programs necessary to achieve positive cash flow and profitable operations. The Company expects to continue to make significant capital outlays to fund interest expense, capital expenditures and working capital prior to the time that it begins to generate positive cash flow from operations and for the foreseeable future thereafter.

     On March 31, 1998, AMSC Acquisition Company, Inc. ("Acquisition Company"), a wholly-owned subsidiary of American Mobile Satellite Corporation, issued $335 million of units consisting of 12 1/4% Senior Notes due 2008 (the "Senior Notes"), and one warrant to purchase 3.75749 shares of Common Stock of the Company for each $1,000 principal amount of Senior Notes (the "Warrants"), and also restructured its existing bank financing (the "New Bank Financing"). The New Bank Financing of $200 million consists of a $100 million unsecured five-year reducing Revolving Credit Facility maturing March 31, 2003 and a $100 million five-year Term Loan Facility with up to three additional one-year extensions subject to lender approval. Additionally, on March 29, 1999, the Bank Facility Guarantors (as defined in Item 2 under the caption "Liquidity and Capital Resources") agreed to eliminate certain covenants relating to the Company's future earnings before interest, taxes, depreciation, and amortization ("EBITDA") and service revenue. In exchange for this elimination of covenants, the Company agreed to reprice their Guarantee Warrants (as defined in Item 2 under the caption "Liquidity and Capital Resources"), effective April 1, 1999, from $12.51 to $7.50. The value of the repricing was approximately $1.5 million. As of April 30, 1999, the Company had $41.0 million available for borrowing under the Revolving Credit Facility. Additionally, Motorola has agreed to provide the Company with up to $10 million of vendor financing (the "Vendor Financing Commitment"), which is available to finance up to 75% of the purchase price of additional base stations needed to meet ARDIS' buildout requirements under certain customer contracts. As of March 31, 1999, $4.6 million was outstanding under this facility.

     The Company's current operating assumptions and projections, which reflect management's best estimate of subscriber and revenue growth and operating expenses, indicate that anticipated capital expenditures, operating losses, working capital and debt service requirements through 1999 and beyond, can be met by cash flows from operations, the net proceeds from the sale of the Senior Notes and Warrants, together with the borrowings under the $200 million New Bank Financing, the Vendor Financing Commitment and deferred terms on certain trade payables; however, the Company's ability to meet its projections is subject to numerous uncertainties and there can be no assurance that the Company's current projections regarding the timing of its ability to achieve positive operating cash flow will be accurate, and if the Company's cash requirements are more than projected, the Company may require additional financing in amounts which may be material. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or available on favorable terms.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

XM RADIO

     As previously mentioned (see "Organization and Business"), the Company has an investment in XM Satellite Radio Inc., which, through its subsidiary XM Satellite Radio Holdings Inc. (together with XM Satellite Radio Inc, "XM Radio"), is one of two entities awarded a license by the FCC to provide satellite-based Digital Audio Radio Service ("DARS") throughout the United States. XM Radio is currently engaged in efforts to construct its satellite system. The Company's investment in XM Radio is currently not material to the Company's financial position, results of operations or cash flows. The Company is not required to provide any additional funding.

     On January 15, 1999, the Company issued to Baron Asset Fund ("Baron") a $21.5 million note convertible into shares of XM Radio common stock (the "Baron XM Radio Convertible Note"). The Company subsequently loaned approximately $21.4 million to XM Radio in exchange for XM Radio common stock and a note convertible into XM Radio shares (the "XM Radio Note Receivable"). The Baron XM Radio Convertible Note ranks subordinate to all other securities of the Company and is fully collateralized by approximately one-half of the shares received by the Company as a result of this transaction. The XM Radio Note Receivable is a non-recourse note and is exchangeable into approximately half of the additional XM Radio common stock to be received by the Company as a result of the January 15 transaction. Assuming conversion of all convertible notes and exercise of outstanding options to purchase XM Radio common stock held by World Space, the Company's ownership in XM Radio would be 22.6%. The XM Radio Note Receivable earns interest at LIBOR plus 5% and is due on the September 30, 2006 maturity date, and the Baron XM Radio Convertible Note accrues interest at the rate of 6% annually, with all payments deferred until maturity or extinguished upon conversion. The Company has the option to satisfy the Baron XM Radio Convertible Note by tendering the shares into which it would have been convertible in lieu of any cash payments.

     Summarized financial information for XM Radio as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, and for the period from December 15, 1992 (date of inception) through March 31, 1999 is set forth below.

                                                     THREE MONTHS
                                                        ENDED          DECEMBER 15,
                                                      MARCH 31,        1992 THROUGH
                                                   ----------------     MARCH 31,
                                                    1999      1998         1999
                                                   ------    ------    ------------
                                                        (DOLLARS IN THOUSANDS)
Gross sales......................................  $   --    $   --      $    --
Operating expenses...............................   4,421     3,100       21,724
Loss from operations.............................   4,421     3,100       21,724
Interest expense (income)........................     (54)       --          469
Net loss.........................................   4,367     3,100       22,193

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                                                            AS OF         AS OF
                                                          MARCH 31,    DECEMBER 31,
                                                            1999           1998
                                                          ---------    ------------
Current assets..........................................  $  3,599       $    482
Non-current assets......................................   220,806        170,003
Current liabilities.....................................   157,049        130,823
Non-current liabilities.................................    78,906         46,845
Total stockholders' deficit.............................   (11,550)        (7,183)

4. LEGAL AND REGULATORY MATTERS

     The ownership and operation of the mobile satellite services system and ground-based two-way wireless data system are subject to the rules and regulations of the FCC, which acts under authority granted by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using the spectrum. American Mobile operates pursuant to various licenses granted by the FCC.

     The successful operation of the satellite network is dependent on a number of factors, including the amount of L-band spectrum made available to the Company pursuant to an international coordination process. The United States is currently engaged in an international process of coordinating the Company's access to the spectrum that the FCC has assigned to the Company. While the Company believes that substantial progress has been made in the coordination process and expects that the United States government will be successful in securing the necessary spectrum, the process is not yet complete. The inability of the United States government to secure sufficient spectrum could have an adverse effect on the Company's financial position, results of operations and cash flows.

     The Company has the necessary regulatory approvals, some of which are pursuant to special temporary authority, to continue its operations as currently contemplated. The Company has filed applications with the FCC and expects to file applications in the future with respect to the continued operations, change in operation and expansion of its network and certain types of subscriber equipment. Certain of its applications pertaining to future service have been opposed. While the Company, for various reasons, believes that it will receive the necessary approvals on a timely basis, there can be no assurance that the requests will be granted, will be granted on a timely basis or will be granted on conditions favorable to the Company. Any significant changes to the applications resulting from the FCC's review process or any significant delay in their approval could adversely affect the Company's financial position, results of operations and cash flows.

     There are applications now pending before the FCC to use the Inmarsat system and TMI's Canadian-licensed system, both of which operate in the Mobile Satellite Services ("MSS") L-band and have satellite footprints covering the United States, to provide service in the United States. American Mobile has opposed these filings. In addition to providing additional competition to American Mobile, a grant of domestic authority by the FCC to use any of these foreign systems may increase the demand by these systems for spectrum in the international coordination process and could adversely affect American Mobile's ability to coordinate its spectrum access.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

     On July 20, 1998, the International Bureau of the FCC granted an application for Special Temporary Authority ("STA") to use TMI's space segment to conduct market tests in the U.S. for six months using up to 500 mobile terminals. On July 30, 1998, American Mobile filed an Application for Review and a Motion for Stay of this STA grant with the FCC, and these filings remain pending. On December 18, 1998, SatCom filed a request for a six-month extension of this STA, which was extended to July 12, 1999.

     American Mobile is authorized to build, launch, and operate three geosynchronous satellites in accordance with a specific schedule. American Mobile is not in compliance with the schedule for commencement and construction of its second and third satellites and has petitioned the FCC for changes to the schedule. Certain of these extension requests have been opposed by third parties. The FCC has not acted on American Mobile's requests. The FCC has the authority to revoke the authorizations for the second and third satellites and in connection with such revocation could exercise its authority to rescind American Mobile's license. American Mobile believes that the exercise of such authority to rescind the license is unlikely. The term of the license for each of American Mobile's three authorized satellites is ten years, beginning when American Mobile certifies that the respective satellite is operating in compliance with American Mobile's license. The ten-year term of MSAT-2 began August 21, 1995. Although American Mobile anticipates that the authorization for MSAT-2 is likely to be extended in due course to correspond to the useful life of the satellite and a new license granted for any replacement satellites, there is no assurance of such extension or grants.

5. COMMITMENTS

     At March 31, 1999, the Company had remaining contractual commitments to purchase both mobile data terminal inventory and mobile telephone inventory in the maximum amount of $12.0 million during 1999. Additionally, the Company had remaining contractual commitments in the amount of $635,000 for the development of certain next generation data terminals. Contingent upon the successful research and development efforts, the Company would have maximum additional contractual commitments for mobile communications data terminal inventory in the amount of $27.0 million over a three-year period starting in 1999. The Company has the right to terminate the research and development and inventory commitment by paying cancellation fees of between $1 million and $2.5 million, depending on when the termination option is exercised during the term of the contract. The Company also has the right to terminate the inventory commitment by incurring a cancellation penalty representing a percentage of the unfulfilled portion of the contract. The Company has also contracted for the purchase of $26.2 million of next generation wireless data terminals to be delivered beginning mid-1999. The contract contains a 50% cancellation penalty. Additionally, the Company has remaining contractual commitments for the purchase of $392,000 of base stations required to complete certain necessary site build-outs, and $1.2 million for certain software development.

6. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     In connection with the Company's acquisition of ARDIS Company on March 31, 1998 (the "Acquisition") and related financing discussed above, the Company formed a new wholly-owned subsidiary, AMSC Acquisition Company, Inc. ("Acquisition Company"). The Company contributed all of its inter-company notes receivables and transferred its rights, title and interests in AMSC Subsidiary Corporation, American Mobile Satellite Sales Corporation, and AMSC Sales Corp. Ltd.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

(together with ARDIS, the "Subsidiary Guarantors") to Acquisition Company, and Acquisition Company was the acquirer of ARDIS and the issuer of the Senior Notes. American Mobile Satellite Corporation ("American Mobile Parent") is a guarantor of the Senior Notes. The Senior Notes contain covenants that, among other things, limit the ability of Acquisition Company and its Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, and enter into sale and leaseback transactions.

     The $335 million of Notes are jointly and severally guaranteed on a full and unconditional basis by the Subsidiary Guarantors, Acquisition Company and American Mobile Parent. The following unaudited condensed consolidating information for these entities presents:

     - Condensed consolidating balance sheets as of March 31, 1999 and December 31, 1998 and condensed consolidating statements of operations and cash flows for the three month period ended March 31, 1999 and 1998.

     - Elimination entries necessary to combine the entities comprising American Mobile.

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         CONSOLIDATED   AMERICAN                   CONSOLIDATED
                               SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                   AMERICAN MOBILE
                               GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS       PARENT
                               ----------   -----------   ------------   ------------   --------   ------------   ---------------
                                                             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...  $   8,131     $     --      $      --       $  8,131     $    --      $     --        $  8,131
 Inventory...................     17,440           --             --         17,440          --            --          17,440
 Prepaid in-orbit
   insurance.................      1,932           --             --          1,932          --            --           1,932
 Accounts
   receivable -- net.........     16,752           --             --         16,752          --            --          16,752
 Restricted short-term
   investments...............         --       41,038             --         41,038          --            --          41,038
 Note receivable from XM
   Radio.....................         --           --             --             --      21,687            --          21,687
 Other current assets........      9,091           --             --          9,091       5,964            --          15,055
                               ---------     --------      ---------       --------     --------     --------        --------
       Total current
         assets..............     53,346       41,038             --         94,384      27,651            --         122,035
PROPERTY AND
 EQUIPMENT -- NET............    253,545           --        (14,528)       239,017          --            --         239,017
GOODWILL &
 INTANGIBLES -- NET..........     52,772           --             --         52,772          --            --          52,772
INVESTMENT IN/DUE FROM
 SUBSIDIARY..................      4,734      305,509       (310,243)            --      29,758       (29,758)             --
DEFERRED CHARGES AND OTHER
 ASSETS -- NET...............        328       32,344             --         32,672      (6,521)           --          26,151
RESTRICTED INVESTMENTS.......      1,522       56,156             --         57,678      10,945            --          68,623
                               ---------     --------      ---------       --------     --------     --------        --------
       Total assets..........  $ 366,247     $435,047      $(324,771)      $476,523     $61,833      $(29,758)       $508,598
                               =========     ========      =========       ========     ========     ========        ========
                                          LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
CURRENT LIABILITIES:
 Accounts payable and accrued
   expenses..................  $  20,430     $ 20,988      $      --       $ 41,418     $   421      $     --        $ 41,839
 Obligations under capital
   leases due within one
   year......................      4,816           --             --          4,816          --            --           4,816
 Current portion long-term
   debt......................      4,153           --             --          4,153          --            --           4,153
 Other current liabilities...         --           --             --             --          --            --              --
                               ---------     --------      ---------       --------     --------     --------        --------
       Total current
         liabilities.........     29,399       20,988             --         50,387         421            --          50,808
DUE TO PARENT/AFFILIATE......    716,929           --       (716,372)           557       1,501        (2,058)             --
LONG-TERM LIABILITIES:
 Obligations under New Bank
   Financing.................         --       59,000             --         59,000     100,000            --         159,000
 Senior Notes, net of
   discount..................         --      327,359             --        327,359          --            --         327,359
 Other long-term debt........      3,473           --             --          3,473      21,769            --          25,242
 Capital lease obligations...      5,657           --             --          5,657          --            --           5,657
 Net assets acquired in
   excess of purchase
   price.....................      1,855           --             --          1,855          --            --           1,855
 Investment in XM Radio......         --           --             --             --      16,112            --          16,112
 Other long-term
   liabilities...............        535           --             --            535          --            --             535
                               ---------     --------      ---------       --------     --------     --------        --------
       Total long-term
         liabilities.........     11,520      386,359             --        397,879     137,881            --         535,760
       Total liabilities.....    757,848      407,347       (716,372)       448,823     139,803        (2,058)        586,568
                               ---------     --------      ---------       --------     --------     --------        --------
STOCKHOLDERS'
 EQUITY(DEFICIT).............   (391,601)      27,700        391,601         27,700     (77,970)      (27,700)        (77,970)
                               ---------     --------      ---------       --------     --------     --------        --------
       Total liabilities and
         stockholders' equity
         (deficit)...........  $ 366,247     $435,047      $(324,771)      $476,523     $61,833      $(29,758)       $508,598
                               =========     ========      =========       ========     ========     ========        ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         CONSOLIDATED   AMERICAN                   CONSOLIDATED
                               SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                   AMERICAN MOBILE
                               GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS       PARENT
                               ----------   -----------   ------------   ------------   --------   ------------   ---------------
                                                             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...  $   2,285     $     --      $      --       $  2,285     $    --      $     --        $  2,285
 Inventory...................     18,593           --             --         18,593          --            --          18,593
 Prepaid in-orbit
   insurance.................      3,381           --             --          3,381          --            --           3,381
 Accounts
   receivable -- net.........     15,325           --             --         15,325          --            --          15,325
 Restricted short-term
   investments...............         --       41,038             --         41,038          --            --          41,038
 Other current assets........      7,192           20             --          7,212       6,019            --          13,231
                               ---------     --------      ---------       --------     --------     --------        --------
       Total current
         assets..............     46,776       41,058             --         87,834       6,019            --          93,853
PROPERTY AND
 EQUIPMENT -- NET............    261,607           --        (15,054)       246,553          --            --         246,553
GOODWILL &
 INTANGIBLES -- NET..........     53,235           --             --         53,235          --            --          53,235
INVESTMENT IN/DUE FROM
 SUBSIDIARY..................         --      304,192       (304,192)            --      63,787       (63,787)             --
DEFERRED CHARGES AND OTHER
 ASSETS -- NET...............        386       33,460             --         33,846      (4,892)           --          28,954
RESTRICTED INVESTMENTS.......      1,500       54,939             --         56,439      10,760            --          67,199
                               ---------     --------      ---------       --------     --------     --------        --------
       Total assets..........  $ 363,504     $433,649      $(319,246)      $477,907     $75,674      $(63,787)       $489,794
                               =========     ========      =========       ========     ========     ========        ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable and accrued
   expenses..................  $  23,003     $ 10,715      $      --       $ 33,718     $    79      $     --        $ 33,797
 Obligations under capital
   leases due within one
   year......................      5,971           --             --          5,971          --            --           5,971
 Current portion long-term
   debt......................      5,041           --             --          5,041          --            --           5,041
 Other current liabilities...        162           --             --            162          --            --             162
                               ---------     --------      ---------       --------     --------     --------        --------
       Total current
         liabilities.........     34,177       10,715             --         44,892          79            --          44,971
DUE TO PARENT/AFFILIATE......    681,029           --       (681,029)            --          --            --              --
LONG-TERM LIABILITIES:
 Obligations under New Bank
   Financing.................         --       32,000             --         32,000     100,000            --         132,000
 Senior Notes, net of
   discount..................         --      327,147             --        327,147          --            --         327,147
 Other long-term debt........      1,689           --             --          1,689                        --           1,689
 Capital lease obligations...      5,824           --             --          5,824          --            --           5,824
 Net assets acquired in
   excess of purchase
   price.....................      2,028           --             --          2,028          --            --           2,028
 Investment in XM Radio......         --           --             --             --      12,618            --          12,618
 Other long-term
   liabilities...............        540           --             --            540          --            --             540
                               ---------     --------      ---------       --------     --------     --------        --------
       Total long-term
         liabilities.........     10,081      359,147             --        369,228     112,618            --         481,846
       Total liabilities.....    725,287      369,862       (681,029)       414,120     112,697            --         526,817
                               ---------     --------      ---------       --------     --------     --------        --------
STOCKHOLDERS' EQUITY
 (DEFICIT)...................   (361,783)      63,787        361,783         63,787     (37,023)      (63,787)        (37,023)
                               ---------     --------      ---------       --------     --------     --------        --------
       Total liabilities and
         stockholders' equity
         (deficit)...........  $ 363,504     $433,649      $(319,246)      $477,907     $75,674      $(63,787)       $489,794
                               =========     ========      =========       ========     ========     ========        ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         CONSOLIDATED   AMERICAN                   CONSOLIDATED
                               SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                   AMERICAN MOBILE
                               GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS       PARENT
                               ----------   -----------   ------------   ------------   --------   ------------   ---------------
REVENUES
 Services....................   $ 16,164     $     --       $    --        $ 16,164     $   300      $  (300)        $ 16,164
 Sales of equipment..........      4,066           --            --           4,066          --           --            4,066
                                --------     --------       -------        --------     --------     -------         --------
 Total Revenues..............     20,230           --            --          20,230         300         (300)          20,230
COSTS AND EXPENSES
 Cost of service and
   operations................     17,870           --            --          17,870          --           --           17,870
 Cost of equipment sold......      4,528           --            --           4,528          --           --            4,528
 Sales and advertising.......      4,749           --            --           4,749          --           --            4,749
 General and
   administrative............      4,543          336            --           4,879         190         (300)           4,769
 Depreciation and
   amortization..............     14,298           --          (526)         13,772          --           --           13,772
                                --------     --------       -------        --------     --------     -------         --------
 Operating Loss..............    (25,758)        (336)          526         (25,568)        110           --          (25,458)
INTEREST AND OTHER INCOME....         69        4,998        (3,886)          1,181         558           --            1,739
EQUITY IN LOSS OF
 SUBSIDIARIES................         --      (29,818)       29,818              --     (40,691)      37,197           (3,494)
INTEREST EXPENSE.............     (4,129)     (12,567)        3,886         (12,810)     (3,120)          --          (15,930)
                                --------     --------       -------        --------     --------     -------         --------
NET LOSS.....................   $(29,818)    $(37,723)      $30,344        $(37,197)    $(43,143)    $37,197         $(43,143)
                                ========     ========       =======        ========     ========     =======         ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         CONSOLIDATED   AMERICAN                   CONSOLIDATED
                               SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                   AMERICAN MOBILE
                               GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS       PARENT
                               ----------   -----------   ------------   ------------   --------   ------------   ---------------
REVENUES
 Services....................   $  6,418       $ --           $ --         $  6,418    $    300      $  (300)        $  6,418
 Sales of equipment..........      3,604         --             --            3,604          --           --            3,604
                                --------       ----           ----         --------    --------      -------         --------
 Total Revenues..............     10,022         --             --           10,022         300         (300)          10,022
COSTS AND EXPENSES
 Cost of service and
   operations................      7,728         --             --            7,728          --           --            7,728
 Cost of equipment sold......      3,881         --             --            3,881          --           --            3,881
 Sales and advertising.......      2,993         --             --            2,993          33           (4)           3,022
 General and
   administrative............      3,659         --             --            3,659         267         (295)           3,631
 Depreciation and
   amortization..............     10,689         --             --           10,689        (525)          (1)          10,163
                                --------       ----           ----         --------    --------      -------         --------
 Operating Loss..............    (18,928)        --             --          (18,928)        525           --          (18,403)
INTEREST AND OTHER INCOME....        141         --             --              141       7,188       (7,188)             141
EQUITY IN LOSS OF
 SUBSIDIARIES................         --         --             --               --     (35,119)      32,613           (2,506)
INTEREST EXPENSE.............    (13,826)        --             --          (13,826)         --        7,188           (6,638)
                                --------       ----           ----         --------    --------      -------         --------
NET LOSS.....................   $(32,613)      $ --           $ --         $(32,613)   $(27,406)     $32,613         $(27,406)
                                ========       ====           ====         ========    ========      =======         ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
                       THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                            CONSOLIDATED   AMERICAN                    AMERICAN
                                  SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                      MOBILE
                                  GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS      PARENT
                                  ----------   -----------   ------------   ------------   --------   ------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss........................   $(29,818)    $(37,723)      $30,344        $(37,197)    $(43,143)    $37,197        $(43,143)
Adjustments to reconcile net
  loss to net cash (used in)
  provided by operating
  activities:
  Amortization of Guarantee
    Warrants and debt related
    costs.......................         --        1,786            --           1,786        2,766          --           4,552
  Depreciation and
    amortization................     13,772           --                        13,772           --          --          13,772
  Equity in loss in XM Radio....         --           --            --              --        3,494          --           3,494
  Changes in assets &
    liabilities
    Inventory...................      1,153           --            --           1,153           --          --           1,153
    Prepaid in-orbit
      insurance.................      1,449           --            --           1,449           --          --           1,449
    Trade accounts receivable...     (1,427)          --            --          (1,427)          --          --          (1,427)
    Other current assets........     (1,444)          20            --          (1,424)          55          --          (1,369)
    Accounts payable and accrued
      expenses..................    (29,338)      37,485            --           8,147          421          --           8,568
    Deferred trade payables.....     (2,092)          --            --          (2,092)          --          --          (2,092)
    Deferred Items -- net.......       (542)          --            --            (542)        (389)         --            (931)
                                   --------     --------       -------        --------     --------     -------        --------
  Net cash (used in) provided by
    operating activities........    (48,287)       1,568        30,344         (16,375)     (36,796)     37,197         (15,974)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to property &
    equipment...................     (2,541)          --            --          (2,541)          --          --          (2,541)
  Purchase of XM Radio note
    receivable..................         --           --            --              --      (21,419)         --         (21,419)
  Purchase of long-term,
    restricted investments......        (22)      (1,217)           --          (1,239)        (185)         --          (1,424)
                                   --------     --------       -------        --------     --------     -------        --------
  Net cash used in investing
    activities..................     (2,563)      (1,217)           --          (3,780)     (21,604)         --         (25,384)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Common Stock..................         --           --            --              --          162          --             162
  Funding from parent...........     58,108      (27,351)      (30,344)            413       36,784     (37,197)             --
  Principal payments under
    capital leases..............     (1,322)          --            --          (1,322)          --          --          (1,322)
  Principal payments under
    Vendor Financing............        (90)          --            --             (90)          --          --             (90)
  Proceeds from bank
    financing...................         --       27,000            --          27,000           --          --          27,000
  Proceeds from note payable to
    related party...............         --           --            --              --       21,500          --          21,500
  Debt issuance costs...........         --           --            --              --          (46)         --             (46)
                                   --------     --------       -------        --------     --------     -------        --------
  Net cash provided by (used in)
    financing activities........     56,696         (351)      (30,344)         26,001       58,400     (37,197)         47,204
Net increase in cash and cash
  equivalents...................      5,846           --            --           5,846           --          --           5,846
CASH & CASH EQUIVALENTS,
  beginning of period...........      2,285           --            --           2,285           --          --           2,285
                                   --------     --------       -------        --------     --------     -------        --------
CASH & CASH EQUIVALENTS, end of
  period........................   $  8,131     $     --       $    --        $  8,131     $     --     $    --        $  8,131
                                   ========     ========       =======        ========     ========     =======        ========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
                       THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     CONSOLIDATED
                                                                            CONSOLIDATED   AMERICAN                    AMERICAN
                                  SUBSIDIARY   ACQUISITION                  ACQUISITION     MOBILE                      MOBILE
                                  GUARANTORS     COMPANY     ELIMINATIONS     COMPANY       PARENT    ELIMINATIONS      PARENT
                                  ----------   -----------   ------------   ------------   --------   ------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net Loss                          $ (32,613)    $      --      $     --      $ (32,613)    $(27,406)    $ 32,613      $ (27,406)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Amortization of guarantee
    warrants, debt discount and
    issuance costs..............      2,524            --            --          2,524           --           --          2,524
  Depreciation and
    amortization................     10,689            --            --         10,689         (525)          (1)        10,163
  Equity in loss in XM Radio....         --            --            --             --        2,506           --          2,506
  Changes in assets &
    liabilities
    Inventory...................      1,986            --            --          1,986           --           --          1,986
    Prepaid in-orbit
      insurance.................      1,675            --            --          1,675           --           --          1,675
    Accounts
      receivable -- trade.......      3,744            --            --          3,744           --           --          3,744
    Other current assets........       (661)           --            --           (661)          --           --           (661)
    Accounts payable and accrued
      expenses..................    (12,182)           --            --        (12,182)         (15)          --        (12,197)
    Deferred trade payables.....      6,436            --            --          6,436           --           --          6,436
    Deferred Items -- net.......        293            --            --            293           --           --            293
                                  ---------     ---------      --------      ---------     --------     --------      ---------
  Net cash used in operations...    (18,109)           --            --        (18,109)     (25,440)      32,612        (10,937)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Additions to property &
  equipment.....................     (1,126)                         --         (1,126)          --           --         (1,126)
Cash paid for acquisition of
  ARDIS.........................         --       (51,382)           --        (51,382)          --           --        (51,382)
Purchase of long-term,
  restricted investments........         --      (113,000)           --       (113,000)     (27,892)          --       (140,892)
                                  ---------     ---------      --------      ---------     --------     --------      ---------
  Net cash used in investing
    activities..................     (1,126)     (164,382)           --       (165,508)     (27,892)          --       (193,400)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    Common Stock................         --            --            --             --          103           --            103
  Funding from parent...........    136,543      (148,670)           --        (12,127)      44,739      (32,612)            --
  Principal payments under
    capital leases..............       (135)           --            --           (135)          --           --           (135)
  Proceeds from bank
    financing...................      2,000            --            --          2,000           --           --          2,000
  Repayment of bank financing...   (100,000)           --            --       (100,000)          --           --       (100,000)
  Debt issuance costs...........         --       (13,458)           --        (13,458)          --           --        (13,458)
  Proceeds from Notes and stock
    purchase warrants...........         --       326,510            --        326,510        8,490           --        335,000
                                  ---------     ---------      --------      ---------     --------     --------      ---------
  Net cash provided by financing
    activities..................     38,408       164,382            --        202,790       53,332      (32,612)       223,510
Net increase in cash and cash
  equivalents...................     19,173            --            --         19,173           --           --         19,173
CASH & CASH EQUIVALENTS,
  beginning of period...........      2,106            --            --          2,106           --           --          2,106
                                  ---------     ---------      --------      ---------     --------     --------      ---------
CASH & CASH EQUIVALENTS, end of
  period........................  $  21,279     $      --      $     --      $  21,279     $     --     $     --      $  21,279
                                  =========     =========      ========      =========     ========     ========      =========

             AMERICAN MOBILE SATELLITE CORPORATION AND SUBSIDIARIES

7. SUBSEQUENT EVENTS

XM ACQUISITION

     On July 7, 1999, the Company acquired WorldSpace's debt and equity interests in XM Radio, other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of the Company's common stock, of which the issuance of approximately 2.1 million is subject to Company stockholder approval. Additionally, XM Radio issued an aggregate $250 million of Series A subordinated convertible notes to several new investors and used $75 million of the proceeds it received from the issuance of these notes to repay the outstanding loan owed to WorldSpace. As a result of these transactions, the Company owns all of the issued and outstanding stock of XM Radio. Assuming subsequent conversion of all outstanding convertible notes of XM Radio, and assuming we obtain stockholder approval to issue the remaining 2.1 million shares discussed above, the Company would own approximately 37% of the equity of XM Radio, and would have approximately 62% of the voting power in XM Radio.

     On a pro forma basis, assuming this transaction had been consummated on January 1, 1999, the following results would have been reflected:

                                                        THREE MONTHS ENDED
                                                          MARCH 31, 1999
                                                        ------------------
Revenues............................................         $20,230
Net Loss............................................          47,010
Loss per share......................................           (1.15)

     As a result of these transactions, the Company controls XM Radio and will consolidate XM Radio on a prospective basis. Additionally, pursuant to generally accepted accounting principles, the Company's 1998 and March 31, 1999 financial statements have been restated to record American Mobile's share of losses which had previously been suspended pursuant to the equity method of accounting. The effect of this restatement was to increase the Company's previously reported net loss for the three months ended March 31, 1999 from $39,649 to $43,143, to increase the loss per share from $1.23 to $1.34 and to restate other financial statement amounts as of and for the three months ended March 31, 1999 as follows.

                                        AS REPORTED   ADJUSTMENT   AS RESTATED
                                        -----------   ----------   -----------
Equity in Loss of XM Radio............   $      --     $  3,494     $   3,494
Cumulative Loss.......................    (596,362)     (16,112)     (612,474)
Investment in XM Radio................          --      (16,112)      (16,112)

     The effect of this restatement on the three month period ended March 31, 1998 was to increase the Company's previously reported net loss from $25,242 to $27,406, to increase the loss per share from $1.00 to $1.09 and to increase the equity in loss of XM Radio from $342 to $2,506.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
XM Satellite Radio Holdings Inc. and Subsidiary:

     We have audited the accompanying consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiary (a development stage company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997, and for the period from December 15, 1992 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XM Satellite Radio Holdings Inc. and subsidiary (a development stage company) as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended and for the period from December 15, 1992 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 11 to the consolidated financial statements, the Company has not commenced operations, has negative working capital of $130,341,000, and is dependent upon additional debt and equity financings, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/  KPMG LLP

McLean, VA
February 12, 1999

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------    --------
                                                              (IN THOUSANDS, EXCEPT
                                                                 FOR SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $    310     $     1
  Prepaid and other current assets..........................       172          --
                                                              --------     -------
          Total current assets..............................       482           1
Other assets:
  System under construction.................................   169,029      91,932
  Property and equipment, net of accumulated depreciation
     and amortization of $57 and $0.........................       449          --
  Other assets..............................................       525          --
                                                              --------     -------
          Total assets......................................  $170,485     $91,933
                                                              ========     =======
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $ 23,125     $    --
  Due to related parties....................................    13,767         445
  Accrued interest on loans payable.........................     1,907       1,886
  Loans payable due to related parties......................    91,546      80,618
  Term loan.................................................        34          --
  Accrued expenses..........................................       444          --
                                                              --------     -------
          Total current liabilities.........................   130,823      82,949
  Term loan, net of current portion.........................        53          --
  Convertible notes payable due to related party............    45,583          --
  Accrued interest on convertible notes payable due to
     related party..........................................     1,209          --
                                                              --------     -------
          Total liabilities.................................   177,668      82,949
                                                              --------     -------
Common stock -- $0.10 par value; authorized 3,000 shares;
  125 shares issued and outstanding at December 31, 1998 and
     1997...................................................        --          --
Additional paid-in capital..................................    10,643      10,643
Deficit accumulated during development stage................   (17,826)     (1,659)
                                                              --------     -------
          Total stockholders' equity (deficit)..............    (7,183)      8,984
                                                              --------     -------
Commitments and contingencies (notes 4, 7, 8, 11, 12, and
  13)
          Total liabilities and stockholders' equity
             (deficit)......................................  $170,485     $91,933
                                                              ========     =======

See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        YEARS ENDED DECEMBER 31, 1998 AND 1997, AND FOR THE PERIOD FROM
           DECEMBER 15, 1992 (DATE OF INCEPTION) TO DECEMBER 31, 1998

                                                                         DECEMBER 15, 1992
                                                                        (DATE OF INCEPTION)
                                                    1998       1997     TO DECEMBER 31, 1998
                                                   -------    ------    --------------------
                                                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Revenue..........................................  $    --    $   --          $    --
                                                   -------    ------          -------
Operating expenses:
  Research and development.......................    6,941        --            6,941
  Professional fees..............................    5,242     1,090            6,332
  General and administrative.....................    4,010        20            4,030
                                                   -------    ------          -------
          Total operating expenses...............   16,193     1,110           17,303
                                                   -------    ------          -------
          Operating loss.........................   16,193     1,110           17,303
                                                   -------    ------          -------
Other expenses (income):
  Interest expense (income), net.................      (26)      549              523
                                                   -------    ------          -------
          Total other (expense) income...........      (26)      549              523
                                                   -------    ------          -------
          Net loss...............................  $16,167    $1,659          $17,826
                                                   =======    ======          =======
Net loss per share:
  Basic and diluted..............................  $   129    $   14
                                                   =======    ======
Weighted average shares used in computing net
  loss per share -- basic and diluted............      125       119
                                                   =======    ======

See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        YEARS ENDED DECEMBER 31, 1998 AND 1997, AND FOR THE PERIOD FROM
           DECEMBER 15, 1992 (DATE OF INCEPTION) TO DECEMBER 31, 1998

                                                                 DEFICIT
                                                               ACCUMULATED
                               COMMON STOCK      ADDITIONAL      DURING
                             ----------------     PAID-IN      DEVELOPMENT    TOTAL STOCKHOLDERS'
                             SHARES    AMOUNT     CAPITAL         STAGE         EQUITY (DEFICIT)
                             ------    ------    ----------    -----------    --------------------
                                             (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Issuance of common stock
  (December 15, 1992)......   100       $--       $    --       $     --            $     --
                              ---       ---       -------       --------            --------
Balance at December 31,
  1992.....................   100        --            --             --                  --
Net loss...................    --        --            --             --                  --
                              ---        --       -------       --------            --------
Balance at December 31,
  1993.....................   100        --            --             --                  --
Net loss...................    --        --            --             --                  --
                              ---        --       -------       --------            --------
Balance at December 31,
  1994.....................   100        --            --             --                  --
Net loss...................    --        --            --             --                  --
                              ---        --       -------       --------            --------
Balance at December 31,
  1995.....................   100        --            --             --                  --
Net loss...................    --        --            --             --                  --
                              ---        --       -------       --------            --------
Balance at December 31,
  1996.....................   100        --            --             --                  --
Contributions to paid-in
  capital..................    --        --           143             --                 143
Issuance of common stock
  and capital
  contributions............    25        --         9,000             --               9,000
Issuance of options........    --        --         1,500             --               1,500
Net loss...................    --        --            --         (1,659)             (1,659)
                              ---        --       -------       --------            --------
Balance at December 31,
  1997.....................   125        --        10,643         (1,659)              8,984
Net loss...................    --        --            --        (16,167)            (16,167)
                              ---        --       -------       --------            --------
Balance at December 31,
  1998.....................   125       $--       $10,643       $(17,826)           $ (7,183)
                              ===       ===       =======       ========            ========

See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        YEARS ENDED DECEMBER 31, 1998 AND 1997, AND FOR THE PERIOD FROM
           DECEMBER 15, 1992 (DATE OF INCEPTION) TO DECEMBER 31, 1998

                                                                                    DECEMBER 15, 1992
                                                                                        (DATE OF
                                                                                      INCEPTION) TO
                                                                1998       1997     DECEMBER 31, 1998
                                                              --------   --------   -----------------
                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(16,167)  $ (1,659)      $ (17,826)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................        57         --              57
    Note discount amortization..............................        --         33              33
    Changes in operating assets and liabilities:
      Increase in prepaid and other current assets..........      (212)        --            (212)
      Increase in accounts payable and accrued expenses.....     1,701         --           1,701
      Increase in amounts due to related parties............    13,322        445          13,767
      Increase (decrease) in accrued interest...............        (2)       517             515
                                                              --------   --------       ---------
         Net cash provided by (used in) operating
           activities.......................................    (1,301)      (664)         (1,965)
                                                              --------   --------       ---------
Cash flows from investing activities:
  Purchase of property and equipment........................      (506)        --            (506)
  Additions to system under construction....................   (43,406)   (90,031)       (133,437)
                                                              --------   --------       ---------
         Net cash used in investing activities..............   (43,912)   (90,031)       (133,943)
                                                              --------   --------       ---------
Cash flows from financing activities:
  Proceeds from sale of common stock and capital
    contribution............................................        --      9,143           9,143
  Proceeds from issuance of loan payable to related party...       337     80,053          80,390
  Proceeds from issuance of options.........................        --      1,500           1,500
  Proceeds from issuance of convertible notes to related
    party...................................................    45,583         --          45,583
  Payment to establish collateral for term loan.............       (92)        --             (92)
  Proceeds from term loan...................................        92         --              92
  Repayments of term loan...................................        (5)        --              (5)
  Payments for deferred financing costs.....................      (393)        --            (393)
                                                              --------   --------       ---------
         Net cash provided by financing activities..........    45,522     90,696         136,218
                                                              --------   --------       ---------
         Net increase in cash and cash equivalents..........       309          1             310
Cash and cash equivalents at beginning of year..............         1         --              --
                                                              --------   --------       ---------
Cash and cash equivalents at end of year....................  $    310   $      1       $     310
                                                              ========   ========       =========
Supplemental cash flow disclosure:
  Interest capitalized......................................  $ 11,824   $  1,901       $  13,725
                                                              ========   ========       =========
  Interest converted into principal note balance............  $  9,157   $    501       $   9,658
                                                              ========   ========       =========
  Accrued system milestone payments.........................  $ 21,867   $     --       $  21,867
                                                              ========   ========       =========

See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD FROM DECEMBER 15, 1992 (DATE OF INCEPTION) TO DECEMBER 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(a) NATURE OF BUSINESS

     XM Satellite Radio Inc. ("XMSR"), formerly American Mobile Radio Corporation, was incorporated on December 15, 1992 in the State of Delaware as a wholly owned subsidiary of American Mobile Satellite Corporation ("AMSC") for the purpose of procuring a digital audio radio service license ("DARS"). Business activity for the period December 15, 1992 through December 31, 1996 was insignificant.

     XM Satellite Radio Holdings Inc. (the "Company"), formerly AMRC Holdings Inc., was incorporated in the State of Delaware on May 16, 1997 for the purpose of constructing, launching and operating a domestic communications satellite system for the provision of DARS. Pursuant to various financing agreements entered in 1997 between AMSC, XMSR and WorldSpace, Inc. ("WSI"), WSI acquired a 20 percent interest in XMSR. In May 1997, AMSC and WSI exchanged their respective interests in XMSR for all of the Company's common stock.

(b) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of XM Satellite Radio Holdings Inc. and its subsidiary, XM Satellite Radio Inc. All significant intercompany transactions and accounts have been eliminated. The Company's management has devoted substantially all of its time to the planning and organization of the Company and to the process of addressing regulatory matters, initiating research and development programs, conducting market research, initiating construction of the satellite system, securing content providers, and securing adequate debt and equity capital for anticipated operations and growth. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

(c) CASH AND CASH EQUIVALENTS

     The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

(d) PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Furniture, fixtures and computer equipment.......                 3 years
Machinery and equipment..........................                 7 years
Leasehold improvements...........................    Remaining lease term

(e) SYSTEM UNDER CONSTRUCTION

     The Company is currently developing its satellite system. Costs related to the project are being capitalized to the extent that they have future benefits. As of December 31, 1998, all amounts

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

recorded as system under construction relate to costs incurred in obtaining a Federal Communications Commission ("FCC") license and approval as well as the system development.

     On October 16, 1997, the FCC granted XMSR a license to launch and operate two geostationary satellites for the purpose of providing digital audio radio in the United States in the 2332.5 -- 2345 Mhz (space-to-earth) frequency band, subject to achieving certain technical milestones and international regulatory requirements. The license is valid for eight years upon successful launch and orbital insertion of the satellites. The Company's license requires that it comply with a construction and launch schedule specified by the FCC for each of the two authorized satellites. The FCC has the authority to revoke the authorizations and in connection with such revocation could exercise its authority to rescind the Company's license. The Company believes that the exercise of such authority to rescind the license is unlikely.

     The license asset value consists of the total payments made to the FCC for the license of $90,031,000. Associated with this license is capitalized interest of $10,991,000 and $1,901,000 as of December 31, 1998 and 1997, respectively.
Costs incurred for system development were $65,273,000. Associated with the system development costs is capitalized interest of $2,734,000 at December 31, 1998.

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS No. 121), during fiscal year 1997. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell. Adoption of this SFAS No. 121 did not have a material impact on the Company's financial position, results of operations, or liquidity during 1998 or 1997.

(f) STOCK-BASED COMPENSATION

     During fiscal year 1997, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-based Compensation (SFAS No. 123), which encourages, but does not require, the recognition of stock-based employee compensation at fair value. SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made during the year of adoption and in future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Accordingly, compensation cost for options to purchase common stock granted to employees is measured as the excess, if any, of the fair value of common stock at the date of the grant over the exercise price an employee must pay to acquire the common stock.

     Warrants to purchase common stock granted to other than employees as consideration for goods or services rendered are recognized at fair market value.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(g) RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

(h) NET LOSS PER SHARE

     In December 1997, the Company adopted the provisions of SFAS No. 128, Earnings per Share, (SFAS 128). SFAS 128 supersedes APB. 15, Earnings per Share and its related interpretations, and promulgates new accounting standards for the computation and manner of presentation of the Company's loss per share. SFAS 128 requires the presentation of basic and diluted loss per share. Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. The computation of diluted earnings per share includes all common stock options and warrants and other common stock, to the extent dilutive, that potentially may be issued as a result of conversion privileges, including the convertible notes payable due to related party. The Company has not previously reported annual loss per share data. Due to losses incurred during 1998 and 1997, the impact of other potentially dilutive securities is anti-dilutive and is not included in the diluted loss per share calculation.

(i) INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

(j) COMPREHENSIVE INCOME

     In December 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130). This statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. This statement is effective for all interim and annual periods with the year ended December 31, 1998. The Company has evaluated the provisions of SFAS 130 and has determined that there were no transactions that have taken place during the years ended December 31, 1998 and 1997 that would be classified as other comprehensive income.

(k) ACCOUNTING ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Significant estimates include valuation of the Company's investment in the DARS license and the benefit for income taxes and related valuation allowances. Accordingly, actual amounts could differ from these estimates.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(l) RECLASSIFICATIONS

     Certain fiscal year 1997 amounts have been reclassified to conform to the fiscal 1998 consolidated financial statement presentation.

(2) RELATED PARTY TRANSACTIONS

     The Company had related party transactions with the following shareholders:

(a) AMSC

     In 1997, AMSC contributed $143,000 for the Company to establish the original application for the FCC license. On March 28, 1997, the Company received $1,500,000 as a capital contribution from AMSC. During 1998, AMSC incurred general and administrative costs and professional fees for the Company and established an intercompany balance of $458,000 (see note 3).

(b) WSI

     On March 28, 1997, the Company received $1,500,000 as a capital contribution from WSI. The Company issued WSI 25 shares of common stock for this consideration.

     On April 16, 1997, the Company received $15,000,000 from WSI, which represented $6,000,000 as an additional capital contribution and $9,000,000 as a six-month bridge loan (see note 4).

     On May 16, 1997, the Company obtained a $1,000,000 working capital loan facility from WSI. During 1997, the Company drew down $663,000 against the facility with the remaining $337,000 drawn in 1998 (see note 4).

     On October 16, 1997, the Company received $71,911,000 from WSI, which represented an additional $13,522,000 under the bridge loan and $58,389,000 under the additional amounts loan (see note 4).

     On April 1, 1998, the Company entered into an agreement with WSI to issue $54,536,000 in convertible notes. During 1998, the Company drew down $45,583,000 under the agreement (see note 4).

     In July 1998, the Company acquired furniture and equipment from WSI for $104,000 and has established a due to WSI for the balance (see note 3).

     In addition to financing, the Company has relied upon certain related parties for legal and technical services. Total expenses incurred in transactions with related parties are as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------
                                                                WSI       AMSC      TOTAL
                                                              --------    -----    -------
Research and development....................................  $ 6,624       --      6,624
Professional fees...........................................    2,529      353      2,882
General and administrative..................................      903       60        963
                                                              -------      ---     ------
          Total.............................................  $10,056      413     10,469
                                                              =======      ===     ======

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------
                                                                WSI       AMSC      TOTAL
                                                              --------    -----    -------
Professional fees...........................................  $   960      130      1,090
General and administrative..................................       --       20         20
                                                              -------      ---     ------
          Total.............................................  $   960      150      1,110
                                                              =======      ===     ======

     Additionally, during 1998 the Company incurred $925,000 of WSI project management costs that were capitalized to the satellite system.

(3) DUE TO RELATED PARTIES

     Due to related parties included the following amounts:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1998      1997
                                                              -------    ----
Advances from WSI...........................................  $ 7,405     --
Due to WSI..................................................    5,904    390
Due to AMSC.................................................      458     55
                                                              -------    ---
                                                              $13,767    445
                                                              =======    ===

     Advances represent funding provided by WSI for 30 days. If amounts are not repaid within this time period, additional convertible notes will be issued.

(4) DEBT

(a) LOANS PAYABLE DUE TO RELATED PARTY

     In March 1997, XMSR entered into a series of agreements (the "Participation Agreement") with AMSC and WSI in which both companies provided various equity and debt funding commitments to XMSR for the purpose of financing the activities of XMSR in connection with the establishment of a DARS satellite system in the United States. On May 16, 1997 certain portions of the Participation Agreement were subsequently ratified with substantially the same terms and conditions under the Bridge Loan, Additional Amounts Loan and Working Capital Credit Facility (the "Loan Agreement").

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has loans payable with a face amount of $91,546,000 and $82,053,000 with a carrying amount of $91,546,000 and $80,618,000 at December 31, 1998 and 1997, respectively, outstanding with WSI as follows (in thousands):

                                                               1998       1997
                                                              -------    ------
Bridge loan.................................................  $25,556    23,001
Additional amounts loan.....................................   64,875    58,389
Working capital loan........................................    1,115       663
                                                              -------    ------
                                                               91,546    82,053
Discount arising from concurrent issuance of options (note
  7), net...................................................       --    (1,435)
                                                              -------    ------
                                                              $91,546    80,618
                                                              =======    ======

Bridge Loan

     The Company executed the bridge loan with WSI in two tranches. On April 16, 1997, the Company received proceeds of $8,479,000 for a loan with a face amount of $9,000,000. On October 16, 1997, the Company received proceeds of $12,771,000 for a loan with a face amount of $13,522,000. The first tranche was a six-month loan at LIBOR plus five percent per annum, equaling 11.03 percent. The first tranche was rolled over with the establishment of the second tranche, which is a six-month loan at LIBOR plus five percent per annum, equaling 9.94 percent at December 31, 1998 and due in April 1999. The accrued interest under the bridge loan is compounded to the loan balance each April and October.

Additional Amounts Loan

     On October 16, 1997, the Company executed the additional amounts loan with WSI and received proceeds of $58,219,000 for a loan with a face amount of $58,389,000. This loan is a six-month loan at LIBOR plus five percent per annum, equaling 9.94 percent at December 31, 1998 and due in April 1999. The accrued interest under the additional amounts loan is compounded to the loan balance each April and October.

Working Capital Loan

     On May 16, 1997, the Company executed the working capital loan with WSI whereby the Company would receive proceeds of $920,000 for a loan with a face amount of $1,000,000. The Company drew down $663,000 against the line of credit through December 31, 1997. This loan is a six-month loan at LIBOR plus five percent per annum, with an interest rate of 10.19 percent at December 31, 1998 and due in May 1999. The accrued interest on the loan is compounded to the balance in May and November.

Restrictive Covenants

     The financing agreements contain restrictive covenants which include a prohibition of the Company or its subsidiary to merge or consolidate, or sell, transfer, or otherwise dispose of substantially all of its assets. The Company or the subsidiary may not incur additional indebtedness in

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

excess of $1,000,000 without prior written consent of WSI. Additionally, the financing agreements provide for other restrictive covenants including a restriction on the payment of dividends.

     The Company has pledged 64.7511 percent of its share of the issued and outstanding common stock of the subsidiary to WSI as collateral for the financings.

(b) CONVERTIBLE NOTES PAYABLE DUE TO RELATED PARTY

     Effective April 1, 1998, the Company entered into a convertible note agreement with WSI that provides for a maximum of $54,536,000 through the issuance of convertible notes. The notes mature on September 30, 2006 and carry an interest rate of LIBOR plus five percent per annum, which was 10.15 percent as of December 31, 1998. Under the terms of the note agreement, WSI shall have the right to convert all or a portion of the aggregate principal amount of the notes into shares of common stock at a conversion price of $875,000 per share. As of December 31, 1998, $45,583,000 had been drawn through the issuance of convertible notes. Interest is payable upon maturity.

(c) TERM LOAN

     On November 1, 1998, the Company reached an agreement with a commercial bank for a $92,000 installment loan with a 36 month term at 7 percent interest per annum. The Company pledged $92,000 as collateral for the loan and placed this balance on deposit at the commercial bank. At December 31, 1998, the Company's outstanding balance was $87,000.

(5) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued expenses, and the term loan approximate their fair market value because of the relatively short duration of these instruments as of December 31, 1998 and 1997, in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

     The fair value of the loans and convertible notes due to related party could not be estimated as such amounts are due to the Company's stockholders.

(6) COMMON STOCK

(a) 1998 SHARES AWARD PLAN

     On June 1, 1998, the Company adopted the 1998 Shares Award Plan (the "Plan") under which employees, consultants, and non-employee directors may be granted options to purchase shares of common stock of the Company. The Company has authorized 25 shares of common stock under the Plan. The options are exercisable in installments determined by the compensation committee of the Company's board of directors. The options expire as determined by the committee, but no later than

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ten years from the date of grant. Transactions and other information relating to the Plan for the year ended December 31, 1998 are summarized below:

                                                              OUTSTANDING OPTIONS
                                                           --------------------------
                                                                         WEIGHTED-
                                                           NUMBER OF      AVERAGE
                                                            SHARES     EXERCISE PRICE
                                                           ---------   --------------
Balance, January 1, 1998.................................       --              --
  Options granted........................................   14.712        $875,000
  Options canceled or expired............................       --              --
  Options exercised......................................       --              --
                                                            ------        --------
Balance, December 31, 1998...............................   14.712        $875,000
                                                            ======        ========

     The following table summarizes information about stock options outstanding at December 31, 1998:

                            OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                -------------------------------------------   -----------------------------
                                     WEIGHTED-
                                      AVERAGE     WEIGHTED-                       WEIGHTED-
                     NUMBER          REMAINING     AVERAGE         NUMBER          AVERAGE
     EXERCISE    OUTSTANDING AT     CONTRACTUAL   EXERCISE     EXERCISABLE AT     EXERCISE
      PRICE     DECEMBER 31, 1998      LIFE         PRICE     DECEMBER 31, 1998     PRICE
     --------   -----------------   -----------   ---------   -----------------   ---------
     $875,000        14.712          9.5 years    $875,000            --          $875,000
     ========        ======          =========    ========            ==          ========

     There were no stock options exercisable at December 31, 1998. There were
10.288 shares available under the plan for future grants at December 31, 1998. At December 31, 1998, all options have been issued to employees.

     The per share weighted-average fair value of employee options granted during the year ended December 31, 1998 was $564,000 on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                                         DECEMBER 31, 1998
                                                         -----------------
Expected dividend yield................................                0%
Volatility.............................................            56.23%
Risk-free interest rate range..........................    4.53% to 5.67%
Expected life..........................................         7.5 years
                                                          ===============

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

under SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands):

                                                            YEAR ENDED
                                                         DECEMBER 31, 1998
                                                         -----------------
                                                            (DOLLARS IN
                                                            THOUSANDS)
Net loss:
  As reported..........................................       $16,167
  Pro forma............................................        17,508
  As reported -- net loss per share -- basic and
     diluted...........................................           129
  Pro forma -- net loss per share -- basic and
     diluted...........................................           140
                                                              =======

(b) RESTRICTIVE COVENANTS

     Certain actions require the unanimous affirmative vote of the board of directors of the Company. Such actions include the entry into, or the amendment, modification, extension or termination of any agreements for amounts in excess of $40,000,000 or with AMSC or WSI; the entry into any agreements outside of the ordinary course of business; merger or consolidation; issuance of additional shares of capital stock; and the declaration and payment of dividends. If WSI holds more than 50 percent of the shares of common stock, this provision requiring the unanimous affirmative vote of the board of directors will be of no further force and effect. Additionally, an affirmative vote of 81 percent of all the issued and outstanding shares of common stock shall be required to approve any voluntary filing of a bankruptcy petition by the Company or its subsidiary.

(7) WSI OPTIONS

     The Company issued WSI three options. Under the first option, WSI may purchase 97.2222 shares of common stock at $241,714 per share to acquire common stock. The option may be exercised in whole or in incremental amounts between April 16, 1998 and October 16, 2002. Under certain circumstances, AMSC may require WSI to exercise the option in whole. The Company allocated $1,250,000 to the option. Under the second option, WSI may purchase 128.8876 shares at $477,005 per share. The option may be exercised between October 16, 1997 and October 16, 2003. The Company allocated $170,000 to the option. Under the third option, WSI may purchase 3.5111 shares of common stock at $284,811 per share. The option may be exercised between October 16, 1997 and October 17, 2002. The Company allocated $80,000 to the option.

     The exercise of these options is subject to prior approval of the FCC to the extent that such exercise would constitute transfer of control. The allocation was based upon independent valuation.

(8) EMPLOYEE BENEFIT PLAN

     On July 1, 1998, the Company has adopted a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15 percent of their compensation on a pre-tax basis through contributions to the savings plan. The company contributed $0.50 in 1998 for every dollar the employees contributed up to 6 percent of compensation, which amounted to $14,000.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) INTEREST COST

     The Company capitalizes a portion of interest cost as a component of the cost of the FCC license and satellite system under construction. The following is a summary of interest cost incurred during December 31, 1998 and 1997, and for the period from December 15, 1992 (date of inception) to December 31, 1998 (in thousands):

                                                                           DECEMBER 15, 1992
                                                                         (DATE OF INCEPTION) TO
                                                       1998      1997      DECEMBER 31, 1998
                                                      -------    -----   ----------------------
Interest cost capitalized...........................  $11,824    1,901           13,725
Interest cost charged to expense....................       --      549              549
                                                      -------    -----           ------
          Total interest cost incurred..............  $11,824    2,450           14,274
                                                      =======    =====           ======

     Interest costs incurred prior to the award of the license were expensed in 1997.

(10) INCOME TAXES

     For the period from December 15, 1992 (date of inception) to December 31, 1998, the Company filed consolidated federal and state tax returns with its majority stockholder AMSC. The Company generated net operating losses and other deferred tax benefits which were not utilized by AMSC. As no formal tax sharing agreement has been finalized, the Company was not compensated for the net operating losses. Had the Company filed on a stand-alone basis, it would have had no tax provision as the deferred tax benefit of approximately $7,164,000 and $650,000 for 1998 and 1997, respectively, would have been fully offset by a valuation allowance.

(11) ACCUMULATED DEFICIT

     The Company is devoting its efforts to develop, construct and expand a digital audio radio network. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

     In order to commence satellite-based radio broadcasting services, the Company will require substantial funds to develop and construct the DARS system, develop and launch radio communications satellites, retire debt incurred in connection with the acquisition of the DARS license and to sustain operations until it generates positive cash flow. At December 31, 1998, the Company has negative working capital of $130,341,000.

     At the Company's current stage of development, economic uncertainties exist regarding successful acquisition of additional debt and equity financing and ultimate profitability of the Company's proposed service. The Company is currently constructing its satellites and will require substantial additional financing before construction is completed. Failure to obtain the required long-term financing will prevent the Company from realizing its objective of providing satellite-delivered radio programming. Management's plan to fund operations and capital expansion includes the

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

additional sale of debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

(12) COMMITMENTS AND CONTINGENCIES

(a) FCC LICENSE

     The FCC has established certain system development milestones that must be met for the Company to maintain its license to operate the system. The Company believes that it is proceeding into the system development as planned and in accordance with the FCC milestones.

(b) APPLICATION FOR REVIEW OF FCC LICENSE

     One of the losing bidders for the DARS licenses filed an Application for Review by the full FCC of the Licensing Order which granted the Company its FCC license. The Application for Review alleges that WorldSpace has effectively taken control of the Company without FCC approval. The FCC or the U.S. Court of Appeals has the authority to overturn the award of the FCC license should they rule in favor of the losing bidder. Although the Company believes that the FCC license will withstand the challenge, no prediction of the outcome of this challenge can be made with any certainty.

(c) SATELLITE PURCHASE CONTRACT

     On March 20, 1998, as amended on June 5, 1998, the Company entered into an agreement for the construction of two satellites, two launch vehicles, and related equipment, services and spare parts, including launch services. The total commitment under the amended agreement, excluding financing fees, is approximately $438,013,000 as of December 31, 1998. These amounts are due upon the completion of certain milestones. The Company has incurred costs of $64,348,000 as of December 31, 1998. One of the members of the board of directors is an executive of an affiliate of the Contractor.

     Under the terms of this agreement, the Contractor shall invest $15,000,000 in a private or public equity offering of the Company, should it be consummated prior to March 20, 1999.

(d) TECHNICAL SERVICES AND TECHNOLOGY LICENSES

     Effective January 1, 1998, the Company entered into an agreement with AMSC and WorldSpace Management Corporation ("WorldSpace MC"), an affiliate of WSI, in which WorldSpace MC provides technical support in areas related to the development of a DARS system. Payments for services provided under this agreement are made based on negotiated hourly rates. This agreement may be terminated by either party on or after the date of the commencement of commercial operation following the launch of the Company's first satellite. There is no minimum services purchase requirement. The Company incurred costs of $4,770,000 under the agreement during 1998.

     Effective January 1, 1998, XMSR entered into a technology licensing agreement with AMSC and WorldSpace MC by which as compensation for certain licensed technology currently under development to be used in the XM Radio system, XMSR will pay up to $14,300,000 over a ten-year period. In addition, XMSR agreed to pay 1.2 percent of quarterly net revenues to WorldSpace MC and a royalty for equipment manufactured using the technology, if it were to use the source encoding

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and decoding of transmission signals under development. No liability exists to AMSC or WorldSpace MC should such developments prove unsuccessful. XMSR incurred costs of $6,624,000 under the agreement during 1998.

(e) FCC OCCURRENCES

     On October 30, 1998, AMSC and WSI submitted an application for Consent and Transfer Control with the FCC. These entities have requested the FCC's consent to WSI's exercise of certain options that would increase its shareholding interest in the Company. There have been challenges filed against the application.

(f) LEASES

     The Company has two noncancelable operating leases for office space that expire over the next four years. The future minimum lease payments under noncancelable leases as of December 31, 1998 are (in thousands):

YEAR ENDING DECEMBER 31:
------------------------
1999........................................................  $ 42
2000........................................................    44
2001........................................................    46
2002........................................................    48
2003........................................................    --
                                                              ----
                                                              $180
                                                              ====

     Rent expense for 1998 and 1997 was $231,000 and $0, respectively.

(13) SUBSEQUENT EVENTS

     On January 12, 1999, a competitor of the Company commenced action against the Company for patent infringement and for a declaratory judgment of future patent infringement by the Company. There have been no damages specified in the action and the Company is in the process of responding to the complaint. Should it be unsuccessful in its defense, the Company could be liable for monetary damages, and could be forced to engineer alternative technologies related to signal reception or seek a license from, or pay royalties to, the competitor. The Company intends to vigorously defend against the suit; however, the outcome is uncertain at this time.

     Effective January 15, 1999, the Company issued a convertible note to AMSC for $21,419,000. This note matures on September 30, 2006 and carries an interest rate of LIBOR plus five percent per annum. Under the terms of this note, AMSC shall have the right to convert all or a portion of the aggregate principal amount of the note into shares of common stock at a conversion price of $875,000 per share. Interest is payable upon maturity.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14) QUARTERLY DATA (UNAUDITED)

                                                                       1998
                                                     ----------------------------------------
                                                       1ST        2ND        3RD        4TH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     -------    -------    -------    -------
                                                                  (IN THOUSANDS)
Revenues...........................................  $   --         --         --         --
Operating loss.....................................   3,100      5,032      3,849      4,204
Loss before income taxes...........................   3,100      5,032      3,857      4,178
Net loss...........................................   3,100      5,032      3,857      4,178
                                                     ======      =====      =====      =====
Net loss per share -- basic and diluted............  $   25         40         31         33
                                                     ======      =====      =====      =====

                                                                       1997
                                                     ----------------------------------------
                                                       1ST        2ND        3RD        4TH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     -------    -------    -------    -------
                                                                  (IN THOUSANDS)
Revenues...........................................  $   --         --         --         --
Operating loss.....................................      --         51        185        874
Loss before income taxes...........................      --        270        459        930
Net loss...........................................      --        270        459        930
                                                     ======      =====      =====      =====
Net loss per share -- basic and diluted............  $   --          2          4          7
                                                     ======      =====      =====      =====

     The sum of quarterly per share net losses for 1997 do not necessarily agree to the net loss per share for the year due to the timing of stock issuances.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                                   MARCH 31, 1999
                                                              ------------------------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
                                        ASSETS
Current assets:
  Cash......................................................          $  3,442
  Prepaid and other current assets..........................               157
                                                                      --------
Total current assets........................................             3,599
  Other assets:
  Property and equipment net of accumulated depreciation....               598
  System under construction.................................           219,455
  Other assets..............................................               753
                                                                      --------
Total assets................................................          $224,405
                                                                      ========
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................          $ 55,088
  Due to related parties....................................             6,243
  Accrued interest on loans payable.........................             4,138
  Loans payable due to related parties......................            91,546
  Term loan.................................................                34
                                                                      --------
Total current liabilities...................................           157,049
Noncurrent liabilities:
  Accrued interest on notes payable.........................             2,905
  Notes payable due to related parties......................            75,955
  Term loan, net of current portion.........................                46
                                                                      --------
Total liabilities...........................................           235,955
                                                                      --------
Stockholders' deficit:
  Common stock -- $0.10 par value; authorized 3,000 shares;
     issued and outstanding 125 shares......................                --
  Additional paid-in capital................................            10,643
  Deficit accumulated during development stage..............           (22,193)
                                                                      --------
Total stockholders' deficit.................................           (11,550)
                                                                      --------
Commitments and contingencies
Total liabilities and stockholders' deficit.................          $224,405
                                                                      ========

See accompanying notes to condensed consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
       THREE MONTHS ENDED MARCH 31, 1999 AND 1998 AND FOR THE PERIOD FROM
            DECEMBER 15, 1992 (DATE OF INCEPTION) TO MARCH 31, 1999

                                                   THREE MONTHS ENDED      DECEMBER 15, 1992
                                                       MARCH 31,          (DATE OF INCEPTION)
                                                  --------------------       TO MARCH 31,
                                                    1999        1998             1999
                                                  --------    --------    -------------------
                                                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Revenue.........................................  $     --    $     --         $     --
                                                  --------    --------         --------
Operating expenses:
  Research and development......................       748       1,933            7,689
  Professional fees.............................     1,297       1,050            7,629
  General and administrative....................     2,376         117            6,406
                                                  --------    --------         --------
Total operating expenses........................     4,421       3,100           21,724
                                                  --------    --------         --------
Operating loss..................................    (4,421)     (3,100)         (21,724)
                                                  --------    --------         --------
Other expense -- interest income (expense)......        54          --             (469)
                                                  --------    --------         --------
Net loss........................................  $ (4,367)   $ (3,100)        $(22,193)
                                                  ========    ========         ========
Net loss per share:
  Basic and diluted.............................  $(34,936)   $(24,800)
                                                  ========    ========
Weighted average shares used in computing net
  loss per share:
  Basic and diluted.............................       125         125
                                                  ========    ========

See accompanying notes to condensed consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
       THREE MONTHS ENDED MARCH 31, 1999 AND 1998 AND FOR THE PERIOD FROM
            DECEMBER 15, 1992 (DATE OF INCEPTION) TO MARCH 31, 1999

                                                                                    DECEMBER 15,
                                                                THREE MONTHS            1992
                                                               ENDED MARCH 31,        (DATE OF
                                                              -----------------      INCEPTION)
                                                               1999      1998     TO MARCH 31, 1999
                                                              -------   -------   -----------------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(4,367)  $(3,100)      $ (22,193)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................       57        --             114
    Note discount amortization..............................       --        --              33
    Changes in operating assets and liabilities:
      (Increase) decrease in prepaid and other current
         assets.............................................       15        (2)           (197)
      Decrease in other assets..............................       21        --              21
      Increase in accounts payable and accrued expenses.....      847        --           2,548
      Increase (decrease) in amounts due to related
         parties............................................     (119)    2,251          13,648
      Increase in accrued interest..........................       --        --             515
                                                              -------   -------       ---------
Net cash used in operating activities.......................   (3,546)     (851)         (5,511)
                                                              -------   -------       ---------
Cash flows used in investing activities
  Purchase of property and equipment........................     (206)       --            (712)
  Additions to system under construction....................  (15,827)   (5,168)       (149,264)
                                                              -------   -------       ---------
  Net cash used in investing activities.....................  (16,033)   (5,168)       (149,976)
Cash flows from financing activities:
  Proceeds from sale of common stock and capital
    contribution............................................       --        --           9,143
  Proceeds from issuance of loan payable to related party...    1,548       336          81,938
  Proceeds from issuance of convertible note to related
    party...................................................   21,419     5,683          67,002
  Proceeds from issuance of options.........................       --        --           1,500
  Payment to establish collateral for term loan.............       --        --             (92)
  Proceeds for term loan....................................       --        --              92
  Repayments of term loan...................................       (7)       --             (12)
  Payment for deferred financing costs......................     (249)       --            (642)
                                                              -------   -------       ---------
Net cash provided by financing activities...................   22,711     6,019         158,929
                                                              -------   -------       ---------
Net cash increase in cash and cash equivalents..............    3,132        --           3,442
Cash and cash equivalents -- beginning......................      310         1              --
                                                              -------   -------       ---------
Cash and cash equivalents -- ending.........................  $ 3,442   $     1       $   3,442
                                                              =======   =======       =========
Supplemental cash flow disclosure:
  Interest capitalized......................................  $ 4,236   $ 2,280       $  17,961
                                                              =======   =======       =========
  Interest converted into principal note balance............  $    --   $    --       $   9,658
                                                              =======   =======       =========
  Accrued system milestone payments.........................  $30,363   $    --       $  52,230
                                                              =======   =======       =========
  Accrued expenses transferred to note balance..............  $ 7,405   $    --       $   7,405
                                                              =======   =======       =========

See accompanying notes to condensed consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of XM Satellite Radio Holdings Inc. and subsidiary, a development stage entity, (the "Company") as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1999 and 1998, and the period from December 15, 1992 (date of inception) through March 31, 1999. The results of operations for the three months ended March 31, 1999 and 1998 are not necessarily indicative of the results that may be expected for the full year. These condensed financial statements are unaudited, and do not include all related footnote disclosures.

     The interim unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company.

(2) LOANS PAYABLE TO RELATED PARTY

     The Company's loan facility with WorldSpace, Inc., including the $25,556,000 outstanding on the bridge loan, the $64,875,000 outstanding on the additional amounts loan and the $1,115,000 outstanding under the working capital loan expired in April 1999 for the bridge loan and additional amounts loan and May 1999 for the working capital loan. Upon maturity, the notes were converted to demand notes. These demand notes are expected to be settled in connection with AMSC's acquisition of the WSI debt and equity interest (see note 5). These demand notes bear interest at LIBOR plus five percent per annum, approximately
10.0 percent.

(3) CONVERTIBLE NOTES PAYABLE DUE TO RELATED PARTIES

     During the period from January 1, 1999 through March 31, 1999 the Company issued an additional $8,953,000 in convertible notes to WorldSpace, Inc. ("WSI") under its agreement for an aggregate of $54,536,000 in convertible notes with WSI. The notes mature on September 30, 2006 and carry an interest rate of LIBOR plus five percent per annum, which was 9.97 percent as of March 31, 1999. As of March 31, 1999, the full $54,536,000 had been drawn through the issuance of convertible notes.

     On January 15, 1999, the Company issued a convertible note to American Mobile Satellite Corporation ("AMSC") for $21,419,000. This note matures on September 30, 2006 and carries an interest rate of LIBOR plus five percent per annum. Interest is payable upon maturity. AMSC shall have a right to convert all or a portion of the aggregate principal amount of the note into shares of common stock at a conversion price of $875,000 per share.

(4) SATELLITE CONTRACT

     During the first half of 1999, the Company and Hughes Space and Communications, Inc. ("Hughes") amended the satellite contract to implement a revised work time table and payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. The Company expects to incur total payment obligations under this contract of approximately $541.3 million, which includes amounts the Company expects to pay pursuant to the exercise of the

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. As of March 31, 1999, the Company had paid $57.6 million under this contract.

(5) 1998 SHARES AWARD PLAN

     Transactions relating to the 1998 Shares Award Plan for the three months ended March 31, 1999 are summarized below:

                                                                 OUTSTANDING OPTIONS
                                                              --------------------------
                                                                            WEIGHTED-
                                                              NUMBER OF      AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Balance, January 1, 1999....................................   14.712        $875,000
    Options granted.........................................    2.245        $875,000
    Options canceled or expired.............................   (0.260)             --
    Options exercised.......................................       --              --
                                                               ------        --------
Balance, March 31, 1999.....................................   16.697        $875,000
                                                               ======        ========

     On June 6, 1999, the Company's board of directors defined shares under the 1998 Shares Award Plan as referring to the Company's Class A common stock. On July 8, 1999, the Company's board of directors voted to reduce the exercise price of the options outstanding under the Shares Award Plan from $875,000 to $509,711 per share, which represented the par value of the stock on the date of the repricing. Additionally, the total number of shares reserved for the Plan was increased from 25 to 50.

(6) SUBSEQUENT EVENTS

EXCHANGE OF WORLDSPACE'S INTEREST IN XM RADIO (WORLDSPACE TRANSACTION)

     On July 7, 1999, AMSC acquired WSI's remaining debt and equity interests in the Company in exchange for approximately 8.6 million shares of AMSC's common stock, the issuance of approximately 2.1 million of which is subject to AMSC stockholder approval. Additionally, the Company issued an aggregate $250 million of Series A subordinated convertible notes to several new investors and used $75 million of the proceeds it received from the issuance of these notes to redeem certain outstanding loan obligations owed to WSI. As a result of these transactions, AMSC owns all of the issued and outstanding stock of the Company. Assuming subsequent conversion of all outstanding convertible notes of the Company, and assuming AMSC obtains stockholder approval to issue the remaining
2.1 million shares discussed above, AMSC would own approximately 37% of the equity of the Company, and would have approximately 62% of the voting power in the Company.

RECAPITALIZATION

     Concurrently with the transaction discussed above, the Company's capital structure was reorganized. As a result, AMSC holds 125 shares of Class B common stock, which are the only shares of the Company's capital stock outstanding. The Class B common stock has three votes per share. The Company also has Class A common stock, which is entitled to one vote per share and non-voting Class C common stock. The Class B common stock is convertible into Class A common stock on a one for one basis, as follows: (1) at any time at the discretion of AMSC,
(2) following the Company's initial public offering, at the direction of the holders of a majority of the then outstanding shares of Class A common stock (which majority must include at least 20% of the public

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

holders of Class A common stock), and (3) on or after January 1, 2002, at the direction of the holders of a majority of the then outstanding shares of the Company's Class A common stock. Such conversion will be effected only upon receipt of FCC approval of AMSC's transfer of control of the Company to a diffuse group of shareholders.

     The Company also authorized 1,000 shares of preferred stock, of which 500 shares are designated Series A convertible preferred stock, par value $1.00 per share. The Series A convertible preferred stock is convertible into Class A common stock at the option of the holder. The Series A preferred stock is non-voting and receives dividends, if declared, ratably with the common stock. No such shares have been issued.

ISSUANCE OF SERIES A SUBORDINATED CONVERTIBLE NOTES OF XM RADIO TO NEW INVESTORS

     At the closing of the transaction described above, the Company issued an aggregate $250 million of Series A subordinated convertible notes to six new investors -- General Motors Corporation, $50 million; Clear Channel Investments, Inc., $75 million; DIRECTV Enterprises, Inc., $50 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75 million. The Series A convertible notes issued by the Company are convertible into shares of the Company's Class A common stock or Series A convertible preferred stock at the election of the holders or upon the occurrence of certain events, including an initial public offering of a prescribed size. The conversion price is $509,711 aggregate principal amount of notes for each share of the Company's stock. The notes mature on December 31, 2004, or, if the Company issues at least $50 million aggregate principal amount of high yield debt securities, the Company will be entitled to extend the maturity date of the convertible notes to a date no later than the six month anniversary of the stated maturity date of such high yield debt securities. The notes are senior to all existing Company indebtedness, including certain notes held by AMSC that are convertible into the Company's stock, but will be subordinate to any future high yield debt securities issued by the Company.

REPAYMENT AND CONVERSION OF NOTES

     Using part of the proceeds from the issuance of its Series A subordinated convertible notes, the Company paid WSI $75.0 million to repay an outstanding portion of notes payable to WSI. The Company then exchanged $54.5 million of the subordinated convertible notes payable, $6.9 million in demand notes, $20.3 million in accrued interest and all of the outstanding options to acquire the Company's common stock for an $81.7 million note to AMSC, which is convertible at the option of the holder at $462,728 per Class B common share. This note bears interest at LIBOR plus five percent per annum and is due December 31, 2004, unless extended in certain circumstances if the Company issues high yield debt securities.

SATELLITE PURCHASE CONTRACT

     From April 1, 1999 through July 23, 1999, the Company paid Hughes $68.8 million in satisfaction of all previously completed milestones in accordance with the revised payment schedule.

AMENDMENT TO AMSC NOTE AGREEMENT

     On July 7, 1999 the Company amended the convertible note agreement with AMSC to change the maturity date to December 31, 2004, unless extended in certain circumstances if the Company

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

issues high yield debt securities to modify the conversion provisions to Class B common stock and to provide for the payment of the accrued interest in Class B common stock at a price of $509,711 per share.

STOCK SPLIT

     The Company expects to effect a stock split prior to an initial public offering. Upon the split, the financial statements will be restated to give retroactive application to the split.

(7) CONTINGENCIES

PATENT INFRINGEMENT ACTION

     In January, 1999, a competitor of the Company commenced an action against the Company for patent infringement. In February, 1999, the Company filed an answer to the action. The Company does not believe that it has infringed and will not infringe any of the competitor's patents and intends to vigorously defend against the suit; however, the outcome is uncertain at this time.

FCC OCCURRENCES

     AMSC and WSI had previously submitted an application for Consent and Transfer of Control with the FCC. Challenges have been filed against the application. The Company withdrew this application on July 7, 1999 based upon the WorldSpace Transaction.

GENERAL MOTORS DISTRIBUTION AGREEMENT

     XM Radio has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of XM Radio's commercial operations, General Motors has agreed to distribute XM Radio's service to the exclusion of other S-band satellite digital radio services. XM Radio will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. XM Radio has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, XM Radio has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. XM Radio must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. XM Radio will also make available to General Motors bandwidth and advertising time on the XM Radio system. The agreement is subject to renegotiation at any time based upon the installation of radios that are interoperable or capable of receiving CD Radio's service. The agreement is subject to renegotiation if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

capable of receiving XM Radio's service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after XM Radio commences commercial operations and at two-year intervals thereafter, XM Radio fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

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PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.
NEITHER AMERICAN MOBILE SATELLITE CORPORATION NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                           -------------------------

                               TABLE OF CONTENTS

                           -------------------------

                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................    9
The XM Radio Transactions..................   29
How We Intend to Use the Proceeds from the
  Offering.................................   31
Price Range of Our Common Stock............   32
Dividend Policy............................   32
Capitalization.............................   33
Dilution...................................   34
Selected Consolidated Financial and
  Other Data...............................   35
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   37
Business...................................   50
Regulation.................................   70
Management.................................   80
Certain Relationships and Related Party
  Transactions.............................   82
Principal Stockholders.....................   88
Description of Capital Stock...............   90
Underwriting...............................   92
Legal Matters..............................   94
Experts....................................   94
Where You Can Find More Information........   94
Certain Information About this
  Prospectus...............................   94
Index to Pro Forma Financial Information...  P-1
Index to Financial Statements..............  F-1

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                                7,000,000 SHARES

                            [AMERICAN MOBILE LOGO]

                               AMERICAN MOBILE
                            SATELLITE CORPORATION

                                 COMMON STOCK

                                  ----------
                                  PROSPECTUS
                                  ----------

                           BEAR, STEARNS & CO. INC.
                          CREDIT SUISSE FIRST BOSTON
                          DEUTSCHE BANC ALEX. BROWN
                          SOUNDVIEW TECHNOLOGY GROUP

                                JULY 28, 1999

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